UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DIAMOND FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE

This proxy statement relates to the special meeting of stockholders of Diamond Foods, Inc. (“Diamond”) to approve the issuance of shares of Diamond common stock in the merger (“Merger”) of The Wimble Company (the “Pringles Company”), a Delaware corporation and presently a direct wholly-owned subsidiary of The Procter & Gamble Company (“P&G”), with and into Wimbledon Acquisition LLC (“Merger Sub”), a Delaware limited liability company and a direct wholly-owned subsidiary of Diamond, with Merger Sub continuing as the surviving company and a wholly-owned subsidiary of Diamond. The Pringles Company currently is a wholly-owned subsidiary of P&G and P&G intends to distribute its shares of the Pringles Company common stock to P&G shareholders in an exchange offer (“Exchange Offer”) immediately prior to the Merger (as described in the next paragraph). Diamond has filed a registration statement on Form S-4 (Reg. No. 333-175025) to register the issuance of its shares of common stock, par value $0.001 per share, which will be issued to the stockholders of the Pringles Company in the Merger. In addition, the Pringles Company has filed a registration statement on a combined Form S-4/S-1 (Reg. No. 333-175029) to register the issuance of its shares of common stock, par value $0.01 per share, which will be distributed to P&G shareholders in an Exchange Offer or a spin-off, which shares of Pringles Company common stock will automatically convert into the right to receive Diamond common stock in the Merger.

In the Exchange Offer, P&G shareholders would have the option to exchange their shares of P&G common stock for shares of Pringles Company common stock, which will automatically convert into the right to receive Diamond common stock in the Merger, resulting in a reduction in P&G’s outstanding shares. If the Exchange Offer is completed but is not fully subscribed, P&G will distribute all of its remaining shares of Pringles Company common stock (“Remaining Shares”) as a pro rata dividend to all P&G shareholders. In this case, P&G will irrevocably deliver all of its right and title to the Remaining Shares to a distribution agent on the closing date of the Transactions, which closing shall occur immediately after the completion of the Exchange Offer. The distribution agent will hold the Remaining Shares for the benefit of P&G shareholders as of such date (after giving effect to the completion of the Exchange Offer). The distribution agent will distribute the shares of Diamond common stock, into which the Remaining Shares will be converted in the Merger, to P&G shareholders on a pro rata basis as promptly as practicable thereafter.

References in this document to “P&G shareholders participating in the Exchange Offer” are deemed to include any P&G shareholders who receive any of the Remaining Shares in the pro rata dividend described above. When the Merger is described in this document as occurring “immediately after the completion of the Distribution,” it is meant that the Merger will take place immediately after the completion of the Exchange Offer and, if applicable, the irrevocable delivery by P&G of its right and title to the Remaining Shares to a distribution agent for distribution to P&G shareholders in a pro rata dividend.

September 26, 2011

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Special Meeting of Stockholders of Diamond Foods, Inc. at          a.m. Pacific Time, on                     ,                     , 2011, at                     . A notice of the special meeting and the proxy statement follow.

At the special meeting, you will be asked to approve a proposal to issue shares of Diamond common stock in connection with a merger of the Pringles business of P&G with a wholly-owned subsidiary of Diamond. You will also be asked to approve a proposal to adopt the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock and a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies. Immediately after the completion of the Merger and related transactions, the Pringles business of P&G will be owned by Wimbledon Acquisition LLC, which will be a wholly-owned subsidiary of Diamond. As more fully described in the accompanying proxy statement, P&G will make an offer to P&G shareholders to exchange shares of P&G common stock for shares of Pringles Company common stock, based upon the market prices of shares of P&G common stock and Diamond common stock calculated during a specified period pursuant to the terms of the Exchange Offer, at a discount to be set by P&G when the Exchange Offer is commenced. If the Exchange Offer is completed but not fully subscribed, any shares of Pringles Company common stock not exchanged for shares of P&G common stock in the Exchange Offer will be distributed pro rata to P&G shareholders (after giving effect to the completion of the Exchange Offer). Pursuant to the Merger, Pringles Company common stock will convert into the right to receive shares of Diamond common stock on a one-for-one basis (the “Exchange Ratio”), which Exchange Ratio takes into account the acquisition of the Pringles business, including the assumption of the Pringles debt. Diamond expects to issue 29,143,190 shares of Diamond common stock in connection with the Merger. We expect that the shares of Diamond common stock outstanding immediately prior to the Merger will represent approximately 43% of the Diamond common stock that will be outstanding immediately after the Merger, and that Diamond common stock issued in connection with the conversion of Pringles Company common stock in the Merger will represent approximately 57% of the Diamond common stock that will be outstanding immediately after the Merger. All Diamond common stock issued in connection with the Merger will be listed on The NASDAQ Global Select Market under our current symbol “DMND.”

Your Board of Directors believes that the Merger and the addition of the Pringles business of P&G should enhance stockholder value by providing a platform for growth, growing revenue and earnings, improving product mix, enhancing our global reach and geographic diversity, and diversifying our customer base. Your Board of Directors unanimously recommends that you vote FOR the proposal to issue Diamond common stock in connection with the Merger, FOR the proposal to adopt the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock and FOR the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

Your vote is very important. Please vote by completing, signing and dating the enclosed proxy card(s) for the special meeting and mailing the proxy card(s) to us, whether or not you plan to attend the special meeting. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR each of the proposals presented at the special meeting. In addition, you may vote by proxy by calling the toll-free telephone number or by using the Internet as described in the instructions included with the enclosed proxy card(s). If you do not return your card, vote by telephone or by using the Internet, or if you do not specifically instruct your broker how to vote any shares held for you in “street name,” your shares will not be voted at the special meeting.

This document is a proxy statement by Diamond for its use in soliciting proxies for the special meeting. This document answers questions about the proposed Merger and related transactions and the special meeting and includes a summary description of the Merger and related transactions. We urge you to review this entire document carefully. In particular, you should also consider the matters discussed under “Risk Factors” beginning on page 25.

We thank you for your consideration and continued support.

Sincerely,

Michael J. Mendes
Chairman, President and
Chief Executive Officer

This document is first being mailed to Diamond stockholders on or about September 26, 2011.

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, California 94111

DIAMOND FOODS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of Diamond Foods, Inc. will be held at      a.m., Pacific Time, on          , 2011 at             . The special meeting will be held for the following purposes:

1. A proposal to approve the issuance of Diamond common stock in connection with a Merger of the Pringles business of P&G with a wholly-owned subsidiary of Diamond.

2. Subject to the approval of the first proposal, a proposal to approve the adoption of the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock.

3. A proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of Diamond common stock in connection with the Merger.

Diamond’s Board of Directors has unanimously approved the Merger and related transactions, the Transaction Agreement, the Separation Agreement and the other agreements relating to the Merger and related transactions, and determined that the Merger and the issuance of Diamond common stock in connection with the Merger, are advisable, fair to and in the best interests of Diamond and its stockholders. Diamond’s Board of Directors unanimously recommends that stockholders vote FOR the proposal to issue Diamond common stock in connection with the Merger, FOR the proposal to adopt the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock and FOR the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

All Diamond stockholders are cordially invited to attend the special meeting, although only those stockholders of record at the close of business on     , 2011 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR SHARES OF COMMON STOCK BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD(S) AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors

Stephen E. Kim
Secretary

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card(s).

If you have questions, contact

Georgeson Inc.

Call Toll-Free: 1 (888) 607-9252

or

1 (212) 440-9800 (call collect)

San Francisco, California

September 26, 2011

Your vote is important. Please complete, date, sign and return your proxy card(s) or vote your shares of common stock by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card(s) at your earliest convenience.

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, California 94111

PROXY STATEMENT

September 26, 2011

The accompanying proxy is solicited on behalf of Diamond’s Board of Directors (“Diamond Board”) for use at a special meeting of stockholders to be held at                     on                      at                     , Pacific Time. This proxy statement and the accompanying form of proxy card were first mailed to stockholders on or about September 26, 2011.

Record Date; Quorum

Only holders of record of Diamond common stock as of the close of business     on                     , the record date, will be entitled to vote at the special meeting. At the close of business on the record date, we had                      shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting.

Purpose of the special meeting

You will be voting on the following matters at the special meeting:

1. A proposal to approve the issuance of Diamond common stock in connection with a merger of the Pringles business of P&G with a wholly-owned subsidiary of Diamond.

2. Subject to the approval of the first proposal, a proposal to approve the adoption of the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock.

3. A proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of Diamond common stock in connection with the Merger.

Recommendation of the Diamond Board

The Diamond Board recommends that you vote:

1. “FOR” the proposal to approve the issuance of Diamond common stock in connection with a merger of the Pringles business of P&G with a wholly-owned subsidiary of Diamond.

2. “FOR” the proposal to approve the adoption of the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock.

3. “FOR” the proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of Diamond common stock in connection with the Merger.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share of common stock held as of the record date. Diamond common stock beneficially held by Diamond or its subsidiaries will not be voted. The affirmative vote of the holders of a majority of the shares represented and voting at the special meeting, either in person or by proxy is required to approve the issuance of Diamond common stock in connection with the Merger and the adjournments or postponements of the special meeting. The affirmative vote of the majority of the shares of common stock issued and outstanding is required to approve the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock. The inspector of elections appointed for the special meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal. The presence in person or by proxy at the special meeting of holders of Diamond common stock entitled to exercise as of the record date at least a majority of the outstanding voting power of Diamond common stock is necessary for a quorum.

Effect of Abstentions and Broker Discretionary Voting

Shares held by a stockholder who indicates on the proxy card that he or she wishes to abstain from voting will be considered present and entitled to vote at the special meeting and will count toward determining whether or not a quorum is present. A broker is not entitled to vote shares held for a beneficial holder on any of the proposals in this proxy statement. Abstentions and broker non-votes relating to shares of Diamond common stock will not be taken into account in determining the outcome of the proposal to issue Diamond common stock in connection with the Merger and the proposal to approve adjournments or postponements of the special meeting, if necessary, but will have the same effect as a vote AGAINST the proposal relating to adoption of the certificate of amendment to Diamond’s certificate of incorporation.

Voting of Proxies

Most stockholders have three options for submitting their votes: by Internet, telephone or mail. If you have Internet access, you may submit your proxy by following the “Vote by Internet” instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card. If you complete and properly sign the proxy card you receive and return it to Diamond in the prepaid envelope, your shares will be voted in accordance with the specifications made on the proxy card. If no specification is made on a signed and returned proxy card, the shares represented by the proxy will be voted “FOR” each of the proposals presented. Diamond encourages stockholders with Internet access to record their votes on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause votes to arrive late and therefore not be counted. Stockholders who attend the special meeting may vote in person, and any previously submitted votes will be superseded by the vote cast at the special meeting.

Adjournment of the Special Meeting

Any adjournment may be made from time to time by approval of the stockholders holding a majority of the voting power present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

Additional Copy of the Proxy Materials

To receive a additional copies of the proxy materials, stockholders should contact:

Georgeson Inc.

199 Water Street, 26th Floor

Call Toll Free: 1 (888) 607-9252

or

1 (212) 440-9800 (Call Collect)

or

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, CA 94111

Attention: Investor Relations

Telephone: (415) 445-7444

Revocability of Proxies

If you are a record holder of Diamond common stock, you can change your vote at any time before it is voted by:

•	delivering a written notice to Georgeson Inc., that the proxy is revoked;

•

signing and dating a new proxy card(s), and submitting your proxy so that it is received prior to the special meeting or voting by telephone or by using the Internet prior to the special meeting in accordance with the instructions included with the proxy card(s); or

•	attending the special meeting and voting in person.

If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy, and if in the alternative you wish to vote in person at the special meeting, you must bring to the special meeting a letter from the broker confirming your beneficial ownership of the shares and that the broker is not voting the shares at the special meeting. Note that your mere presence at the special meeting will not revoke the appointment if you had previously appointed a proxy. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the special meeting.

i

(continued)

ii

(continued)

iii

INFORMATION REGARDING CONTENT OF THIS DOCUMENT

Securities and Exchange Commission Filings

This document incorporates important business and financial information about Diamond from documents that Diamond has filed with the Securities and Exchange Commission but that have not been included in or delivered with this document. For a list of documents incorporated by reference into this document, see “Where You Can Find More Information; Incorporation by Reference” beginning on page 149.

This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document by accessing the Securities and Exchange Commission’s website maintained at www.sec.gov.

In addition, Diamond’s Securities and Exchange Commission filings are available to the public on Diamond’s website, www.diamondfoods.com. Information contained on Diamond’s website is not incorporated by reference into this document, and you should not consider information contained on that website as a part of this document.

Diamond will provide you with copies of this information, without charge, if you request them in writing or by telephone from:

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, California 94111

Attention: Investor Relations

Telephone: (415) 445-7444

If you would like to request documents from Diamond, please do so by     , 2011 in order to receive them before the special meeting.

Sources of Information

All information contained in this document with respect to P&G, the Pringles Company (up to the closing date of the Transactions) and their subsidiaries has been provided by P&G. All other information contained or incorporated by reference in this document, including information with respect to Diamond and its subsidiaries, has been provided by Diamond.

Trademarks and Market and Industry Data

This proxy statement contains references to trademarks, trade names and service marks, including Pringles®, Eagle®, Torengos®, Mr. Moustache® and Once You Pop You Can’t Stop®, that are owned by the Pringles Business.

Unless otherwise specified in this proxy statement, all industry and market share data relating to the Pringles Business and the snacks industry included in this proxy statement are based on P&G’s market research and internally developed, proprietary analytical modeling system as well as statistical data obtained or derived from independent market research firms. Some of these third-party firms, such as Euromonitor International Limited (“Euromonitor”) and ACNielsen, categorize data differently from how the Pringles Business categorizes data. Information in this proxy statement on the snack industry is from independent market research carried out by Euromonitor but should not be relied upon in making, or refraining from making, an investment decision. Market share data is used by P&G to standardize market share information across different products and retail channels and is regularly used by P&G in the analysis of the Pringles Business. While P&G has no reason to believe any third-party information is not reliable, P&G has not independently verified this information.

Diamond of California®, Emerald®, Pop Secret® and Kettle Brand® are registered trademarks of Diamond in the United States. All other trademarks or service marks appearing in this proxy statement are trademarks or service marks of others.

Some of the market and industry data and forecasts relating to Diamond included in this proxy statement are based on independent industry sources. Although Diamond believes that these independent sources are reliable, Diamond has not independently verified the accuracy and completeness of this information, nor has Diamond independently verified the underlying economic assumptions relied upon in preparing any data or forecasts.

Statements in this proxy statement about the Pringles Business that Diamond proposes to acquire are made primarily on the basis of information furnished by the owners and management of the Pringles Business. Statements in this proxy statement about Diamond are made primarily on the basis of information furnished by the owners and management of Diamond.

HELPFUL INFORMATION

In this proxy statement:

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Diamond” means Diamond Foods, Inc., a Delaware corporation and, unless the context otherwise requires, its consolidated subsidiaries.

•

“Diamond common stock” means the Common Stock, par value $0.001 per share, of Diamond, including the preferred share purchase right issuable pursuant to the Rights Agreement, dated as of April 29, 2005, between Diamond and EquiServe Trust Company, N.A. entitling the holder under certain circumstances to purchase 1/100th of a share of Diamond’s Series A Junior Participating Preferred Stock for no additional consideration.

•	“Diamond Group” means Diamond and each of its consolidated subsidiaries including, after the completion of the Merger, the Pringles Company.

•

“Distribution” means the distribution by P&G of its shares of Pringles Company common stock to P&G shareholders by way of an exchange offer and, if the exchange offer is completed but is not fully subscribed, the distribution of the Remaining Shares as a pro rata dividend to P&G shareholders as described herein.

•	“GAAP” means accounting principles generally accepted in the United States.

•

“immediately after the completion of the Distribution” means immediately after notice of acceptance of the shares of P&G common stock tendered for exchange is given by P&G to the exchange agent appointed by P&G and irrevocable delivery by P&G of its right and title to all shares of Pringles Company common stock to the exchange agent for distribution to eligible P&G shareholders in the exchange offer and pursuant to a pro rata dividend, if any.

•

“market disruption event” with respect to either shares of P&G common stock or shares of Diamond common stock means a suspension, absence or material limitation of trading of shares of P&G common stock on the NYSE or shares of Diamond common stock on NASDAQ for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NYSE or NASDAQ as a result of which the reported trading prices for shares of P&G common stock on the NYSE or shares of Diamond common stock on NASDAQ, respectively, during any half-hour trading period during the principal trading session of the NYSE or NASDAQ are materially inaccurate, as determined by P&G, on the day with respect to which such determination is being made. For purposes of such determination: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the

NYSE or NASDAQ and (2) limitations pursuant to any applicable rule or regulation enacted or promulgated by the NYSE, NASDAQ, any other self-regulatory organization or the SEC of similar scope as determined by P&G shall constitute a suspension, absence or material limitation of trading.

•	“Merger” means the merger of the Pringles Company with and into Merger Sub, with Merger Sub continuing as the surviving company, as contemplated by the Transaction Agreement.

•	“Merger Sub” means Wimbledon Acquisition LLC, a Delaware limited liability company and direct wholly owned subsidiary of Diamond.

•	“NASDAQ” means the NASDAQ Global Select Market.

•	“NYSE” means the New York Stock Exchange.

•	“P&G” means The Procter & Gamble Company, an Ohio corporation, and, unless the context otherwise requires, its consolidated subsidiaries.

•	“P&G shareholders” means the holders of shares of P&G common stock.

•

“Pringles” or “Pringles Business” means the business of P&G and its subsidiaries relating to the sourcing, producing, marketing, selling, distributing and development of (1) potato snack-related products and services, including potato crisps and various flavors and product line extensions that feature different compositions and flavors, and (2) cracker stick-related products and services that will be transferred by P&G and its subsidiaries to the Pringles Company as part of the Separation, including the Pringles® brand.

•	“Pringles Company” means The Wimble Company, a Delaware corporation and direct wholly owned subsidiary of P&G, and, where the context requires, its consolidated subsidiaries.

•

“Pringles Debt” means the new senior secured bank debt in an amount between $700 million and $1.05 billion to be (1) incurred by the Pringles Company prior to the Distribution and guaranteed by all existing and future direct and indirect subsidiaries of the Pringles Company, other than certain foreign subsidiaries, (2) assumed by Merger Sub by operation of law upon consummation of the Merger and (3) guaranteed after the consummation of the Merger by (a) all existing and future direct and indirect subsidiaries of Merger Sub, other than certain foreign subsidiaries, and (b) Diamond and all subsidiaries of Diamond that guarantee the indebtedness under Diamond’s credit facilities.

•	“Remaining Shares” means any remaining shares of Pringles Company common stock held by P&G after completion of the exchange offer.

•	“Separation” means the transfer by P&G of certain of the assets and liabilities related to the Pringles Business, including certain subsidiaries of P&G, to the Pringles Company.

•	“Separation Agreement” means the Separation Agreement, dated as of April 5, 2011, by and among P&G, the Pringles Company and Diamond.

•	“Transaction Agreement” means the Transaction Agreement, dated as of April 5, 2011, by and among P&G, the Pringles Company, Diamond and Merger Sub.

•

“Transactions” means the transactions contemplated by the Transaction Agreement and the Separation Agreement, which provide, among other things, for the Separation, the Pringles Debt, the Distribution and the Merger, as described in the section “The Transactions.”

•	“VWAP” means the volume-weighted average price.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING

The following are some of the questions that Diamond stockholders may have, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. Diamond urges its stockholders to read this document in its entirety prior to making any decision.

The Transactions

Q:	Why am I receiving this document?

A:	Diamond and P&G have entered into a Transaction Agreement under which Diamond will acquire the Pringles Company, a subsidiary of P&G that will own the Pringles Business, through the Merger of the Pringles Company with and into a subsidiary of Diamond. Diamond is holding a special meeting of its stockholders in order to obtain their approval of the issuance of Diamond common stock in connection with the Merger, and, subject to approval of the issuance of Diamond common stock in connection with the Merger, the approval of the adoption of the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock. Diamond cannot complete the Merger unless the issuance of Diamond common stock in connection with the Merger is approved by the affirmative vote of the holders of a majority of the shares represented and voting at the special meeting, either in person or by proxy.

This document includes important information about the Merger and the Transactions and the special meeting of the stockholders of Diamond. Diamond stockholders should read this information carefully and in its entirety. A copy of the Transaction Agreement is attached as Annex A to this document. The enclosed voting materials allow Diamond stockholders to vote their shares without attending the special meeting. The vote of Diamond stockholders is very important and Diamond encourages its stockholders to vote their proxy as soon as possible. Please follow the instructions set forth on the enclosed proxy card(s) or on the voting instruction form provided by the record holder if the shares of Diamond stockholders are held in the name of their broker or other nominee.

Q:	What is Diamond proposing?

A:	Diamond is proposing a business combination with the Pringles Company through a series of transactions that are described in more detail below and elsewhere in this document. At the conclusion of the Transactions:

•	the Pringles Business will be owned by Merger Sub, which is and will continue to be a wholly-owned subsidiary of Diamond;

•	the Pringles Company is expected to incur debt equal to the Recapitalization Amount. The Recapitalization Amount means $850.0 million; provided, however, that:

•

if the simple arithmetic average of the daily VWAPs of shares of Diamond common stock on NASDAQ for the five trading days ending the trading day which is two clear trading days prior to the commencement date of the exchange offer (the “Diamond Collar Stock Price”) is greater than $51.47 per share, then the Recapitalization Amount will be $850.0 million reduced by an amount equal to the lesser of (1) $150.0 million and (2)(a) the Diamond Collar Stock Price minus $51.47 times (b) 29,143,190; and

•

if the Diamond Collar Stock Price is less than $51.47, then the Recapitalization Amount will be $850.0 million increased by an amount equal to the lesser of (1) $200.0 million and (2)(a) $51.47 minus the Diamond Collar Stock Price times (b) 29,143,190.

Thus, if the Diamond Collar Stock Price is greater than $56.62, the Recapitalization Amount will be $700.0 million, and if the Diamond Collar Stock Price is less than $44.61, the Recapitalization Amount will be $1.05 billion.

The Pringles Company, in connection with the Separation, will use the borrowed proceeds and any cash contributed by P&G to the Pringles Company to purchase certain Pringles Business assets from P&G affiliates;

•

upon consummation of the Merger, Merger Sub will assume the Pringles Company’s obligations under the Pringles Debt by operation of law, and the Pringles Debt will be guaranteed by (1) all existing and future direct and indirect subsidiaries of Merger Sub, other than certain foreign subsidiaries, and (2) Diamond and all subsidiaries of Diamond that guarantee the indebtedness under Diamond’s credit facilities; and

•

the Diamond common stock outstanding immediately prior to the Merger will represent approximately 43% of the Diamond common stock that will be outstanding immediately after the Merger, and the Diamond common stock issued in connection with the conversion of shares of Pringles Company common stock in the Merger will represent approximately 57% of the Diamond common stock that will be outstanding immediately after the Merger.

Q:	What will happen in the Transactions?

A:	Below is a summary of the key steps of the Transactions. A step-by-step description of material events relating to the Transactions is set forth under “The Transactions.”

•

P&G will transfer to the Pringles Company, a newly formed, direct wholly owned subsidiary of P&G, certain assets relating to the Pringles Business, including certain subsidiaries of P&G. The Pringles Company will also assume certain liabilities associated with the Pringles Business.

•

Prior to the Distribution, and in partial consideration for the assets of the Pringles Business transferred from P&G to the Pringles Company, the Pringles Company will be recapitalized in the following manner:

•

the Pringles Company will issue and deliver to P&G a number of additional shares of Pringles Company common stock such that the total number of shares of Pringles Company common stock held by P&G at the time of the Distribution will equal 29,143,190, all of which shares of Pringles Company common stock P&G will dispose of in the Distribution; and

•

the Pringles Company will enter into senior secured term credit facilities to borrow an amount between $700 million and $1.05 billion and will use the borrowed proceeds, along with any cash contributed by P&G to the Pringles Company, to purchase certain Pringles Business assets from P&G affiliates.

•	P&G will offer to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Pringles Company common stock in this exchange offer.

If the exchange offer is completed but is not fully subscribed, P&G will distribute the Remaining Shares as a pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Pringles Company common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of shares of Diamond common stock, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant P&G shareholders, the global certificate(s) representing all of the outstanding shares of Pringles Company common stock, pending the completion of the Merger. Shares of Pringles Company common stock will not be traded during this period.

•

Immediately after the completion of the Distribution, on the closing date of the Transactions, the Pringles Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving company.

•	Each share of Pringles Company common stock will be automatically converted into the right to receive one fully paid and nonassessable share of Diamond common stock.

•

Upon consummation of the Merger, Merger Sub will assume Pringles’ obligations under the Pringles Debt by operation of law, and the Pringles Debt will be guaranteed by (1) all existing and future direct and indirect subsidiaries of Merger Sub, other than certain foreign subsidiaries, and (2) Diamond and all subsidiaries of Diamond that guarantee the indebtedness under Diamond’s credit facilities.

•

The shares of Diamond common stock outstanding immediately prior to the Merger will represent approximately 43% of the shares of Diamond common stock that will be outstanding immediately after the Merger, and the shares of Diamond common stock issued in connection with the conversion of shares of Pringles Company common stock in the Merger will represent approximately 57% of the shares of Diamond common stock that will be outstanding immediately after the Merger.

In connection with the Transactions, P&G and Diamond have entered into various agreements, and will enter into additional agreements, establishing the terms of the Separation. These agreements include a transition services agreement in which P&G will agree to provide certain services to Merger Sub and Diamond for a limited period of time following the Transactions. See “Additional Agreements.”

Q:	What will Diamond stockholders receive in the Merger?

A:	Diamond stockholders will not directly receive any consideration in the Merger. All shares of Diamond common stock issued and outstanding immediately before the Merger will remain issued and outstanding after consummation of the Merger. Immediately after the Merger, Diamond stockholders will continue to own shares in Diamond, which will include (1) the Pringles Business, which will be owned and operated though Merger Sub, Diamond’s wholly owned subsidiary and (2) the Pringles Debt in an amount between $700 million and $1.05 billion, which upon consummation of the Merger will be assumed by Merger Sub by operation of law and guaranteed by (a) all existing and future direct and indirect subsidiaries of Merger Sub, other than certain foreign subsidiaries and (b) Diamond and all subsidiaries of Diamond that guarantee the indebtedness under Diamond’s credit facilities.

Q:	What are the material U.S. federal income tax consequences to Diamond and Diamond stockholders resulting from the Transactions?

A:	The Merger will not be a taxable event to Diamond, its stockholders, Merger Sub or the Pringles Company.

Q:	What are the principal adverse consequences of the Transactions to Diamond stockholders?

A:	Following the consummation of the Transactions, pre-Merger Diamond stockholders will be stockholders in a company that owns the Pringles Business, but their interests in Diamond will have been diluted. Diamond stockholders who owned 100% of Diamond common stock before the Merger will own approximately 43% of the Diamond common stock that will be outstanding after the Transactions.

The Pringles Company is expected to incur between $700 million and $1.05 billion of debt. The Pringles Debt will remain a debt obligation of the Pringles Company that Diamond will guarantee following completion of the Transactions.

P&G shareholders that participate in the Exchange Offer will be exchanging their shares of P&G common stock for shares of Pringles Company common stock at a discount to the per-share value of shares of Diamond common stock. The discount, along with the issuance of Diamond common stock pursuant to the Merger, may negatively affect the market price of Diamond common stock. Please see “Information on the Distribution” to obtain additional information regarding the discount. Further, Diamond anticipates that it will incur one-time charges of approximately $150 million through fiscal 2013 as a result of transaction and integration costs associated with the Transactions, the amount and timing of which could adversely affect the period to period operating results of Diamond and result in a reduction in the market price of Diamond common stock.

Please see “Risk Factors—Risks Relating to the Transactions” for a further discussion of the material risks associated with the Transactions.

Q:	What will P&G and P&G shareholders receive in the Transactions?

A:	P&G is offering to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Pringles Company common stock. Shares of Pringles Company common stock will be offered to P&G shareholders in the Exchange Offer based upon market prices of shares of P&G common stock and Diamond common stock calculated during a specified period pursuant to the terms of the Exchange Offer, at a discount which will be set by P&G at the time of commencement of the Exchange Offer. Promptly after the specific terms of the Exchange Offer are set, Diamond will publish a press release describing them. The press release will be filed with the SEC and available to stockholders on Diamond’s web page (www.diamondfoods.com). If the Exchange Offer is completed but not fully subscribed, any shares of Pringles Company common stock that are not subscribed for in the Exchange Offer will be distributed as a pro rata dividend to P&G shareholders (after giving effect to the completion of the Exchange Offer). In the Merger, each share of Pringles Company common stock will automatically convert into the right to receive one fully paid and nonassessable share of Diamond common stock. Diamond common stock will continue to be listed on the NASDAQ Stock Market under the symbol “DMND.”

The Pringles Company is expected to incur between $700 million and $1.05 billion of debt based on a collar mechanism based upon Diamond’s stock price during a trading period prior to the commencement of the Exchange Offer and will use the borrowed proceeds, along with any cash contributed by P&G to the Pringles Company, to purchase certain Pringles Business assets from P&G affiliates.

Upon consummation of the Merger, Merger Sub will assume the Pringles Company’s obligations under the Pringles Debt by operation of law, and the Pringles Debt will be guaranteed by (1) all existing and future direct and indirect subsidiaries of Merger Sub, other than certain foreign subsidiaries, and (2) Diamond and all subsidiaries of Diamond that guarantee the indebtedness under Diamond’s credit facilities.

Q:	Are there any conditions to the completion of the Transactions?

A:	Yes. The completion of the Merger is subject to a number of conditions, including:

•	the completion of the Separation and Distribution;

•

the valid tender in the Exchange Offer of a number of shares of Pringles Company common stock exceeding a specified threshold (the “Minimum Condition”), which is subject to adjustment pursuant to the terms of the Transaction Agreement;

•	the approval by Diamond’s stockholders of the issuance of shares of Diamond common stock in connection with the Merger;

•	the receipt of written tax opinions from special tax counsel to P&G and tax counsel to Diamond; and

•	other customary conditions.

In the event that either Diamond or P&G waive the satisfaction of a material condition to the consummation of the Transactions, Diamond will resolicit stockholder approval of the issuance of Diamond common stock in connection with the Merger if required by law to do so.

This proxy statement describes these conditions in more detail under “The Transaction Agreement—Conditions to the Merger.”

Q:	When will the Transactions be completed?

A:	The Transactions are expected to be completed as soon as practicable after consummation of the exchange offer. However, it is possible that factors outside Diamond’s and P&G’s control could require the parties to complete the Transactions at a later time or not complete them at all. For a discussion of the conditions to the Transactions, see “The Transaction Agreement—Conditions to the Merger.”

Q:	Are there risks associated with the Transactions?

A:	Yes. You should consider all of the information included or incorporated by reference in this proxy statement, including the factors described under the heading “Risk Factors.” You are strongly encouraged to read this entire proxy statement very carefully. The risks include, among others, the possibility that Diamond may fail to realize the anticipated benefits of the acquisition, the uncertainty that Diamond will be able to integrate the Pringles Business successfully and the possibility that Diamond may be unable to provide benefits and services or access to equivalent financial strength and resources to the Pringles Business that historically have been provided by P&G.

Q:	Will there be any change to the Diamond Board or the executive officers of Diamond after the Transactions?

A:	No. The directors and executive officers of Diamond immediately following the closing of the Transactions are expected to be the directors and executive officers of Diamond immediately prior to the closing of the Transactions.

Q:	What approvals of Diamond stockholders are needed in connection with the Transactions?

A:	Diamond cannot complete the Merger unless the proposal relating to the issuance of Diamond common stock in connection with the Merger is approved by the affirmative vote of the holders of a majority of the shares represented and voting at the special meeting, either in person or by proxy. Approval of the proposal to adopt the certificate of amendment to Diamond’s certificate of incorporation in connection with the Merger is not required to complete the Merger.

Q:	How does the Diamond Board recommend stockholders vote?

A:	The Diamond Board has unanimously recommended that stockholders vote FOR the proposal to issue Diamond common stock in connection with the Merger, FOR the proposal to adopt the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock and FOR the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

Q:	Do P&G shareholders have to vote to approve the Transactions?

A:	No. No vote of P&G shareholders is required or being sought in connection with the Transactions.

The Special Meeting

Q:	What should I do now?

A:

You should read this document carefully and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope as soon as possible so that your shares will be represented and voted at the special meeting. You may vote your shares by signing, dating and mailing the enclosed proxy card(s), by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card(s). We encourage stockholders with Internet access to record their votes on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause votes to arrive late and therefore not be counted. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by using the Internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this document and will allow you to direct the vote of these shares by the Internet or telephone by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. See “Voting By Proxy—Voting Your Proxy.” Stockholders who attend the special meeting may vote in person, and any previously submitted votes will be superseded by the vote cast at the special meeting.

Q:	If I am not going to attend the special meeting, should I return my proxy card(s)?

A:	Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting, even if you are unable to or do not attend. Instead of returning your proxy card(s), you may vote by proxy by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card(s). See “Voting By Proxy—How to Vote.”

Q:	How will my proxy be voted?

A:	If you complete, sign and date your proxy card(s), or vote by telephone or by using the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your shares will be voted FOR the proposals at the special meeting. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Diamond common stock will not be taken into account in determining the outcome of the proposals relating to the issuance of Diamond common stock in connection with the Merger or the adjournments or postponements of the Diamond special meeting, but will have the same effect as a vote AGAINST the proposal relating to adoption of the certificate of amendment to Diamond’s certificate of incorporation.

Q:	Can I change my vote after I mail my proxy card(s)?

A:	Yes. If you are a record holder of Diamond common stock, you can change your vote at any time before it is voted by:

•	delivering a written notice or revocation to the corporate secretary of Diamond that is received prior to the special meeting and states that you revoke your proxy;

•

signing and dating a new proxy card(s) and submitting your proxy so that it is received prior to the special meeting or voting by telephone or by using the Internet prior to the special meeting in accordance with the instructions included with the proxy card(s); or

•	attending the special meeting and voting in person.

In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the special meeting.

If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy, and if in the alternative you wish to vote in person at the special meeting, you must bring to the special meeting a letter from the broker confirming your beneficial ownership of the shares and that the broker is not voting the shares at the special meeting. Note that your mere presence at the special meeting will not revoke the appointment if you had previously appointed a proxy. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the special meeting. See “Voting By Proxy—Revoking Your Proxy.”

Q:	What if my shares are held in “street name” by my broker?

A:

Your broker will vote your shares with respect to the proposals at the special meeting only if you instruct your broker how to vote. You should instruct your broker using the written instruction form and envelope provided by your broker. If you do not provide your broker with instructions, under the rules of The

NASDAQ Stock Market, your broker will not be authorized to vote with respect to any of the proposals in this proxy statement. If you hold your shares in your broker’s name and wish to vote in person at the special meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to the special meeting in order to vote in person. See “Voting By Proxy—How to Vote.”

Q:	What if Diamond stockholders abstain from voting or do not instruct their brokers to vote their shares?

A:	Shares held by a Diamond stockholder who indicates on the proxy card that he or she wishes to abstain from voting will not be taken into account in determining the outcome of the proposals relating to the issuance of Diamond common stock or adjournments or postponements of the Diamond special meeting. However, those shares are considered present and entitled to vote at the special meeting and will count toward determining whether or not a quorum is present. A broker is not entitled to vote shares held for a beneficial holder on any of the proposals in this proxy statement. Abstentions and broker non-votes relating to shares of Diamond common stock will not be taken into account in determining the outcome of the proposal to issue Diamond common stock in connection with the Merger and the proposal to approve adjournments or postponements of the special meeting, if necessary, but will have the same effect as a vote AGAINST the proposal relating to adoption of the certificate of amendment to Diamond’s certificate of incorporation. See “The Special Meeting—Vote Necessary at the Special Meeting to Approve the Proposals.”

Q:	What does it mean if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card you receive, or vote using the telephone or by using the Internet as described in the instructions included with your proxy card(s). See “Voting By Proxy—Voting Your Proxy.”

Q:	Who can answer my questions?

A:	If you have any questions about the Transactions or the special meeting, need assistance in voting your shares, or need additional copies of this document or the enclosed proxy card(s) or voting instructions, you should contact:

Georgeson Inc.

199 Water Street, 26th Floor

Call Toll Free: 1 (888) 607-9252

or

1 (212) 440-9800 (Call Collect)

or

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, California 94111

Attention: Investor Relations

Telephone: (415) 445-7444

Q:	Where can I find more information about Diamond and Pringles?

A:	Diamond stockholders can find more information about Diamond and Pringles in the sections entitled “Information on Diamond” and “Information on Pringles” and, in the case of Diamond, from the various sources described under “Where You Can Find More Information; Incorporation by Reference.”

SUMMARY

Unless otherwise stated in this proxy statement or the context otherwise provides, the description of the Pringles Company and the Pringles Business contained in this proxy statement is based on the assumption that the transferred assets and liabilities of the Pringles Business had been held by the Pringles Company for all of the periods discussed. The following summary contains certain information from this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

Diamond’s fiscal year begins on August 1 and ends on the following July 31. The Pringles Company’s fiscal year begins on July 1 and ends on the following June 30. For example, Diamond’s “fiscal 2011” began on August 1, 2010 and ended on July 31, 2011 and the Pringles Company’s “fiscal 2011” began on July 1, 2010, and ended on June 30, 2011.

The Companies

Diamond Foods, Inc.

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, California 94111

Telephone: (415) 445-7444

Diamond Foods, Inc., a Delaware corporation referred to in this proxy statement as Diamond, is an innovative packaged food company focused on building, acquiring and energizing brands. Diamond was founded in 1912 and has a proven track record of growth, which is reflected in the growth of Diamond’s revenues from approximately $201 million in fiscal 2000 to approximately $966 million in fiscal year 2011. Diamond specializes in processing, marketing and distributing snack products and culinary, in-shell and ingredient nuts. In 2004, Diamond complemented its strong heritage in the culinary nut market under the Diamond of California® brand by launching a full line of snack nuts under the Emerald® brand. In September 2008, Diamond acquired the Pop Secret® brand of microwave popcorn products, which provided Diamond with increased scale in the snack market, significant supply chain economies of scale and cross-promotional opportunities with Diamond’s existing brands. In March 2010, Diamond acquired Kettle Foods, a leading premium potato chip company in the two largest potato chip markets in the world, the United States and United Kingdom. Diamond sells its products to global, national, regional and independent grocery, drug and convenience store chains, as well as to mass merchandisers, club stores and other retail channels.

For the fiscal years ended July 31, 2011 and 2010, Diamond had $965.9 million and $680.2 million of net sales, respectively, and generated net income of $50.2 million and $26.2 million, respectively.

Wimbledon Acquisition LLC

Wimbledon Acquisition LLC

c/o Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, California 94111

Telephone: (415) 445-7444

Wimbledon Acquisition LLC, a Delaware limited liability company referred to in this proxy statement as Merger Sub, is a newly formed, direct wholly owned subsidiary of Diamond that was organized specifically for the purpose of completing the Merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

The Procter & Gamble Company

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Telephone: (513) 983-1100

The Procter & Gamble Company, an Ohio corporation referred to in this proxy statement as P&G, was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, P&G manufactures and markets a broad range of consumer products in many countries throughout the world. P&G has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Febreze®. As of June 30, 2011, P&G owned and operated 36 manufacturing facilities in the United States located in 22 different states or territories. In addition, as of June 30, 2011, P&G owned and operated 102 manufacturing facilities in 41 other countries. Many of the domestic and international facilities produce products for multiple P&G business units.

The Wimble Company

The Wimble Company

c/o The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Telephone: (513) 983-1100

The Wimble Company, a Delaware corporation referred to in this proxy statement as the Pringles Company, is a direct wholly owned subsidiary of P&G organized on April 1, 2011 for the purpose of effecting the Separation of the Pringles Business from P&G. It has no material assets or liabilities of any kind other than those incident to its formation and those acquired or incurred in connection with the Transactions.

Pringles is a combination of wholly owned subsidiaries of P&G and assets and liabilities of the Pringles Business. Pringles manufactures, markets and distributes snack foods, primarily under the Pringles® brand, and sells snacks products in over 140 countries around the world across North America, Europe, Asia and Latin America. Pringles sells its products principally to leading mass merchandisers, grocery retailers, club stores and convenience outlets globally, through the P&G sales force and third-party distributors.

For the fiscal years ended June 30, 2011 and 2010, P&G’s Pringles Business generated combined net sales of $1,445.7 million and $1,367.4 million, respectively, and operating income of $197.4 million and $166.9 million, respectively.

The Transactions

On April 5, 2011, Diamond and P&G announced that they had entered into a Transaction Agreement and a Separation Agreement, which provide for a business combination involving Diamond, P&G and Pringles. In the Transactions, P&G will contribute certain of the assets and liabilities of the Pringles Business to the Pringles Company, a newly formed wholly owned subsidiary of P&G. Prior to the Distribution, the Pringles Company is expected to be recapitalized by (1) issuing and delivering to P&G a number of additional shares of Pringles Company common stock such that the total number of shares of Pringles Company common stock held by P&G at the time of the Distribution will equal 29,143,190, all of which shares of Pringles Company common stock P&G will dispose of in the Distribution, (2) incurring new indebtedness in the form of the Pringles Debt and receiving net cash proceeds in an amount between $700 million and $1.05 billion, and (3) using such cash proceeds from the Pringles Debt, along with any cash contributed by P&G to the Pringles Company, to purchase certain Pringles Business assets from P&G affiliates.

On the closing date of the Transactions, P&G will distribute shares of Pringles Company common stock to its participating shareholders in an exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a pro rata dividend to P&G shareholders (after giving effect to the consummation of the exchange offer). On or prior to the consummation of the exchange offer, P&G will irrevocably deliver to the exchange agent all of the shares of Pringles Company common stock outstanding, with irrevocable instructions to hold the shares of Pringles Company common stock for the benefit of P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of a pro rata dividend P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Pringles Company common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of shares of Diamond common stock, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter. Immediately after the completion of the Distribution, the Pringles Company will merge with and into Merger Sub, a wholly owned subsidiary of Diamond, with Merger Sub continuing as the surviving company. In connection with the Merger, the shares of Pringles Company common stock distributed in connection with the Distribution will automatically convert into the right to receive shares of Diamond common stock on a one-for-one basis. See the sections of this proxy statement entitled “The Transactions,” “The Transaction Agreement” and “The Separation Agreement.”

Diamond expects to issue 29,143,190 shares of Diamond common stock in the Merger. Based upon the reported closing sales price of $             per share for Diamond common stock on NASDAQ on September 23, 2011, the last NASDAQ trading day prior to the date of this proxy statement, the total value of the consideration to be paid by Diamond in the Transactions, including the Pringles Debt in an amount between $700 million and $1.05 billion to be assumed by Merger Sub after the consummation of the Transactions, would have been an amount between $             billion and $             billion. The value of the consideration to be paid by Diamond will depend on the market price of shares of Diamond common stock at the time of determination.

After the Merger, Diamond, through Merger Sub, its wholly owned subsidiary, will own and operate the Pringles Business under its current brand names and will also continue its current businesses. Diamond will continue to use the name “Diamond Foods, Inc.” after the Merger. All shares of Diamond common stock issued in the Merger will be listed on NASDAQ under Diamond’s current trading symbol “DMND.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1	Separation

P&G will transfer to the Pringles Company, a newly formed, direct wholly owned subsidiary of P&G, certain assets relating to the Pringles Business, including certain subsidiaries of P&G. The Pringles Company will also assume certain liabilities associated with the Pringles Business.

Step 2	Pringles Company Recapitalization

Prior to the Distribution, and in partial consideration for the assets of the Pringles Business transferred from P&G to the Pringles Company, the Pringles Company will be recapitalized in the following manner:

•    the Pringles Company will issue and deliver to P&G a number of additional shares of Pringles Company common stock such that the total number of shares of Pringles Company common stock held by P&G at the time of the Distribution will equal 29,143,190, all of which shares of Pringles Company common stock P&G will dispose of in the Distribution; and

•    the Pringles Company will enter into senior secured term credit facilities to borrow an amount between $700 million and $1.05 billion and will use the borrowed proceeds, along with any cash contributed by P&G to the Pringles Company, to purchase certain Pringles Business assets from P&G affiliates.

Step 3	Distribution—Exchange Offer

P&G will offer to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Pringles Company common stock in this exchange offer.

If the exchange offer is completed but is not fully subscribed, P&G will distribute the Remaining Shares as a pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Pringles Company common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of shares of Diamond common stock, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant P&G shareholders, the global certificate(s) representing all of the outstanding shares of Pringles Company common stock, pending the completion of the Merger. Shares of Pringles Company common stock will not be traded during this period.

Step 4	Merger

Immediately after the completion of the Distribution, on the closing date of the Transactions, the Pringles Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving company.

Each share of Pringles Company common stock will be automatically converted into the right to receive one fully paid and nonassessable share of Diamond common stock.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Distribution but prior to the Merger, and the corporate structure immediately following the consummation of the Transactions.

After completion of the steps mentioned above, the shares of Diamond common stock outstanding immediately prior to the Merger will represent approximately 43% of the shares of Diamond common stock that will be outstanding immediately after the Merger, and the shares of Diamond common stock issued in connection with the conversion of shares of Pringles Company common stock in the Merger will represent approximately 57% of the shares of Diamond common stock that will be outstanding immediately after the Merger.

After completion of all of the Merger and the other steps mentioned above, the Pringles Business will be owned and operated by Diamond through Merger Sub, its direct wholly owned subsidiary; Merger Sub will be the obligor on the Pringles Debt in an amount between $700 million and $1.05 billion; the Pringles Debt will be guaranteed by all existing and future direct and indirect subsidiaries of Merger Sub, other than certain foreign subsidiaries, and Diamond and all subsidiaries of Diamond that guarantee the indebtedness under Diamond’s credit facilities; and P&G’s affiliates will have received proceeds from the sale of certain Pringles Business assets to the Pringles Company funded from the net proceeds of the Pringles Debt and from any cash contributed by P&G to the Pringles Company, in each case, consummated prior to the Distribution. See “The Transactions—Number of Shares of Pringles Company Common Stock to be Distributed to P&G Shareholders.”

Various factors were considered by Diamond and P&G in negotiating the terms of the Transactions, including the equity ownership levels of Diamond stockholders and current and former P&G shareholders receiving shares of Diamond common stock in the Distribution. The principal factors considered by the parties negotiating the allocation of equity ownership following the Transactions were the relative actual results of operations of Diamond and the Pringles Business, the opportunities expected to be obtained from combining Diamond and the Pringles Business and the enhancements to Diamond’s strategic global growth objectives as a result of acquiring the Pringles Business. Diamond also considered, among other things, the expected impacts of the integration of the Pringles Business with Diamond and the other factors identified under “The Transactions—Background of the Transactions—Diamond’s Reasons for the Transactions.” P&G also considered, among other things, the relative sales, earnings and cash flow growth rates of the Pringles Business, the value to P&G shareholders that could be realized in the Transactions and the other factors identified under “The Transactions—Background of the Transactions—P&G’s Reasons for the Transactions.”

Business Strategies After the Transactions

Diamond is an innovative packaged foods company focused on building, acquiring and energizing brands. Diamond focuses on organic growth in its product lines, and will consider acquiring brands to improve its overall portfolio and competitive position. Diamond specializes in processing, marketing and distributing snack products and culinary, in-shell and ingredient nuts.

Diamond has demonstrated that it can grow both organically and through acquisitions. Between fiscal 2003 and fiscal 2011, Diamond’s retail sales grew at a 23% compounded annual growth rate. In the past five fiscal years, Diamond’s gross margin improved from 15% to 26%, operating margin grew from 3% to 11% and earnings per share have grown four-fold. Diamond’s profitable growth has been driven by its ability to expand distribution, and to contribute to category growth with high quality and innovative new products. Diamond competes based on product quality, innovation and differentiation as well as support of its brands among consumers and retailers.

Diamond expects the addition of Pringles, an iconic, global snack brand, to increase its scale in the snack aisle and provide opportunities to expand distribution and cross-promotional activities for Diamond’s entire snack portfolio. As with its previous acquisitions, Diamond plans to invest in the Pringles® brand to grow and leverage its increased scale to benefit its entire snack portfolio. In markets where Diamond currently sells snack products, Pringles would extend distribution reach into channels such as mass merchandisers, discount and convenience stores. These are channels where Diamond’s existing portfolio is more limited. Diamond is strongest in the grocery channel where Pringles is under-represented, which may provide the brand an opportunity for growth.

The acquisition of Pringles is attractive to Diamond because of its distribution strength in both developed and emerging markets. Pringles products are sold in 140 countries around the world, including developed countries and emerging markets across Asia, Latin America, Central Europe, the Middle East and Africa. These markets often experience higher growth rates than more developed markets, and Diamond plans to focus on and invest in the Pringles® brand, to grow the brand and to create new growth opportunities for other Diamond products as well.

Additional Agreements

In connection with the Transactions, P&G, the Pringles Company and Diamond will also enter into other agreements at the time of the Separation relating to: the provision of Olestra, an ingredient used in some Pringles products; certain transition services for a limited period of time following the completion of the Transactions; the use of specified facilities; and tax matters. See “Additional Agreements.”

Number of Shares of Pringles Company Common Stock to be Distributed to P&G Shareholders

As part of the Separation, the Pringles Company will issue to P&G additional shares of Pringles Company common stock so that the total number of shares of Pringles Company common stock issued and outstanding will be 29,143,190. This will result in the shares of Pringles Company common stock, when converted into shares of Diamond common stock and combined with the existing shares of Diamond common stock, being equal to approximately 57% of the combined total immediately upon completion of the Merger.

Diamond’s Financial Advisor

Diamond retained Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) to act as financial advisor in connection with a possible transaction with P&G.

Opinion of Diamond’s Financial Advisor

In connection with the Transactions, BofA Merrill Lynch, Diamond’s financial advisor, delivered to the Diamond Board a written opinion, dated April 4, 2011, as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to Diamond. The full text of the written opinion, dated April 4, 2011, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Diamond Board (in its capacity as such) for the benefit and use of the Diamond Board in connection with and for purposes of its evaluation of the Exchange Ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Transactions and no opinion or view was expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to Diamond or in which Diamond might engage or as to the underlying business decision of Diamond to proceed with or effect the Transactions. BofA Merrill Lynch’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the Transactions or any related matter.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical combined financial data of Pringles summary historical consolidated financial data of Diamond, summary unaudited condensed combined pro forma financial data of Diamond and comparative historical and pro forma per share data of Diamond are being provided to help you in your analysis of the financial aspects of the Transactions. The summary historical combined financial data of Pringles assumes that the transferred assets and liabilities of the Pringles Business had been held by the Pringles Company for all of the periods presented. The summary unaudited condensed combined pro forma financial data of Diamond and comparative historical and pro forma per share data of Diamond have been prepared by Diamond for illustrative purposes only and are not necessarily indicative of the operating results or financial position of Diamond or the Pringles Company had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this proxy statement. See “Where You Can Find More Information; Incorporation by Reference,” “Information on Pringles,” “Information on Diamond” and “Selected Historical and Pro Forma Financial Data.”

Summary Historical Combined Financial Data of Pringles

Pringles’ combined balance sheet data presented below as of June 30, 2011 and 2010 and statement of income and cash flows data for the three fiscal years ended June 30, 2011, 2010 and 2009 have been derived from Pringles’ audited combined financial statements, included elsewhere in this proxy statement. The summary historical combined financial data below is not necessarily indicative of the results that may be expected for any future period. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pringles” and the financial statements of Pringles and the notes thereto included elsewhere in this proxy statement.

The financial information of Pringles included in this proxy statement has been derived from the consolidated financial statements and accounting records of P&G and reflects assumptions and allocations made by P&G, and do not include any interest expense as no debt was recorded at Pringles for the periods presented. The financial position, results of operations and cash flows of Pringles presented may be different from those that would have resulted had the Pringles Company been operated as a standalone company or been a subsidiary of Diamond. As a result, the historical financial information of Pringles is not a reliable indicator of future results. See “Risk Factors.”

	Fiscal Year Ended June 30,
	2011	2010	2009
	(Dollars in millions)
Statement of Income Data:
Net sales	$1,455.7	$1,367.4	$1,396.4
Cost of products sold	924.0	886.9	1,049.3

Gross profit	531.7	480.5	347.1
Selling, general and administrative expense	333.5	314.1	279.8
Other operating expense	0.8	(0.5)	7.4

Operating income	197.4	166.9	59.9
Income taxes	44.6	40.0	19.6

Net income	$152.8	$126.9	$40.3

	As of June 30,
	2011	2010
	(Dollars in millions)
Balance Sheet Data:
Total assets	$580.7	$533.3
Long-term debt	—	—
Noncurrent deferred income tax liabilities	33.4	36.5
Total equity	365.3	338.0

	Fiscal Year Ended June 30,
	2011	2010	2009
	(Dollars in millions)
Statement of Cash Flows Data:
Cash provided by (used in):
Operating activities	$191.1	$212.8	$105.1
Investing activities	(41.1)	(27.2)	(24.4)
Financing activities	(150.0)	(185.6)	(80.7)
Depreciation and amortization expense	45.9	46.5	74.2
Capital expenditures	(41.2)	(28.1)	(24.9)

Other Financial Data:
EBITDA(1)	$243.3	$213.4	$134.1

(1)

EBITDA is a financial measure not prepared in accordance with GAAP and is defined as income before interest expense, interest income, provision for income taxes, depreciation and amortization. EBITDA is not adjusted for one-time charges such as restructuring costs. EBITDA is not adjusted for one-time charges such as restructuring costs. EBITDA is not, and should not, be used as a substitute for net income as determined in accordance with GAAP. Pringles believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the branded food and beverage industry. However, EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of Pringles’ results as reported under GAAP. Other companies may calculate EBITDA differently from how Pringles calculates EBITDA, limiting its utility as a comparative measure. A reconciliation of EBITDA to net income appears below.

	Fiscal Year Ended June 30,
	2011	2010	2009
	(Dollars in millions)
Net income	$152.8	$126.9	$40.3
Interest expense	—	—	—
Income taxes	44.6	40.0	19.6
Depreciation and amortization expense	45.9	46.5	74.2

EBITDA	$243.3	$213.4	$134.1

Summary Historical Consolidated Financial Data of Diamond

The summary historical consolidated financial data presented below have been derived from, and should be read together with, Diamond’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in Diamond’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011, which is incorporated by reference into this proxy statement. The summary historical consolidated financial data as of July 31, 2011 and 2010 and for the fiscal years ended July 31, 2011, 2010 and 2009 have been derived from audited financial statements incorporated by reference in this prospectus. The data shown below is not necessarily indicative of results to be expected for any future period. To find out where you can obtain copies of Diamond’s documents that have been incorporated by reference, see “Where You Can Find More Information; Incorporation by Reference.”

	Fiscal Year Ended July 31,
	2011	2010	2009
	(Dollars in millions, except per share data)
Consolidated Statement of Income Data:
Net sales	$965.9	$680.2	$570.9
Cost of sales	714.8	519.2	435.3

Gross profit	251.1	161.0	135.6
Operating expenses:
Selling, general and administrative	97.0	64.3	61.0
Advertising	44.4	33.0	28.8
Acquisition and integration related expenses	16.8	11.5	—

Total operating expenses	158.2	108.8	89.8

Income from operations	92.9	52.2	45.8
Interest expense, net	23.8	10.2	6.3
Other expenses, net	—	1.8	0.9

Income before income taxes	69.1	40.2	38.6
Income taxes	18.9	14.0	14.9

Net income	$50.2	$26.2	$23.7

Earnings per share:
Basic	$2.28	$1.40	$1.45
Diluted	$2.22	$1.36	$1.42

	As of July 31,
	2011	2010
	(Dollars in millions)
Consolidated Balance Sheet Data:
Total assets	$1,288.4	$1,225.9
Long-term debt, including current portion	531.7	556.1
Total stockholders’ equity	$454.8	$379.9

Summary Unaudited Condensed Combined Pro Forma Financial Data

This summary unaudited condensed combined pro forma financial data presented below have been prepared by Diamond and are being provided for illustrative purposes only and are not necessarily indicative of what the operating results or financial position of Diamond or Pringles would have been had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. Diamond and Pringles may have performed differently had they actually been combined during the periods presented.

For the Fiscal Year Ended July 31, 2011 for Pro Forma Combined Diamond and Pringles
(Dollars in millions, except per share data)
Statement of Income Data:
Net sales	$2,421.6
Gross profit	782.8
Net income	147.5

Other Data:
Net income per share of common stock, basic	$2.89
Net income per share of common stock, diluted	$2.85
Weighted-average shares of common stock outstanding, basic	50.7
Weighted-average shares of common stock outstanding, diluted	51.3

Financial Position (at period end):
Cash and cash equivalents	$6.8
Total assets	4,913.7
Long-term debt	1,194.7
Other noncurrent liabilities	679.4
Total stockholders’ equity	2,512.0

Comparative Historical and Pro Forma Per Share Data

The following tables set forth historical and pro forma per share data for Diamond. The Diamond historical data have been derived from, and should be read together with, the audited consolidated financial statements of Diamond and the related notes thereto contained in Diamond’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011 and incorporated by reference into this proxy statement. The Diamond pro forma data have been derived from the unaudited condensed combined pro forma financial data of Diamond included elsewhere in this proxy statement. See “Where You Can Find More Information; Incorporation by Reference.”

This summary of comparative historical and pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the Transactions been completed during the period presented, nor are they necessarily indicative of any future results. Diamond and Pringles may have performed differently had the Transactions occurred prior to the period presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Diamond and Pringles been combined during the period presented or of the future results of Diamond following the Transactions.

The following table presents certain historical and pro forma per share data for Diamond:

	As of and for the Fiscal Year Ended July 31, 2011
	Historical	Pro Forma
Diamond:
Earnings Per Share Data:
Basic	$2.28	$2.89
Diluted	$2.22	$2.85
Shares of common stock used to compute earnings per share (in millions):
Basic	21.6	50.7
Diluted	22.2	51.3
Book value per share of common stock	$21.08	$49.57
Cash dividends declared per share of common stock	$0.18	$0.18

Historical Market Price and Dividend Data

Historical Market Price

Historical market price data for the Pringles Company does not exist as the Pringles Company currently is a wholly owned subsidiary of P&G. As such, shares of Pringles Company common stock are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for the Pringles Company.

Shares of Diamond common stock are currently traded on NASDAQ under the symbol “DMND.” On April 4, 2011, the last trading day before the announcement of the Transactions, the last sale price of shares of Diamond common stock reported by NASDAQ was $57.22. On September 15, 2011, the last sale price of shares of Diamond common stock reported by NASDAQ was $78.23. The following table sets forth the high and low sale prices of shares of Diamond common stock and the dividends declared for the periods indicated. For current price information, Diamond stockholders are urged to consult publicly available sources.

	Diamond Common Stock
	High	Low	Dividends
Fiscal Year Ended July 31, 2010
First Quarter	$34.07	$26.21	$0.045
Second Quarter	37.24	29.10	0.045
Third Quarter	46.36	34.27	0.045
Fourth Quarter	46.67	36.72	0.045
Fiscal Year Ended July 31, 2011
First Quarter	$45.24	$37.91	$0.045
Second Quarter	55.97	42.96	0.045
Third Quarter	65.92	48.01	0.045
Fourth Quarter	79.37	62.78	0.045
Fiscal Year Ending July 31, 2012
First Quarter (through September 15, 2011)	$80.16	$62.00	$0.045

Dividend Policy

Diamond currently has a policy of paying an annual dividend of $0.18 per share, payable in four equal installments. The payment of cash dividends in the future will be at the discretion of Diamond’s board of directors. The declaration of any cash dividends, and the amount thereof, will depend on many factors, including Diamond’s financial condition, capital requirements, funds from operations, the dividend taxation level, Diamond’s stock price, future business prospects, and any other factors as Diamond’s board of directors may deem relevant. Additionally, Diamond’s existing credit facilities place significant restrictions on Diamond’s ability to pay dividends. The credit facility to be entered into in connection with the Transactions will contain similar restrictions, and other indebtedness Diamond may incur in the future may contain similar restrictions.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained or incorporated by reference in this proxy statement, including the risks related to an investment in shares of Diamond common stock set forth in Part I, Item 1A of Diamond’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011. The occurrence of one or more of the events described in such risk factors could have a material adverse effect on the Transactions as well as the business, prospects, financial condition, results of operations and/or cash flow, as well as the investment profile, of the Pringles Company or Diamond. In such a case, the market price of shares of Diamond common stock may decline and you could lose all or part of your investment in Diamond. Furthermore, other unknown or unexpected economic, business, competitive, regulatory, geopolitical or other factors could also have a material adverse effect on the Pringles Company or Diamond.

Risks Relating to the Transactions

If the IRS successfully challenges the tax-free treatment of the Transactions, P&G and possibly its shareholders may incur substantial U.S. federal income tax liability, and Diamond may have substantial indemnification obligations to P&G under the Tax Matters Agreement.

P&G will receive a written opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, to the effect that the Distribution, together with certain related transactions, should qualify for federal income tax purposes as a reorganization under sections 355 and 368(a)(1)(D) of the Code, and that the Merger should not cause section 355(e) of the Code to apply to the Distribution. In addition, the completion of the Merger is conditioned on the receipt by P&G of a tax opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, and by Diamond of a tax opinion from Fenwick & West LLP, tax counsel to Diamond, in each case, to the effect that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. The opinions will be based on, among other things, certain assumptions and representations as to factual matters made by P&G, the Pringles Company, Diamond and Merger Sub which, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by special tax counsel in their opinions. None of P&G, the Pringles Company, Diamond or Merger Sub is aware of any facts or circumstances that would cause the assumptions or representations to be relied upon in the above-described tax opinions to be untrue or incomplete in any material respect. It should be noted that there is a lack of binding administrative and judicial authority addressing the qualification under sections 355 and 368(a)(1)(D) of the Code of transactions substantially similar to the Distribution and the Merger, that the opinions will not be binding on the IRS or a court and that the IRS or a court may not agree with the opinions. As a result, while it is impossible to determine the likelihood that the IRS or a court could disagree with the conclusions of the above-described opinions, the IRS could assert, and a court could determine, that the Transactions should be treated as taxable transactions. The opinions will not be binding on the IRS or a court, and the IRS or a court may not agree with the opinions. Notwithstanding receipt of the above-described opinions, the IRS could determine that the Transactions should be treated as taxable transactions. If, notwithstanding the receipt of the above-described opinions, the Distribution is determined to be a taxable transaction, each P&G shareholder who receives shares of Pringles Company common stock in the Distribution would generally be treated as recognizing taxable gain equal to the difference between the fair market value of the shares of Pringles Company common stock received by the shareholder and its tax basis in the shares of P&G common stock exchanged therefor and/or receiving a taxable distribution equal to the fair market value of the shares of Pringles Company common stock received by the shareholder. Additionally, in such case, P&G would generally recognize taxable gain equal to the excess of the fair market value of the assets transferred to the Pringles Company plus liabilities assumed by the Pringles Company over P&G’s tax basis in such assets, and this would likely produce substantial income tax adjustments to P&G.

Even if the Distribution generally qualified as a reorganization under sections 368 and 355 of the Code, the Distribution would become taxable to P&G under section 355(e) of the Code if a 50% or greater interest (by vote or value) of P&G stock, Pringles Company stock or Diamond stock were treated as acquired directly or indirectly by certain persons as part of a plan or series of related transactions that included the Distribution. Because P&G shareholders should be treated as owning more than 50% of the shares of Diamond common stock following the Merger, the Merger, by itself, should not cause the Distribution to be taxable to P&G under section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of Diamond shares after the Distribution were part of a plan or series of related transactions that included the Distribution for purposes of section 355(e) of the Code, such determination could result in the recognition of gain by P&G under section 355(e) of the Code. In such case, P&G would recognize gain as if it had sold the shares of Pringles Company common stock distributed to P&G shareholders for an amount equal to the fair market value of such stock, and this would likely produce substantial income tax adjustments to P&G.

Under the Tax Matters Agreement among P&G, the Pringles Company, Diamond and Merger Sub, the Diamond Group would be required to indemnify P&G against tax-related losses (e.g., increased taxes, penalties and interest required to be paid by P&G) if the Distribution were taxable to P&G as a result of the acquisition of a 50% or greater interest in Diamond as part of a plan or series of related transactions that included the Distribution to the extent that such tax-related losses were attributable to a breach of certain representations and warranties by Diamond described in the Tax Matters Agreement or actions or omissions of the Diamond Group, other than actions or omissions taken in reliance on a covenant, representation or warranty by P&G described in the Tax Matters Agreement that was breached or incorrect. In addition, the Diamond Group would be required to indemnify P&G for any tax liabilities resulting from the failure of the Merger to qualify as a reorganization under section 368(a) of the Code or the failure of the Distribution to qualify as a tax-free distribution under section 355 of the Code (including, in each case, failure to so qualify under a similar provision of state or local law) to the extent that such failure is attributable to a breach of certain representations and warranties by Diamond described in the Tax Matters Agreement or actions or omissions of the Diamond Group, other than actions or omissions taken in reliance on a covenant, representation or warranty by P&G described in the Tax Matters Agreement that was breached or incorrect. If the Diamond Group is required to indemnify P&G in the event of a taxable Distribution, this indemnification obligation would be substantial and could have a material adverse effect on Diamond.

If P&G recognizes gain on the Distribution attributable solely to P&G’s breach of any representation and/or covenant described in the Tax Matters Agreement, P&G would not be entitled to indemnification under such agreement. Additionally, tax-related losses attributable both to actions or omissions by the Diamond Group (other than those taken in reliance on a covenant, representation or warranty by P&G that was breached or incorrect), on the one hand, and actions or omissions by P&G or any other factor, on the other, would be shared according to the relative fault of Diamond and P&G. Except as described above, P&G would not be entitled to indemnification under the Tax Matters Agreement with respect to any gain recognized in the Distribution. To the extent that Diamond has any liability for any taxes of P&G, the Pringles Company or any of their affiliates with respect to the Transactions that do not result from actions or omissions for which the Diamond Group is liable as described above, P&G shall indemnify Diamond for such tax-related losses.

Sales of shares of Diamond common stock after the Transactions may negatively affect the market price of Diamond common stock.

The shares of Diamond common stock issued in the Transactions to holders of shares of Pringles Company common stock will generally be eligible for immediate resale. Currently, P&G shareholders include index funds that have performance tied to the Standard & Poor’s 500 Index, the Dow Jones Industrial Average or other stock indices, and institutional investors subject to various investing guidelines. Because Diamond may not be included in these indices following completion of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide not to participate in the exchange offer or may decide to or may be required to sell the shares of Diamond common stock that they receive in any subsequent pro rata distribution of the Remaining Shares. These sales, or the possibility that these sales may occur, could negatively affect the market price of Diamond common stock.

The historical financial information of Pringles may not be representative of its results if it had been operated independently of P&G and, as a result, may not be a reliable indicator of its future results.

The financial information of Pringles included in this proxy statement has been derived from the consolidated financial statements and accounting records of P&G and reflects assumptions and allocations made by P&G. The financial position, results of operations and cash flows of Pringles presented may be different from those that would have resulted had Pringles been operated as a standalone company or by a company other than P&G. For example, in preparing Pringles’ financial statements, P&G made an allocation of costs and expenses that are attributable to the Pringles Business. However, these costs and expenses reflect the costs and expenses attributable to the Pringles Business operated as part of a larger organization and do not reflect costs and expenses that would be incurred by Pringles had it been operated independently and may not reflect costs and expenses that would have been incurred had Pringles been supported as a subsidiary of Diamond. As a result, the historical financial information of Pringles may not be a reliable indicator of future results.

Diamond may be unable to provide benefits and services or access to equivalent financial strength and resources to the Pringles Business that historically have been provided by P&G.

The Pringles Business has been able to receive benefits and services from P&G and has been able to benefit from P&G’s financial strength and extensive business relationships. After the Transactions, the Pringles Business will be owned by a subsidiary of Diamond and will no longer benefit from P&G’s resources. While Diamond has entered into separation-related agreements and P&G has agreed to provide certain transition services for a period of up to 12 months following the Transactions, it cannot be assured that Diamond will be able to adequately replace those resources or replace them at the same cost. If Diamond is not able to replace the resources provided by P&G or is unable to replace them at the same cost or is delayed in replacing the resources provided by P&G, Diamond’s results of operations may be negatively impacted.

Diamond may be affected by significant restrictions following the Transactions in order to avoid tax-related liabilities.

Even if the Distribution otherwise qualifies for tax-free treatment under section 355 of the Code, the Distribution generally would not qualify as a transaction that is tax-free to P&G if a 50% or greater interest (by vote or value) of P&G stock, Pringles Company stock or Diamond stock were treated under section 355(e) of the Code as acquired directly or indirectly by certain persons as part of a plan or series of related transactions that included the Distribution.

The Tax Matters Agreement will require that the Diamond Group, for a two-year period following the closing of the Transactions, generally avoid taking certain actions. These limitations are designed to restrict actions that might cause the Distribution to be treated under section 355(e) of the Code as part of a plan under which a 50% or greater interest (by vote or value) in Diamond is acquired or that could otherwise cause the Distribution to become taxable to P&G. Unless Diamond delivers certain unqualified opinions of tax counsel or a ruling from the IRS reasonably acceptable to P&G, in each case, confirming that a proposed action would not cause the Transactions to become taxable, Diamond and Merger Sub are each prohibited during the two-year period following the closing of the Transactions from:

•	subject to certain exceptions, issuing stock (or stock equivalents) in excess of a limited amount of Diamond shares and stock equivalents as determined under the Tax Matters Agreement;

•	subject to certain exceptions, recapitalizing, repurchasing, redeeming or otherwise participating in acquisitions of its stock;

•	amending its certificate of incorporation or other organizational documents to affect the voting rights of its stock;

•	merging or consolidating with another entity, or liquidating or partially liquidating, except as provided in the Transaction Agreement;

•	discontinuing, selling, transferring or ceasing to maintain its active business;

•	soliciting a tender offer for its stock, participating in or supporting an unsolicited tender offer, or redeeming rights under a shareholder rights plan; and

•	engaging in other actions or transactions that could jeopardize the tax-free status of the Distribution and certain related transactions.

If Diamond or the Pringles Company takes any of the actions above and such actions result in tax-related losses to P&G, then the Diamond Group generally would be required to indemnify P&G for such losses.

Due to these restrictions and indemnification obligations under the Tax Matters Agreement, Diamond may be limited, during the two-year period following the closing of the Transactions, in its ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may maximize the value of Diamond’s business. Also, Diamond’s potential indemnity obligation to P&G might discourage, delay or prevent a change of control transaction of Diamond during this two-year period that Diamond shareholders may consider favorable.

Diamond expects to incur significant one-time costs associated with the Transactions that could affect the period-to-period operating results of Diamond following the completion of the Transactions.

Diamond anticipates that it will incur one-time charges of approximately $150 million as a result of costs associated with the Transactions. Diamond will not be able to quantify the exact amount of this charge or the period in which it will be incurred until after the Transactions are completed. Some of the factors affecting the costs associated with the Transactions include the timing of the completion of the Transactions, the resources required in integrating the Pringles Business with Diamond’s existing businesses and the length of time during which transition services are provided to Diamond by P&G. The amount and timing of this charge could adversely affect the period-to-period operating results of Diamond, which could result in a reduction in the market price of shares of Diamond common stock.

Risks Relating to Diamond, Including the Pringles Business After the Transactions

The integration of the Pringles Business with Diamond may not be successful or anticipated benefits from the Transactions may not be realized.

After completion of the Transactions, Diamond will have significantly more sales, assets and employees than it did prior to the Transactions. The integration process will require Diamond to expand the scope of its operations and financial, accounting and control systems. Diamond’s management will be required to devote a substantial amount of time and attention to the process of integrating the Pringles Business with Diamond’s business operations. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include:

•	integrating the operations of the Pringles Business while carrying on the ongoing operations of Diamond’s business;

•	managing a significantly larger company than before the Transactions;

•	coordinating businesses located in new geographic regions, including significantly increased international operations;

•	operating two additional large manufacturing facilities in Tennessee and Belgium;

•	maintaining and protecting the competitive advantages of the Pringles Business, including the trade secrets, know-how and intellectual property related to its production processes;

•	integrating two distinct business cultures;

•	retaining personnel associated with the Pringles Business;

•	creating a new system for the distribution and sale of Pringles products to replace the P&G direct sales force, and integrating that system with Diamond’s current sales and distribution organization;

•	creating uniform standards, controls, procedures, policies and information systems and minimizing costs associated with such matters; and

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems.

Diamond may not be able to successfully or cost-effectively integrate the Pringles Business. The process of integrating the Pringles Business into Diamond’s operations may cause an interruption of, or loss of momentum in, the activities of the Pringles Business or Diamond’s business. If Diamond management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Diamond’s business could suffer and its results of operations and financial condition could be harmed.

Even if Diamond is able to combine the two business operations, it may not be possible to realize the full benefits of the increased sales volume and other benefits that are currently expected to result from the Transactions, or to realize those benefits within the time frame that is currently expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Transactions may be offset by unanticipated costs or integration delays. In addition, the benefits of the Transactions may be offset by increased operating costs relating to changes in commodity or energy prices, increased competition or other risks and uncertainties. If Diamond fails to realize the anticipated benefits of the Transactions, Diamond’s results of operations may be adversely affected.

If the operating results for the Pringles Business following the Transactions are poor, Diamond may not achieve the increases in revenues and net earnings that Diamond expects as a result of the Transactions.

Diamond has projected that it will derive a large portion of its revenues and net earnings from the operations of the Pringles Business after the Transactions. Therefore, any negative impact on those business operations could harm Diamond’s operating results. Some of the significant factors that could harm the operations of the Pringles Business, and therefore harm the future combined operating results of Diamond after the Transactions, include:

•	increases in raw materials, energy and packaging costs for the Pringles Business, including the cost of potatoes, vegetable oil and corrugate;

•	more intense competitive pressure from existing or new companies;

•	difficulties meeting demand for Pringles products;

•	increases in promotional costs for the Pringles Business; and

•	a decline in the markets served by the Pringles Business.

Diamond may be unable to manage its growth effectively, which would harm its business, results of operations and financial condition.

Following the Transactions, Diamond plans to invest in the Pringles® brand to grow and leverage its increased scale to benefit its entire snack portfolio. Diamond’s growth strategy, including its strategy with respect to the Pringles Business, may place a strain on its management team, information systems, labor, manufacturing and distribution capacity. The Pringles Business has experienced in the past, and may experience in the future, manufacturing capacity constraints, particularly in periods where customer demand exceeds management’s expectations. Diamond may determine that it is necessary to invest substantial capital in order to secure additional manufacturing and distribution capacity to accommodate the expected growth of its business. There may also be a delay between Diamond’s decision to invest in such manufacturing and distribution capacity and the time when such capacity is available for use. If Diamond does not make, or is unable to make, the necessary expenditures to accommodate its future growth, or if a significant amount of time passes between Diamond’s decision to invest and the time in which such capacity is available for use, it may not be successful in executing its growth strategy. If Diamond is unable to effectively address any future capacity constraints within its business, or otherwise manage its future growth, its business, results of operations and financial condition may be adversely affected.

Diamond may be required to conduct product recalls, and concerns with the safety and quality of food products could cause consumers to avoid Diamond’s products and reduce Diamond’s sales, net income and liquidity.

The sale of food products for human consumption involves risk of injury to consumers. Diamond faces risks associated with product recalls and liability claims if Diamond’s products become adulterated, mislabeled or misbranded, or cause injury, illness or death. Diamond’s products may be subject to product tampering and to contamination and spoilage risks, such as mold, bacteria, insects and other pests, shell fragments, cross-contamination and off-flavor contamination. If any of Diamond’s products were to be tampered with or otherwise tainted and Diamond is unable to detect it prior to shipment, Diamond’s products could be subject to a recall. Diamond’s ability to sell products could be reduced if governmental agencies conclude that Diamond’s products have been tampered with, or that certain pesticides, herbicides or other chemicals used by growers have left harmful residues on portions of the crop or that the crop has been contaminated by aflatoxin or other agents. A significant product recall could cause Diamond’s products to be unavailable for a period of time and reduce Diamond’s sales. Adverse publicity could result in a loss of consumer confidence in Diamond’s products, damage to Diamond’s reputation and also reduce Diamond’s sales for an extended period. Product recalls and product liability claims could increase Diamond’s expenses and have an adverse effect on demand for Diamond’s products and, consequently, reduce Diamond’s sales, net income and liquidity.

Government regulations could increase Diamond’s costs of production and Diamond’s business could be adversely affected.

As a food company, Diamond is subject to extensive government regulation, including regulation of the manufacturing, importation, processing, product quality, packaging, storage, distribution and labeling of Diamond’s products. Furthermore, there may be changes in the legal and regulatory environment, and governmental entities or agencies in jurisdictions where Diamond operates may impose new manufacturing, importation, processing, packaging, storage, distribution, labeling or other restrictions, which could increase Diamond’s costs and affect its profitability. For example, various regulatory authorities and others have paid increasing attention to the effect on humans due to the consumption of acrylamide—a naturally-occurring chemical compound that is formed in the process of cooking many foods, including potato chips, and a potential carcinogen—and have imposed additional regulatory requirements. In the State of California, Diamond is required to warn about the presence of acrylamide and other potential carcinogens in its products. If consumer concerns about acrylamide increase, demand for affected products could decline and Diamond’s revenues and business could be harmed.

The manufacturing operations of Diamond are subject to various national, regional or state and local laws and regulations that require Diamond to obtain licenses relating to customs, health and safety, building and land use and environmental protection. Diamond is also subject to environmental regulations governing the discharge into the air, and the generation, handling, storage, transportation, treatment and disposal of waste materials. New or amended statutes and regulations, increased production at existing facilities, and Diamond’s expansion into new operations and jurisdictions may require Diamond to obtain new licenses and permits, and could require Diamond to change its methods of operations, which could be costly. Failure to comply with applicable laws and regulations could subject Diamond to civil remedies, including fines, injunctions, recalls or seizures, as well as possible criminal sanctions, all of which could have an adverse effect on Diamond’s business.

A disruption at any of Diamond’s production facilities would significantly decrease production, which could increase Diamond’s cost of sales and reduce Diamond’s net sales and income from operations.

Diamond processes and packages its products in several domestic and international facilities and also has co-manufacturing agreements and co-pack arrangements with third parties. With the acquisition of the Pringles

Business, Diamond expects to add two large manufacturing facilities in Tennessee and Belgium, as well as additional co-manufacturing arrangements with third-party suppliers in China and Malaysia. A temporary or extended interruption in operations at any of Diamond’s facilities, whether due to technical or labor difficulties, destruction or damage from fire, flood or earthquake, infrastructure failures such as power or water shortages, raw material shortage, terrorism or any other reason, whether or not covered by insurance, could interrupt Diamond’s manufacturing operations, disrupt communications with customers and suppliers, and cause Diamond to lose sales and write off inventory. Any prolonged disruption in the operations of its facilities would have a significant negative impact on the ability of Diamond to manufacture and package its products on its own and may cause it to seek additional third-party arrangements, thereby increasing production costs. These third parties may not be as efficient as Diamond and may not have the capabilities to process and package some of Diamond’s products, which could adversely affect sales or operating income. Further, current and potential customers might not purchase Diamond’s products if they perceive Diamond’s lack of alternate manufacturing facilities to be a risk to their continuing source of products.

The acquisition of other product lines or businesses could pose risks to Diamond’s business and the market price of its common stock.

Diamond intends to continue to review acquisition prospects that Diamond believes could complement its existing business. Any such future acquisitions could result in accounting charges, potentially dilutive issuances of stock, and increased debt and contingent liabilities, any of which could have an adverse effect on Diamond’s business and the market price of Diamond’s common stock. Acquisitions entail many financial, managerial and operational risks, including difficulties integrating the acquired operations, effective and immediate implementation of internal controls over financial reporting, diversion of management attention during the negotiation and integration phases, uncertainty entering markets in which Diamond has limited prior experience, and potential loss of key employees of acquired organizations. Diamond may be unable to integrate product lines or businesses that Diamond acquires, which could have an adverse effect on its business and on the market price of its common stock.

Changes in the food industry, including changing dietary trends, consumer preferences and adverse publicity about the health effects of consuming some products, could reduce demand for Diamond’s products.

Consumer tastes can change rapidly as a result of many factors, including shifting consumer preferences, dietary trends and purchasing patterns. Diamond’s growth is largely dependent on the snack market, where consumer preferences are particularly unpredictable. To address consumer preferences, Diamond invests significant resources in research and development of new products. If Diamond fails to anticipate, identify or react to consumer trends, or if new products Diamond develops do not achieve acceptance by retailers or consumers, demand for Diamond’s products could decline, which would in turn cause Diamond’s revenue and profitability to be lower.

In addition, some of Diamond’s products, including Pringles® brand products, contain sodium, preservatives and other ingredients, the health effects of which are the subject of increasing public scrutiny, including the suggestion that excessive consumption of these ingredients can lead to a variety of adverse health effects. In the United States and other countries, there is increasing consumer awareness of health risks, including obesity, associated with consumption of these ingredients, as well as increased consumer litigation based on alleged adverse health impacts of consumption of various food products. A continuing global focus on health and wellness, including weight management, and increasing media attention to the role of food marketing, could adversely affect Diamond’s brand image or lead to stricter regulations and greater scrutiny of food marketing practices. Increased legal or regulatory restrictions on Diamond’s advertising, consumer promotions and marketing, or the response of Diamond to such restrictions, could limit its efforts to maintain, extend and expand its brands. Moreover, adverse publicity about regulatory or legal action against Diamond could damage its reputation and brand image, undermine customers’ confidence and reduce long-term demand for its products, even if the regulatory or legal action is unfounded or not material to Diamond’s operations.

Increased costs associated with product processing and transportation, such as water, electricity, natural gas and fuel costs, could increase Diamond’s expenses and reduce its profitability.

Diamond requires a substantial amount of energy and water to process its products. Transportation costs, including fuel and labor, also represent a significant portion of the cost of Diamond’s products, because Diamond uses third-party truck and rail companies to collect its raw materials and deliver its products to its distributors and customers. These costs fluctuate significantly over time due to factors that may be beyond Diamond’s control, including increased fuel prices, adverse weather conditions or natural disasters, employee strikes and increased export and import restrictions. Diamond may not be able to pass on increased costs of production or transportation to its customers. In addition, from time to time, transportation service providers have a backlog of shipping requests, which could impact Diamond’s ability to ship products in a timely fashion. Increases in the cost of water, electricity, natural gas, fuel or labor, and failure to ship products on time, could increase Diamond’s costs of production and adversely affect its profitability.

Diamond’s raw materials are subject to fluctuations in availability and price.

The availability, size, quality and cost of raw materials for the production and packaging of Diamond’s products, including potato flakes, nuts, potatoes, corn and corn products, cooking and vegetable oils, corrugate, resins and other commodities, are subject to price volatility and fluctuations in availability caused by changes in global supply and demand, weather conditions, governmental agricultural and energy programs, exchange rates for foreign currencies and consumer demand. For example, Diamond’s potato chip and other potato snack-related products are dependent on suppliers providing Diamond with an adequate supply of quality potatoes and potato flakes on a timely basis. The failure of suppliers to meet the specifications, quality standards or delivery schedules could have an adverse effect on Diamond’s potato chip and other potato snack-related operations. In particular, a sudden scarcity, substantial price increase, or unavailability of ingredients could adversely affect Diamond’s operating results. There can be no assurance that alternative ingredients would be available when needed on commercially attractive terms, if at all. In addition, high commodity prices could lead to unexpected costs and price increases of Diamond’s products which might dampen growth of consumer demand for Diamond’s products. Currently, Diamond does not hedge against changes in commodity prices. If Diamond is unable to increase productivity to offset these increased costs or increase its prices, this could substantially harm Diamond’s business and results of operations.

If the parties Diamond depends upon for raw material supplies do not perform adequately, Diamond’s ability to manufacture its products may be impaired, which could harm Diamond’s business and results of operations.

Diamond relies on third-party suppliers for the raw materials it uses to manufacture its products, and Diamond’s ability to manufacture its products depends on receiving adequate supplies on a timely basis, which may be difficult or uneconomical to procure. In some cases, such as the supply of canisters for its potato crisps, the Pringles Business is dependent upon single canister suppliers in the United States and Europe. If Diamond does not maintain good relationships with suppliers that are important to it or is unable to identify a replacement supplier or develop its own sourcing capabilities, its ability to manufacture its products may be harmed, which would result in interruptions in Diamond’s business. In addition, even if Diamond is able to find replacement suppliers when needed, it may not be able to enter into agreements with them on favorable terms and conditions, which could increase Diamond’s costs of production. The occurrence of any of these risks could adversely affect Diamond’s business and results of operations.

If Diamond is unable to compete effectively in the markets in which it operates, its sales and profitability would be negatively affected.

In general, competition in Diamond’s markets is highly competitive and based on product quality, price, brand recognition and brand loyalty. As a result, there are ongoing competitive product and pricing pressures in the markets in which Diamond operates, as well as challenges in maintaining profit margins. Diamond’s products compete against food and snack products sold by many regional and national companies, some of which are substantially larger and have greater resources than Diamond has. The greater scale and resources that may be available to Diamond’s competitors could provide them with the ability to lower prices or increase their promotional or marketing spending to compete more effectively. To address these challenges, Diamond must be able to successfully respond to competitive factors, including pricing, promotional incentives and trade terms. Diamond may need to reduce its prices in response to competition and to maintain its market share. Competition and customer pressures may restrict its ability to increase prices in response to commodity or other cost increases. Diamond may also need to increase spending on marketing, advertising and new product innovation to maintain or increase its market share. If Diamond is unable to compete effectively, Diamond could be unable to increase the breadth of the distribution of its products or lose customers or distribution of products, which could have an adverse impact on its sales and profitability.

The loss of any major customer could decrease sales and adversely impact Diamond’s net income.

Diamond depends on a few significant customers for a large proportion of its net sales. This concentration has become more pronounced with the trend toward consolidation in the retail grocery store industry. Sales to Diamond’s top customer, Wal-Mart Stores, Inc. (which includes sales to both Sam’s Club and Wal-Mart), represented approximately 15% and 17% of Diamond’s net sales for the fiscal years ended July 31, 2011 and 2010, respectively. Sales to Wal-Mart Stores, Inc., accounted for approximately 13% and 12% of Pringles Business’ net sales for the fiscal years ended June 30, 2011 and 2010, respectively. Sales to Costco Wholesale Corporation represented 11% and 12% of Diamond’s net sales for the fiscal years ended July 31, 2011 and 2010, respectively. The success of Diamond’s business is dependent on its ability to successfully manage relationships with these customers, or any other significant customer. Further, there is a continuing trend towards retail trade consolidation, which can create significant cost and margin pressure on Diamond’s business. The loss of any major customers, or any other significant customer, or a material decrease in their purchases from Diamond, could result in decreased sales and adversely impact Diamond’s net income.

Diamond’s proprietary brands and packaging designs are essential to the value of its business, and the inability to protect , and costs associated with protecting, its intellectual property could harm the value of its brands and adversely affect its business and results of operations.

The success of Diamond depends significantly on its know-how and other intellectual property. For example, the Pringle Business established its leading market position in the stackable crisp segment of the potato chip market and developed its signature stackable crisp using proven, patented technology. Diamond also relies on a combination of trademarks, service marks, trade secrets, patents, copyrights and similar rights to protect its intellectual property. Diamond’s success also depends in large part on its continued ability to use existing trademarks and service marks in order to maintain and increase brand awareness and further develop its brand. Diamond’s efforts to protect its intellectual property may not be adequate, third parties may misappropriate or infringe on Diamond’s intellectual property or develop more efficient and advanced technologies, Diamond’s patents expire over time and third parties may use such previously patented technology to compete against Diamond, and its third-party manufacturers and partners may disclose Diamond’s trade secrets. From time to time, Diamond is engaged in litigation to protect its intellectual property, which could result in substantial costs as well as diversion of management attention. The occurrence of any of these risks could adversely affect Diamond’s business and results of operations.

Diamond depends on its key personnel and if it loses the services of any of these individuals, or fails to attract and retain additional key personnel, it may not be able to implement its business strategy or operate its business effectively.

Diamond’s future success largely depends on the contributions of its senior management team. Diamond believes that these individuals’ expertise and knowledge about Diamond’s industry and their respective fields and their relationships with other individuals in Diamond’s industry are critical factors to Diamond’s continued growth and success. Diamond does not carry key person insurance. The loss of the services of any member of Diamond’s senior management team could have an adverse effect on Diamond’s business and prospects. Diamond’s success also depends upon its ability to attract and retain additional qualified sales, marketing and other personnel.

Economic downturns may adversely affect Diamond’s business, financial condition and results of operations.

Unfavorable economic conditions may negatively affect Diamond’s business and financial results. These economic conditions could negatively impact consumer demand for Diamond’s products, the mix of its products’ sales, its ability to collect accounts receivable on a timely basis, the ability of suppliers to provide the materials required in its operations and its ability to obtain financing or to otherwise access the capital markets. Additionally, unfavorable economic conditions could have an impact on Diamond’s lenders or customers, causing them to fail to meet their obligations to Diamond. The occurrence of any of these risks could adversely affect Diamond’s business, financial condition and results of operations.

Diamond’s business and operations could be negatively impacted if it fails to maintain satisfactory labor relations.

The success of Diamond’s business depends substantially upon Diamond’s ability to maintain satisfactory relations with Diamond’s employees. Diamond’s production workforce in one of its facilities belongs to a union and is covered by a collective bargaining agreement. Strikes or work stoppages and interruptions could occur if Diamond is unable to renew this agreement on satisfactory terms. If a work stoppage or slow down were to occur, it could adversely affect Diamond’s business and disrupt Diamond’s operations. The terms and conditions of existing or renegotiated agreements also could increase Diamond’s costs or otherwise affect Diamond’s ability to fully implement future operational changes to its business.

Diamond’s business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which it conducts business and other factors related to its international operations.

Diamond conducts a substantial amount of its business with vendors and customers located outside the United States. During fiscal 2011, sales outside the United States, primarily in the United Kingdom, Canada, South Korea, Japan, Germany, Netherlands, Turkey, China and Spain, accounted for approximately 30% of Diamond’s net sales. During fiscal 2011, sales of the Pringles Business outside of the United States represented over half of its net sales. With the acquisition of the Pringles Business, Diamond expects a substantial increase in the percentage of its products sold in countries other than the United States. In addition, Diamond expects a substantial increase of its operations and employees that are located outside of the United States, including in Belgium. As a result of its significant international operations, Diamond is subject to a number of risks, including, but not limited to, changes in exchange rates for foreign currencies, which may reduce the U.S. dollar value of revenues and earnings received, as well as exchange controls and other limits on its ability to repatriate earnings from outside the United States. Diamond maintains local currency cash balances in a number of foreign countries with exchange controls.

Further, Diamond expects to achieve growth, in part, by achieving disproportionate growth in developing regions. Should growth rates or the market share of Diamond’s products fall substantially below expected levels in these regions, its financial condition could be adversely affected.

In addition, many factors relating to Diamond’s international operations and to particular countries in which Diamond operates could have a negative impact on its business, financial condition and results of operations. These factors include:

•	negative economic developments in economies around the world and the instability of governments, including the threat of war, terrorist attacks, epidemic or civil unrest;

•	adverse changes in laws and governmental policies, especially those affecting trade and investment;

•	pandemics, such as the flu, which may adversely affect Diamond’s workforce as well as its local suppliers and customers;

•	earthquakes, tsunamis, floods or other major disasters which may limit the supply of nuts or other products that Diamond purchases abroad;

•	tariffs, quotas, trade barriers, other trade protection measures and import or export licensing requirements imposed by governments;

•	foreign currency exchange and transfer restrictions;

•	increased costs, disruptions in shipping or reduced availability of freight transportation;

•	differing labor standards;

•	differing levels of protection of intellectual property;

•	difficulties and costs associated with complying with U.S. laws and regulations applicable to entities with overseas operations;

•	the threat that Diamond’s operations or property could be subject to nationalization and expropriation;

•

varying practices of the regulatory, tax, judicial and administrative bodies in the jurisdictions where Diamond operates, including without limitation potentially negative consequences from changes in anti-competition laws;

•	difficulties and costs associated with complying with, and enforcing remedies under, a wide variety of complex foreign laws, treaties and regulations; and

•	potentially burdensome taxation and changes in foreign tax laws.

The occurrence of any of these international business risks could have an adverse effect on Diamond’s business, financial condition and results of operations.

A material impairment in the carrying value of acquired goodwill or other intangible assets could negatively affect Diamond’s consolidated operating results and net worth.

A significant portion of Diamond’s assets is goodwill and other intangible assets, the majority of which are not amortized but are reviewed at least annually for impairment. If the carrying value of these assets exceeds the current fair value, the asset is considered impaired and is reduced to fair value resulting in a non-cash charge to earnings. Events and conditions that could result in impairment include a sustained drop in the market price of Diamond’s common stock, increased competition or loss of market share, product innovation or obsolescence, or product claims that result in a significant loss of sales or profitability over the product life. At July 31, 2011, the carrying value of goodwill and other intangible assets totaled $858.4 million, compared to total assets of $1,288.4 million and total stockholders’ equity of $454.8 million.

Upon conclusion of the Transactions, Diamond will have incurred a substantial amount of indebtedness, which could adversely affect its ability to raise additional capital to fund its operations and limit its ability to react to changes in the economy or its industry.

Upon conclusion of the Transactions, Diamond will have incurred a substantial amount of debt. Diamond’s ability to make scheduled payments or to refinance its indebtedness depends on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond Diamond’s control. Diamond may not be able to maintain a level of cash flow from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness. If Diamond’s cash flows and capital resources are insufficient to fund its debt service obligations, Diamond may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance its indebtedness. Diamond may not be able to take any of these actions, and these actions may not be successful or permit it to meet its scheduled debt service obligations and these actions may not be permitted under the terms of its existing or future debt agreements. In the absence of such operating results and resources, Diamond could face liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. Since Diamond’s debt agreements restrict its ability to dispose of assets, it may not be able to consummate such dispositions, and this could result in its inability to meet its debt service obligations.

This indebtedness could have other important consequences, including:

•	increasing Diamond’s vulnerability to adverse economic, industry or competitive developments;

•	exposing Diamond to the risk of increased interest rates to the extent that its indebtedness bears interest at variable rates;

•

making it more difficult to satisfy obligations with respect to Diamond’s indebtedness, and any failure to comply with the obligations of any of its debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing the indebtedness;

•	restricting Diamond from making strategic acquisitions or causing it to make non-strategic divestitures;

•

limiting Diamond’s ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•

placing Diamond at a competitive disadvantage compared to competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that its leverage prevents it from pursuing.

In addition, Diamond may be able to incur substantial additional indebtedness in the future. Although existing agreements governing its indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to Diamond’s and its subsidiaries’ existing debt levels, the related risks that it now faces would increase.

Diamond expects the debt agreements that will be entered into in conjunction with the Transactions will contain restrictions limiting Diamond’s flexibility in operating its business.

Diamond’s credit facilities will contain various covenants that limit Diamond’s ability to engage in specified types of transactions. These covenants may limit Diamond’s ability to, among other things:

•	make certain investments or other capital expenditures;

•	sell assets;

•	create liens;

•	acquire other companies and businesses;

•	borrow additional funds under new revolving credit facilities;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of Diamond’s assets; and

•	enter into transactions with Diamond’s affiliates.

A breach of any of these covenants could result in a default under Diamond’s credit facilities. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding under the credit facilities to be immediately due and payable and terminate all commitments to extend further credit. To the extent any of these credit facilities are secured, if Diamond was unable to repay those amounts, the lenders under these credit facilities could proceed against the collateral granted to them to secure that indebtedness.

The voting power of pre-Merger Diamond stockholders will be reduced as a result of the Transactions.

Following the Transactions, the Diamond common stock outstanding immediately prior to the Merger will represent approximately 43% of the Diamond common stock that will be outstanding immediately after the Merger, and the Diamond common stock issued in connection with the conversion of shares of Pringles Company common stock in the Merger will represent approximately 57% of the Diamond common stock that will be outstanding immediately after the Merger.

The market price of Diamond’s common stock is volatile and may result in investors selling shares of its common stock at a loss.

The trading price of Diamond’s common stock is volatile and subject to fluctuations in price in response to various factors, many of which are beyond Diamond’s control, including:

•	Diamond’s operating performance and the performance of other similar companies;

•	changes in Diamond’s revenues or earnings estimates or recommendations by any securities analysts who may decide to follow its stock or its industry;

•	publication of research reports about Diamond or its industry by any securities analysts who may decide to follow its stock or its industry;

•	speculation in the press or investment community;

•	terrorist acts; and

•	general market conditions, including economic factors unrelated to Diamond’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation against Diamond could result in substantial costs and divert its management’s attention and resources.

Diamond’s ability to raise capital in the future may be limited, and its failure to raise capital when needed could prevent it from executing its growth strategy.

The timing and amount of Diamond’s working capital and capital expenditure requirements may vary significantly depending on many factors, including:

•	market acceptance of its products;

•	the need to make large capital expenditures to support and expand production capacity;

•	the existence of opportunities for expansion; and

•	access to and availability of sufficient management, technical, marketing and financial personnel.

If Diamond’s capital resources are not sufficient to satisfy its liquidity needs, it may seek to sell additional equity or debt securities or obtain other debt financing. The sale of additional equity or convertible debt securities would result in additional dilution to its stockholders. Additional debt would result in increased expenses and could result in covenants that would further restrict its operations. Diamond may not be able to obtain additional financing, if required, in amounts or on terms acceptable to Diamond, or at all.

Anti-takeover provisions could make it more difficult for a third party to acquire Diamond.

Diamond has adopted a stockholder rights plan and will issue one preferred stock purchase right with each share of Diamond common stock that it issues. Each right will entitle the holder to purchase one one-hundredth of a share of Diamond’s Series A Junior Participating Preferred Stock. Under certain circumstances, if a person or group acquires 15% or more of Diamond’s outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $60.00 exercise price, shares of Diamond’s common stock or of any company into which Diamond is merged having a value of $120.00. In addition, this exercise price may be increased by Diamond’s board of directors in the future, which would increase the resulting effect of triggering the rights plan. The rights expire in March 2015 unless extended by Diamond’s board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to acquire Diamond without the approval of Diamond’s board of directors, Diamond’s rights plan could make it more difficult for a third party to acquire Diamond (or a significant percentage of its outstanding capital stock) without first negotiating with Diamond’s board of directors regarding such acquisition.

In addition, Diamond’s board of directors has the authority to issue up to 5,000,000 shares of preferred stock (of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock) and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Diamond common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

Further, certain provisions of Diamond’s charter documents, including provisions establishing a classified board of directors, eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or Diamond’s management, which could have an adverse effect on the market price of Diamond’s common stock. Further, Diamond is subject to the anti-takeover provisions of section 203 of the Delaware General Corporation Law, which will prohibit an “interested stockholder” from engaging in a “business combination” with Diamond for a period of three years after the date of the transaction in which the person became an interested stockholder, even if such combination is favored by a majority of stockholders, unless the business combination is approved in a prescribed manner. All of the foregoing could have the effect of delaying or preventing a change in control or management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, including the information incorporated by reference into this proxy statement, contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.

You should understand that the risks, uncertainties, factors and assumptions listed and discussed in this proxy statement, including the following important factors and assumptions, could affect the future results of Diamond following the Transactions and could cause actual results to differ materially from those expressed in the forward-looking statements:

•

volatility of commodity markets from which raw materials and packaging materials, particularly potato flakes, nuts, potatoes, corn and corn products, cooking and vegetable oils, corrugate and resins, are procured and the related impact on costs;

•

the integration of the Pringles Business with Diamond’s business, operations and culture and the ability to realize synergies and other potential benefits of the Transactions within the time frames currently contemplated;

•	the inability of Diamond to manage its growth effectively;

•	a disruption at any of Diamond’s production facilities;

•	increased water, electricity, natural gas and fuel costs and their impact on transportation, manufacturing and packaging costs;

•	the ability to successfully implement price changes;

•	the success and cost of marketing and sales programs and strategies intended to promote growth in Diamond’s business, which will include the Pringles Business after the completion of the Transactions;

•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;

•

the concentration of Diamond’s business, which will include the Pringles Business after the completion of the Transactions, with key customers and the ability to manage and maintain key customer relationships;

•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer;

•	changes in the food industry, including changing dietary trends, consumer snack preferences and adverse publicity about the health effects of consuming Diamond’s products;

•	the ability of Diamond and Pringles to obtain any required financing;

•	the timing and amount of Diamond’s capital expenditures, restructuring and merger and integration costs;

•	the outcome of current and future tax examinations and other tax matters, and their related impact on Diamond’s tax positions;

•	foreign currency and interest rate fluctuations;

•	other factors affecting share prices and capital markets generally; and

•	the other factors described under “Risk Factors.”

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this proxy statement. None of P&G, the Pringles Company, Diamond or the dealer manager assumes any obligation to update or revise these forward-looking statements to reflect new events or circumstances, except as required by law.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The special meeting will be held at                      on                     , 2011, at      a.m., Pacific Time. This proxy statement and the accompanying form of proxy card were first mailed to stockholders on or about September 26, 2011.

Purposes of the Special Meeting

The purposes of the special meeting are for you to consider and vote upon:

•	a proposal to approve the issuance of Diamond common stock in connection with the Merger;

•

subject to the above proposal, a proposal to approve the adoption of the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock in the form attached as Annex D to this document; and

•

a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to issue Diamond common stock in connection with the Merger.

No business may be transacted at the special meeting other than the matters set forth in this proxy statement.

Record Date of the Special Meeting

Holders of record of Diamond common stock at the close of business on                     , 2011 will be entitled to notice of the special meeting and to vote at the special meeting or any adjournment or postponement of the special meeting.

Outstanding Shares

As of the close of business on the record date, there were              outstanding shares of Diamond common stock that are entitled to vote at the special meeting.

Shares Entitled to Vote at the Special Meeting

You are entitled to one vote for each share of Diamond common stock held as of the record date. Diamond common stock beneficially held by Diamond or its subsidiaries will not be voted.

Quorum Requirements for the Special Meeting

A quorum of Diamond stockholders is necessary to hold a valid special meeting.

The presence in person or by proxy at the special meeting of holders of Diamond common stock entitled to exercise as of the record date at least a majority of the outstanding voting power of Diamond common stock is necessary for a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Diamond common stock held by Diamond or its subsidiaries do not count toward a quorum. A “broker non-vote” occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the Diamond common stock and no instruction is given.

Shares Owned by Diamond’s Directors and Executive Officers as of the Record Date

As of the record date, Diamond directors and executive officers as a group owned and were entitled to vote approximately     % of the outstanding Diamond common stock.

Vote Necessary at the Special Meeting to Approve the Proposals

The approval of the proposal relating to the issuance of Diamond common stock in connection with the Merger requires the affirmative vote of the holders of a majority of the shares represented and voting at the special meeting, either in person or by proxy.

The proposal relating to the adoption of the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock requires the approval of at least a majority of the outstanding voting power of Diamond common stock.

The proposal relating to the approval of adjournments or postponements of the special meeting to permit further solicitation of proxies, in necessary, requires the affirmative vote of the holders of a majority of the shares represented and voting at the special meeting, either in person or by proxy.

Abstentions and broker non-votes will have the same effect as a vote against the proposal relating to the adoption of the certificate of amendment to Diamond’s certificate of incorporation, but abstentions and broker non-votes will have no effect on the outcome of the proposals relating to issuance of Diamond common stock in connection with the Merger and adjournments or postponements of the Diamond special meeting, if necessary, to permit further solicitation of proxies, in each case, so long as a majority of the outstanding shares of Diamond common stock have voted on the proposal.

VOTING BY PROXY

Voting Your Proxy

Most stockholders have three options for submitting their votes: by internet, telephone or mail. If you have Internet access, you may submit your proxy by following the “Vote by Internet” instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card. If you complete and properly sign the proxy card you receive and return it to us in the prepaid envelope, your shares will be voted in accordance with the specifications made on the proxy card. If no specification is made on a signed and returned proxy card, the shares represented by the proxy will be voted “FOR” each of the proposals presented. We encourage stockholders with Internet access to record their votes on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause votes to arrive late and therefore not be counted. Stockholders who attend the special meeting may vote in person, and any previously submitted votes will be superseded by the vote cast at the special meeting.

How to Vote

Complete, sign, date and return your proxy card(s) in the enclosed envelope or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card(s).

If you hold Diamond common stock through a broker or other custodian, please follow the voting instructions provided by that firm. If you do not sign, date and return your proxy card(s), or vote by telephone or by using the Internet, or if your shares are held in a stock brokerage account or held by a bank, broker or other nominee, or, in other words, in “street name” and you do not instruct your bank, broker or other nominee how to vote those shares, those shares will not be voted at the special meeting for the proposals relating to the Merger and for the proposals relating to the adoption of the certificate of amendment to Diamond’s certificate of incorporation.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or by using the Internet. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this document. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or by using the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The telephone and Internet proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. The Internet and telephone proxy procedures for Diamond stockholders are also designed to obtain proof of beneficial ownership of Diamond common stock. Votes directed by telephone or by using the Internet through such a program must be received by 11:59 p.m., San Francisco time, on             . Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or by using the Internet with respect to your shares.

Directing the voting of your shares will not affect your right to vote in person if you decide to attend the special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in street name and bring it to the special meeting.

If you sign and submit your proxy but do not make specific choices, your proxy will be voted FOR each of the proposals presented.

The Diamond Board has unanimously approved the Transactions, the Transaction Agreement, and the other agreements relating to the Transactions, and determined that the Transactions, including the issuance of Diamond common stock in connection with the Merger, are advisable, fair to and in the best interests of Diamond and its stockholders. The Diamond Board unanimously recommends that stockholders vote FOR the proposal to issue Diamond common stock in connection with the Merger, FOR the proposal to adopt the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock and FOR the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

Revoking Your Proxy

If you are a record holder of Diamond common stock, you can change your vote at any time before it is voted by:

•	delivering a written notice to Georgeson Inc., that the proxy is revoked;

•

signing and dating a new proxy card(s), and submitting your proxy so that it is received prior to the special meeting or voting by telephone or by using the Internet prior to the special meeting in accordance with the instructions included with the proxy card(s); or

•	attending the special meeting and voting in person.

If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy, and if in the alternative you wish to vote in person at the special meeting, you must bring to the special meeting a letter from the broker confirming your beneficial ownership of the shares and that the broker is not voting the shares at the special meeting. Note that your mere presence at the special meeting will not revoke the appointment if you had previously appointed a proxy. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the special meeting.

Other Voting Matters

Voting in Person

If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the special meeting. However, if your Diamond common stock is held in street name, you must first obtain a legal proxy from your broker authorizing you to vote the shares in person, which you must bring with you to the special meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the special meeting if you tell us about your disability and how you plan to attend. Please call or write the corporate secretary of Diamond at least two weeks before the special meeting at the number or address provided in the section of this document captioned “Where You Can Find More Information; Incorporation by Reference.”

Proxy Solicitations

This document is being furnished to you in connection with the Diamond Board’s solicitation of proxies from the holders of Diamond common stock for the special meeting. In addition to this mailing, Diamond’s directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies personally, electronically or by mail, facsimile or telephone. We will pay the costs of soliciting proxies. We have also engaged Georgeson Inc. to assist in the solicitation of proxies. We will pay this firm a fee of approximately $25,000, plus certain other customary fees and expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Diamond common stock. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your completed proxy card(s) without delay by mail or vote by telephone or by using the Internet if available.

Other Business, Adjournments and Postponements

Other Business

No business may be transacted at the special meeting other than the matters set forth in this proxy statement.

Adjournments of the Special Meeting

Any adjournment may be made from time to time by approval of the stockholders holding a majority of the voting power present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

Postponements of the Special Meeting

If a quorum is not present at the special meeting, stockholders may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. If a quorum is not present at the special meeting, the officers of the company or the holders of a majority of the Diamond common stock entitled to vote who are present in person or by proxy at the special meeting may adjourn or postpone the meeting. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of Diamond common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

INFORMATION ON THE DISTRIBUTION

P&G expects that the shares of Pringles Company common stock will be distributed to P&G shareholders in an Exchange Offer in which P&G shareholders would have the option to exchange their shares of P&G common stock for shares of Pringles Company common stock (and any subsequent pro rata dividend if the Exchange Offer is consummated but not fully subscribed), as described in the next paragraph. Shares of Pringles Company common stock will be offered to P&G shareholders in the Exchange Offer based upon the market prices of shares of P&G common stock and Diamond common stock calculated during a specified period pursuant to the terms of the Exchange Offer, at a discount which will be set by P&G at the time of commencement of the Exchange Offer. Promptly after the specific terms of the Exchange Offer are set, Diamond will publish a press release describing them. The press release will be filed with the SEC and available to stockholders on Diamond’s web page (www.diamondfoods.com).

On or prior to the expiration of the Exchange Offer, P&G will irrevocably deliver to the exchange agent all of the shares of Pringles Company common stock outstanding, with irrevocable instructions to hold the shares of Pringles Company common stock in trust for P&G shareholders whose shares of P&G common stock are being accepted for exchange in the Exchange Offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after the consummation of the Exchange Offer. If the Exchange Offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares in a pro rata dividend to all P&G shareholders whose shares of P&G common stock remain outstanding after consummation of the Exchange Offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Pringles Company common stock not exchanged in the Exchange Offer and to be distributed in a pro rata dividend and that number of Diamond common stock, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the Exchange Offer) on a pro rata basis as promptly as practicable thereafter.

Diamond and Diamond stockholders are not a party to the Distribution and are not being asked to separately vote on the Distribution or to otherwise participate in the Distribution.

Diamond expects to issue 29,143,190 shares of Diamond common stock in the Merger. Based upon the reported closing sales price of $     per share for shares of Diamond common stock on NASDAQ on September 23, 2011, the last NASDAQ trading day prior to the date of this proxy statement, the total value of the consideration to be paid by Diamond in the Transactions, including Pringles Debt in an amount between $700 million and $1.05 billion to be assumed by Merger Sub after the consummation of the Transactions, would have been an amount between $     billion and $     billion. The value of the consideration to be paid by Diamond will depend on the market price of Diamond common stock at the time of determination.

P&G’s Exchange Offer will be subject to various conditions that will be described in the Pringles Company’s registration statement and Diamond’s registration statement.

The information included in this section regarding P&G’s Exchange Offer is being provided to Diamond’s stockholders for informational purposes only and is not complete. For additional information on P&G’s Exchange Offer and the terms and conditions of P&G’s Exchange Offer, Diamond stockholders are urged to read the Pringles Company’s registration statement on Form S-4/S-1 or Diamond’s registration statement on Form S-4.

INFORMATION ON DIAMOND

Overview

Diamond is an innovative packaged food company focused on building, acquiring and energizing brands. Diamond specializes in processing, marketing and distributing snack products and culinary, in-shell and ingredient nuts. In 2004, Diamond complemented its strong heritage in the culinary nut market under the Diamond of California® brand by launching a full line of snack nuts under the Emerald® brand. In September 2008, Diamond acquired the Pop Secret® brand of microwave popcorn products, which provided Diamond with increased scale in the snack market, significant supply chain economies of scale and cross-promotional opportunities with Diamond’s existing brands. In March, 2010, Diamond acquired Kettle Foods, a leading premium potato chip company in the two largest potato chip markets in the world, the United States and United Kingdom, which added the complementary premium Kettle Brand® to Diamond’s existing portfolio of leading brands in the snack industry. Diamond sells its products to global, national, regional and independent grocery, drug and convenience store chains, as well as to mass merchandisers, club stores and other retail channels. Diamond’s principal executive offices are located at 600 Montgomery Street, 13th Floor, San Francisco, California 94111-2702.

During fiscal 2011, sales outside the United States, primarily in the United Kingdom, Canada, South Korea, Japan, Germany, Netherlands, Turkey, China and Spain accounted for approximately 30% of Diamond’s net sales. For the fiscal years ended July 31, 2011 and 2010, Diamond had $965.9 million and $680.2 million of net sales, respectively, and generated net income of $50.2 million and $26.2 million, respectively.

Diamond has three product lines:

•

Snack. Diamond sells snack products under the Emerald®, Pop Secret® and Kettle Brand® brands and after the completion of the Transactions will sell snack products under the Pringles® brand. Emerald products include roasted, glazed and flavored nuts, trail mixes, seeds, dried fruit and similar offerings packaged in innovative resealable containers. In September 2008, Diamond expanded its snack product line with the acquisition of the Pop Secret microwave popcorn from General Mills, Inc. Microwave popcorn products are offered in a variety of traditional flavors, as well as a “better-for-you” product offering featuring 100-calorie packs. On March 31, 2010, Diamond complemented its snack portfolio with the acquisition of Kettle Foods, a leading premium potato and tortilla chip company. Kettle Foods products are offered in a variety of flavors and sizes. Diamond’s snack products are typically available in grocery store snack, natural and produce aisles, mass merchandisers, club stores, convenience stores, drug stores, natural food stores and other places where snacks are sold.

•

Culinary and Retail In-shell. Diamond sells culinary nuts under the Diamond of California® brand in grocery store baking aisles and produce aisles and through mass merchandisers and club stores. Culinary nuts are marketed to individuals who prepare meals or baked goods at home and who value fresh, high-quality products. Diamond also sells in-shell nuts under the Diamond of California® brand, primarily during the winter holiday season. These products are typically available in grocery store produce sections, mass merchandisers and club stores.

•

Non-Retail. Diamond’s non-retail nut business includes international markets and North American ingredient customers. Diamond markets ingredient nuts internationally under the Diamond of California® brand to food processors, restaurants, bakeries and food service companies and their suppliers. Diamond’s institutional and industrial customers use Diamond’s standard or customer-specified products to add flavor and enhance nutritional value and texture in their product offerings.

Diamond’s net sales were as follows (in millions):

	Year Ended July 31,
	2011	2010	2009
Snack	$553.2	$321.4	188.9
Culinary and Retail In-shell	262.9	249.0	276.2

Total Retail	816.1	570.4	465.1

International Non-Retail	119.0	69.2	68.9
North American Ingredient/Food Service and Other	30.8	40.6	36.9

Total Non-Retail	149.8	109.8	105.8

Total Net Sales	$965.9	$680.2	570.9

Diamond’s fiscal year begins on August 1 and ends on the following July 31. For example, Diamond’s “fiscal 2011” began on August 1, 2010 and ended on July 31, 2011.

Diamond’s Business

Marketing

Diamond believes that its marketing efforts are fundamental to the success of its business. Advertising expenses were $44.4 million in fiscal year 2011, $33.0 million in fiscal year 2010 and $28.8 million in fiscal year 2009. Diamond develops marketing strategies specific to each product line, focusing on building brand awareness and attracting consumers to its offerings. To maintain good customer relationships, these efforts are designed to establish a premium value proposition to minimize the impact on Diamond’s customers’ private label sales.

Diamond’s consumer-targeted marketing campaigns include television, print and digital advertisements, coupons, co-marketing arrangements with complementary consumer product companies, and cooperative advertising with select retail customers. Diamond’s television advertising airs on national network and cable channels and often are aired during key sporting events suited to Diamond’s product demographic. Diamond designs and provides point-of-purchase displays for use by its retail customers. These displays help to merchandize Diamond’s products in a consistent, eye-catching manner and make Diamond’s products available for sale in multiple locations in a store, which increases impulse purchase opportunities. Diamond’s public relations and event sponsorship efforts are an important component of Diamond’s overall marketing and brand awareness strategy. Diamond offers samples and supports active lifestyle consumers by sponsoring events such as marathons and other running events. Promotional activities associated with Diamond’s ingredient/food service products include attending regional and national trade shows, trade publication advertising, and customer-specific marketing efforts. These promotional efforts highlight Diamond’s commitment to quality assurance, processing and storage capabilities and product customization.

Sales and Distribution

In North America, Diamond markets its consumer products through its sales personnel directly to large national grocery, mass merchandiser, club, convenience stores and drug store chains. Diamond’s sales department also oversees Diamond’s broker and distributor network. Diamond’s distributor network carries Kettle Brand® potato chips to grocery, convenience and natural food stores in various parts of the United States and Canada. In the United Kingdom, Diamond markets its potato chip products through Diamond’s sales personnel directly to national grocery, co-op and impulse store chains.

Diamond distributes its products from its own production facilities in Alabama, California, Indiana, Oregon, Wisconsin, and Norwich, England, and from leased warehouse and distribution facilities in California, Georgia, Illinois, Indiana, New Jersey, Oregon, Wisconsin, Ontario, Canada and Snetterton, England. Diamond’s sales administration and logistics departments manage the administration and fulfillment of customer orders. The majority of Diamond’s products are shipped from Diamond’s production, warehouse and distribution facilities by contract and common carriers.

Product Development and Production

Diamond’s innovation program is broken down into four phases. A cross-functional team leads this process from idea generation through commercialization. The Diamond team utilizes outside partners to bring additional expertise as well as resources to the front end of this development process. Once new products have been identified and developed, Diamond’s internal cross-functional commercialization team manages the process from inception to large-scale production and is responsible for consistently delivering high-quality products to market. Diamond processes and packages most of its nut products at the Stockton, California, Robertsdale, Alabama, and Fishers, Indiana facilities; Diamond’s popcorn products are primarily processed and packaged in the Van Buren, Indiana facility under a third-party co-pack arrangement; and Diamond’s potato chips are processed and packaged at Salem, Oregon, Beloit, Wisconsin, and Norwich, England facilities. Periodically, Diamond may use third parties to process and package a portion of its products when warranted by demand and specific technical requirements.

Competition

Diamond operates in a highly competitive environment. Diamond’s products compete against food products sold by many regional and national companies, some of which are larger and have substantially greater resources than Diamond does. Diamond believes that additional competitors will enter the snack product market as large food companies begin to offer products that directly compete with Diamond’s snack product offerings. Diamond also competes for shelf space of retail grocers, convenience stores, drug stores, mass merchandisers, natural food and club stores. As these retailers consolidate, the number of customers and potential customers declines and their purchasing power increases. As a result, there is greater pressure to manage distribution capabilities in ways that increase efficiency for these large retailers, especially on a national scale. In general, competition in Diamond’s markets is based on product quality, price, brand recognition and loyalty. The combination of the strength of Diamond’s brands, Diamond’s product quality and differentiation, as well as Diamond’s broad channel distribution helps Diamond to compete effectively in each of these categories. Diamond’s principal competitors are regional and national nut manufacturers, national popcorn manufacturers, regional and national potato chip manufacturers and regional, national and international food suppliers.

Raw Materials and Supplies

Diamond obtains its raw materials from domestic and international sources. Diamond currently purchases a majority of its walnuts from growers located in California who have entered into long-term supply contracts with Diamond. Additional walnuts may be purchased from time to time from other California walnut processors. Diamond purchases its other nut requirements from domestic and international processors on the open market. For example, during fiscal 2011, all of the walnuts, peanuts and almonds Diamond obtained were grown in the United States, most of Diamond’s supply of hazelnuts came from the United States and Diamond’s supply of pecans were sourced from the United States and northern Mexico. With respect to nut types sourced primarily from abroad, Diamond imports Brazil nuts from the Amazon basin, cashew nuts from India, Africa, Brazil and Southeast Asia, hazelnuts from Turkey and pine nuts from China and Turkey. Outside of Diamond’s nut products, Diamond obtains corn from its primary third-party co-packer in the United States, with additional sourcing capabilities, if needed, from Argentina. Diamond obtains potatoes from the United States and the United Kingdom, with additional sourcing capabilities, if needed, from Continental Europe.

Diamond believes that it will be able to procure an adequate supply of raw materials for its products in the future, although the availability and cost of raw materials are subject to crop size, quality, yield fluctuations, changes in governmental regulation, and the rate of supply contract renewals, as well as other factors.

Diamond purchases all other supplies used in its business from third parties, including roasting oils, seasonings, plastic containers, foil bags, labels and other packaging materials. Diamond believes that each of these supplies is available from multiple sources and that Diamond’s business is not materially dependent upon any individual supplier relationship.

Trademarks and Patents

Diamond markets its products primarily under the Diamond®, Emerald®, Pop Secret® and Kettle Brand® brands, each of which is protected with trademark registration with the U.S. Patent and Trademark Office, as well as in various other jurisdictions. Diamond’s agreement with Blue Diamond Growers limits Diamond’s use of the Diamond® brand in connection with its marketing of snack nut products, but preserves its exclusive use of the Diamond® brand for all culinary and in-shell nut products. Diamond also owns two U.S. patents related to nut processing methods, a number of U.S. patents acquired from General Mills related to popcorn pouches, flavoring and microwave technologies and patents acquired through its acquisition of Kettle Foods related to the manufacturing of chips and tortillas. While these patents, which have various durations, are an important element of Diamond’s success, Diamond’s business as a whole is not materially dependent on them. Diamond expects to continue to renew for the foreseeable future those trademarks that are important to Diamond’s business.

Seasonality

Diamond experiences seasonality in its business. Demand for Diamond’s in-shell and culinary products is highest during the months of October, November and December. Diamond purchases walnuts and pecans between August and February, and processes them throughout the year until the following harvest. Diamond purchases potatoes throughout the year, and demand for potato chips is highest in the months of June, July and August in the United States and November and December in the United Kingdom. As a result of this seasonality, Diamond’s personnel, working capital requirements and inventories peak during the last four months of the calendar year. Diamond experiences seasonality in capacity utilization at its Stockton, California and Fishers, Indiana facilities associated with the annual walnut harvest.

Customers

Sales to Wal-Mart Stores, Inc. (which includes sales to both Sam’s Club and Wal-Mart), accounted for approximately 15%, 17% and 21% of Diamond’s net sales for the fiscal years ended July 31, 2011, 2010 and 2009, respectively. Sales to Costco Wholesale Corporation accounted for 11%, 12% and 13% of Diamond’s net sales for the fiscal years ended July 31, 2011, 2010 and 2009, respectively. No other single customer accounted for more than 10% of Diamond’s net sales.

Employees

As of July 31, 2011, Diamond had 1,797 full-time employees consisting of 1,310 production and distribution employees, 393 administrative and corporate employees, and 94 sales and marketing employees. Diamond’s labor requirements typically peak during the last quarter of the calendar year, when Diamond generally uses temporary labor to supplement its full-time work force. Diamond’s production and distribution employees in the Stockton, California plant are members of the International Brotherhood of Teamsters. Diamond considers relations with its employees to be good.

Properties

Diamond owns its facility located on 70 acres in Stockton, California. This facility consists of approximately 635,000 square feet of office and production space and 120,000 square feet of refrigerated storage space. Diamond acquired three production facilities in the Kettle Foods transaction consisting of approximately 70,000 square feet of office and production space in Salem, Oregon, approximately 123,000 square feet of office and production space in Norwich, England, and 68,000 square feet of office and production space in Beloit, Wisconsin. Diamond leases office space in San Francisco, California. Three additional production facilities are located in Robertsdale, Alabama, Fishers, Indiana and Van Buren, Indiana. The Robertsdale facility is owned by Diamond. It consists of approximately 55,000 square feet of office and production space and 15,000 square feet of refrigerated storage space. The Fishers facility is leased and consists of approximately 117,000 square feet of office and production space and 60,000 square feet of warehouse/storage space. The leases on the Fishers facility are non-cancellable operating leases which expire in 2015 and 2019. Diamond owns the Van Buren facility, in which a co-packer manufactures Diamond’s popcorn products, which consists of approximately 40,000 square feet and is located on the co-packer’s manufacturing campus. Finally, Diamond leases warehousing facilities in California, Georgia, Illinois, Indiana, New Jersey, Oregon, Wisconsin, Canada and the United Kingdom.

Diamond believes that its facilities are generally well maintained and are in good operating condition, and will be adequate for Diamond’s needs for the foreseeable future.

Legal Proceedings

Diamond is the subject of various legal actions in the ordinary course of its business. All such matters, and the matter described above, are subject to many uncertainties that make their outcomes unpredictable. Diamond believes that resolution of these matters will not have a material adverse effect on Diamond’s financial condition, operating results or cash flows.

Directors and Officers of Diamond Before and After the Transactions

Board of Directors

The directors of Diamond immediately following the closing of the Transactions are expected to be the directors of Diamond immediately prior to the closing of the Transactions. The members of the Diamond Board are classified into three classes pursuant to Diamond’s bylaws.

Listed below is the biographical information for each person who is currently a member of the Diamond Board.

Laurence M. Baer. Mr. Baer, 54, has served as a director of Diamond since 2005. He has served as the President of the San Francisco Giants Baseball Club, a major league baseball team, since October 2008. Prior to becoming President, Mr. Baer was Executive Vice President of the San Francisco Giants Baseball Club since 1992 and was its Chief Operating Officer since 1996. From 1985 through 1989, Mr. Baer served in marketing positions at Westinghouse Broadcasting. From 1990 until 1992, Mr. Baer served as Assistant to the Chairman of CBS, Inc., a media and entertainment corporation. Mr. Baer holds a B.A. from the University of California, Berkeley, and an M.B.A. from Harvard Business School.

Edward A. Blechschmidt. Mr. Blechschmidt, 59, has served as a director of Diamond since 2008. He was Chief Executive Officer of Novelis Corp. from December 2006 until its sale to the Birla Group on May 2007. Mr. Blechschmidt was Chairman, Chief Executive Officer and President of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services, from 2000 to 2002. From 1999 to 2000, Mr. Blechschmidt served as Chief Executive Officer and a director of Olsten Corporation, the conglomerate from which Gentiva Health Services was split off and taken public. He served as President of Olsten from 1998 to 1999. Mr. Blechschmidt also served as President and Chief Executive Officer of Siemens Nixdorf America and Siemens Pyramid Technologies from 1996 to 1998. Prior to Siemens, he spent more than 20 years with Unisys Corporation, including serving as its Chief Financial Officer. Mr. Blechschmidt serves as a director of Healthsouth Corp., Lionbridge Technologies, Inc., and Columbia Laboratories, Inc. In addition, he served on the Board of Directors of Neoforma, Inc. from 2003 to 2006 and Option Care, Inc. from 2005 to 2007.

John J. Gilbert. Mr. Gilbert, 68, has served as a director of Diamond since 2005 and as Diamond’s Chairman Emeritus since January 2010. He served as the Chairman of the Diamond Board from 2005 to January 2010 and was Chairman of the Board of Diamond’s predecessor company, Diamond Walnut Growers, from 1996 to 2005. Since 1983, Mr. Gilbert has been the owner and President of Gilbert Orchards and Rio Oso Groves, Inc., each of which is a family corporation focusing on walnuts. Mr. Gilbert holds a B.S. from California Polytechnic State University, San Luis Obispo.

Robert M. Lea. Mr. Lea, 68, has served as a director of Diamond since 2005 and was a member of the Board of Directors of Diamond’s predecessor company, Diamond Walnut Growers, from 1993 to 2005. Since 2004, Mr. Lea has practiced law as a solo practitioner with the Law Offices of Robert Lea, which he founded. During 2004, Mr. Lea served as the Managing Partner of Lea and Shepherd, a law firm. From 1984 to 2003, Mr. Lea was a partner of the law firm Lea & Arruti. Mr. Lea holds a B.A. from the University of California, Davis and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall).

Michael J. Mendes. Mr. Mendes, 48, has served as a director of Diamond since 2005, as Diamond’s Chairman, President and Chief Executive Officer since January 2010 and as Diamond’s President and Chief Executive Officer since 1997. Mr. Mendes joined Diamond in 1991 and served as Diamond’s Vice President of International Sales and Marketing prior to being appointed as Diamond’s Chief Executive Officer. Mr. Mendes served as Manager of International Marketing of the Dole Food Company from 1989 to 1991. Mr. Mendes currently serves on the Grocery Manufacturers Association (“GMA”) Board of Directors and served as Chairman of the President’s Advisory Council of the GMA. Mr. Mendes has also served on the Board of Directors of the California Chamber of Commerce and on the advisory board for The Wine Group, a wine company. Mr. Mendes received an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Steven M. Neil. Mr. Neil, 59, has served as a director of Diamond since 2005 and as Diamond’s Executive Vice President, Chief Financial and Administrative Officer since March 2008. In addition, Mr. Neil has served on the Diamond Board since 2005. Prior to joining Diamond, Mr. Neil was Executive Vice President and Chief Financial Officer of The Cooper Companies, Inc., a company that manufactures specialty healthcare products, from April 2007 until March 2008. From 2005 to April 2007, Mr. Neil was Vice President and Chief Financial Officer of The Cooper Companies. From 2003 to 2005, Mr. Neil served as Executive Vice President, Chief Financial Officer and Secretary of Ocular Sciences, Inc., a contact lens company. From 1997 to 2003, Mr. Neil was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Sola International, a marketer of eyeglass lenses. Mr. Neil holds a B.A. from the University of California, Santa Barbara, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Joseph P. Silveira. Mr. Silveira, 64, has served as a director of Diamond since 2005 and was a member of the Board of Directors of Diamond’s predecessor company, Diamond Walnut Growers, from 2002 to 2005. Mr. Silveira also served on the Board of Valley Fig Growers from 1992 to 2004, an agricultural cooperative, and while on that Board, he also served on the Board of Directors of Sun Diamond, a master cooperative organization that included Diamond Walnut Growers. Since 1994, Mr. Silveira has served as President of Farmland Management Services, Inc., an agricultural services company, directing property acquisitions, operations, leases and sales on behalf of clients including large institutional investors. Mr. Silveira holds a B.S. from California Polytechnic State University, San Luis Obispo.

Glen C. Warren, Jr. Mr. Warren, 55, has served as a director of Diamond since 2005. He has served as President, Chief Financial Officer and a director of Antero Resources LLC, a natural gas exploration and production company, since 2002. Prior to joining Antero Resources LLC, Mr. Warren served as a Managing Director of Concert Energy Advisors, an investment banking advisory firm to energy companies, from 2001 to 2002. From 1998 to 2001, Mr. Warren served as Chief Financial Officer, Executive Vice President and a member of the Board of Directors of Pennaco Energy, Inc., an energy exploration and production company. From 1989 to 1998, Mr. Warren was an investment banker with Dillon, Read & Co., Inc., Kidder, Peabody & Co. Incorporated and Lehman Brothers Inc. From 2004 to May 2007, Mr. Warren served on the board of Venoco, Inc. Mr. Warren holds a B.A. from the University of Mississippi, a J.D. from the University of Mississippi School of Law and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Richard G. Wolford. Mr. Wolford, 66, has served as a director of Diamond since April 2011. Mr. Wolford began his career in 1967 in the food industry at Dole Foods, a producer and marketer of fresh and packaged fruit and vegetables, where he held a range of management positions, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors. In 1996, he worked with TPG Capital, a private equity partnership, to acquire Del Monte Foods, a manufacturer, distributor and marketer of premium quality, branded food and pet products. On completion of the acquisition, he was named Chief Executive Officer and a director of Del Monte Foods in 1997, and then subsequently was named President of Del Monte Foods in 1998 and elected Chairman of Del Monte Foods in 2000, and held these positions until March 2011. Mr. Wolford holds a B.A. from Harvard University.

Robert J. Zollars. Mr. Zollars, 54, has served as a director of Diamond since 2005. He has served as Chairman and Chief Executive Officer of Vocera Communications, Inc., a company providing instant wireless communications solutions, since June 2007. From 2006 to June 2007, Mr. Zollars was President and Chief Executive Officer of Wound Care Solutions, LLC, a holding company that operates chronic wound care centers in partnership with hospitals in the United States. From 1999 to 2006, Mr. Zollars was chairman of the Board of Directors and Chief Executive Officer of Neoforma, Inc., a provider of supply chain management solutions for the healthcare industry. From 1997 to 1999, Mr. Zollars served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company. Earlier in his career, while employed at Baxter International, a healthcare products and services company, Mr. Zollars served as President of a dietary products joint venture between Baxter International and Kraft General Foods. Mr. Zollars holds a B.S. from Arizona State University and an M.B.A. from John F. Kennedy University.

Diamond Executive Officers

The executive officers of Diamond immediately following the closing of the Transactions are expected to be the executive officers of Diamond immediately prior to the closing of the Transactions. Set forth below is information concerning the background of each of Diamond’s executive officers.

Michael J. Mendes. Mr. Mendes, 48, has served as Diamond’s Chairman, President and Chief Executive Officer since January 2010 and served as Diamond’s President and Chief Executive Officer since 1997. Mr. Mendes joined Diamond in 1991 and served as Diamond’s Vice President of International Sales and Marketing prior to being appointed as Diamond’s Chief Executive Officer. Mr. Mendes served as Manager of International Marketing of the Dole Food Company from 1989 to 1991. Mr. Mendes currently serves on the GMA Board of Directors and served as Chairman of the President’s Advisory Council of the GMA. Mr. Mendes has also served on the Board of Directors of the California Chamber of Commerce and on the advisory board for The Wine Group, a wine company. Mr. Mendes received an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Steven M. Neil. Mr. Neil, 59, has served as Diamond’s Executive Vice President, Chief Financial and Administrative Officer since March 2008. In addition, Mr. Neil has served on the Diamond Board since 2005. Prior to joining Diamond, Mr. Neil was Executive Vice President and Chief Financial Officer of The Cooper Companies, Inc., a company that manufactures specialty healthcare products, from April 2007 until March 2008. From 2005 to April 2007, Mr. Neil was Vice President and Chief Financial Officer of The Cooper Companies. From 2003 to 2005, Mr. Neil served as Executive Vice President, Chief Financial Officer and Secretary of Ocular Sciences, Inc., a contact lens company. From 1997 to 2003, Mr. Neil was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Sola International, a marketer of eyeglass lenses. Mr. Neil holds a B.A. from the University of California, Santa Barbara, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Lloyd J. Johnson. Mr. Johnson, 48, has served as Diamond’s Executive Vice President and Chief Sales Officer since September 2008. From 2005 until August 2008, Mr. Johnson was a Senior Vice President for Expedia Inc., an online travel service company, during which time he managed various divisions within the Partner Services Group. Prior to joining Expedia, Mr. Johnson was employed at Kraft Foods, Inc., a food company, where he was Vice President, Sales and Customer Development, Kraft Canada from January 2005 to June 2005, and Customer Vice President, Kroger, from 2001 to 2004. Earlier in his career, Mr. Johnson held a variety of sales and sales management positions of increasing responsibility at Nabisco Biscuit Company and Ernest & Julio Gallo Winery. Mr. Johnson holds a B.A. from Eastern Washington University.

Andrew Burke. Mr. Burke, 45, has served as Diamond’s Executive Vice President, Chief Marketing Officer since January 2010. From March 2007 until January 2010, Mr. Burke was Diamond’s Senior Vice President of Marketing, and from June 2006 to March 2007, Mr. Burke was Diamond’s Vice President of Marketing. From 2004 until June 2006, Mr. Burke served as Vice President, Marketing for Economy Wine, Spirits, Sparkling Wine and Beverages, at Ernest & Julio Gallo Winery. From 1997 until 2004, Mr. Burke worked at Kraft Foods, Inc. in a variety of capacities, including as a Category Business Director from 2003 to 2004 and a Senior Brand Manager from 2001 until 2003. Prior to Kraft, Mr. Burke worked at Young & Rubicam, Inc., as an Account Supervisor and Financial Analyst, and Laura Ashley, as a financial and inventory analyst. Mr. Burke holds an M.B.A from Fordham University and a B.A. from Rutgers University.

Linda B. Segre. Ms. Segre, 51, has served as Diamond’s Senior Vice President, Corporate Strategy and Communications since August 2009. From September 2006 until April 2009, Ms. Segre was a Managing Director at Google.org, the corporate philanthropy organization of Google Inc., where she oversaw the climate change and global development initiatives and managed all operational aspects of the organization. From 1995 until September 2006, Ms. Segre was Vice President, Officer and Director at The Boston Consulting Group, a global management consulting firm, and served as the Managing Director of the San Francisco office from 2001 until 2005. She first joined The Boston Consulting Group in 1987 and worked in a number of roles with increasing responsibilities until she became a Vice President in 1995. During her tenure at The Boston Consulting Group, she focused on serving clients in the consumer goods and financial services sectors. From 1981 until 1985, Ms. Segre was a touring golf professional in the United States, Europe and Asia. Ms. Segre holds a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Stephen E. Kim. Mr. Kim, 42, has served as Diamond’s Senior Vice President, General Counsel and Human Resources since January 2010. From January 2008 until January 2010, Mr. Kim was Diamond’s Vice President, General Counsel, and Human Resources, and from 2005 to January 2008, he served as Diamond’s Vice President, General Counsel. Previously, Mr. Kim served as General Counsel for Oblix, Inc., a software company in Cupertino, California, from 2000 to 2005. Before joining Oblix, Inc., Mr. Kim was an attorney with Wilson, Sonsini, Goodrich and Rosati, a law firm located in Palo Alto, California, from 1996 to 1999 and Weil Gotshal & Manages, a law firm located in New York, New York, from 1994 to 1996. Mr. Kim holds a B.A. from Johns Hopkins University and a J.D. from New York University School of Law.

Certain Relationships and Related Party Transactions

Any related party transactions must be reviewed and approved by the Audit Committee or another independent body of the Diamond Board in accordance with the written Audit Committee Charter.

Grower Payments

Diamond has paid members of the Diamond Board who are currently growers from whom Diamond purchases walnuts, or an affiliate of such growers, for walnut products Diamond received from them in the ordinary course of business.

The following table shows the payments received by the directors who sold walnuts to Diamond in fiscal 2010 and fiscal 2011:

Name	Fiscal Year	Grower Payments
John J. Gilbert(1)	2011	$2,744,476
	2010	$1,916,048
Robert M. Lea	2011	$844,487
	2010	$557,853

(1)	Represents amounts paid to Rio Oso Groves, Inc., of which Mr. Gilbert is an owner and executive officer, and to Gilbert Orchards, a corporation of which Mr. Gilbert is an owner and executive officer.

INFORMATION ON PRINGLES

General

Pringles manufactures, markets and distributes snack foods, primarily under the Pringles® brand. It sells its products principally to mass merchandisers, grocery retailers, club stores and convenience stores with sales in 140 countries in North America, Europe, Asia and Latin America. Pringles’ fiscal year begins on July 1 and ends on the following June 30. For example, “fiscal 2011” began on July 1, 2010 and ended on June 30, 2011.

Pringles, a global billion dollar snack business with an iconic brand, has a rich heritage and a high level of consumer recognition and loyalty for its distinct saddle-shaped potato crisp, canister packaging and Mr. Pringle logo. Pringles is the leading stackable crisp globally based on data provided by Euromonitor. The original Pringles product was developed by P&G over 40 years ago and is currently sold in over 140 countries worldwide. Pringles’ product portfolio includes the core Pringles potato crisps in a canister, product line extensions featuring different crisp compositions and flavors, referred to as “Extensions,” as well as “Stix,” a unique cracker product.

According to Euromonitor, in calendar year 2010, Pringles was the number four brand in the global potato/tortilla/corn chip and extruded snack market. Pringles also has the top 1 or 2 brand awareness within the potato chip market (as the category is defined above) in the United States, the United Kingdom and Germany according to internal P&G consumer research studies. For fiscal 2011 and 2010, Pringles generated net sales of $1,455.7 million and $1,367.4 million, respectively, and operating income of $197.4 million and $166.9 million, respectively.

Products

Pringles’ products include a range of products built around the iconic stacked potato crisps sold in a canister. Pringles “Core” products are available in a variety of can sizes and over 40 flavors, including core flavors such as Original, Salt and Vinegar, Sour Cream and Onion, and BBQ. Some flavors are produced as limited-edition runs while others may be distributed only in select market areas. For example, Prawn Cocktail and some curry flavors are available only in the United Kingdom. Pringles’ “Extensions” products are also sold in a variety of canister sizes and to target markets. These extensions of the Core product line use different crisp formulations, such as the “Multigrain” offering, or more intense flavor, such as the “Xtreme” flavors. In recent years, Pringles expanded its product line beyond the traditional stacked crisps in a canister offering by launching “Stix.”

	Core	Extensions	Stix
Fiscal 2011 Net Sales	~$1,341 million	~$90 million	~$25 million
Percentage of Total Fiscal 2011 Net Sales	92%	6%	2%
Product Form	Original Flavors	Rice, Light/Fat-Free, Xtreme, Multigrain	Cracker Sticks

Core

Core products accounted for approximately 92% of Pringles’ net sales in fiscal 2011. Core products consist of the traditional Pringles canister of stacked potato crisps, in more than 40 flavors. Canisters are primarily sold in four sizes:

•	Small cans (40–43 grams) for single serve and “on-the-go” snacking;

•	“Classic” cans (120–140 grams), primarily for the North America and Asia markets;

•	Medium cans (150–180 grams), primarily for the European market; and

•	“King”/“Super Stack” cans (185–230 grams), sold in both North America and Europe.

Extensions

“Extensions” of the Pringles Core product line are targeted for specific consumer segments. For example, the Pringles “Xtreme” collection of boldly flavored potato crisps such as Wasabi, Screamin’ Dill Pickle, and Blazing Buffalo Wing is targeted toward younger consumers in North America and Western Europe, and the recently-launched “Multigrain” crisps target health conscious consumers.

Stix

In an effort to expand beyond potato crisps, Pringles introduced a baked cracker called Pringles “Stix” in fiscal 2007. “Stix” are available in a number of package sizes, and in Honey Butter, Pizza, Cheddar Cheese and Jalepeño flavors.

Pringles products are designed to be used with a warehouse distribution model, which Pringles believes provides cost advantages over direct store delivery distribution typically used by traditional potato chip companies due to the delicate handling requirements and relatively short shelf life limits of traditional bagged potato chip products. The sturdy Pringles canisters enable cases of products to be stacked and palletized. Multiple pallets can be consolidated as part of a direct shipment to warehouses. Pringles’ air-tight canister gives the crisps an 18-month shelf life, compared to the typical three-month shelf life for bagged chips.

Raw Materials

Pringles purchases the raw materials used to manufacture its products, including dehydrated potato flakes, wheat flour, seasonings and cooking oils, from suppliers primarily located in Europe and North America. Necessary raw materials are widely available and easy to transport. Most raw material purchase contracts are renewed annually, and prices are typically negotiated on a quarterly or biannual basis. Raw materials are shipped to Pringles’ manufacturing facilities and stored on site until used in production.

Canisters are purchased from a supplier in the United States and a supplier in Belgium, under three-year contracts, with pricing negotiated every six months. Both suppliers have facilities that are located in close proximity to the Pringles manufacturing plants.

Manufacturing

Unlike the traditional “slice and fry” method of potato chip production, Pringles uses a proprietary manufacturing process to produce its signature stackable crisp. Developed in the 1960s, the Pringles high-speed manufacturing process blends dehydrated potatoes and water into a dough that is rolled, sheeted, cut, saddled, quickly cooked and seasoned. Canister packaging allows the individual crisps to be stacked and packed in nitrogen, significantly improving shelf life compared with ordinary bagged chips and allowing for widespread warehouse-based distribution.

The Pringles production process involves the following steps:

•

Receiving—Raw materials (e.g., potato flakes, oils, rice and corn) are delivered by suppliers and unloaded into storage silos or bins at the Pringles facility. Seasonings are delivered in bags and stored in an air conditioned warehouse on site.

•	Blending—Materials are mixed together and transferred to a production line where dough is made, forming the base for the potato crisps.

•

Cut and Transfer—Dough is rolled into a sheet from which individual crisps are cut before being transferred to the oven where they are fried. Once cooked, the crisps are cooled and seasoning and salt are added.

•	Packaging—Seasoned crisps are transferred through the line and placed into canisters. Canisters are weighed, scanned, and automatically packed into cases.

•	Shipping—Cases are automatically packed onto pallets and shipped to the warehouse for storage and distribution to customers.

Manufacturing Facilities

Jackson. The Pringles plant in Jackson, Tennessee was constructed in 1971 and occupies approximately 7.4 million square feet (1.6 million square feet of building). The highly-automated plant is solely dedicated to the preparation and packaging of Pringles products. Fiscal 2011 output of approximately 247 million pounds represented approximately 84% of the plant’s total capacity. As of August 9, 2011, the Jackson facility had 734 employees, including a plant manager and nine managers. The Jackson facility currently operates seven days a week with three shifts per day.

Mechelen. The Pringles plant in Mechelen, Belgium was constructed in 1956 and upgraded in 1995. It occupies approximately 1.7 million square feet (1.4 million square feet of building). This facility, which shares a site with facilities that are used to manufacture other P&G products, is subject to a “split” agreement between Diamond and P&G, so that as of the closing of the Transactions, the Pringles operations and non-Pringles operations will be owned and operated separately. See “Additional Agreements—Split Agreement.” Fiscal 2011 output of approximately 201 million pounds represented approximately 97% of the facility’s total capacity. As of August 9, 2011, the Mechelen facility employed 573 employees, including a plant manager, two dedicated operation and engineering head managers and six additional managers. The Mechelen facility currently operates seven days a week with three shifts per day. The Mechelen facility has a separate area for “one-off” special packaging requirements, which operates five days a week with three shifts per day.

Outsourced Manufacturing

Pringles produces products and supplies Asian markets through co-manufacturing arrangements with third-party suppliers in China and Malaysia. These arrangements reduce up-front capital requirements to develop manufacturing facilities, allowing Pringles to lower its costs to do business in these markets. During fiscal 2011, the production at these facilities was approximately 19.3 million pounds. These outsourced manufacturing arrangements are governed by contracts with terms of three years, expiring on January 31, 2013 (China) and June  30, 2014 (Malaysia).

Sales and Distribution

Pringles sells its products principally to mass merchandisers, grocery retailers, club stores and convenience outlets in nearly every country of the world. In fiscal 2011, the geographic distribution of Pringles sales was as follows: North America (39%); Europe, Middle East and Africa (43%); Asia (14%) and Other (4%). Pringles markets its products through a combination of a direct sales force and a network of brokers and distributors. The majority of its products are shipped from production, warehouse and distribution facilities by contract and common carriers.

Marketing

As a result of its marketing activities over the last 40 years, Pringles has developed into an iconic brand that P&G believes is synonymous with the stackable potato crisp category. Principal features of the Pringles® brand include the distinctive Pringles logo featuring a mustachioed character named Mr. Pringle® and the Pringles canister packaging, including its foil-lined interior and a resealable plastic lid. In fiscal 2010 and fiscal 2011, Pringles commenced a series of marketing initiatives, including:

•	redesigned product artwork to increase shelf visibility;

•	introduction of reduced saturated fat formulation for certain products to meet the growing consumer demand for healthier snacks;

•	product innovation that supports premium pricing; and

•	increased advertising expenditures, utilizing savings from manufacturing improvements.

Pringles seeks to increase brand awareness and marketing through campaigns themed around seasonal activities such as winter holidays (“Merry Pringles”) and sporting events such as soccer (“Pringoals”). In conjunction with the introduction of “Xtreme” and “Multigrain” products, Pringles launched holistic marketing campaigns that included digital, outdoor and event promotion to build product trial and awareness.

Customers

Sales to Wal-Mart Stores, Inc. (including both Sam’s Club and Wal-Mart), accounted for approximately 13% of Pringles’ net sales on a global basis in fiscal 2011, and no other customer accounted for more than 10% of Pringles’ net sales. Sales to Pringles’ top ten customers accounted for approximately 34% of Pringles’ net sales in fiscal 2011.

Seasonality

Sales in North America are generally modestly higher in summer months, and sales in Europe are generally modestly higher in the winter.

Competition

Pringles operates in a highly competitive environment. Pringles products compete with savory snacks offered by many companies, including large companies such as PepsiCo, Inc. (Frito-Lay division) and Kraft Foods Inc., as well as a large number of smaller competitors in various markets. More directly, Pringles products compete with other products offered by distributors of potato chips, such as Frito-Lay. In the United States and worldwide, Frito-Lay brands accounted for 72% and 44%, respectively, and Pringles accounted for 5% and 4%, of calendar 2009 sales in the potato/tortilla/corn chip and extruded snack market according to Euromonitor. No other company accounted for more than 3% in either market. Pringles also competes for shelf space and prominence at mass merchandisers, grocery retailers, club stores and convenience outlets.

In general, Pringles faces competition on the basis of product quality and innovation, price, brand recognition and consumer loyalty. Pringles believes that its competitive strengths include:

•	Established Global Brand—Pringles is a global snack brand sold in more than 140 countries worldwide, with high consumer recognition and distinctive packaging.

•	Product Differentiation—Pringles stackable crisps and extended shelf life provide differentiation when compared to other snack products.

•	Global Manufacturing Capability—Pringles operates large and highly efficient manufacturing facilities in the United States and Europe and contract facilities in Asia.

•

Well-positioned for Emerging Markets—Pringles outsourced manufacturing and distribution model enables it to penetrate emerging markets that may experience higher growth than markets in developed countries.

Research and Development

The Pringles research and development organization is responsible for the design of new products, consumer testing and the implementation of new products into production. The research and development organization is also responsible for implementing savings programs to reduce costs for packaging and raw materials.

The research and development organization is composed of four main groups with the following responsibilities:

•	Product Research—consumer studies and testing;

•	Formula Design—development of product formulations;

•	Process Development—application of new products on the production lines; and

•	Packaging—packaging-related developments, including sizes and material design.

As of August 9, 2011, Pringles’ research and development organization consisted of 77 employees, of whom 54 were based in Cincinnati, Ohio, 12 were based in Brussels, Belgium and 11 were based in Beijing, China. Research and development expenditures were $22 million in fiscal 2011, $23 million in fiscal 2010 and, $24 million in fiscal 2009.

Intellectual Property

Pringles markets its products primarily under the Pringles® brand, which is registered with the U.S. Patent and Trademark Office and in various other jurisdictions. Pringles owns over 370 patents worldwide, of various durations, primarily related to the formulation and production of its products. Pringles also maintains proprietary trade secrets, technology, know-how processes and other intellectual property rights that are not registered but that are important to its success.

Government Regulation

As a producer and marketer of food items, Pringles is subject to regulation by various governmental agencies, including the Food and Drug Administration, the Department of Agriculture, the Federal Trade Commission, the Environmental Protection Agency, the Department of Labor and the Department of Commerce and various state agencies with respect to production processes, product quality, packaging, labeling, storage and distribution. Pringles is also subject to regulation by governmental agencies worldwide. These agencies prescribe requirements and establish standards for quality, purity and labeling. Failure to comply with one or more regulatory requirements can result in a variety of sanctions, including monetary fines or compulsory withdrawal of products from store shelves.

Pringles’ advertising is subject to regulation by the Federal Trade Commission. Pringles is also subject to certain health and safety regulations, including those issued under the Occupational Safety and Health Act.

Pringles’ manufacturing operations are subject to various federal, state and local laws and regulations, which require Pringles to obtain licenses relating to customs, health and safety, building and land use and environmental protection. Pringles’ manufacturing facilities are subject to state and local air quality and emissions regulation. If Pringles encounters difficulties in obtaining any necessary licenses or if it has difficulty complying with these laws and regulations, it could be subject to fines and penalties.

Pringles believes it is in compliance in all material respects with all such laws and regulations and that it has obtained all material licenses and permits that are required for the operation of its business. Pringles is not aware of any environmental regulations that have or that it believes will have a material adverse effect on its operations.

Legal Proceedings

On March 8, 2010, P&G announced a voluntary recall of two Pringles flavors, Pringles “Restaurant Cravers Cheeseburger” potato crisps and Pringles “Family Faves Taco Night” potato crisps, as part of an industry recall of an ingredient from a third-party supplier to protect consumers from potential salmonella exposure. There have been no reports of salmonella-related illness in relation to these products, and the two recalled flavors together represent less than 0.5% of Pringles’ U.S. volume. None of the affected products were shipped outside of the United States.

P&G was notified by one of its suppliers that a seasoning used in these two products contains hydrolyzed vegetable protein (“HVP”) manufactured by Basic Food Flavors, Inc., which in turn recalled several lots of this ingredient because of potential salmonella exposure. As a result, the U.S. Food and Drug Administration recommended that food manufacturers voluntarily recall certain types of products containing HVP manufactured by Basic Food Flavors, and P&G has complied with this guidance. This event had a minimal cost impact on fiscal 2010 financial results related to destruction of impacted product, but was mostly offset by insurance proceeds from the suppliers related to the recall.

Pringles is subject to various claims and legal actions during the ordinary course of its business. Pringles believes that there are currently no claims, legal actions, or issues that would have a material impact on its financial position, operations or potential performance.

Pringles believes that it complies with environmental regulations and has no significant environmental issues at this time.

Employees

As of August 9, 2011, Pringles employed 1,611 people. The majority of Pringles’ employees are located in the United States, Belgium, Switzerland and Singapore. Other than employees who are represented by workers’ councils outside of the United States, none of Pringles’ employees is represented by a labor union. Pringles believes that relations with its employees are good.

Properties

Pringles owns two manufacturing facilities, both of which it believes are in good condition, well maintained and sufficient for its current operations. The following table shows properties used by Pringles in connection with its operations:

Location	Approximate Square Footage
Jackson, Tennessee	7.4 million
Mechelen, Belgium	1.7 million

BUSINESS STRATEGIES AFTER THE TRANSACTIONS

Diamond Foods is an innovative packaged foods company focused on building, acquiring and energizing brands. Diamond focuses on organic growth in its product lines, and will consider acquiring brands to improve its overall portfolio and competitive position. Diamond specializes in processing, marketing and distributing snack products and culinary, in-shell and ingredient nuts.

Diamond has a strong heritage in the culinary nut market with its Diamond of California® brand, which is the leading culinary nut brand, with a U.S. Grocery market share ten times larger than the next branded competitor, according to ACNielsen. In 2004, Diamond leveraged its experience in culinary nuts to enter the snack nut category with its launch of the Emerald® brand. Diamond has focused on investing in and developing the Emerald® brand with distinct product quality and innovative packaging and marketing. The Emerald® brand has been a key driver of snack nut category growth and has a 10% U.S. Grocery market share, according to ACNielsen. In 2008, Diamond acquired Pop Secret® microwave popcorn from General Mills, providing increased scale in the snack market, expanded reach in distribution channels, supply chain economies of scale and cross-promotional opportunities with its Emerald® brand. With Diamond’s investments in brand support, Pop Secret has gained market share. In 2010, Diamond acquired Kettle Foods, a leading premium potato chip company in the two largest potato chip markets in the world, the United States and the United Kingdom. Kettle Brand® potato chips increased Diamond’s presence in the snack aisle, with cross portfolio benefits in promotion activity and supply chain. The acquisition of Kettle Foods also expanded Diamond’s distribution opportunities in terms of channels and geographic reach and provided an international infrastructure. Within ten months after acquiring the brand, Diamond announced over $50 million of capital investments to increase capacity at all three Kettle Foods plants, to help support potential growth in the brand franchise.

Diamond has demonstrated that it can grow both organically and through acquisitions. Between fiscal 2003 and fiscal 2011, Diamond’s retail sales grew at a 23% compounded annual growth rate. In the past five fiscal years, Diamond’s gross margin improved from 15% to 26%, operating margin grew from 3% to 11% and earnings per share have grown four-fold. Diamond’s profitable growth has been driven by its ability to expand distribution, and to contribute to category growth with high quality and innovative new products. Diamond competes based on product quality, innovation and differentiation as well as support of its brands among consumers and retailers.

The key elements of Diamond’s strategy after the Transactions are as follows:

Leverage the Pringles® Brand to Increase Scale in Snack Aisle and Provide Cross Promotional Opportunities. Diamond expects the addition of Pringles, an iconic, global snack brand, to increase its scale in the snack aisle and provide opportunities to expand distribution and cross-promotional activities for Diamond’s entire snack portfolio. As with its previous acquisitions, Diamond plans to invest in the Pringles® brand to grow and leverage its increased scale to benefit its entire snack portfolio. In markets where Diamond currently sells snack products, Pringles would extend distribution reach into channels such as mass merchandisers, discount and convenience stores. These are channels where Diamond’s existing portfolio is more limited. Diamond is strongest in the grocery channel where Pringles is under-represented, which may provide the brand an opportunity for growth.

Expand Penetration in International Snack Markets. In Western Europe, Pringles has a significant retail presence across all European countries. Investment in the Pringles® brand, and the potential to leverage Pringles’ distribution scale for the benefit of other Diamond snack products, provide opportunities for growth across the Diamond portfolio. In developing markets, Diamond plans to focus on and invest in the Pringles® brand, to grow that brand and to create new growth opportunities for other Diamond products. Pringles is sold in 140 countries around the world, including countries across Asia, Latin America, Central Europe, the Middle East and Africa, which often experience higher growth rates than more developed markets.

Continue to Invest in Brands. After completion of the Transactions, Pringles® will be Diamond’s largest selling product line and its first $1 billion brand. Diamond is expected to have significantly increased revenues, margins and cash flow driven by the strength of the combined businesses. Diamond expects that the financial benefits of the combined business will allow it to continue its strategy of investing in its brands to introduce high quality, innovative products to drive increased market share and category growth in partnership with its customers.

Improve margins. Diamond intends to increase its margins by optimizing product mix, investing in capital improvements, leveraging the global infrastructure provided by the Pringles Business in operating expenses and engaging in other cost reduction and efficiency activities. Diamond expects higher-margin products, including snack products, to represent a greater proportion of its sales in the future. Diamond plans to invest in projects designed to lower its costs and to optimize the location, function and utilization of its manufacturing and distribution facilities. Diamond believes that these investments will increase the productivity and flexibility of its business, enabling Diamond to improve its margins while serving its customers better.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF PRINGLES

The following discussion and analysis is intended to provide investors with an understanding of the historical performance of Pringles and its financial condition. This discussion and analysis presents the factors that had a material effect on the results of operations of Pringles for the fiscal years ended June 30, 2011, 2010 and 2009. The following discussion and analysis and the historical combined financial statements of Pringles discussed herein assume that the transferred assets and liabilities of the Pringles Business had been held by Pringles for all of the periods discussed.

The financial statements of Pringles have been derived from P&G’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in these financial statements are based on assumptions that management of P&G believes are reasonable and have been consistently applied to all periods. However, the financial statements do not necessarily represent the financial results or position of Pringles had it been operated as a separate independent entity.

You should read this discussion in conjunction with the historical combined financial statements of Pringles and the notes to those statements.

The following discussion and analysis contains forward-looking statements. See “Cautionary Statement on Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

Pringles manufactures, markets and distributes snack foods, primarily under the Pringles® brand, in over 140 countries around the world across North America, Europe, Asia and Latin America. Pringles sells its products principally to mass merchandisers, grocery retailers, club stores and convenience outlets, either via P&G sales force or via third-party distributors and brokers.

Pringles has three geography-based reportable segments: North America, EMEA (Europe, Middle East and Africa) and Asia. The reportable segments are each managed separately based upon geography and each segment derives its revenues from the sale of snack foods under the Pringles® brand.

North America, which generated 39% of Pringles’ combined net sales in fiscal 2011, includes the United States, Canada and Puerto Rico as well as sales to non-retail customers such as hotels and airports. Products sold include Core, Extensions and Stix.

EMEA, which generated 43% of Pringles’ combined net sales in fiscal 2011, includes the countries of Europe, Middle Eastern countries (most notably Saudi Arabia, Israel and the United Arab Emirates) and Africa. Products sold include Core and Extensions.

Asia, which generated 14% of Pringles’ combined net sales in fiscal 2011, includes Japan, South Korea, China, Australia, Malaysia, Thailand, and Singapore. Products sold include Core.

Latin America sales (Core products primarily in Mexico, Brazil and the Caribbean) and corporate activities are included in Other, which generated 4% of Pringles’ combined net sales in fiscal 2011. Corporate activities include non-recurring business impacts such as restructuring expenses. Restructuring had a significant negative impact on fiscal 2009 operating income related to product discontinuation, but was not material during the 2010 and 2011 fiscal years.

Impact of the Distribution from P&G on Pringles Financial Statements

Pringles’ historical combined financial statements reflect the historical financial position, results of operations and cash flow of Pringles to be transferred to the Pringles Company by P&G. P&G did not account for Pringles as, and Pringles was not operated as, a standalone company for the periods presented. Pringles’ financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what Pringles’ financial position and results of operations would have been had Pringles been a standalone company during the periods presented. Pringles has not made adjustments to reflect significant changes that may occur to Pringles as a result of Pringles’ Separation from P&G and the completion of the Transactions. As a result, this historical combined financial information is not necessarily indicative of what Pringles’ operating results or financial position would have been had the Transactions been completed during the periods presented or will be after the completion of the Transactions.

Pringles’ historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the Pringles Business. Pringles’ historical combined financial statements include revenues, costs, assets and liabilities directly attributable to Pringles. In addition, certain expenses reflected in the combined financial statements, as more fully described in Note 3 to Pringles’ audited combined financial statements included elsewhere in this prospectus, include reasonable allocations of corporate expenses from P&G. All such costs and expenses have been deemed to have been paid by Pringles to P&G in the period in which the costs were recorded. Allocations of current income taxes receivable or payable are deemed to have been remitted, in cash, by or to P&G in the period in which the related income taxes were recorded.

Until the Distribution, P&G performed and will continue to perform significant corporate and operational functions for Pringles, as well as for its other businesses. Pringles’ combined financial statements reflect an allocation of these costs. Expenses allocated to Pringles include costs related to human resources, legal, treasury, insurance, accounting, information technology, internal audit and other similar services. Following the Distribution, expenses incurred by Diamond to replace some of these functions may differ from Pringles’ historically allocated expense levels.

In addition, following the Distribution and completion of the Transactions, P&G has agreed to provide certain transition services to Diamond and Merger Sub, while Pringles is being integrated into Diamond. These services will be provided for a limited period of time after the completion of the Transactions pursuant to the Transition Services Agreement described in “Additional Agreements—Transition Services Agreement.”

Certain Trends and Other Factors Affecting Pringles

Commodities

Raw and packaging materials together represent a significant portion of Pringles’ cost of product sold and are exposed to crude oil and agricultural commodity price fluctuations. Increases in commodity costs adversely affected Pringles’ results in fiscal 2009. As a result, Pringles implemented price increases in all markets and an extensive three-year cost savings program. These initiatives delivered operating margin improvements in fiscal years 2010 and 2011 compared to fiscal 2009.

Restructuring

Pringles initiated a portfolio rationalization effort in fiscal 2008, focusing the business back to the core canister products. The primary focus of this effort was the discontinuation of the Pringles Mini business, launched in 2005 to introduce multipack and single serve products. The portfolio rationalization resulted in corporate restructuring charges before tax of $34.2 million in fiscal 2009. These costs were primarily associated with the cancellation of a contract with a third-party manufacturer in Corby, England; the impairment of all the assets dedicated to the production of Minis both in Corby and in Jackson, Tennessee; and the scrapping costs for the finished product remnants.

Recall

On March 8, 2010, P&G announced a voluntary recall of two Pringles flavors, Pringles “Restaurant Cravers Cheeseburger” potato crisps and Pringles “Family Faves Taco Night” potato crisps, as part of an industry recall of an ingredient from a third-party supplier to protect consumers from potential salmonella exposure. Pringles incurred costs of $1.0 million before tax to recall and destroy the recalled products at Pringles and customer locations, which was primarily offset by a $0.9 million insurance payment received from a supplier in fiscal 2010.

Significant Accounting Policies and Estimates

In preparing Pringles combined financial statements in accordance with GAAP, certain accounting policies are particularly important. These include policies related to revenue recognition and inventory valuation. These significant accounting policies, and others set forth in Note 3 to Pringles’ audited combined financial statements included elsewhere in this prospectus, should be reviewed as they are integral to understanding the results of operations and financial condition of Pringles. Due to the nature of Pringles’ business, estimates generally are not considered highly uncertain at the time of the estimation, as they are not expected to result in changes that would materially affect Pringles’ results of operations or financial condition in any given year.

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. The revenue recorded is presented net of sales and other taxes Pringles collects on behalf of governmental authorities and includes shipping and handling costs, which generally are included in the invoice price to the customer. Pringles’ policy is to recognize revenue when title to the product, ownership and risk of loss are transferred to the customer, which can either be on the date of shipment or the date of receipt by the customer. Payment discounts and product returns are recorded as a reduction of sales in the same period that the revenue is recognized. Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payments under these programs are included as accrued marketing and promotion expense in the accrued expenses and other liabilities line item in the combined balance sheets.

Inventory Valuation

Inventories are valued at the lower of cost or market value and are primarily maintained using the first-in, first-out method.

Results of Operations

Pringles’ fiscal year begins on July 1 and ends on the following June 30. For example, “fiscal 2011” began on July 1, 2010 and ended on June 30, 2011.

The following table presents information about Pringles’ results of operations, in dollar amounts and expressed as a percentage of net sales, for the fiscal years 2011, 2010 and 2009.

	Fiscal Year Ended June 30,
	2011		2010		2009
	(Dollars in millions)
Net sales	$1,455.7	100%	$1,367.4	100%	$1,396.4	100%
Cost of products sold	924.0	64%	886.9	65%	1,049.3	75%

Gross profit	531.7	36%	480.5	35%	347.1	25%
Selling, general and administrative expense	333.5	23%	314.1	23%	279.8	20%
Other operating expense	0.8	0%	(0.5)	0%	7.4	1%

Operating income	197.4	13%	166.9	12%	59.9	4%
Income taxes	44.6	3%	40.0	3%	19.6	1%

Net income	$152.8	10%	$126.9	9%	$40.3	3%

Fiscal 2011 Compared to Fiscal 2010

Net Sales

	Fiscal 2011	Fiscal 2010	Percent Change
	(Dollars in millions)
North America	$571.3	$549.4	4%
EMEA	629.6	604.8	4%
Asia	194.1	167.6	16%
Other	60.7	45.6	33%

Combined	$1,455.7	$1,367.4	6%

Combined

Combined net sales for fiscal 2011 increased 6% to $1,455.7 million compared to fiscal 2010. Volume increased 7%, primarily as a result of continued focus on core canister marketing and merchandising, including the expansion of the Multigrain product line. Geographic expansion in developing regions also contributed to the volume growth. Region mix reduced net sales 1% due to disproportionate growth in emerging markets, which have lower than average selling prices. Lower pricing offset the effect of foreign exchange on net sales.

North America

North America net sales increased 4% to $571.3 million in fiscal 2011 compared to fiscal 2010 on a volume increase of 6%, primarily as a result of increased customer promotional events behind the Super Stack canister product. This was offset by product mix, and lower pricing.

EMEA

EMEA net sales increased 4% to $629.6 million in fiscal 2011 compared to fiscal 2010 on volume growth of 6%, primarily as a result of geographic expansion in emerging markets as well as the launch of Multigrain in Western Europe markets. Pricing reduced net sales 1%. Country mix reduced net sales 1% due to faster emerging market growth, which has lower than average selling prices.

Asia

Asia net sales increased 16% to $194.1 million in fiscal 2011 compared to fiscal 2010 on volume growth of 9%, primarily as a result of emerging market growth as well as distribution expansion in key developed markets. The full year impact of price increases implemented in fiscal 2010 increased net sales by 2%. Country mix reduced net sales 3% due to disproportionate growth in emerging markets, which have lower than average selling prices. Foreign exchange improved net sales 8%.

Other

Other net sales consists of the Latin America market. Latin America region sales increased 33% to $60.7 million in fiscal 2011 compared to fiscal 2010. Volume increased 34%, primarily as a result of broad-based growth across the Latin America region. Pricing reduced net sales 1% and mix reduced net sales by 1%. Foreign exchange improved net sales by 1%.

Operating Income

	Operating Income			Operating Margin
	Fiscal 2011	Fiscal 2010	Percent Change	Fiscal 2011	Fiscal 2010
	(Dollars in millions)
North America	$93.2	$76.7	22%	16%	14%
EMEA	73.9	68.5	8%	12%	11%
Asia	24.2	14.8	64%	12%	9%
Other	6.1	6.9	-12%	10%	15%

Combined	$197.4	$166.9	18%	13%	12%

Combined

Combined operating income increased 18% to $197.4 million in fiscal 2011 compared to fiscal 2010, as a result of the increase in net sales and manufacturing cost savings. These were partially offset by increased marketing investment. Operating margin improved to 13% for fiscal 2011, compared to 12% in fiscal 2010, returning to more normalized historical margin levels.

Combined gross margin increased to 36% in fiscal 2011 compared to 35% in fiscal 2010. The increase was a result of the scale benefits of higher volumes and manufacturing cost savings. Cost savings were generated behind the full year impact of fiscal 2010 savings programs, and the impact of current year savings programs. Manufacturing savings were partially offset by increased oil and agricultural commodity costs compared to the prior period.

Combined selling, general and administrative expense (“SG&A”) was $333.5 million in fiscal 2011 compared to $314.1 million in fiscal 2010 as the result of higher marketing spending (+10%) and higher other overhead (+3%). SG&A as a percent of combined net sales stayed consistent at 23% in both fiscal 2011 and 2010.

North America

North America operating income increased 22% to $93.2 million in fiscal 2011 compared to fiscal 2010 as a result of reduced manufacturing and overhead costs and increased net sales. These were partially offset by increased marketing spending (+15%) and unfavorable product mix impact from the discontinuation of non-canister products. Operating margin improved to 16% in fiscal 2011 from 14% in fiscal 2010, driven by higher gross margin as a percent of net sales.

North America gross margin increased to 36% in fiscal 2011 from 34% in fiscal 2010. The increase was a result of the scale benefit of higher volume and manufacturing cost savings.

North America SG&A spending was $113.2 million in fiscal 2011 compared to $110.1 million in fiscal 2010 due to higher marketing spending (+15%) to support base brand-building awareness. This was partially offset by lower other overhead costs (-6%). North America SG&A as a percentage of net sales stayed consistent at 20% in both fiscal 2011 and 2010.

EMEA

EMEA operating income increased 8% to $73.9 million in fiscal 2011 compared to fiscal 2010 as a result of the cost of product sold savings program and an increase in net sales. These were partially offset by increased marketing support for brand-building efforts and increased commodity costs. Operating margin improved to 12% in fiscal 2011 from 11% in fiscal 2010, as manufacturing cost savings were partially offset by increased marketing expense and commodity costs.

EMEA gross margin increased to 38% in fiscal 2011 as compared to 37% in fiscal 2010 primarily driven by the benefits of the manufacturing cost savings program and scale benefits from increased volume, partially offset by increased costs of agricultural commodities.

EMEA SG&A spending was $164.5 million in fiscal 2011 compared to $158.7 million in fiscal 2010 due to higher marketing spending (+1%) for brand-building and merchandising support and higher other overhead costs (+6%). EMEA SG&A as a percentage of net sales stayed consistent at 26% in both fiscal 2011 and 2010.

Asia

Asia operating income increased 64% to $24.2 million in fiscal 2011 compared to $14.8 million in fiscal 2010, primarily driven by increased net sales. Operating margin improved to 12% in fiscal 2011 from 9% in fiscal 2010, primarily driven by scale benefits from increased volume.

Asia gross margin increased to 36% in fiscal 2011 compared to 33% in fiscal 2010, as volume scale benefits were partially offset by increased commodity costs.

Asia SG&A spending was $45.0 million in fiscal 2011 compared to $39.5 million in fiscal 2010 due to higher marketing spending (+32%) for brand building awareness and higher overhead costs (+5%). Asia SG&A as a percentage of net sales decreased to 23% in fiscal 2011 from 24% in fiscal 2010.

Other

Other operating income decreased to $6.1 million in fiscal 2011 compared to other operating income of $6.9 million in fiscal 2010, primarily as a result of increased overhead allocations. Gross margin increased to 29% in fiscal 2011 from 28% in fiscal 2010.

Income Taxes

Pringles’ effective tax rate decreased from 24% in fiscal 2010 to 23% in fiscal 2011 primarily due to geographic mix of earnings.

Fiscal 2010 Compared to Fiscal 2009

Net Sales

	Fiscal 2010	Fiscal 2009	Percent Change
	(Dollars in millions)
North America	$549.4	$599.5	-8%
EMEA	604.8	590.6	2%
Asia	167.6	168.4	0%
Other	45.6	37.9	20%

Combined	$1,367.4	$1,396.4	-2%

Combined

Combined net sales for fiscal 2010 declined 2% to $1,367.4 million compared to fiscal 2009. Volume declined 5%, primarily as a result of the discontinuation of the Mini non-canister products. Price increases also contributed to the volume decline. Unfavorable region mix due to faster emerging market growth, which has lower than average selling prices, reduced net sales 2%. These were partially offset by higher selling prices from the full-year impact of U.S. pricing in fiscal 2009, plus new pricing in other major markets, which improved net sales by 4%. The price increases were implemented as part of a restage of the base canister products, which included crunchier crisps and new canister sizes. Favorable foreign exchange added 1% to net sales.

North America

North America net sales decreased 8% to $549.4 million in fiscal 2010 compared to fiscal 2009 on a volume decline of 12% as a result of the full year effect of the price increases implemented in February 2009 and the discontinuation and reduced focus on the Mini and Select non-canister products. The price increases resulted in fewer customer promotional events at some customers in the first half of the fiscal year as they transitioned to the larger canister and new pricing. A shift in product mix reduced net sales an additional 2%. The volume decline and mix impacts were partially offset by 5% sales growth from higher selling prices of the Super Stack canister. After sales declines in July through March, promotional activity began to increase in April to June 2010, and net sales on the core canister products grew in the fourth quarter compared to the prior period. Favorable foreign exchange improved net sales by 1%.

EMEA

EMEA net sales increased by 2% to $604.8 million in fiscal 2010 compared to fiscal 2009 on volume growth of 1%, despite losses from the non-canister product discontinuation and the volume impact of price increases across all markets. Volume from the discontinued Mini products reduced net sales by 4%, but core canister volume increased 5% due to increased distribution and additional customer support of merchandising events in Western Europe. Price increases implemented in the first half of fiscal 2010 to recover rising commodity costs, in conjunction with the canister restage in the first half of fiscal 2010, added 4% to net sales. This was partially offset by unfavorable mix impact of 2% as a result of disproportionate growth in developing markets that have lower than average selling prices. Foreign exchange also reduced net sales by 1%.

Asia

Asia net sales of $167.6 million were relatively unchanged in fiscal 2010 compared to fiscal 2009. Price increases implemented to compensate for increased commodity costs resulted in increased sales of 8%, which were offset with reduced volume of 8%. Mix negatively impacted sales by 5% due to disproportionately higher volume reductions in developed countries, which have higher average selling prices. Favorable foreign exchange increased net sales by 5%.

Other

Other net sales consists of the Latin America market. Latin America region sales increased 20% to $45.6 million in fiscal 2010 compared to fiscal 2009. Volume increased 17% behind the addition of new third-party distributors in Latin America, as well as broad-based volume growth across the region as the result of improved in-store execution and promotional activity. Higher sales prices improved net sales by 6%, which were offset by 3% of unfavorable country and product mix impacts.

Operating Income

	Operating Income			Operating Margin
	Fiscal 2010	Fiscal 2009	Percent Change	Fiscal 2010	Fiscal 2009
	(Dollars in millions)
North America	$76.7	$58.0	32%	14%	10%
EMEA	68.5	30.5	125%	11%	5%
Asia	14.8	1.9	679%	9%	1%
Other	6.9	(30.5)	N/A	15%	-80%

Combined	$166.9	$59.9	179%	12%	4%

Combined

Combined operating income increased 179% to $166.9 million in fiscal 2010 compared to fiscal 2009, as the reduction in net sales was more than offset by margin expansion. Operating margin improved to 12% for fiscal 2010, compared to 4% in fiscal 2009, returning to more normalized historical margin levels. The operating margin improvement was driven by a decrease in cost of goods sold and the benefit of higher prices for Pringles’ products, partially offset by lower volumes as a result of the price increases.

Combined gross margin increased to 35% in fiscal 2010 compared to 25% in fiscal 2009. The increase was a result of price increases, the impact of discontinuation of the non-canister Extensions, and cost savings programs. Cost savings were generated behind the full year impact of fiscal 2009 savings programs, the impact of current year product formulation projects, savings from re-negotiated materials contracts and reduction in transportation and warehousing expense. Commodity costs slightly improved after three years of escalation. Cost of product sold savings were partially offset by higher relative fixed costs due to reduced leverage from the impact of lower volume compared to the prior period.

Combined SG&A was $314.1 million in fiscal 2010 compared to $279.8 million in fiscal 2009 on higher marketing spending (+34%) and lower other overhead (-1%). Higher selling prices combined with manufacturing cost savings and continued focus on overhead cost controls enabled the increase in marketing spending to more normalized historical levels. SG&A as a percent of combined net sales increased to 23% in fiscal 2010 compared to 20% in fiscal 2009.

North America

North America operating income increased 32% to $76.7 million in fiscal 2010 compared to fiscal 2009 as a result of the full year impact of higher selling prices from the Super Stack canister, as well as manufacturing cost savings. These were partially offset by a 12% reduction in volume, increased marketing spending (+24%) and unfavorable product mix impact from the discontinuation and reduced support for Mini non-canister products. Operating margin improved to 14% in fiscal 2010 from 10% in fiscal 2009, driven by lower cost of goods sold, the benefit of higher selling prices and no impairment charges compared to fiscal 2009.

North America gross margin increased to 34% in fiscal 2010 from 27% in fiscal 2009 as a result of higher selling prices and a second year of broad-based manufacturing cost savings, partially offset by higher unit costs due to the fixed costs being applied to a lower volume base.

North America SG&A spending was $110.1 million in fiscal 2010 compared to $100.0 million in fiscal 2009 behind higher marketing spending to support base brand-building and the launch of Multigrain in February 2010. North America SG&A as a percentage of net sales increased to 20% in fiscal 2010 compared to 17% in fiscal 2009.

EMEA

EMEA operating income increased 125% to $68.5 million in fiscal 2010, following the implementation of the new pricing strategy and the cost of product sold savings program. These were partially offset by increased investment in SG&A to more normalized historical levels following a decrease in fiscal 2009 marketing expenditures. Operating margin improved to 11% in fiscal 2010 from 5% in fiscal 2009. This operating margin improvement was a result of higher selling prices and lower cost of goods sold.

EMEA gross margin increased to 37% in fiscal 2010 compared to 28% in fiscal 2009, primarily driven by higher selling prices and the second year of the cost of product sold savings program.

EMEA SG&A spending was $158.7 million in fiscal 2010 compared to $134.2 million in fiscal 2009, a result of increased marketing spending enabled by higher selling prices and cost of product sold improvement. Marketing spending increased 52% for brand-building and merchandising support, and other overhead declined 4%. EMEA SG&A as a percentage of net sales increased to 26% in fiscal 2010 compared to 23% in fiscal 2009.

Asia

Asia operating income increased 679% to $14.8 million in fiscal 2010 compared to fiscal 2009. This increase was driven by higher selling prices across most major markets, cost of product sold improvements and favorable foreign exchange, partially offset by volume decline as a result of higher prices. Operating margin improved to 9% in fiscal 2010 from 1% in fiscal 2009. Operating margin improvement was driven by lower cost of goods sold and higher selling prices, partially offset by lower volumes as a result of the price increases.

Asia gross margin increased to 33% in fiscal 2010 compared to 26% in fiscal 2009 as a result of the second year of the broad-based cost savings program as well as a change to local Asia sourcing for some markets from North America and EMEA to Asia. Gross margin also improved as a result of higher selling prices.

Asia SG&A was $39.5 million in fiscal 2010 compared to $41.1 million in fiscal 2009, a result of a continued focus on cost control and reduced marketing spending. Marketing spending declined 7% and other overhead declined 3%. Asia SG&A as a percentage of net sales remained unchanged at 24% for fiscal 2010 and fiscal 2009.

Other

Other operating income improved to $6.9 million in fiscal 2010 compared to other operating loss of $30.5 million in fiscal 2009 as a result of minimal non-recurring restructuring charges compared to the prior period, and the resumption of product sales in some Latin America markets that were previously lost as result of distributor insolvencies in fiscal 2009.

Income Taxes

Pringles’ effective tax rate decreased from 33% in fiscal 2009 to 24% in fiscal 2010 primarily due to geographic mix of earnings.

Liquidity and Capital Resources

Pringles has historically generated, and prior to the Distribution is expected to continue to generate, significant cash flow from operations, the majority of which has been distributed to P&G. Cash will not be included among the assets to be transferred to Pringles in the Separation. In addition, prior to the Distribution, Pringles has participated in P&G’s cash management system and therefore no cash balances are reflected in the combined financial statements as described in Note 3 to Pringles’ audited combined financial statements included elsewhere in this prospectus.

Cash Flow

Operating Activities

Operating cash flow was $191.1 million in fiscal 2011, a decrease of 10% compared to fiscal 2010. Operating cash flow resulted primarily from net earnings adjusted for non-cash items (depreciation and amortization). Working capital used $3.4 million of operating cash flow primarily due to increased inventories associated with volume growth.

Operating cash flow was $212.8 million in fiscal 2010, an increase of 102% compared to fiscal 2009. Operating cash flow resulted primarily from net earnings adjusted for non-cash items (depreciation and amortization, deferred income taxes and gain on the sale of businesses). Working capital provided $44.4 million of operating cash flow due to inventories, which decreased due to operational improvements, and accounts payable, which increased to support business growth and marketing spending. The increase in operating cash flow compared to fiscal 2009 was primarily driven by an increase in net earnings and a current year reduction in working capital balances.

Investing Activities

Investing activities have historically been primarily related to capital expenditures. Capital expenditures were $41.2 million, $28.1 million, and $24.9 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively.

Financing Activities

Pringles distributed excess cash to P&G of $161.1 million in fiscal 2011, $185.6 million in fiscal 2010, and $80.7 million in fiscal 2009.

Contractual Commitments

The following table provides information on the amount and payable date of Pringles’ contractual commitments as of June 30, 2011:

	Total	Less Than 1 Year	1–3 Years	3–5 Years	After 5 Years
	(Dollars in millions)
Uncertain tax positions(1)	$—	$—	$—	$—	$—
Purchase obligations(2)	40.6	40.6	—	—	—

Total contractual commitments(3)	$40.6	$40.6	$—	$—	$—

(1)	As of June 30, 2011, Pringles’ combined balance sheet reflects a liability for uncertain tax positions of $4.2 million, including $1.1 million of interest and penalties. Due to the high degree of uncertainty regarding the timing of future cash outflows of liabilities for uncertain tax positions beyond one year, a reasonable estimate of the period of cash settlement beyond twelve months from the balance sheet date of June 30, 2011, cannot be made.
(2)	Pringles has purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business.

(3)	Pringles is expected to incur, and Diamond expects to assume, between $700 million and $1.05 billion of debt, with the specific amount to be determined by a collar mechanism based on Diamond’s stock price over a 5-day period prior to the commencement of the Exchange Offer. Based upon Diamond’s closing price on September 23, Diamond expects to assume $ million of Pringles’ debt at the time of the Merger. For further information on the collar mechanism, see “The Transaction Agreement—Recapitalization”.

New Accounting Pronouncements

There were no new accounting pronouncements issued or effective during the fiscal year which have had or are expected to have a material impact on Pringles’ combined financial statements. See Note 3 to Pringles’ audited combined financial statements included elsewhere in this prospectus for a discussion of new accounting pronouncements.

Other Information

Hedging and Derivative Financial Instruments

Pringles uses raw materials that are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility related to these exposures, Pringles has historically entered into various financial transactions, which it accounts for under applicable accounting guidance for derivative instruments and hedging activities. These financial transactions are governed by Pringles’ policies covering acceptable counterparty exposure, instrument types and other hedging practices. Note 8 to Pringles’ audited combined financial statements included elsewhere in this prospectus includes a detailed discussion of Pringles’ accounting policies relating to its hedging activities.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following selected historical combined financial data of Pringles, selected historical consolidated financial data of Diamond and unaudited condensed combined pro forma financial data of Diamond are being provided to help you in your analysis of the financial aspects of the Transactions. The selected historical combined financial data of Pringles assumes that the transferred assets and liabilities of the Pringles Business had been held by Pringles for all of the periods presented. The unaudited condensed combined pro forma financial data of Diamond has been prepared by Diamond for illustrative purposes only and is not necessarily indicative of the operating results or financial position of Diamond or Pringles would have been had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this proxy statement. See “Where You Can Find More Information; Incorporation by Reference,” “Information on Pringles,” and “Information on Diamond.”

Selected Historical Combined Financial Data of Pringles

Pringles’ selected combined balance sheet data presented below as of June 30, 2011 and 2010 and statement of income data for the three fiscal years ended June 30, 2011, 2010 and 2009 have been derived from Pringles’ audited combined financial statements, included elsewhere in this proxy statement. Pringles’ selected combined balance sheet data presented below as of June 30, 2009 and its selected statements of income data for the fiscal year ended June 30, 2008 have been derived from Pringles’ historical accounting records, which are audited and which are not included in this proxy statement. Pringles’ selected combined balance sheet data presented below as of June 30, 2008 and 2007 and its selected statements of income data for the fiscal year ended June 30, 2007 have been derived from Pringles’ historical accounting records, which are unaudited and which are not included in this proxy statement. The selected historical combined financial data below is not necessarily indicative of the results that may be expected for any future period. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pringles” and the financial statements of Pringles and the notes thereto included elsewhere in this proxy statement.

The financial information of Pringles included in this proxy statement has been derived from the consolidated financial statements and accounting records of P&G and reflects assumptions and allocations made by P&G. The financial position, results of operations and cash flows of Pringles presented may be different from those that would have resulted had Pringles been operated as a standalone company or been supported as a subsidiary of Diamond. As a result, the historical financial information of Pringles is not a reliable indicator of future results. See “Risk Factors.”

	Fiscal Year Ended June 30,
	2011	2010	2009	2008	2007
	(Dollars in millions)
Statement of Income Data:
Net sales	$1,455.7	$1,367.4	$1,396.4	$1,534.4	$1,339.3
Cost of products sold	924.0	886.9	1,049.3	1,077.9	890.9

Gross profit	531.7	480.5	347.1	456.5	448.4
Selling, general and administrative expense	333.5	314.1	279.8	334.9	301.5
Other operating expense	0.8	(0.5)	7.4	(0.2)	1.0

Operating income	197.4	166.9	59.9	121.8	145.9
Income taxes	44.6	40.0	19.6	36.8	52.2

Net income	$152.8	$126.9	$40.3	$85.0	$93.7

	As of June 30,
	2011	2010	2009	2008	2007
	(Dollars in millions)
Balance Sheet Data:
Total assets	$580.7	$533.3	$608.1	$747.3	$749.2
Long-term debt	—	—	—	2.1	2.3
Noncurrent deferred income tax liabilities	33.4	36.5	44.5	55.6	55.7
Total equity	$365.3	$338.0	$412.7	$470.3	$519.4

Selected Historical Consolidated Financial Data of Diamond

The following table sets forth selected historical consolidated financial data of Diamond. The statement of income data for the fiscal years ended July 31, 2011, 2010 and 2009 and balance sheet data as of July 31, 2011 and 2010 are derived from the audited consolidated financial statements included or incorporated by reference in this proxy statement. The statement of income data for the fiscal years ended July 31, 2008 and 2007 and the balance sheet data as of July 31, 2009, 2008 and 2007 are derived from the audited consolidated financial statements contained in Diamond’s Annual Reports on Form 10-K filed with the SEC. The selected historical consolidated financial data below is not necessarily indicative of the results that may be expected for a full year or any future period. See “Where You Can Find More Information; Incorporation by Reference.” You should read the following data in conjunction with those consolidated financial statements and related notes, and in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Diamond’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011. The historical results are not necessarily indicative of results to be expected in any future period. See “—Unaudited Condensed Combined Pro Forma Financial Data of Diamond.”

		Fiscal Year Ended July 31,
	2011	2010	2009	2008	2007
	(Dollars in millions, except per share data)
Consolidated Statement of Income Data:
Net sales	$965.9	$680.2	$570.9	$531.5	$522.6
Cost of sales	714.8	519.2	435.3	443.5	443.9

Gross profit	251.1	161.0	135.6	88.0	78.6
Operating expenses:
Selling, general and administrative	97.0	64.3	61.0	43.6	42.5
Advertising	44.4	33.0	28.8	20.5	20.5
Loss on termination of defined benefit plan	—	—	—	—	3.0
Acquisition and integration related expenses	16.8	11.5	—	—	—

Total operating expenses	158.2	108.8	89.8	64.1	66.0

Income from operations	92.9	52.2	45.8	23.9	12.6
Interest expense, net	23.8	10.2	6.3	1.0	1.3
Other expenses, net	—	1.8	0.9	—	0.1

Income before income taxes	69.1	40.2	38.6	22.9	11.2
Income taxes	18.9	14.0	14.9	8.1	2.8

Net income	$50.2	$26.2	$23.7	$14.8	$8.4

Earnings per share:
Basic	$2.28	$1.40	$1.45	$0.92	$0.53
Diluted	$2.22	$1.36	$1.42	$0.91	$0.53

	As of July 31,
	2011	2010	2009	2008	2007
	(Dollars in millions)
Consolidated Balance Sheet Data:
Total assets	$1,228.4	$1,225.9	$394.9	$273.3	$236.4
Long-term debt, including current portion	531.7	556.1	115.1	20.2	20.5
Total stockholders’ equity	$454.8	$379.9	$173.3	$146.2	$125.3

Unaudited Condensed Combined Pro Forma Financial Statements of Diamond

The following unaudited condensed combined pro forma financial data and notes thereto have been prepared by Diamond to give effect to the proposed Merger and the consummation of Diamond’s currently contemplated financing transactions related to the proposed Merger. At the effective time of the Merger, Pringles will be merged with a wholly owned acquisition subsidiary of Diamond, with Pringles becoming a wholly owned subsidiary of Diamond. The transaction is being accounted for as a purchase business combination with Diamond as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations.” Under this method of accounting the purchase price will be allocated to Pringles’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Merger.

The process of valuing Pringles’ tangible and intangible assets and liabilities, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited condensed combined pro forma financial information. Material revisions to Diamond’s current estimates could be necessary as the valuation process and accounting policy review are finalized. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented. The process of determining fair value of the tangible and intangible assets acquired (including independent appraisals) and liabilities assumed will be completed following the Merger.

The unaudited condensed combined pro forma statements of operations are presented, giving effect to (1) the completion of Merger and related purchase accounting and (2) borrowings under Diamond’s new secured credit facility and the application of the net proceeds therefrom. The unaudited condensed combined pro forma statements of operations reflect the proposed Merger as if it had occurred as of August 1, 2010, the beginning of the annual period presented. The unaudited condensed combined pro forma balance sheet reflects the proposed Merger as if it had occurred on July 31, 2011, the date of the most recent balance sheet presented. The unaudited condensed combined pro forma statements of operations for the year ended July 31, 2011 combine Pringles’ audited historical combined statement of operations for the fiscal year ended June 30, 2011 with Diamond’s audited historical statement of consolidated operations for the fiscal year ended July 31, 2011. The unaudited condensed combined pro forma balance sheet combines the audited historical combined balance sheet of Pringles as of June 30, 2011, with Diamond’s audited consolidated balance sheet as of July 31, 2011.

The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are factually supportable, directly attributable to the Merger, and expected to have a continuing impact on the statement of operations.

The unaudited condensed combined pro forma financial data should be read in conjunction with:

•	accompanying notes to the unaudited condensed combined pro forma financial data;

•	Diamond’s audited historical consolidated financial statements for the fiscal year ended July 31, 2011; and

•	Pringles’ audited historical combined financial statements for the fiscal year ended June 30, 2011.

The unaudited condensed combined pro forma financial data has been prepared for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is necessarily indicative of any future operating results or financial position.

The Merger has not been consummated as of the date of the preparation of these unaudited condensed combined pro forma financial data and there can be no assurances that the Merger transaction will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the unaudited condensed combined pro forma financial data.

Items Not Reflected in the Unaudited Condensed Combined Pro Forma Financial Statements

The unaudited condensed combined pro forma statement of operations does not include any adjustments related to restructuring, potential profit improvements, potential cost savings, or charges related to the Transition Services Agreement described in this prospectus under “Additional Agreements,” which may result from the Merger. The Transition Services Agreement, consists of services which were performed by P&G for Pringles prior to the Merger on a historical basis, and the costs of which were included within Pringles’ audited historical combined financial data. Since the costs of these services are expected to be similar for Diamond, no additional adjustments with respect to these costs were reflected in the unaudited condensed combined pro forma statement of operations. Diamond is currently developing plans to combine the operations of Diamond and Pringles, which may involve costs that may be material. Diamond expects that the anticipated profit improvements generated from these actions, as well as other potential synergies of approximately $25 million, are expected to be fully realized by fiscal 2013. The synergies are expected to come from efficiencies of combining Diamond and Pringles, and leveraging the current administrative, selling and marketing functions, along with Diamond’s supply-chain and distribution network. Integration teams will be formed to further develop and execute detailed implementation programs, the related costs of which have not been determined.

Pringles’ historical combined financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not necessarily reflect what Pringles’ financial position and results of operations would have been had Pringles been a standalone company during the periods presented.

Pringles’ historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of Pringles. Pringles’ historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to Pringles. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G.

Unaudited Condensed Combined Pro Forma Balance Sheet As of July 31, 2011 (Dollars in thousands)

	Diamond Foods	Pringles	Pro Forma Adjustments			Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$3,112	$—	$3,700	(a	)	$6,812
Trade receivables, net	98,218	111,900	(111,900)	(b	)	98,218
Inventories	145,575	100,600	5,600	(c	)	251,775
Deferred income taxes	13,249	—	—			13,249
Prepaid income taxes	2,783	—	—			2,783
Prepaid expenses and other current assets	13,102	13,100	—			26,202

Total current assets	276,039	225,600	(102,600)			399,039
Restricted cash	15,795	—	—			15,795
Property, plant and equipment, net	127,407	353,500	—	(d	)	480,907
Deferred income taxes	3,870	—	—			3,870
Goodwill	407,587	—	1,962,571	(e	)	2,370,158
Other intangible assets, net	450,855	—	1,175,000	(e	)	1,625,855
Other long-term assets	6,842	1,600	15,000	(f	)	18,095
			(5,347)	(j	)

Total assets	$1,288,395	$580,700	$3,044,624			$4,913,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$41,700	$—	$20,000	(g	)	$40,700
			19,000	(g	)
			(40,000)	(g	)
Accounts payable and accrued liabilities	144,060	177,800	15,000	(f	)	486,860
			150,000	(n	)

Total current liabilities	185,760	177,800	164,000			527,560
Long-term obligations	490,001	—	495,000	(g	)	1,194,701
			681,000	(g	)
			(471,300)	(g	)
Deferred income taxes	131,870	33,400	484,034	(i	)	649,304
Other liabilities	25,969	4,200	—			30,169
Total stockholders’ equity	454,795	365,300	2,212,537	(h	)	2,511,985
			(5,347)	(j	)
			(150,000)	(n	)
			(365,300)	(o	)

Total liabilities and stockholder’s equity	$1,288,395	$580,700	$3,044,624			$4,913,719

Unaudited Condensed Combined Pro Forma Statements of Operations For the Fiscal Year Ended July 31, 2011 (Dollars in thousands, except per share data)

	Diamond Foods	Pringles	Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$965,922	$1,455,700	$—		$2,421,622
Cost of sales	714,775	924,000	—	(d)	1,638,775

Gross profit	251,147	531,700	—		782,847
Operating expenses:
Selling, general and administrative	96,960	333,500	28,750	(k)(d)	459,210
Advertising	44,415	—	—		44,415
Acquisition and integration related expenses	16,792	—	—		16,792
Other operating expense	—	800	—		800

Total operating expense	158,167	334,300	28,750		521,217
Income (loss) from operations	92,980	197,400	(28,750)		261,630

Interest expense, net	23,840	—	18,912	(l)	42,752

Income (loss) before income taxes	69,140	197,400	(47,662)		218,878
Income tax expense	18,929	44,600	7,808	(m)	71,337

Net income (loss)	$50,211	$152,800	$(55,470)		$147,541

Earnings per share:
Basic	$2.28				$2.89
Diluted	$2.22				$2.85

Shares used to compute earnings per share:
Basic	21,577		29,100	(h)	50,677
Diluted	22,242		29,100	(h)	51,342

DIAMOND FOODS, INC.

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

(Dollars in thousands, except per share data)

Note 1—Basis of Pro Forma Presentation.

The unaudited condensed combined pro forma statements of income combine Pringles’ audited historical combined statement of income for the fiscal year ended June 30, 2011, with Diamond’s audited historical statement of consolidated income for the fiscal year ended July 31, 2011, to reflect the proposed Merger as if it had occurred as of August 1, 2010. The unaudited condensed combined pro forma balance sheet combines the audited historical combined balance sheet of Pringles as of June 30, 2011, with Diamond’s audited consolidated balance sheet as of July 31, 2011 to reflect the proposed Merger as if it had occurred as of July 31, 2011. Upon completion of the Merger, Pringles shareholders will own Diamond common shares representing approximately 57 percent of the outstanding Diamond common shares.

The Pringles acquisition is being accounted for as a purchase business combination with Diamond as the accounting acquirer. Accordingly, Diamond’s cost to purchase Pringles will be allocated to the assets acquired and the liabilities assumed based upon their respective fair values on the date the Merger is completed. Under the purchase method of accounting, the total estimated purchase price is allocated to Pringles net tangible and intangible assets and liabilities based on their estimated fair values as of the date of consummation of the Merger. The total equity purchase price will be paid with 29,143,190 shares of Diamond common stock, that will be issued in exchange for all outstanding shares of Pringles Company common stock. Additionally, Diamond will assume newly issued Pringles debt, in an amount that, when combined with the value of the share issuance, aggregates $2.9 billion. Such additional debt to be issued by Pringles is currently estimated to approximate $700 million. The amount of debt actually issued by Pringles will be determined by a reference price range of Diamond common stock prior to close of the Merger and could increase to a maximum amount of $1.050 billion or be reduced to a minimum amount of $700 million. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of a final analysis to determine the fair values of Pringles’ tangible assets, identifiable intangible assets, and liabilities as of the date of consummation of the Merger. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other acquired assets and liabilities. This may impact the unaudited condensed combined pro forma statement of income due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The preliminary estimated purchase price is allocated as follows:

Tangible assets, prepaids, and other assets	$474,400
Identifiable indefinite-lived intangible assets	800,000
Identifiable finite-lived intangible assets	375,000
Goodwill	1,962,571
Liabilities assumed	(182,000)
Deferred taxes Pringles debt to be assumed	(517,434 (700,000	) )

Total preliminary estimated purchase price allocation	$2,212,537

Diamond Foods’ fiscal year ends on July 31 and Pringles’ fiscal year ends on June 30. The pro forma condensed combined financial information presented herein combines the financial position and results of operations of Diamond Foods as of and for the fiscal year ended July 31, 2011 with the financial position and results of operations of Pringles as of and for the fiscal year ended June 30, 2011.

Note 2—Pro Forma Adjustments.

(a) Adjustment reflects proceeds remaining from the issuance of debt described in (g) after repaying historical debt, which will be used to supplement working capital.

(b) Under the terms of the Merger Agreement, Diamond is not acquiring Pringles’ trade receivables.

(c) To record inventory at its estimated fair value.

(d) At this time there is insufficient information as to the specific nature, age and condition of Pringles’ property, plant and equipment to make an estimation of fair value or the corresponding adjustment to depreciation and amortization. Therefore, Diamond has used Pringles’ carrying amount at the balance sheet date as the best estimate for the unaudited condensed combined pro forma balance sheet. For each $100 million fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, depreciation expense would change by approximately $10 million.

(e) To recognize $1,963 million of Goodwill, $800 million of non-amortizable Brand Intangibles, and $375 million of amortizable intellectual property, supplier agreements and customer relationships.

(f) To record deferred financing charges incurred in connection with the issuance of the debt financing discussed in (g).

(g) To recognize the repayment of the short-term and long-term portions of the historical debt, $40 million and $471.3 million, respectively, funded through new debt financing.

These adjustments are contingent upon the closing of the Pringles acquisition and therefore may not occur in the event the Pringles acquisition is not consummated. As such, the terms of the expected financings are not complete at this time. For purposes of these unaudited pro forma condensed combined financial statements, Diamond anticipates that it will complete a debt financing at the time the Pringles acquisition closes as shown below. Diamond has obtained commitments for up to $1,000 million of debt financing consisting of Senior Credit Facilities of up to $700 million, and a Senior Bridge Facility of up to $300 million. Pringles has obtained commitments for up to $1,050 million of debt financing consisting of up to $375 million of Term Loan A and up to $675 million of Term Loan B. At this time, Diamond expects to assume $700 million of Pringles’ debt at the time of the Merger. The parties have also agreed to a collar mechanism that would adjust the amount of debt assumed by Diamond based upon Diamond’s stock price during a trading period prior to the commencement of the Exchange Offer. The amount of debt to be assumed by Diamond could increase by up to $200 million or decrease by up to $150 million based on this adjustment mechanism.

Diamond:	Debt from Revolver	$115,000
	Debt from Term Loan A	400,000

	Total	$515,000

	Current portion of long-term debt	$20,000
	Long-term debt	$495,000

Pringles:	Debt from Term Loan A	$300,000
	Debt from Term Loan B	400,000

	Total	$700,000

	Current portion of long-term debt	$19,000
	Long-term debt	$681,000

(h) Diamond intends to exchange approximately 29.1 million shares of its common stock in this offering to fund a portion of the purchase price of the Pringles acquisition. The purchase price is based on Diamond’s closing share price at September 8, 2011 of $75.92.

(i) Represents deferred tax liabilities related to intangible assets.

(j) The $5.3 million relates to the write-off of unamortized deferred financing costs from Diamond’s existing debt that is a non-recurring expense in connection with the repayment of Diamond’s existing debt.

(k) Represents the additional straight-line amortization of supplier agreements, customer relationships and other intellectual property resulting from the Pringles acquisition. Diamond assumed a 20 year useful life for customer relationships, and a 10 year useful life for supplier agreements and intellectual property.

(l) Interest expense will increase as a result of the expected financing transactions described in (g). Adjustment to historical interest expense to reflect the incurrence of additional borrowings, including amortization of deferred debt issuance costs relating to such additional borrowings and the repayment of Diamond’s existing credit facility. The weighted average interest rate used to compute the incremental interest expense was 3.3%. An increase of 0.125% in the interest rate would increase Diamond’s annual pro forma interest expense by approximately $1.5 million.

(m) For purposes of these unaudited pro forma condensed combined financial statements, Diamond used an effective tax rate of 32.6% for the year ended July 31, 2011. This rate is an estimated effective rate for the global operations of the combined company. These rates may change as Diamond performs a complete tax analysis.

(n) Diamond expects to incur transaction and integration costs of approximately $150 million through fiscal 2013.

(o) The adjustment reflects the elimination of Pringles’ equity in connection with the Pringles acquisition.

HISTORICAL PER SHARE, MARKET PRICE AND DIVIDEND DATA

Comparative Historical and Pro Forma Per Share Data

The following tables set forth certain historical and pro forma per share data for Diamond. The Diamond historical data has been derived from and should be read together with the audited consolidated financial statements of Diamond and related notes thereto contained in Diamond’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011 incorporated by reference into this proxy statement. The Diamond pro forma data has been prepared by Diamond and derived from the unaudited condensed combined pro forma financial data of Diamond included elsewhere in this prospectus.

This summary of comparative historical and pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the Transactions been completed during the period presented, nor are they necessarily indicative of any future results. Diamond and Pringles may have performed differently had the Transactions occurred prior to the period presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Diamond and Pringles been combined during the period presented or of the future results of Diamond following the Transactions.

The following table presents certain historical and pro forma per share data for Diamond:

	As of and for the Fiscal Year Ended July 31, 2011
	Historical	Pro Forma
Diamond:
Earnings Per Share Data:
Basic	$2.28	$2.89
Diluted	$2.22	$2.85
Shares of common stock used to compute earnings per share (in millions):
Basic	21.6	50.7
Diluted	22.2	51.3
Book value per share of common stock	$21.08	$49.57
Cash dividends declared per share of common stock	$0.18	$0.18

Historical Market Price Data

Historical market price data for Pringles does not exist as Pringles currently is a wholly owned subsidiary of P&G. As such, shares of Pringles Company common stock are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for Pringles.

Shares of Diamond common stock are currently traded on NASDAQ under the symbol “DMND.” On April 4, 2011, the last trading day before the announcement of the Transactions, the last sale price of shares of Diamond common stock reported by NASDAQ was $57.22. On September 15, 2011, the last sale price of shares of Diamond common stock reported by NASDAQ was $78.23. The following table sets forth the high and low sale prices of shares of Diamond common stock and the dividends declared for the periods indicated. For current price information, Diamond stockholders are urged to consult publicly available sources.

	Diamond Common Stock
	High	Low	Dividends
Fiscal Year Ended July 31, 2010
First Quarter	$34.07	$26.21	$0.045
Second Quarter	37.24	29.10	0.045
Third Quarter	46.36	34.27	0.045
Fourth Quarter	46.67	36.72	0.045
Fiscal Year Ended July 31, 2011
First Quarter	$45.24	$37.91	$0.045
Second Quarter	55.97	42.96	0.045
Third Quarter	65.92	48.01	0.045
Fourth Quarter	79.37	62.78	0.045
Fiscal Year Ending July 31, 2012
First Quarter (through September 15, 2011)	$80.16	$62.00	$0.045

Diamond Dividend Policy

Diamond currently has a policy of paying an annual dividend of $0.18 per share, payable in four equal installments. The payment of cash dividends in the future will be at the discretion of Diamond’s board of directors. The declaration of any cash dividends, and the amount thereof, will depend on many factors, including Diamond’s financial condition, capital requirements, funds from operations, the dividend taxation level, Diamond’s stock price, future business prospects, and any other factors as Diamond’s board of directors may deem relevant. Additionally, Diamond’s existing credit facilities place significant restrictions on Diamond’s ability to pay dividends. The credit facility to be entered into in connection with the Transactions will contain similar restrictions, and other indebtedness Diamond may incur in the future may contain similar restrictions.

THE TRANSACTIONS

On April 5, 2011, Diamond and P&G announced that they had entered into the Separation Agreement and the Transaction Agreement, which provide for a Separation of the Pringles Business from P&G and a business combination involving Diamond and the Pringles Business. In the Transactions, P&G will contribute certain of the assets and liabilities of the Pringles Business to the Pringles Company, a newly formed wholly owned subsidiary of P&G. Prior to the Distribution, Pringles is expected to be recapitalized by (1) issuing and delivering to P&G a number of additional shares of Pringles Company common stock such that the total number of shares of Pringles Company common stock held by P&G at the time of the Distribution will equal 29,143,190, all of which shares of Pringles Company common stock P&G will dispose of in the Distribution; (2) incurring new indebtedness in the form of the Pringles Debt and receiving net cash proceeds in an amount between $700 million and $1.05 billion; and (3) using such cash proceeds of the Pringles Debt, along with any cash contributed by P&G to the Pringles Company, to purchase certain Pringles Business assets from P&G affiliates.

On the closing date of the Transactions, P&G will distribute shares of Pringles Company common stock to its participating shareholders in an exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a pro rata dividend to P&G shareholders. On or prior to the consummation of the exchange offer, P&G will irrevocably deliver to the exchange agent all of the shares of Pringles Company common stock outstanding, with irrevocable instructions to hold the shares of Pringles Company common stock for the benefit of P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of a pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Pringles Company common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of shares of Diamond common stock, into which such Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter. Immediately after the completion of the Distribution, the Pringles Company will merge with and into Merger Sub, a wholly owned subsidiary of Diamond, with Merger Sub continuing as the surviving company. In the Merger, the shares of Pringles Company common stock distributed in connection with the Distribution will automatically convert into the right to receive shares of Diamond common stock on a one-for-one basis. See the sections of this proxy statement entitled “The Transaction Agreement” and “The Separation Agreement.”

Diamond expects to issue 29,143,190 shares of Diamond common stock in the Merger. Based upon the reported closing sales price of $             per share for Diamond common stock on NASDAQ on September 23, 2011, the last NASDAQ trading day prior to the date of this proxy statement, the total value of the consideration to be paid by Diamond in the Transactions, including the Pringles Debt in an amount between $700 million and $1.05 billion to be assumed by Merger Sub after the consummation of the Transactions, would have been an amount between $             billion and $             billion. The value of the consideration to be paid by Diamond will depend on the market price of shares of Diamond common stock at the time of determination.

After the Merger, Diamond, through Merger Sub, its wholly owned subsidiary, will own and operate the Pringles Business. Diamond will continue to use the name “Diamond Foods, Inc.” after the Merger. All shares of Diamond common stock issued in the Merger will be listed on NASDAQ under Diamond’s current trading symbol “DMND.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1	Separation

P&G will transfer to the Pringles Company, a newly formed direct wholly owned subsidiary of P&G, certain assets relating to the Pringles Business, including certain subsidiaries of P&G. The Pringles Company will also assume certain liabilities associated with the Pringles Business.

Step 2	Pringles Company Recapitalization

Prior to the Distribution, and in partial consideration for the assets of the Pringles Business transferred from P&G to the Pringles Company, the Pringles Company will be recapitalized in the following manner:

•

the Pringles Company will issue and deliver to P&G a number of additional shares of Pringles Company common stock such that the total number of shares of Pringles Company common stock held by P&G at the time of the Distribution will equal 29,143,190, all of which shares of Pringles Company common stock P&G will dispose of in the Distribution; and

•

the Pringles Company will enter into senior secured term credit facilities to borrow an amount between $700 million and $1.05 billion and will use the borrowed proceeds, along with any cash contributed by P&G to the Pringles Company, to purchase certain Pringles Business assets from P&G affiliates.

Step 3	Distribution—Exchange Offer

P&G will offer to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Pringles Company common stock in this exchange offer.

If the exchange offer is completed but is not fully subscribed, P&G will distribute the Remaining Shares as a pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Pringles Company common stock not exchanged in the exchange offer and to be distributed in a pro rata dividend and that number of shares of Diamond common stock, into which the Remaining Shares will be converted in the Merger, will be transferred to P&G shareholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant P&G shareholders, the global certificate(s) representing all of the outstanding shares of Pringles Company common stock, pending the completion of the Merger. Shares of Pringles Company common stock will not be traded during this period.

Step 4	Merger

Immediately after the completion of the Distribution, on the closing date of the Transactions, the Pringles Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving company.

Each share of Pringles Company common stock will be automatically converted into the right to receive one fully paid and nonassessable share of Diamond common stock.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Distribution but prior to the Merger, and the corporate structure immediately following the consummation of the Transactions.

After completion of all of the steps mentioned above, the shares of Diamond common stock outstanding immediately prior to the Merger will represent approximately 43% of the shares of Diamond common stock that will be outstanding immediately after the Merger, and the shares of Diamond common stock issued in connection with the conversion of shares of Pringles Company common stock in the Merger will represent approximately 57% of the shares of Diamond common stock that will be outstanding immediately after the Merger.

After completion of all of the steps mentioned above, the Pringles Business will be owned and operated by Diamond through Merger Sub, its wholly owned subsidiary; Merger Sub will be the obligor on the Pringles Debt in an amount between $700 million and $1.05 billion; the Pringles Debt will be guaranteed by all existing and future direct and indirect subsidiaries of Merger Sub, other than certain foreign subsidiaries, and Diamond and all subsidiaries of Diamond that guarantee the indebtedness under Diamond’s credit facilities; and P&G’s affiliates will have received proceeds from the sale of certain Pringles Business assets to the Pringles Company funded from the proceeds of the Pringles Debt and from any cash contributed by P&G to the Pringles Company, in each case, consummated prior to the Distribution. Following the Transactions, the shares of Diamond common stock outstanding immediately prior to the Merger will represent approximately 43% of the shares of Diamond common stock that will be outstanding immediately after the Merger, and the shares of Diamond common stock issued in connection with the conversion of Pringles Company common stock in the Merger will represent approximately 57% of the shares of Diamond common stock that will be outstanding immediately after the Merger. See “The Transactions—Number of Shares of Pringles Company Common Stock to be Distributed to P&G Shareholders.”

Various factors were considered by Diamond and P&G in negotiating the terms of the Transactions, including the equity ownership levels of Diamond stockholders and current and former P&G shareholders receiving shares of Diamond common stock in the Distribution. The principal factors considered by the parties negotiating the allocation of equity ownership following the Transactions were the relative actual results of operations of Diamond and the Pringles Business, the opportunities expected to be obtained from combining Diamond and the Pringles Business and the enhancements to Diamond’s strategic global growth objectives as a result of acquiring the Pringles Business. Diamond also considered, among other things, the expected impacts of the integration of the Pringles Business with Diamond and the other factors identified under “Background of the Transactions—Diamond’s Reasons for the Transactions; Recommendation of the Diamond Board.” P&G also considered, among other things, the relative sales, earnings and cash flow growth rates of the Pringles Business, the value to P&G shareholders that could be realized in the Transactions and the other factors identified under “Background of the Transactions—P&G’s Reasons for the Transactions.”

Additional Agreements

In connection with the Transactions, P&G, the Pringles Company and Diamond will also enter into other agreements at the time of the Separation relating to: the provision of Olestra, an ingredient used in some Pringles products; certain transition services for a limited period of time following the completion of the Transactions; the use of specified facilities; and tax matters. See “Additional Agreements.”

Number of Shares of Pringles Company Common Stock to be Distributed to P&G Shareholders

As part of the Separation, the Pringles Company will issue to P&G additional shares of Pringles Company common stock so that the total number of shares of Pringles Company common stock issued and outstanding will be 29,143,190. This will result in the shares of Pringles Company common stock, when converted into shares of Diamond common stock and combined with the existing shares of Diamond common stock, being equal to approximately 57% of the combined total immediately upon completion of the Merger.

No Fractional Shares; Exchange of Certificates

No fractional shares of Diamond common stock will be issued in the Merger to holders of fractional shares of Pringles Company common stock. In lieu of any fractional shares of Diamond common stock, holders of shares of Pringles Company common stock who would otherwise be entitled to receive such fractional shares of Diamond common stock will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the sale of fractional shares in the open market, which will occur no later than 30 business days after the completion of the Transactions, obtained by aggregating the fractional shares of Diamond common stock otherwise allocable to the holders of fractional shares of Pringles Company common stock. The distribution of cash in lieu of fractional shares will occur separate from, and subsequent to, the distribution of shares of Diamond common stock.

Background of the Transactions

Diamond’s management continually explores the possibility of acquisitions of businesses that would fit within its strategy of building, acquiring and energizing brands. The Diamond executive team has long viewed the Pringles® brand as a potentially attractive addition to the Diamond business and an excellent strategic fit within Diamond’s portfolio of brands. Over the past few years, Diamond’s management has discussed with the Diamond Board an ongoing interest in the Pringles Business, as well as other possible strategic transactions.

In April 2009, Matt Yost, Diamond’s lead business development executive, met with Jim Prevost, P&G’s lead acquisitions and divestitures executive, at a conference in New York City, during which meeting Mr. Yost communicated Diamond management’s potential interest in the Pringles Business. In October 2009, Mr. Yost sent an e-mail message to Mr. Prevost indicating that Diamond would be interested in evaluating a transaction involving the Pringles Business if P&G were to decide to divest the business. Diamond did not propose a specific transaction at this time, and the parties did not have any substantive discussion concerning a potential transaction involving the Pringles Business.

In December 2009, representatives of The Blackstone Group L.P. (“Blackstone”) visited Diamond at its offices to discuss, among other things, a Reverse Morris Trust acquisition structure generally. A Reverse Morris Trust acquisition structure allows a parent company to divest a subsidiary in a tax-efficient manner. The first step of a Reverse Morris Trust acquisition structure involves a tax-free distribution of a subsidiary under section 355 of the Code by distributing shares of subsidiary stock to parent stockholders as a dividend and/or exchanging shares of subsidiary stock for parent stock pursuant to an exchange offer. The “subsidiary” (now owned directly by parent company stockholders) then merges with the acquiring third party or its designated subsidiary in a tax-free reorganization under section 368 of the Code, in a transaction where the stockholders of the spun-off subsidiary immediately before the merger retain more than 50% ownership stock of the combined entity. In January 2010, members of Diamond’s executive team met with representatives of Blackstone to further discuss the Reverse Morris Trust structure. Diamond did not propose a specific transaction involving the Pringles Business in either of the meetings with Blackstone, and the meetings did not lead to any substantive discussions concerning a potential transaction involving the Pringles Business.

P&G has a rigorous portfolio review process that senior management uses to evaluate the strategic fit of each brand in light of P&G’s short and long-term goals. As part of this process, Robert A. McDonald, P&G’s Chairman of the Board, President and Chief Executive Officer, and Jon R. Moeller, P&G’s Chief Financial Officer, secured approval from P&G’s board of directors (the “P&G Board”) in February 2010 to explore a potential divestiture of the Pringles Business. P&G management retained financial advisors to assist in these efforts and initiated a non-exclusive process designed to identify potential strategic alternatives for the Pringles Business.

In March 2010, Michael J. Mendes, Diamond’s Chief Executive Officer, spoke with a representative of Blackstone regarding a potential transaction involving the Pringles Business in the near future. Mr. Mendes expressed potential interest in evaluating the opportunity in the event P&G did engage in a process to divest the Pringles Business.

On March 18, 2010, representatives of BofA Merrill Lynch attended a meeting of the Diamond Board and reviewed the Reverse Morris Trust structure generally, past Reverse Morris Trust transactions and publicly available information concerning the Pringles Business.

On April 22, 2010, Mr. Moeller contacted Steven Neil, Diamond’s Chief Financial Officer, informing Mr. Neil that P&G would be commencing a non-exclusive process to explore possible strategic alternatives for the Pringles Business. Mr. Neil conveyed Diamond’s interest in participating in the process.

On April 23, 2010, Diamond executed a confidentiality agreement with P&G, and over the course of the next few weeks received information about the Pringles Business from P&G.

On April 26, 2010, Diamond engaged BofA Merrill Lynch to serve as Diamond’s financial advisor with respect to the possible Pringles opportunity. BofA Merrill Lynch was chosen based on its experience in previous Reverse Morris Trust transactions and other transactions involving complex financial structures, representation of companies that had previously acquired businesses from P&G and its or its affiliate’s potential ability to provide financing.

On May 5, 2010, the M&A Committee of the Diamond Board participated in a call with management to review the Pringles opportunity and process. The M&A Committee supported proceeding with the process and directed management to hold a meeting of the full Board to review the matter. On May 10, 2010, the Diamond Board held a telephonic meeting to discuss the strategic fit of the Pringles Business and Diamond with management. Diamond’s management further discussed with the Diamond Board a proposed valuation range for the Pringles Business and details regarding the potential transaction structure, timing and process. The Diamond Board indicated that it supported exploring the possible acquisition of the Pringles Business and agreed that management should present a non-binding indication of interest to P&G.

On May 12, 2010, Diamond submitted a non-binding indication of interest to acquire the Pringles Business for a total purchase price in the range of $1.96 billion to $2.18 billion, consisting of a mix of Diamond common stock and a cash payment to P&G, which would be funded by debt to be incurred by the Pringles Company. The Diamond common stock to be issued represented between 57.0% to 60.7% of the estimated outstanding equity of the combined company based on the price of Diamond common stock at the time. The proposal was structured as a Reverse Morris Trust business combination involving the spin- or split-off of the Pringles Business by P&G and its merger with Diamond.

On May 14, 2010, representatives of Blackstone and Morgan Stanley & Co. LLC informed BofA Merrill Lynch that Diamond would be invited to participate in the next round of the process and due diligence continued. On June 25, 2010, P&G provided Diamond drafts of the primary transaction documents.

On May 26, 2010, P&G provided access to Diamond to an electronic data room containing diligence materials.

On June 15, 2010, Diamond’s management team and representatives of BofA Merrill Lynch met with members of the P&G Snacks and Pet Care division leadership team, along with representatives from The Blackstone Group and Morgan Stanley & Co. LLC, to discuss aspects of the Pringles Business.

On June 25, 2010, P&G provided Diamond drafts of the primary transaction documents.

The Diamond Board held a telephonic meeting with members of Diamond’s management and representatives of BofA Merrill Lynch on July 6, 2010 to receive an update on the Pringles process and management’s view of a potential range of value for the Pringles Business. The Diamond Board indicated that it continued to support exploring the possible transaction and agreed that Diamond should submit a revised non-binding proposal to P&G in connection with the process.

On July 7, 2010, Diamond submitted a non-binding proposal to acquire the Pringles Business. The proposal consisted of the issuance of Diamond common stock such that P&G shareholders would own 63.4% of the combined company and a $300 million cash payment to P&G, which would be funded by debt to be incurred by the Pringles Company. Based on the price of Diamond common stock at that time, the total proposed purchase price, including the $300 million of Pringles debt, was $1.93 billion. The proposal was structured as a Reverse Morris Trust business combination involving the spin- or split-off of the Pringles Company by P&G and its merger with Diamond. Diamond also provided P&G with detailed comments to the draft transaction documents P&G had furnished, including with respect to the scope of the representations and warranties to be provided by Diamond and P&G, the restrictions on Diamond to solicit possibly superior transactions and respond to unsolicited possibly superior transactions, the termination provisions and the break-up fee payable by Diamond to P&G in certain events.

The advisors from BofA Merrill Lynch, Morgan Stanley & Co. LLC and Blackstone discussed Diamond’s proposal on July 12 and 16, 2010. In those discussions, P&G’s advisors indicated that P&G was seeking a higher value for the Pringles Business and greater certainty on value in the event the trading prices for Diamond common stock declined between announcement of a transaction and closing. From July 16, 2010 through July 28, 2010, Diamond and BofA Merrill Lynch continued to refine their analysis of the Pringles Business.

On July 28, 2010, Diamond submitted a revised non-binding proposal to acquire the Pringles Business for a total valuation of $2.05 billion, consisting of the issuance of Diamond common stock having a value based on trading prices of $1.75 billion, representing approximately 63% equity ownership of Diamond following the closing, and a $300 million cash payment to P&G that would be funded by additional debt to be incurred by the Pringles Company. Diamond’s proposal also provided an equity collar, which would allow the number of shares of Diamond common stock to be issued to float based on dividing $1.75 billion by an average price of Diamond common stock, with this adjustment being collared so that there would be no further adjustment if the average price of Diamond common stock was less than $41.50 or greater than $48.50. The proposal was structured as a Reverse Morris Trust business combination involving the spin- or split-off of the Pringles Business by P&G and its merger with Diamond.

In early August 2010, P&G management and the P&G Board discussed the decision to reject Diamond’s offer and retain the Pringles Business. P&G’s financial advisors subsequently informed BofA Merrill Lynch that P&G elected to terminate the Pringles strategic assessment process. Representatives of the parties had a number of follow-up discussions after this decision had been made. On August 20, 2010, Mr. Moeller informed a representative of BofA Merrill Lynch that P&G would only be interested in considering a transaction involving the Pringles Business at a valuation of at least $2.35 billion and with greater value protections than Diamond had indicated. In addition, on September 13, 2010, Messrs. Mendes and Neil met in San Francisco with Mr. Moeller and Teri List, P&G’s Senior Vice President and Treasurer, and discussed a potential transaction involving the Pringles Business. On September 14 and 15, 2010, Ms. List sent to Mr. Neil unaudited, carve-out financials for the fiscal year ended June 30, 2010 for the Pringles Business, and an update on the Pringles Business plan for the then-current fiscal year.

On September 17, 2010, Mr. Mendes and Mr. Moeller spoke by phone regarding the potential transaction. On September 19, 2010, Mr. Mendes sent Mr. Moeller an e-mail message with a revised proposal valuing the Pringles Business at $2.1 billion, comprised of $1.5 billion in Diamond common stock, which represented equity ownership in the combined entity of approximately 61.5%, and $600 million in cash. The proposal also included a cash collar mechanism, rather than an equity collar, structured such that if the price of Diamond common stock prior to closing were higher or lower than the price used to set the number of shares issued in the transaction, the amount of cash consideration would be decreased or increased by up to $150 million. On September 20, 2010, Mr. Moeller sent an e-mail message to Mr. Mendes indicating that P&G would require a higher value and greater price protection than Diamond had proposed. Messrs. Mendes and Moeller held telephone conversations on September 21 and 22 to further discuss price and transaction terms but did not reach agreement. The parties ceased discussions regarding the possibility of a transaction on September 23, 2010.

On September 24, 2010, during a meeting of the Diamond Board, Mr. Mendes informed the Diamond Board that the Pringles discussions had terminated.

In early February 2011, Diamond’s management team and representatives of BofA Merrill Lynch discussed the possibility of re-engaging with P&G given that the trading price of Diamond common stock had appreciated since the parties’ discussions in 2010. On February 14, 2011, a representative of BofA Merrill Lynch spoke with Mr. Prevost about the possibility of reopening discussions between Diamond and P&G.

Following informal discussions with members of the Diamond Board, including the members of the M&A Committee, on February 16, 2011 Mr. Mendes sent an e-mail message to Mr. Moeller to revisit the possibility of a transaction involving the Pringles Business. On February 18, 2011, Mr. Moeller indicated that P&G would be willing to consider a transaction at a valuation of at least $2.35 billion and with greater price protection than Diamond had proposed in 2010. Later on February 18, 2011, Mr. Mendes sent an e-mail message to Mr. Moeller indicating that Diamond would be interested in acquiring the Pringles Business for a total transaction value of $2.4 billion, comprised of $1.6 billion in Diamond common stock and a cash payment of $800 million, with a collar mechanism that would increase or decrease the $800 million cash portion by up to $150 million based on market prices for the value of the Diamond common stock to be issued. On February 25, 2011, Mr. Moeller informed Mr. Mendes that P&G was willing to re-engage in discussions based on Diamond’s revised proposal.

On February 28, 2011, representatives of Diamond and P&G held a series of discussions relating to the possible transaction. Representatives of Diamond and P&G, and their financial and legal advisors, held a series of discussions on due diligence and structural elements of the possible transaction during March 2011, including the scope of the representations and warranties to be provided by Diamond and P&G as to the matters covered by such representations and warranties, and which representations were to be appropriately qualified by “materiality,” “material adverse effect” and “knowledge” qualifiers, the restrictions on Diamond to solicit possibly superior transactions and respond to unsolicited possibly superior transactions, termination provisions and whether the break-up fee payable by Diamond to P&G in certain events would be, as proposed by P&G, $100 million or, as proposed by Diamond, approximately $35 million.

In a meeting on March 9, 2011, representatives of Diamond indicated that Diamond would be willing to proceed with a transaction structure proposed by P&G that would require the issuance by the Pringles Company of debt securities to pay a portion of the purchase price. The parties also agreed, among other terms, to a total transaction value of $2.3 billion, comprised of $1.5 billion in Diamond common stock and a cash payment of $800 million, with a collar that would increase or decrease the $800 million cash portion by up to $150 million based on the value of the Diamond equity to be issued.

On March 14, 2011, the Diamond Board held a telephonic meeting and received an update on the transaction involving the Pringles Business. On March 17, 2011, Mr. McDonald and Mr. Moeller secured authorization from the P&G Board to pursue a Reverse Morris Trust transaction with Diamond involving the Pringles Business, and the parties’ legal representatives began to negotiate drafts of the principal transaction documents, including with respect to the scope of the representations and warranties to be provided by Diamond and P&G as to the matters covered by such representations and warranties, and which representations were to be appropriately qualified by “materiality,” “material adverse effect” and “knowledge” qualifiers, the restrictions on Diamond to solicit possibly superior transactions and respond to unsolicited possibly superior transactions, the termination provisions and the break-up fee payable by Diamond to P&G in certain events. These matters were largely resolved during this set of negotiations, other than with respect to the matters described in the next paragraph.

On March 24, 2011, representatives of Diamond and P&G and their respective financial and legal advisors met in San Francisco to resolve remaining open issues, including the periods to be used to measure the price of Diamond common stock for purposes of setting the number of shares of Diamond common stock to be issued in the transaction and the break-up fee payable by Diamond to P&G in certain events. The parties also agreed to eliminate the structure that had previously been proposed by P&G involving the possible issuance of debt securities for the funding of a portion of the purchase price. In exchange, the cash collar adjustment applicable if the price of Diamond common stock declined was increased to $200 million, while maintaining the previously agreed upon adjustment if the price of Diamond common stock increased at $150 million. P&G and Diamond agreed to increase the cash portion of the price to $850 million, resulting in a dollar range of $700 million to

$1.05 billion, for a total purchase price of $2.35 billion, inclusive of the $1.5 billion in Diamond common stock to be issued. The parties also agreed to a break-up fee amount of $60.0 million.

On March 25, 2011, the Diamond Board met with Diamond management and representatives of BofA Merrill Lynch and Fenwick & West LLP, and received from Fenwick & West LLP a detailed presentation on the proposed transaction terms. The representatives of BofA Merrill Lynch reviewed with the Diamond Board its preliminary financial analysis of the transaction.

From March 26 through April 4, 2011, Diamond and P&G and their respective legal advisors negotiated the remaining open terms in the transaction agreements. During this period, Diamond and P&G determined that the number of Diamond shares to be issued that would represent the $1.5 billion in equity value would be fixed at 29.1 million shares, representing approximately 57% equity ownership in Diamond at closing. Diamond with its counsel also negotiated in this period with Bank of America, BofA Merrill Lynch and their counsel a commitment letter for Diamond’s debt financing in connection with the transaction, and P&G (on behalf of the Pringles Company) with its counsel negotiated with Bank of America, BofA Merrill Lynch and their counsel a commitment letter for the Pringles Company’s debt financing in connection with the transaction.

On April 4, 2011, the Diamond Board held a meeting with Diamond management and representatives of BofA Merrill Lynch and Fenwick & West LLP to consider approval of the transaction involving the Pringles Business. The Diamond Board discussed with Diamond management and its advisors the terms of the transactions. The representatives of BofA Merrill Lynch reviewed with the Diamond Board its financial analysis of the transaction and BofA Merrill Lynch delivered to the Diamond Board an oral opinion, which was confirmed by delivery of a written opinion dated April 4, 2011, to the effect that, as of that date, and based on and subject to various assumptions and limitations described in its opinion, the Exchange Ratio was fair, from a financial point of view, to Diamond. Following further discussion, the Diamond Board unanimously resolved that the transaction involving the Pringles Business was in the best interests of Diamond and its stockholders, and approved the merger with the Pringles Company and related transactions with P&G and the Pringles Company, and unanimously resolved to recommend to Diamond’s stockholders that they vote in favor of the issuance of Diamond common stock in the transaction.

Through April 4 and the early morning of April 5, 2011, Diamond and P&G, and their respective legal advisors, completed negotiations and finalization of the transaction agreements; Diamond, Bank of America and BofA Merrill Lynch, and their respective legal advisors completed negotiations and finalization of the commitment letter for the Diamond debt financing, and P&G on behalf of the Pringles Company, Bank of America, BofA Merrill Lynch and their respective legal advisors, completed negotiations and finalization of the commitment letter for the Pringles debt financing.

Early in the morning on April 5, 2011, the parties executed the transaction agreements and financing commitment papers. Prior to the opening of the U.S. financial markets on April  5, 2011, Diamond and P&G publicly announced the transaction.

Diamond’s Reasons for the Transactions; Recommendation of the Diamond Board

The Diamond Board has unanimously approved the Merger and related transactions, the Transaction Agreement, the Separation Agreement and the other agreements relating to the Merger and related transactions, and determined that the terms of the Merger and the related transactions, including the issuance of Diamond common stock in connection with the Merger, are advisable, fair to and in the best interests of Diamond and its stockholders. The Diamond Board unanimously recommends that stockholders vote FOR the proposal to issue Diamond common stock in connection with the Merger.

In reaching its decision to approve the Transactions, the Diamond Board consulted with its financial and legal advisors and carefully considered a variety of factors, including the following:

•	the potential that the Transactions will be accretive to Diamond’s financial results, increase Diamond’s revenues, earnings and margins and enhance cash flow generation;

•	the potential that the Transactions will further enhance Diamond’s ability to achieve its long-term strategic objectives and position Diamond as a global snack food company;

•

the compatibility of the iconic Pringles® brands with Diamond’s existing brands and the expectation that this compatibility will result in improved product mix, customer diversification and enhanced cross-promotional opportunities;

•	greater merchandising and distribution capability in multiple channels;

•

the enhanced strategic position, global reach (especially in high-growth developing markets), infrastructure and scale of the combined company and the enhanced platform for growth provided by such position;

•

the compatibility of Diamond’s distribution channels and customers with those of the Pringles Business, including Diamond’s existing go-to-market infrastructure in the United States and the United Kingdom, the two largest potato chip and potato crisp markets;

•	the financial strength of the combined company and the increased flexibility that this strength should provide, including an ongoing ability to pursue new acquisition and investment opportunities;

•	information concerning the business, assets, liabilities, financial performance and results of operations, and condition and prospects of Diamond and the Pringles Business;

•	the structure of the Merger as a tax-free reorganization for federal income tax purposes;

•	the credibility of P&G as a transaction partner, and its experience in successfully divesting and transitioning businesses, including in previous Reverse Morris Trust transactions;

•

the experience and prior success of Diamond’s management in integrating acquisitions into Diamond’s existing business, including investing in and supporting brands, and effectively merging corporate cultures; and

•	the opinion of BofA Merrill Lynch, dated April 4, 2011, to the Diamond Board as to the fairness, from a financial point of view, of the Exchange Ratio to Diamond.

The Diamond Board also considered certain countervailing factors in its deliberations concerning the Transactions, including:

•

the possibility that the accretion, increased revenues, earnings and margins, decreased leverage ratio and enhanced cash flow generation expected to result from the Transactions could fail to materialize;

•	the challenges of integrating the Pringles Company into Diamond given the size of the Pringles Business and its international operations and employee base;

•	the difficulty in separating the operations of the Pringles Business from P&G;

•

the possible disruption of Diamond’s business that might result from the announcement of the Transactions and the diversion of management’s attention from Diamond’s business because of the Transactions;

•	the dilution of the voting power of Diamond’s current stockholders that would result from the issuance of Diamond common stock in the Merger;

•	the substantial increase in Diamond’s indebtedness expected to result from the Transactions;

•

the fact that many of the representations and warranties provided by P&G were limited by “materiality,” “material adverse effect” and “knowledge” qualifiers, the restrictions on Diamond to solicit possibly superior transactions, the termination provisions and the required payment by Diamond in certain circumstances of termination fees under the Transaction Agreement;

•	the amount of due diligence that Diamond had been able to conduct with respect to the Pringles Business prior to signing the transaction agreements;

•

the restrictions imposed on Diamond’s ability to take certain corporate actions under applicable federal income tax laws and the terms of the Tax Matters Agreement to be entered into by Diamond and P&G; and

•

the possibility that the Transactions may not be consummated and the potential adverse consequences, including substantial costs incurred and damage to Diamond’s reputation, if the Transactions are not completed.

The foregoing discussion of the information and factors discussed by the Diamond Board is not meant to be exhaustive but is believed to include all material factors considered by it. The Diamond Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the terms of the Merger are fair to, and in the best interests of, Diamond and its stockholders. Rather, the Diamond Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, the Diamond Board unanimously determined that the terms of the Transaction Agreement, including the issuance of Diamond common stock in the Merger and the related Transactions, are advisable, fair to and in the best interests of Diamond and its stockholders.

Accordingly, the Diamond Board unanimously recommends that stockholders vote FOR the proposal to issue Diamond common stock in connection with the Merger and FOR the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary.

Opinion of Diamond’s Financial Advisor

Diamond has retained BofA Merrill Lynch to act as Diamond’s financial advisor in connection with the Transactions. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Diamond selected BofA Merrill Lynch to act as Diamond’s financial advisor in connection with the Transactions on the basis of BofA Merrill Lynch’s experience in transactions similar to the Transactions, its reputation in the investment community and its familiarity with Diamond and its business.

On April 4, 2011, at a meeting of the Diamond Board held to evaluate the Transactions, BofA Merrill Lynch delivered to the Diamond Board an oral opinion, which was confirmed by delivery of a written opinion dated April 4, 2011, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to Diamond.

The full text of BofA Merrill Lynch’s written opinion to the Diamond Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Diamond Board for the benefit and use of the Diamond Board (in its capacity as such) in connection with and for purposes of its evaluation of the Exchange Ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Transactions and no opinion or view was expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to Diamond or in which Diamond might engage or as to the underlying business decision of Diamond to proceed with or effect the Transactions. BofA Merrill Lynch’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed transaction or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to the Pringles Business and Diamond;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Pringles Business furnished to or discussed with BofA Merrill Lynch by the management of P&G, including certain financial forecasts relating to the Pringles Business through fiscal year 2012 only prepared by the management of P&G, referred to herein as the Pringles forecasts;

•

reviewed certain financial forecasts relating to the Pringles Business prepared by the management of Diamond, referred to herein as the Diamond-Pringles forecasts, and discussed with the management of Diamond its assessments as to the relative likelihood of achieving the future financial results reflected in the Pringles forecasts and the Diamond-Pringles forecasts;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Diamond furnished to or discussed with BofA Merrill Lynch by the management of Diamond, including certain financial forecasts relating to Diamond prepared by the management of Diamond, referred to herein as the Diamond forecasts;

•	reviewed certain estimates as to the amount and timing of cost savings, referred to herein as the Synergies, anticipated by the management of Diamond to result from the Merger;

•

discussed the past and current business, operations, financial condition and prospects of the Pringles Business with members of senior management of P&G and Diamond, and discussed the past and current business, operations, financial condition and prospects of Diamond with members of senior management of Diamond;

•	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Diamond, including the potential effect on Diamond’s estimated earnings per share;

•	reviewed the trading history for Diamond common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial information of the Pringles Business and Diamond with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the Transactions to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the relative financial contributions of Pringles and Diamond to the future financial performance of the combined company on a pro forma basis;

•	reviewed drafts dated April 4, 2011 of the Transaction Agreement and the Separation Agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Diamond and P&G that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. In accordance with the requirements of P&G, BofA Merrill Lynch did not have access to, and did not meet with, the management of the Pringles Business other than the Chief Financial Officer of the Pringles Business. Accordingly, at Diamond’s direction, BofA Merrill Lynch relied upon the accuracy and completeness of financial and other information regarding the Pringles Business provided to or discussed with BofA Merrill Lynch by the Chief Financial Officer of the Pringles Business and the management of P&G. With respect to the Pringles forecasts, BofA Merrill Lynch was advised by P&G, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of P&G as to the future financial performance of the Pringles Business. With respect to the Diamond-Pringles forecasts, the Diamond forecasts and the Synergies, BofA Merrill Lynch assumed, at the direction of Diamond, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Diamond as to the future financial performance of the Pringles Business and Diamond and the other matters covered thereby and, based on the assessments of the management of Diamond as to the relative likelihood of achieving the future financial results reflected in the Pringles forecasts and the Diamond-Pringles forecasts, BofA Merrill Lynch relied, at the direction of Diamond, on the Diamond-Pringles forecasts for purposes of its opinion. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pringles, the Pringles Business or Diamond, nor did it make any physical inspection of the properties or assets of Pringles, the Pringles Business or Diamond. BofA Merrill Lynch did not evaluate the solvency or fair value of P&G, Pringles or Diamond under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Diamond, that the Transactions would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Pringles, the Pringles Business, Diamond or the contemplated benefits of the Transactions. BofA Merrill Lynch also assumed, at the direction of Diamond, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to herein as the Code, and that the Distribution will be tax-free to P&G’s shareholders pursuant to Section 355 of the Code. BofA Merrill Lynch further assumed, at the direction of Diamond, that the final executed Separation Agreement and Transaction Agreement will not differ in any material respect from the drafts of such agreements reviewed by it.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the (other than the Exchange Ratio to the extent expressly specified in its opinion) Transactions, including, without limitation, the form or structure of the Transactions. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Diamond. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to Diamond of the Exchange Ratio provided for in the Merger and no opinion or view was expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transactions, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view was expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to Diamond or in which Diamond might engage or as to the underlying business decision of Diamond to proceed with or effect the Transactions. BofA Merrill Lynch did not express any opinion as to what the value of Diamond common stock actually would be when issued or the prices at which Diamond common stock would trade at any time, including following announcement or consummation of the Transactions. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Transactions or any related matter. Except as described above, Diamond imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Diamond Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Transaction Overview

For purposes of its financial analyses described below, BofA Merrill Lynch calculated an implied value of the consideration to be paid by Diamond in the Transactions of $2.35 billion, referred to herein as the implied value of the transaction consideration, and the implied value of the Diamond common stock to be issued in the Transactions of $1.5 billion, referred to herein as the implied equity value of the Merger consideration. The implied equity value of the transaction consideration was based on the product of the average of 60 days of daily volume weighted average prices, or 60-day VWAP, of Diamond common stock for the period ending March 28, 2011 of $51.47 multiplied by the approximately 29.1 million shares of Diamond common stock to be issued in connection with the Transactions. The implied value of the transaction consideration was based on the implied equity value of the Merger consideration, plus the $850 million in cash payable to P&G in connection with the Distribution and Diamond’s corresponding assumption of $850 million in indebtedness in the Merger.

Pringles Business Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed certain financial information for the Pringles Business and publicly available financial and stock market information for the following sixteen publicly traded companies in the processed and packaged foods industry:

•	B&G Foods, Inc.;

•	Campbell Soup Company;

•	ConAgra Foods, Inc.;

•	General Mills, Inc.;

•	Green Mountain Coffee Roasters, Inc.;

•	Hansen Natural Corporation;

•	Kellogg Company;

•	Kraft Foods Inc.;

•	McCormick & Company, Incorporated;

•	Ralcorp Holdings, Inc.;

•	Snyder’s-Lance, Inc.;

•	The Hain Celestial Group, Inc.;

•	The Hershey Company;

•	The J.M. Smucker Company;

•	TreeHouse Foods, Inc.; and

•	Unilever plc.

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on March 30, 2011, plus debt, less cash, as a multiple of a calendarized fiscal year ending July 31, 2011 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA. BofA Merrill Lynch also reviewed per share equity values, based on closing stock prices on March 30, 2011, of the selected publicly traded companies as a multiple of calendarized fiscal year ending July 31, 2012 estimated earnings per share, commonly referred to as EPS. BofA Merrill Lynch then applied fiscal year 2011 EBITDA multiples of 9.0x to 11.0x derived from the selected publicly traded companies to the Pringles Business’ fiscal year 2011 estimated EBITDA and applied fiscal year 2012 EPS multiples of 14.0x to 16.0x derived from the selected publicly traded companies to the Pringles Business’ fiscal year 2012 estimated net income, assuming Pringles pays $850 million in cash to P&G in connection with the Distribution and Diamond correspondingly assumes $850 million of indebtedness in the

Merger. Estimated financial data of the selected publicly traded companies was based on public filings and publicly available research analysts’ estimates, and estimated financial data of the Pringles Business was based on the Diamond-Pringles forecasts. This analysis indicated the following approximate implied enterprise value reference ranges for the Pringles Business, as compared to the implied value of the transaction consideration:

Implied Enterprise Value Reference Ranges for the Pringles Business (in billions)		Implied Value of the Transaction Consideration as of March 28, 2011 (in billions)
2011E EBITDA	2012E EPS
$2.18 - $2.66	$2.43 - $2.66	$2.35

Although no company used in this analysis is identical or directly comparable to Pringles or the Pringles Business, the companies included were chosen because they have operations that, for purposes of analysis, may be considered similar to certain operations of Pringles or the Pringles Business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Pringles or the Pringles Business was compared.

Selected Precedent Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following sixteen selected transactions involving companies in the processed and packaged foods industry deemed relevant based on size, industry and relative performance of the assets of the target companies involved in the transactions:

Announcement Date	Acquiror	Target
• February 2010	• Diamond Foods, Inc.	• Kettle Foods

• August 2008	• Diamond Foods, Inc.	• Pop Secret

• March 2008	• Vivartia S.A.	• Nonni’s Food Company, Inc.

• July 2007	• Kraft Foods Inc.	• Group Danone (Biscuits)

• October 2006	• IAWS Group plc	• Otis Spunkmeyer Holdings, Inc.

• October 2006	• Blackstone Group/PAI Partners	• United Biscuits

• July 2006	• Kraft Foods Inc.	• United Biscuits (S. Eur. Operations)

• May 2006	• Grupo Nacional de Chocolates	• Ebro Puleva Group (Snacks)

• May 2006	• Nestle	• Uncle Toby’s

• December 2005	• Vivartia S.A.	• Chipita International

• December 2004	• PepsiCo, Inc.	• Snack Ventures Europe

• June 2002	• Campbell Soup Company	• Snack Foods Ltd.

• October 2000	• Kellogg Company	• Keebler Foods Co.

• June 2000	• Phillip Morris Co.	• Nabisco Holding Corp.

• January 2000	• Keebler Foods Co.	• Austin Quality Foods, Inc.

• December 1999	• FinalRealm	• United Biscuits

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s latest twelve months EBITDA, commonly referred to as LTM EBITDA. BofA Merrill Lynch then applied a range of selected LTM EBITDA multiples of 10.0x to 12.0x, derived from the selected transactions, to the Pringles Business’ calendar year 2010 estimated EBITDA. Estimated financial data of the selected transactions was based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of the Pringles Business was based on the Diamond-Pringles forecasts. This analysis indicated the following approximate implied enterprise value reference ranges for the Pringles Business, as compared to the implied value of the transaction consideration:

Implied Enterprise Value Reference Ranges for the Pringles Business (in billions)	Implied Value of the Transaction Consideration as of March 28, 2011 (in billions)
$2.23 - $2.68	$2.35

No company, business or transaction used in this analysis is identical or directly comparable to Pringles, the Pringles Business or the Transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Pringles, the Pringles Business and the Transactions were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of the Pringles Business to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Pringles Business was forecasted to generate during fiscal years 2012 through 2015 based on the Diamond-Pringles forecasts. BofA Merrill Lynch calculated terminal values for the Pringles Business by applying terminal multiples of 9.0x to 10.0x to the Pringles Business’ fiscal year 2015 estimated EBITDA, which implied perpetuity growth rates ranging from 0.8% to 2.4%. The cash flows and terminal values were then discounted to present value as of July 31, 2011 using discount rates ranging from 8% to 9%, which were based on an estimate of the Pringles Business’ weighted average cost of capital. This analysis indicated the following approximate implied enterprise value reference ranges for the Pringles Business as compared to the implied value of the transaction consideration:

Implied Enterprise Value Reference Range for the Pringles Business (in billions)	Implied Value of the Transaction Consideration as of March 28, 2011 (in billions)
$2.51 - $2.83	$2.35

Relative Valuation Analysis

Relative Contribution Analysis. BofA Merrill Lynch calculated the relative contributions of the Pringles Business and Diamond to the combined company of estimated revenue, EBITDA and net income for fiscal years 2011 and 2012 based upon the Diamond forecasts and the Diamond-Pringles forecasts. Based on the implied relative equity value contributions, BofA Merrill Lynch calculated the implied exchange ratios for each financial metric. The implied exchange ratios based on net income were leverage adjusted, assuming $850 million of Pringles indebtedness, for each year reviewed. This analysis indicated the following range of implied exchange ratios of a share of Pringles Company common stock to a share of Diamond common stock, as compared to the Exchange Ratio:

Range of Implied Exchange Ratios	Exchange Ratio
1.108 - 1.388	1.000

Relative Selected Publicly Traded Companies Analysis. Based upon the implied equity values of the Pringles Business derived from the Selected Publicly Traded Companies Analysis described above and the equity value of Diamond (calculated for purposes of this analysis using the 60-day VWAP of Diamond common stock for the period ending March 28, 2011 of $51.47), BofA Merrill Lynch calculated a range of implied exchange ratios of a share of Pringles Company common stock to a share of Diamond common stock, based upon the Diamond-Pringles forecasts. This analysis indicated the following implied range of exchange ratios of a share of Pringles Company common stock to a share of Diamond common stock, as compared to the Exchange Ratio:

Range of Implied Exchange Ratios (based on 2011E EBITDA)	Range of Implied Exchange Ratios (based on 2012E EPS)	Exchange Ratio
0.887 - 1.210	1.054 - 1.204	1.000

Relative Discounted Cash Flows Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Diamond to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Diamond was forecasted to generate during the fiscal years 2012 through 2015 based on the Diamond forecasts. BofA Merrill Lynch calculated terminal values for Diamond by applying terminal multiples of 11.0x to 12.0x to Diamond’s fiscal year 2015 estimated EBITDA. The cash flows and terminal value were then discounted to present value as of July 31, 2011 using discount rates ranging from 8% to 9%, which were based on an estimate of Diamond’s weighted average cost of capital. This analysis indicated a range of implied equity values of Diamond. Based upon this range of implied equity values of Diamond and the range of implied equity values of the Pringles Business that were estimated using the Discounted Cash Flow Analysis for the Pringles Business described above, BofA Merrill Lynch calculated a range of implied exchange ratios of a share of Pringles Company common stock to a share of Diamond common stock, based upon the Diamond forecasts and the Diamond-Pringles forecasts. This analysis indicated the following implied exchange ratios of a share of Pringles Company common stock to a share of Diamond common stock, as compared to the Exchange Ratio:

Implied Exchange Ratio
Low the Pringles Business to High Diamond*	High the Pringles Business to Low Diamond**	Exchange Ratio
0.864	1.191	1.000

*	Calculated by dividing the low end of the respective range for the Pringles Business by the high end of the respective range for Diamond.
**	Calculated by dividing the high end of the respective range for the Pringles Business by the low end of the respective range for Diamond.

Pro Forma Accretion/Dilution Analysis.

BofA Merrill Lynch reviewed the potential pro forma financial effect of the Transactions on Diamond’s fiscal years 2011 through 2015 estimated EPS. Estimated financial data of Diamond was based on the Diamond forecasts and estimated financial data of the Pringles Business was based on the Diamond-Pringles forecasts. Based on the implied value of the transaction consideration, this analysis indicated that the Merger could be accretive to Diamond’s estimated EPS for fiscal years 2011 through 2015. In addition, BofA Merrill Lynch reviewed the effect of the collar on the potential pro forma financial effect of the Transactions on Diamond’s fiscal years 2011 and 2012 estimated EPS, which indicated that, at the low end of the collar (or approximately $44.61 per share of Diamond’s common stock), as described elsewhere in this proxy statement, Pringles would pay $1.05 billion in cash to P&G in connection with the Distribution and Diamond correspondingly would assume $1.05 billion in indebtedness in the Merger, and the Merger could be accretive to Diamond’s estimated EPS for fiscal years 2011 and 2012. Estimates for fiscal year 2011 were prepared for illustrative purposes and assume that the Merger will close on July 31, 2011. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including historical trading prices and trading volumes of Diamond common stock during the period commencing July 21, 2005, the date of Diamond’s initial public offering, and ending March 30, 2011, and the low, high and average daily closing price for various periods ending March 30, 2011.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Diamond Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Pringles Business, Pringles and Diamond. The estimates of the future performance of the Pringles Business, Pringles and Diamond in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the Exchange Ratio and were provided to the Diamond Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Pringles Business, Pringles or Diamond.

The type and amount of consideration payable in the Merger was determined through negotiations between Diamond and P&G, rather than by any financial advisor, and was approved by the Diamond Board. The decision to enter into the Transaction Agreement and the Separation Agreement was solely that of the Diamond Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Diamond Board in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the Diamond Board or management with respect to the Transactions or the Exchange Ratio.

Diamond has agreed to pay BofA Merrill Lynch for its services in connection with the Transactions an aggregate fee currently estimated to be approximately $12 million, a portion of which was payable upon the public announcement of the Transactions and a significant portion of which is contingent upon the completion of the Transactions. BofA Merrill Lynch and certain of its affiliates also are participating in the financing for the Transactions, for which services BofA Merrill Lynch and its affiliates will receive significant compensation, including acting as joint lead arranger and joint bookrunner in connection with (i) Pringles’ $1.05 billion senior secured credit facility and (ii) Diamond’s $700 million senior secured credit facility and $300 million senior notes offering, respectively. Diamond also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Diamond, P&G and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Diamond and its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) book-running manager or arranger for various debt and equity offerings, (ii) book-running manager, lead arranger and/or agent bank for certain credit facilities and (iii) lender under certain letters of credit and credit facilities.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to P&G and its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) financial advisor in connection with certain mergers and acquisitions transactions, (ii) book-running manager or arranger for various debt offerings, (iii) lender under various credit and leasing facilities and (iv) provider of certain treasury management services.

P&G’s Reasons for the Transactions

P&G periodically evaluates its portfolio of businesses to assess the fit of each business within P&G. The principal factors considered by P&G in deciding to pursue the Transactions were:

•	the relative sales, earnings and cash flow growth rates of the Pringles Business and P&G’s other businesses;

•	the value to be received by P&G shareholders upon consummation of the Transactions;

•	the effect of divesting the Pringles Business pursuant to the Transactions on P&G’s future earnings per share;

•	the tax effects on P&G and its shareholders;

•	the expected timing and ability to effectively execute the Transactions;

•

the ability of each of P&G’s and the Pringles Business’ management to concentrate on the expansion and growth of their respective businesses following the Separation, allowing each to pursue the development strategies most appropriate to its respective operations; and

•	Diamond’s business and prospects after giving effect to the proposed acquisition of Pringles.

In addition, P&G considered the proposed treatment of Pringles’ employees in the Transaction and their prospects in a combined Diamond-Pringles company.

The principal countervailing factors considered by P&G in its deliberations concerning the Transactions were:

•

that the Transaction Agreement includes a number of conditions to the closing of the Transactions, and there is no assurance that all conditions to the parties’ obligations to complete the Transactions will be satisfied or waived, and as a result, it is possible that the Transactions might not be completed; and

•	the risks relating to integrating the Pringles Business with Diamond’s current operations and the potential effects on the value of Diamond’s common stock to be received in the Transactions.

P&G considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to approve the Transaction Agreement, the Separation Agreement and the Transactions. The foregoing discussion of the information and factors considered by P&G is not exhaustive, but summarizes the material factors considered. In view of the wide variety of factors that P&G considered, and the complexity of these matters, P&G does not consider it practicable to quantify or otherwise assign relative weights to the foregoing factors.

Interests of Certain Persons in the Transactions

As of                     , 2011, the record date for Diamond’s special meeting of stockholders, Diamond’s directors and executive officers beneficially owned approximately     % of the outstanding shares of Diamond common stock, including those shares of Diamond common stock underlying outstanding Diamond stock options. The directors and officers of P&G, the Pringles Company and Diamond will receive no extra or special benefit that is not shared on a pro rata basis by all other P&G shareholders or holders of shares of Diamond common stock in connection with the Transactions. As with all P&G shareholders, if a director or officer of P&G, the Pringles Company or Diamond owns shares of P&G common stock, directly or indirectly, such person may participate in the exchange offer on the same terms as other P&G shareholders.

Accounting Treatment of the Merger

ASC 805, Business Combinations, requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Diamond in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests of Diamond after the Transactions. In this case, P&G shareholders participating in the exchange offer (and pro rata dividend, if any) are expected to receive approximately 57% of the equity ownership and associated voting rights in Diamond after the Transactions.

•

The composition of the governing body of Diamond after the Transactions. In this case, the composition of the board of directors of Diamond following the Merger will be comprised of the members of the board of directors of Diamond immediately prior to the completion of the Merger. Diamond has a classified board of directors, consisting of ten directors each of whom is elected for a three-year term. One class of directors is elected at each Diamond annual shareholder meeting. The election of directors is a matter on which each share of common stock is entitled to only one vote regardless of the period of time such share is owned. Therefore, any significant shift in the composition of the board could only occur over a period of several years.

•	The composition of the senior management of Diamond after the Transactions. In this case, Diamond’s senior management following the Merger will be the same as Diamond’s current management team.

After considering all pertinent facts, reviewing the criteria outlined in ASC 805 and conducting the relevant analysis, Diamond has concluded that it is the accounting acquiror in the Transactions. Although majority voting rights may be retained by former P&G shareholders, ASC 805 requires consideration of all pertinent facts and circumstances, listing several potential indicators, none of which is weighed more heavily than another. Diamond’s conclusion is based primarily upon the following facts: (1) there will be no immediate change in the composition of Diamond’s board of directors after the Transactions, (2) Diamond’s senior management prior to the Transactions will continue to be the senior management of the combined business after the Transactions and (3) Diamond is issuing its equity interests as consideration for the Transactions and its voting rights are expected to continue to be widely held. Accordingly, Diamond will apply purchase accounting to the assets and liabilities of the Pringles Company upon completion of the Transactions.

Regulatory Approvals

Hart-Scott-Rodino Act

Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “Hart-Scott-Rodino Act”), Diamond and P&G were required to give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and to wait the specified waiting period before consummating the acquisition. Diamond and P&G each filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on May 20, 2011. The waiting period for U.S. antitrust review under the Hart-Scott-Rodino Act expired on June 20, 2011.

Other Antitrust Laws

In addition to the foregoing, the acquisition was subject to Brazilian, German, Ukrainian, U.K. and U.S. state antitrust laws and could be the subject of challenges by state attorneys general under those laws, or by private parties under federal or state antitrust laws. The parties have agreed to undertake efforts to avoid or eliminate impediments under any antitrust, competition or trade regulation law, see “The Transaction Agreement—Covenants—Efforts to Close” for more information. As of July 27, 2011, the acquisition has cleared antitrust review in Brazil, Germany, the Ukraine and the United Kingdom.

Federal Securities Law Consequences; Resale Restrictions

Shares of Diamond common stock issued in accordance with the Transaction Agreement will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any P&G shareholder who may be deemed to be an “affiliate” of Diamond for purposes of Rule 145 under the Securities Act of 1933. The Transaction Agreement requires P&G to use its commercially reasonable efforts to obtain from those affiliates a letter pursuant to which such person agrees not to transfer any shares of Diamond common stock received in accordance with the Transaction Agreement except in compliance with the resale provisions of Rule 144 or Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. In connection with the Distribution, P&G may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933.

THE TRANSACTION AGREEMENT

The following is a summary of the material provisions of the Transaction Agreement. This summary is qualified in its entirety by the Transaction Agreement, which is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Transaction Agreement and not by this summary or any other information included in this proxy statement. You are urged to read the Transaction Agreement carefully and in its entirety. See also “Where You Can Find More Information; Incorporation by Reference.”

Overview

In the Transactions, P&G will contribute certain of the assets and liabilities of the Pringles Business to the Pringles Company. Prior to the Distribution, the Pringles Company will enter into senior secured term credit facilities under which it will borrow an amount between $700 million and $1.05 billion, and will use the borrowed proceeds, along with any cash contributed by P&G to the Pringles Company, to purchase certain Pringles Business assets from P&G affiliates. On the closing date of the Transactions, P&G will distribute all of the outstanding shares of Pringles Company common stock to its participating stockholders in an exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Stock as a pro rata dividend to P&G stockholders (after giving effect to the consummation of the exchange offer). On or prior to the consummation of the exchange offer, P&G will irrevocably deliver all of the shares of Pringles Company common stock owned by P&G to the exchange agent with irrevocable instructions to hold the shares of Pringles Company common stock for the benefit of P&G stockholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, P&G stockholders whose shares of P&G common stock are outstanding after consummation of the exchange offer. If there is a pro rata dividend to be distributed, the exchange agent will calculate the exact number of shares of Pringles Company common stock not exchanged in the exchange offer and to be distributed as a pro rata dividend and that number of Diamond common stock, into which such Remaining Stock will be converted in the Merger, will be transferred to P&G stockholders (after giving effect to the consummation of the exchange offer) on a pro rata basis as promptly as practicable thereafter. Immediately after the completion of the Distribution, the Pringles Company will merge with and into Merger Sub, a direct wholly owned subsidiary of Diamond, with Merger Sub continuing as the surviving company. In connection with the Merger, the shares of Pringles Company common stock distributed in connection with the Distribution will automatically convert into the right to receive Diamond common stock on a one-for-one basis and a right to receive cash in lieu of any fractional shares of Diamond common stock. See “The Transactions” and “The Separation Agreement.”

Recapitalization

The Transaction Agreement provides that the Pringles Company will be recapitalized in connection with the Distribution. In partial consideration for the assets of the Pringles Business transferred from P&G to the Pringles Company as further described in “The Separation Agreement—Transfer of the Pringles Business and Assumption of Liabilities,” the Pringles Company will:

•

issue and deliver to P&G a number of additional shares of Pringles Company common stock such that the total number of shares of Pringles Company common stock held by P&G at the time of the Distribution will equal 29,143,190; and

•

enter into senior secured term credit facilities to borrow an amount equal to the Recapitalization Amount and use the borrowed proceeds, along with any cash contributed by P&G to the Pringles Company, to purchase certain Pringles Business assets from P&G affiliates.

The “Recapitalization Amount” means $850.0 million; provided, however, that:

•

if the simple arithmetic average of the daily VWAPs of shares of Diamond common stock on NASDAQ for the five trading days ending the trading day which is two clear trading days prior to the commencement date of the exchange offer (the “Diamond Collar Stock Price”) is greater than $51.47 per share, then the Recapitalization Amount will be $850.0 million reduced by an amount equal to the lesser of (1) $150.0 million and (2)(a) the Diamond Collar Stock Price minus $51.47 times (b) 29,143,190; and

•

if the Diamond Collar Stock Price is less than $51.47, then the Recapitalization Amount will be $850.0 million increased by an amount equal to the lesser of (1) $200.0 million and (2)(a) $51.47 minus the Diamond Collar Stock Price times (b) 29,143,190.

As calculated pursuant to this formula, the Recapitalization Amount will be an amount between $700 million and $1.05 billion. If the Diamond Collar Stock Price is greater than $56.62, the Recapitalization Amount will be $700.0 million, and if the Diamond Collar Stock Price is less than $44.61, the Recapitalization Amount will be $1.05 billion.

In connection with the Separation and to fund the purchase price of certain Pringles Business assets, the Pringles Company will enter into third-party borrowing arrangements for the Pringles Debt.

Distribution

Under the Transaction Agreement, P&G may elect to effect the Distribution in the form of either (a) an exchange offer (and, if P&G continues to hold shares of Pringles Company common stock after the completion of this transaction, one additional pro rata distribution effected immediately following the completion of the exchange offer in a manner consistent with the Separation’s intended qualification as a tax-free transaction) or (b) a one-step spin-off.

The Merger

Immediately following the Distribution, the Pringles Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving company.

The Merger Consideration

The Transaction Agreement provides that each share of Pringles Company common stock issued and outstanding immediately before the effective time of the Merger will automatically convert into the right to receive one fully paid and nonassessable share of Diamond common stock. No fractional shares of Diamond common stock will be issued in the Merger to holders of fractional shares of Pringles Company common stock. In lieu of any fractional shares of Diamond common stock, holders of shares of Pringles Company common stock who would otherwise be entitled to receive such fractional shares of Diamond common stock will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the sale of fractional shares in the open market, which will occur no later than 30 business days after the completion of the Transactions, obtained by aggregating the fractional Diamond common stock otherwise allocable to the holders of fractional shares of Pringles Company common stock.

Effective Time

The effective time of the Merger, which will occur immediately following the completion of the Distribution, will be the time and date of the filing of the certificate of merger that will be filed with the Secretary of State of the State of Delaware or at such later time as Diamond and P&G may agree and provide for in the certificate of merger.

Representations and Warranties

The Transaction Agreement contains substantially reciprocal representations and warranties that P&G made to Diamond, on the one hand, and Diamond made to P&G, on the other hand, as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Transaction Agreement and may be subject to important qualifications and limitations agreed by Diamond and P&G in connection with negotiating the terms of the Transaction Agreement or contained in disclosure letters. Those disclosure letters contain information that modifies, qualifies or creates exceptions to the representations and warranties set forth in the Transaction Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure letters, may be subject to a contractual standard of materiality different from those generally applicable to stockholder communications, or may have been used for the purpose of allocating risk among Diamond and P&G. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.

The representations and warranties contained in the Transaction Agreement will not survive the closing of the Transactions or a termination of the Transaction Agreement. The representations relate to, among other topics, the following:

•	due organization, good standing and corporate power;

•	authority to enter into and perform the Transaction Agreement and the other agreements executed in connection therewith as well as the execution, delivery and enforceability of such agreements;

•

the absence of conflicts with or violations of governance documents, material agreements or laws as a result of the execution and delivery of the Transaction Agreement and other agreements or the completion of the Transactions;

•	capital structure;

•	intellectual property;

•	the absence of investigations, litigation and related proceedings;

•	compliance with applicable laws;

•	material contracts;

•	employee benefits and labor matters;

•	SEC filings, financial statements and the absence of certain changes or events;

•	tax matters;

•	the absence of undisclosed brokers’ and financial advisors’ fees;

•	title to tangible assets and security interests thereon;

•

accuracy of information supplied by the parties for inclusion in the proxy statement relating to the Diamond special meeting of stockholders, the registration statements of which this proxy statement forms a part and other filings made with the SEC in connection with the Transactions;

•	owned and leased real property; and

•	environmental matters.

P&G has also made certain representations and warranties to Diamond relating to the sufficiency of the acquired assets. Diamond has also made representations and warranties to P&G relating to filings with the SEC, the inapplicability of the Transactions to Diamond’s Rights Agreement, the Board approval of, and the required vote of Diamond stockholders to approve, the issuance of Diamond common stock in the Merger and the Transactions, the receipt of a fairness opinion of its financial advisor in connection with the Transactions, and the satisfaction of conditions to Diamond’s acquisition financing.

Many representations and warranties are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect), and the closing condition relating to the accuracy of representation and warranties is generally subject to a “material adverse effect” standard as described in greater detail under “—Conditions to the Merger.”

The term “material adverse effect,” when used with respect to the Pringles Business, is defined in the Transaction Agreement to mean: any circumstance, change, development, condition or event that, individually or in the aggregate has a material adverse effect on the business, financial condition or results of operations of the Pringles Business taken as a whole over a period of more than two full fiscal years beginning with the fiscal year commencing July 1, 2010. With respect to the Pringles Business, the term “material adverse effect” does not include the effect of any circumstance, change, development, condition or event:

(1)	arising from or relating to the industry in which the Pringles Business competes in general;

(2)	arising from or relating to the U.S. general economy or the general economy in other geographic areas in which the Pringles Business operates;

(3)	arising out of political conditions, including acts of war, armed hostilities and terrorism;

(4)	resulting from natural disasters;

(5)	resulting from compliance by P&G and the Pringles Company with their covenants in the Transaction Agreement;

(6)	arising out of or resulting from the failure of the financial or operating performance of the Pringles Business to meet internal forecasts or budgets for any period prior to, on or after the date of the Transaction Agreement (but the underlying reason for the failure to meet the forecasts or budgets may be considered);

(7)	arising out of any action taken or not taken by P&G with the consent or agreement of, or at the direction of, Diamond;

(8)	resulting from the announcement of the Transaction Agreement or the Transactions, including any employee departures;

(9)	any deterioration in the business, financial condition or results of operations of the Pringles Business that does not arise out of:

—	any breach of the Transaction Agreement or the Separation Agreement by P&G or the Pringles Company,

—

any extraordinary event of a nature described in the third or fourth bullets in this list (which will be considered to the extent that it disproportionately affects the Pringles Business as compared to similarly situated businesses in the same industry within the United States), or

—

a product recall required under applicable law of the Pringles Business’ products or out of a product tampering event that involves tampering with the Pringles Business’ products (which will be considered to the extent that it disproportionately affects the Pringles Business as compared to similarly situated businesses in the same industry within the United States), or

(10)	changes in laws or accounting principles;

except, with respect to clauses (1), (2), (3), (4) or (10) in the preceding list, to the extent that the Pringles Business is disproportionately affected as compared to similarly situated businesses in the same industry in the United States.

The term “material adverse effect,” when used with respect to Diamond, is defined in the Transaction Agreement to mean: any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of Diamond and its subsidiaries taken as whole over a period of more than two full fiscal years beginning with the current fiscal year of Diamond, or a change in employment status of Diamond’s senior management as of the date of the Transaction Agreement that is reasonably likely to have a material adverse effect on Diamond’s future prospects. With respect to Diamond, the term “material adverse effect” does not include the effect of any circumstance, change, development, condition or event:

(1)	arising from or relating to the industry in which Diamond competes in general;

(2)	arising from or relating to the U.S. general economy or the general economy in other geographic areas in which Diamond operates;

(3)	arising out of political conditions, including acts of war, armed hostilities and terrorism;

(4)	resulting from natural disasters;

(5)	resulting from compliance by Diamond and Merger Sub with their covenants in the Transaction Agreement;

(6)	arising out of or resulting from the failure of the financial or operating performance of Diamond to meet internal forecasts or budgets for any period prior to, on or after the date of the Transaction Agreement (but the underlying reason for the failure to meet the forecasts or budgets may be considered);

(7)	arising out of any action taken or not taken by Diamond with the consent or agreement of, or at the direction of, P&G;

(8)	resulting from the announcement of the Transaction Agreement or the Transactions, including any employee departures;

(9)	changes in laws or accounting principles; or

(10)	changes in the trading price or trading volume of Diamond common stock (but the underlying reason for such changes may be considered);

except, with respect to clauses (1), (2), (3), (4) or (9) in the preceding list, to the extent that Diamond is disproportionately affected as compared to similarly situated businesses in the same industry and geographic areas.

Covenants

Each of Diamond and Merger Sub, on the one hand, and P&G and the Pringles Company, on the other hand, have undertaken certain covenants in the Transaction Agreement restricting the conduct of their respective businesses between the date the Transaction Agreement was signed and the completion of the Transactions. Stockholders are urged to read carefully the sections of the Transaction Agreement entitled “Conduct of Snacks Business Pending The Closing” and “Conduct of Acquiror Pending The Closing.”

Efforts to Close

Diamond, Merger Sub, P&G and the Pringles Company have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary on its part under the Transaction Agreement and applicable laws and regulations to consummate the Transactions as promptly as practicable, provided however, (i) P&G will not be required to make any payments, incur any liability or grant any accommodation to any third party; (ii) P&G will not be required to sell, license or otherwise dispose of any assets or interests; and (iii) Diamond will not be required to sell, license or otherwise dispose of any assets or interests that would be materially adverse to the business, financial condition or results of operations of Diamond. These actions include complying with all applicable notification, reporting and other requirements, including filing all required notifications under the Hart-Scott-Rodino Act. In addition, P&G and Diamond agree to use their respective reasonable best efforts to prepare, make and obtain any notices, reports or other filings to be made or consents registrations, permits or authorizations to be obtained from any governmental authority, subject to the limitations set forth above. Diamond and P&G also agreed to take all necessary steps to eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Transactions. Diamond has agreed to propose, negotiate, cooperate with P&G and effect (or permit P&G to effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Pringles Business (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of the Pringles Business) as may be required in order to avoid the entry of, or to effect the dissolution of, any governmental order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing the consummation of the Transactions, provided however, Diamond will not be required to offer or agree to sell, divest, dispose of or take such other action where the effect of such action would be materially adverse to the business, financial condition or results of operations of Diamond.

Stockholders Meeting

Diamond has agreed to call a special meeting of its stockholders for the purpose of voting to authorize the issuance of shares of Diamond common stock in the Merger. Diamond has also agreed to deliver a proxy statement to its stockholders in accordance with applicable law and its organizational documents.

In addition, subject to certain exceptions as described in “—Non-Solicitation and Board Recommendation,” Diamond’s board of directors is obligated to recommend that Diamond stockholders approve the issuance of shares of Diamond common stock in the Merger and include that recommendation in its proxy statement.

Fees and Expenses

The Transaction Agreement provides that, generally, all fees and expenses incurred by P&G, the Pringles Company, or any of their subsidiaries in connection with the Transaction Agreement or other agreements contemplated in connection with the Transactions will be paid by P&G, whether or not the Transactions are completed, and all fees and expenses incurred by Diamond, Merger Sub or any of their subsidiaries in connection with the Transaction Agreement or other agreements contemplated in connection with the Transactions will be paid by Diamond, whether or not the Transactions are completed, except that:

•

regardless of whether the Transactions are completed, P&G and Diamond will share equally any required filing fee in respect of any notice submitted under the Hart-Scott-Rodino Act and the fees and expenses of printers used by P&G and Diamond in connection with the preparation of certain required filings with the SEC including the registration statements of which this proxy statement forms a part; and

•

regardless of whether the Transactions are completed, Diamond will reimburse P&G for costs and expenses of the Pringles Company or P&G on behalf of the Pringles Company incurred in connection with the Pringles Company’s entry into arrangements relating to the Pringles Debt, unless Diamond terminates the Transaction Agreement because P&G or the Pringles Company breaches any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to P&G of such breach.

In addition, Diamond will be responsible to pay P&G certain fees in the event the Transaction Agreement is terminated under certain circumstances, namely:

•

$60.0 million, plus up to $6.0 million of out-of-pocket expenses incurred by P&G in connection with the Transactions, if (a) the Transaction Agreement is terminated because stockholder approval is not obtained upon a vote at the Diamond stockholders meeting, (b) prior to the termination, any person makes a Diamond Takeover Proposal (which for purposes of determining whether a Diamond Takeover Proposal exists under this clause, references to “15%” and “85%” in the definition below will be deemed to be “50%”) that was publicly disclosed after the date of the Transaction Agreement, and (c) within 12 months following such termination, (i) a Diamond Acquisition shall have been consummated or (ii) Diamond shall have entered into a definitive agreement providing for the consummation of a Diamond Acquisition, and such Diamond Acquisition shall subsequently have been consummated;

•

$60.0 million, plus up to $6.0 million of out-of-pocket expenses incurred by P&G in connection with the Transactions, if (a) the Transaction Agreement is terminated because the closing of the Transactions does not occur prior to June 30, 2012, (b) prior to the termination, any person makes a Diamond Takeover Proposal (which for purposes of determining whether a Diamond Takeover Proposal exists under this clause, references to “15%” and “85%” in the definition below will be deemed to be “50%”) that was publicly disclosed after the date of the Transaction Agreement, (c) either (i) in the event that the Diamond stockholder approval has not obtained at the time of such termination, Diamond breached its obligation to obtain such Diamond stockholder approval or (ii) in the event that the a preliminary or permanent injunction or other order has been issued making it unlawful to consummate the Transactions or not all applicable waiting periods under the Hart-Scott-Rodino Act and the other antitrust laws set forth in the P&G disclosure letter have terminated or expired at the time of such termination, Diamond breached its obligations under the Transaction Agreement to seek and obtain regulatory approval for the Transactions, and (d) within 12 months following such termination, (i) a Diamond Acquisition shall have been consummated or (ii) Diamond shall have entered into a definitive agreement providing for the consummation of a Diamond Acquisition, and such Diamond Acquisition shall subsequently have been consummated; or

•

$60.0 million, plus up to $6.0 million of out-of-pocket expenses incurred by P&G in connection with the Transactions, if P&G terminates the Transaction Agreement because Diamond’s board of directors or any committee thereof withdraws, or modifies in a manner adverse to P&G or the Pringles Company or publicly proposes to withdraw or modify in a manner adverse to P&G or the Pringles Company, its approval or recommendation of the Transaction Agreement or any of the Transactions, fails to recommend, or continue to recommend, that Diamond’s stockholders approve the issuance of shares of Diamond common stock in the Merger, or approves or recommends, or proposes publicly to approve or recommend, a “Diamond Takeover Proposal,” as defined below, or if Diamond deliberately breaches its non-solicitation covenant summarized below.

A “Diamond Acquisition” means any of the following transactions (other than the Transactions):

•

a merger, consolidation or business combination involving Diamond pursuant to which the stockholders of Diamond immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, or any direct or indirect parent thereof; or

•

the acquisition by any person, directly or indirectly, of over 50% of the equity securities or consolidated assets of Diamond or assets or business that constitute over 50% of the consolidated revenues or net income of Diamond.

A “Diamond Takeover Proposal” means:

•

any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving Diamond pursuant to which the stockholders of Diamond immediately preceding such transaction hold securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity);

•	any proposal or offer for the issuance by Diamond of over 15% of its equity securities as consideration for the assets or securities of another person; or

•

any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of Diamond, or assets or business that constitute over 15% of the consolidated revenues or net income of Diamond, in each case other than the Transactions.

Conduct of the Pringles Business

In addition, pursuant to the Transaction Agreement, P&G and the Pringles Company made certain covenants to Diamond and Merger Sub regarding the operation of the Pringles Business.

Except as provided for in the Transaction Agreement, from the execution date of the Transaction Agreement until the closing date of the Transactions, P&G and the Pringles Company are required to conduct the Pringles Business in the ordinary and usual course consistent in all material respects with past practice. Notwithstanding the previous sentence, P&G may take actions as it determines in good faith are commercially reasonable to respond to events resulting, in whole or in part, from the announcement of the Transaction Agreement and to preserve the Pringles Business and existing employee, customer and supplier relationships (including replacing certain employees of the Pringles Business who cease to be employed by P&G and its subsidiaries).

From the execution date of the Transaction Agreement to the closing of the Transactions, neither P&G nor any of its subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which could (1) cause the Merger to fail to qualify as a tax-free reorganization under section 368(a) of the Code or (2) cause gain or loss to be recognized by P&G (other than with respect to a portion of the Recapitalization Amount), or by P&G stockholders, in connection with the Distribution.

Except as provided in the Transaction Agreement, P&G and the Pringles Company will not and will cause their subsidiaries not to, without the prior written consent of Diamond (generally not to be unreasonably withheld, conditioned or delayed):

•

sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any of the acquired property or assets that are (or would otherwise be) Pringles Company assets (other than inventory) pursuant to the Separation Agreement, other than in the ordinary course of business and consistent in all material respects with past practice, including any contract for the sale of obsolete or unused equipment;

•

acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any of the acquired assets, other than in the ordinary course of business in a manner consistent in all material respects with past practice;

•

other than liabilities that will not be liabilities of the Pringles Company, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money;

•

in the case of the Pringles Company and its subsidiaries, issue or authorize any issuance of any shares of its common stock, or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its common stock or any capital stock equivalent or other nominal interest, other than the issuance of shares of Pringles Company common stock to P&G and the Distribution;

•

(1) make any material change in accounting or tax reporting or accounting principles, methods or policies, except as required by a change in GAAP, or (2) make, change or revoke any material tax election or method of accounting on which tax reporting is based, settle any material tax claim, enter into any material tax closing agreement, or amend any tax return, if, with respect to (2), any such action would increase the Pringles entities’ tax obligations following the closing of the Transactions and, in the case of each action described in this bullet point, to the extent it relates solely to the Pringles Business;

•

adopt or amend any compensation and benefit plans or increase the salaries, wage rates, target bonus opportunities or equity based compensation of Pringles employees, in each case except (1) in the ordinary course of business consistent with past practice, (2) in connection with the adoption or amendment of compensation and benefit plans (or other practices) that are applicable generally to P&G Group employees in the relevant jurisdictions, or (3) as required (a) to comply with applicable law, (b) by the terms of any compensation and benefit plan, or (c) by any agreement of P&G or any of its subsidiaries in effect on the date of the Transaction Agreement, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in the Transaction Agreement;

•

amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, certain material agreements of the Pringles Company, or enter into any contract that if in effect on the date of the Transaction Agreement would be such a material agreement; or

•	agree to take any of the foregoing actions.

Conduct of Diamond’s Business

Diamond and Merger Sub made certain covenants to P&G and the Pringles Company regarding the operation of Diamond’s business.

Except as provided for in the Transaction Agreement, from the execution date of the Transaction Agreement until the closing date of the Transactions, Diamond and its subsidiaries are required to conduct their respective operations in all material respects in the ordinary and usual course consistent in all material respects with past practice.

From the execution date of the Transaction Agreement to the closing of the Transactions, neither Diamond nor any of its subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which could (1) cause the Merger to fail to qualify as a tax-free reorganization under section 368(a) of the Code or (2) cause gain or loss to be recognized by P&G, or by P&G stockholders, in connection with the Distribution.

Except as provided in the Transaction Agreement, Diamond will not and will cause its subsidiaries not to, without the prior written consent of P&G (generally not to be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its articles of incorporation or bylaws, except for the amendment to Diamond’s articles of incorporation contemplated in connection with the Transactions;

•

sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any property or assets, other than (1) in the ordinary course of business and consistent in all material respects with past practice, or (2) not in the ordinary course of business and consistent with past practice but not in excess of $1,000,000 individually or in the aggregate, other than the grant of any security interests securing obligations pursuant to the Diamond’s existing credit agreement or any refinancing thereof;

•

declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (1) regular quarterly cash dividends not in excess of $0.05 per share of Diamond common stock declared and paid in the ordinary course and consistent with past practice; (2) dividends payable by a wholly owned subsidiary of Diamond to Diamond or another wholly owned subsidiary), enter any agreement with respect to the voting of its capital stock, or purchase or otherwise acquire, directly or indirectly, any Diamond equity interests; and (3) repurchases of shares of Diamond common stock pursuant to restricted stock purchase agreements or stock option exercise agreements under which Diamond has the right to repurchase such shares;

•

reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock, or issue or authorize the issuance of any Diamond common stock or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Diamond common stock or any capital stock equivalent or other nominal interest in Diamond or any of its subsidiaries (other than in connection with the exercise of currently outstanding stock options and equity awards under existing Diamond compensation and benefit plans, or the grant of new equity awards to service providers of Diamond in an amount not to exceed 1,000,000 shares of Diamond common stock in the aggregate);

•

acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than (1) in the ordinary course of business in a manner consistent in all material respects with past practice, or (2) otherwise not in excess of $1,000,000 in the aggregate after the date of the Transaction Agreement;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by the Transaction Agreement or any ancillary agreement, (2) indebtedness incurred to refinance any existing indebtedness or (3) other indebtedness for borrowed money under existing credit facilities;

•

(1) make any material change in accounting or tax reporting principles, methods or policies, except as required by a change in GAAP, or (2) make, change or revoke any material tax election or method of accounting on which tax reporting is based, settle or compromise any material tax claim or liability, enter into any material tax closing agreement, or amend any tax return, if, with respect to (2), any of these actions would increase the tax obligations of Diamond or any of its subsidiaries following the closing of the Transactions; or

•	agree to take any of the foregoing actions.

Non-Solicitation and Board Recommendation

The Transaction Agreement provides that Diamond will not, and will not permit its subsidiaries, officers, employees, agents, advisors, directors or other representatives to:

•	solicit, initiate or knowingly encourage the submission of a Diamond Takeover Proposal (as defined in “—Fees and Expenses”); or

•	participate in any discussions or negotiations or furnish to any person information with respect to or take any other actions to knowingly facilitate a Diamond Takeover Proposal.

However, prior to the vote of the Diamond stockholders to approve the Transactions, Diamond may furnish certain information pursuant to a confidentiality agreement or participate in negotiations if the failure to take such actions would be inconsistent with the fiduciary duties of the board of directors of Diamond to the stockholders of Diamond under applicable law, as determined in good faith after consulting with outside legal counsel, in response to a bona fide, written Diamond Takeover Proposal:

•

that is made by a person Diamond’s board of directors determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making a “Diamond Superior Proposal,” as defined below;

•

that the board of directors of Diamond determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to a Diamond Superior Proposal; and

•	that was not solicited by Diamond and that did not otherwise result from a breach of the non-solicitation covenant.

A “Diamond Superior Proposal” means any bona fide proposal made by a third party to acquire more than 50% of the equity securities or all or substantially all the assets of Diamond, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the board of directors of Diamond determines in its good-faith judgment after consulting with its independent financial advisor:

•

to be superior from a financial point of view to the holders of Diamond common stock than the Transactions, taking into account all the terms and conditions of such proposal and the Transaction Agreement (including any proposal by P&G to amend the terms of the Transactions); and

•	is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

The Transaction Agreement also provides that Diamond’s board of directors or any of its committees will not:

•

withdraw or modify in a manner adverse to P&G or the Pringles Company, or publicly propose to withdraw or modify in a manner adverse to P&G or the Pringles Company, the approval, recommendation or declaration of advisability by the board of directors of Diamond of the Transaction Agreement, the ancillary agreements or any of the Transactions, including the approval of the Transactions;

•	approve, adopt or recommend any agreement relating to a Diamond Takeover Proposal; or

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Diamond Takeover Proposal.

Notwithstanding the foregoing, if, prior to the Diamond stockholder vote to approve the Transactions, Diamond’s board of directors receives a Diamond Superior Proposal, and reasonably determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Diamond under applicable law, then on the fifth business day following written notice to P&G, Diamond’s board of directors may withdraw or modify its recommendation to the stockholders to approve the Transactions and, in connection therewith, recommend such Diamond Superior Proposal, provided that (1) during such five-day period Diamond will negotiate in good faith with P&G regarding any modifications to the Transaction Agreement proposed by P&G; and (2) in the event of any material change of such Diamond Superior Proposal, Diamond must have delivered to P&G an additional notice and the notice period must have recommenced, unless the event requiring notice occurred less than five business days prior to the Diamond stockholder meeting, in which case Diamond will deliver notice to P&G as promptly as practicable.

In all cases, the Transaction Agreement provides that Diamond must, as promptly as reasonably practicable (and in any case within one business day following receipt by Diamond), advise P&G orally and in writing of any Diamond Takeover Proposal or any inquiry that with respect to or that would reasonably be expected to lead to any Diamond Takeover Proposal, and the identity of the person making any such Diamond Takeover Proposal or inquiry and the material terms of any such Diamond Takeover Proposal or inquiry.

Pringles Debt

As a condition to closing in the Transaction Agreement, the Pringles Company must receive a bank letter, in a form substantially identical to the form of such letter delivered to P&G in connection with the execution of the commitment letter for the Pringles Company credit facility. In general, the bank letter will state that, in the view of the relevant financial institution and subject to reasonable and customary assumptions, the Pringles Company (or Merger Sub after the consummation of the Merger) could be expected to borrow the principal amount of the Pringles Company credit facility without a guarantee or other form of credit support from Diamond, although such financing may be on terms less favorable than those contained in the Pringles Company credit facility.

The Pringles Company credit facility will remain outstanding for at least one year plus one day following the closing date (the “One-Year Period”), the Pringles Company will remain the primary obligor on the facility at all times during such One-Year Period, and none of Diamond, the Pringles Company, Merger Sub or any of their affiliates will take any action that might reasonably be expected to result in a “significant modification” of the Pringles Company credit facility within the meaning of Treasury Regulation § 1.1001-3(e), subject to certain limited exceptions. However, (1) upon consummation of the Merger, Merger Sub will assume the obligations under the Pringles Company credit facility by operation of law, and Diamond will be permitted to guarantee Merger Sub’s obligations under the facility, although Merger Sub must remain the primary obligor on the facility at all times during the One-Year Period; and (2) after the Merger, upon receipt of an additional bank letter, Merger Sub can refinance the Pringles Company credit facility with new debt that is issued by Merger Sub as the primary obligor and that has a maturity date that does not occur before the end of the One-Year Period (any such refinancing, a “Refinancing”), and Diamond can guarantee Merger Sub’s obligations under any Refinancing, although Merger Sub must remain the primary obligor under any Refinancing at all times during the One-Year Period. Additionally, Merger Sub may prepay, in whole or in part, the Pringles Company credit facility or the Refinancing, in each case, solely (a) out of Merger Sub’s and its subsidiaries’ operating cash flows generated on or after the closing date of the Merger, or (b) as otherwise required by the terms of the Pringles Company credit facility or the Refinancing which, in the latter case, must have the same mandatory prepayment terms as the Pringles Company credit facility.

P&G and Diamond will cooperate in a commercially reasonable manner with the Pringles Company in connection with completing the Pringles Company credit facility, including:

•

using (and causing their respective subsidiaries to use) commercially reasonable efforts to assist the Pringles Company in satisfying all conditions precedent to be satisfied by the Pringles Company or any Pringles Company subsidiary in the documentation relating to the Pringles Company credit facility;

•	providing information regarding the Pringles Business that is reasonably requested by the financing sources and their representatives;

•	permitting the financing sources and their representatives access to the Pringles Business and Diamond’s business, respectively;

•	participating in meetings with prospective lenders;

•	participating in bank meetings in connection with the financing;

•	participating in meetings with other parties deemed appropriate;

•	participating in drafting sessions relating to the offering materials for the financing contemplated by the commitment letter providing for the Pringles Company credit facility;

•

causing members of their respective accounting firms to respond to reasonable inquiries relating to the offering materials for the financing contemplated by the commitment letter providing for the Pringles Company credit facility;

•	using commercially reasonable efforts to ensure that syndication efforts benefit materially from existing lending relationships; and

•	using commercially reasonable efforts to assist with obtaining public ratings for the Pringles credit facility.

The Pringles Company will reasonably consult with Diamond with respect to its efforts to complete the documentation relating to, and its receipt of funds pursuant to, the Pringles Company credit facility.

Diamond Financing

The Transaction Agreement provides that Diamond will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or appropriate to (1) obtain the refinancing of Diamond’s existing bank facility, including using reasonable best efforts to satisfy on a timely basis all conditions applicable to Diamond that are within its control, (2) on or prior to the closing date, enter into definitive financing agreements with respect to the refinancing of Diamond’s existing bank facility, (3) consummate the refinancing of Diamond’s existing bank facility at or prior to the closing of the Transactions, and (4) enforce its rights under all related credit documents.

If any of the refinancing of Diamond’s existing bank facility (or any related definitive financing agreement) expires or is terminated prior to the closing of the Transactions, in whole or in part, for any reason, Diamond will (1) promptly notify P&G of such expiration or termination and the reasons therefor and (2) use its reasonable best efforts promptly to arrange for alternative financing to replace the financing contemplated by such expired or terminated commitments or agreements. If the refinancing of Diamond’s existing bank facility (or any alternative financing) has not been obtained, Diamond will continue to be obligated to consummate the Transactions and effect the closing of the Transactions on the terms contemplated by the Transaction Agreement.

Diamond will provide to P&G copies of all documents related to the refinancing of Diamond’s existing bank facility and keep P&G reasonably informed of material developments in respect of the financing process. No amendment of the documentation relating to the refinancing of Diamond’s existing bank facility will obligate the Pringles Company or any of its subsidiaries to grant a security interest in connection with such refinancing prior to the closing date of the Merger. P&G and its affiliates have no responsibility in connection with the refinancing of Diamond’s existing bank facility that it may pursue in connection with the Transactions. Any document prepared or utilized in connection with such financing activities that includes any information provided by P&G or any of its affiliates, including any offering memorandum, banker’s book or similar document or any other offering materials will (1) state that neither P&G nor any of its affiliates have any responsibility for the content of such document and (2) disclaim all responsibility therefor on the part of P&G or its affiliates and their respective agents, other than information with respect to the Pringles Business provided by P&G and its affiliates for inclusion therein.

Diamond will indemnify and hold harmless P&G and its representatives from and against any and all liabilities suffered or incurred by any of them in connection with the refinancing of Diamond’s existing bank facility and any information utilized in connection therewith other than liabilities arising as a result of (1) gross negligence or willful misconduct by P&G or any of its representatives or (2) a breach by P&G of any of its obligations under the Transaction Agreement. P&G will not be required to pay any commitment or similar fee or incur any liability with respect to the commitment letter providing for the refinancing of Diamond’s existing bank facility or the credit facilities contemplated thereby, and Diamond will, promptly upon request by P&G, reimburse P&G for all reasonable out-of-pocket costs and expenses incurred in connection therewith.

Stock Exchange Listing

Diamond will use its best efforts to ensure that its stock issued in the Merger is authorized for listing on the NASDAQ prior to the closing date of the Transactions.

Indemnification

From and after the closing of the Transactions, P&G and Diamond have agreed to indemnify and hold harmless the other, as well as their respective directors, officers, employees and agents, from and against any and all losses arising out of or related to (1) breaches by the indemnifying party of its covenants in the Transaction Agreement relating to confidentiality, cooperation in tax matters, access to certain information about the other party’s business and employee matters and (2) inaccuracies in the information provided by the indemnifying party to the other party for inclusion in SEC filings.

Other Covenants and Agreements

The Transaction Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Transaction Agreement) relating to:

•

notification by each party to the other of any notice of a consent that may be required in connection with the Transactions, any action commenced or threatened relating to the completion of the Transactions and any change that may have a material adverse effect;

•	cooperation with respect to any public announcements regarding the Transactions;

•	cooperation among the parties relating to the prompt preparation and filing of certain required filings with the SEC;

•	cooperation in amending any of the transaction documents to the extent reasonably requested by either party to enable its counsel to deliver the tax opinions contemplated by the Transaction Agreement;

•	providing to Diamond interim financial statements;

•	cooperation with respect to the preparation of all documents and the making of all filings required in connection with the Distribution; and

•	the negotiation in good faith of an agreement providing for the supply of Olestra by P&G to the Pringles Company following the closing date.

Conditions to the Merger

The respective obligations of Diamond, Merger Sub, P&G and the Pringles Company to consummate the Transactions are subject to the satisfaction of the following additional conditions:

•	the Diamond stockholders will have approved the issuance of shares of Diamond common stock in the Merger at the special meeting;

•	no preliminary or permanent injunction or other order will have been issued that would make the completion of the Transactions unlawful;

•	the Diamond common stock to be issued in the Merger will have been authorized for listing on the NASDAQ, subject to notice of official issuance;

•

certain required filings with the SEC will have become effective under the Securities Act of 1933 and will not be the subject of any stop order or proceedings seeking a stop order, and (1) if the Distribution is effected in whole or in part as a split-off, the offer period in the exchange offer required by applicable securities laws will have expired or (2) if the Distribution is effected in whole or in part as a spin-off, the applicable notice periods required by applicable stock exchange rules or securities laws will have expired;

•

any waiting period will have expired or been terminated and all required governmental approvals shall have been obtained or deemed to be obtained, in each case, under the Hart-Scott-Rodino Act and the other antitrust laws set forth in the P&G disclosure letter;

•

the notifications to the works councils, economic committees, unions and any other representative bodies identified in the P&G disclosure letter shall have been made, all required consultations shall have been conducted and with respect to each identified jurisdiction, either (1) a motivated opinion shall have been obtained from each applicable works council, economic committee, union and other representative body or (2) the closing shall be permitted under local law without such motivated opinion; and

•	the Separation, the recapitalization of the Pringles Company and the Distribution will have occurred.

In addition, the obligation of Diamond to consummate the Transactions is subject to the satisfaction of the following additional conditions:

•	all covenants of P&G under the Transaction Agreement and the ancillary agreements to be performed on or before the closing of the Merger will have been performed by P&G in all material respects;

•

the representations and warranties of P&G with respect to the capital structure of the Pringles Company will be true and correct in all but de minimis respects as of the closing date with the same effect as though made on the closing date;

•

since December 31, 2010, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have a material adverse effect with regards to the Pringles Business;

•

the other representations and warranties of P&G will be true and correct in all respects at and as of the closing date of the Merger (except for representations and warranties made as of a date other than the date of the Transaction Agreement, which will be true and correct only as of the specified date), with only such exceptions as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Pringles Business;

•	P&G will have delivered to Diamond an officer’s certificate to the effect that each of the conditions specified in the preceding four bullet points have been satisfied; and

•

Diamond will have received a written opinion, dated as of the closing date of the Merger, from Fenwick & West LLP, its special tax counsel, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

In addition, the obligation of P&G to consummate the Transactions is subject to the satisfaction of the following conditions:

•

all covenants of Diamond under the Transaction Agreement and the ancillary agreements to be performed on or before the closing of the Merger will have been performed by Diamond in all material respects;

•

the representations and warranties of Diamond with respect to its capital structure will be true and correct in all but de minimis respects as of the closing date with the same effect as though made on the closing date;

•	since January 31, 2011, there will not have not occurred any event, occurrence or condition which has had or would reasonably be expected to have a material adverse effect with regards to Diamond;

•

the other representations and warranties of Diamond will be true and correct in all respects at and as of the closing date of the Merger (except for representations and warranties made as of a date other than the date of the Transaction Agreement, which will be true and correct only as of the specified date), with only such exceptions as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Diamond;

•	Diamond will have delivered to P&G an officer’s certificate to the effect that each of the conditions specified in the preceding four bullet points have been satisfied;

•

P&G will have received a written opinion, dated as of the closing date of the Merger, from Cadwalader, Wickersham & Taft LLP, its special tax counsel, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

•

P&G will have received a written opinion, dated as of the closing date of the Merger, from Cadwalader, Wickersham & Taft LLP, its special tax counsel, to the effect that (1) the Separation, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to section 368(a)(1)(D) of the Code, (2) the Distribution, as such, should qualify as a distribution of Pringles Company common stock to P&G shareholders pursuant to section 355 of the Code, and (3) the Merger should not cause section 355(e) of the Code to apply to the Distribution;

•

the Pringles Company will have received a bank letter, in a form substantially identical to the form of such letter delivered to P&G in connection with the execution of the commitment letter for the Pringles Company credit facility;

•

if P&G elects to effect the Distribution by way of an exchange offer, the Minimum Condition shall have been satisfied; provided, however, that (1) at any time prior to the closing date, P&G in its reasonable judgment and after consultation with Diamond may increase the Minimum Condition by the minimum amount necessary to ensure that shareholders of P&G will be treated for purposes of section 355(e) of the Code as acquiring at least 52.50% of the outstanding shares of Diamond common stock pursuant to the Merger (the “Revised Minimum Condition), (2) if applicable, P&G in its reasonable judgment and after consultation with Diamond will modify the terms of the exchange offer to the extent necessary to permit P&G to attempt to satisfy the Revised Minimum Condition and (3) the parties will reasonably cooperate in connection with the foregoing clauses (1) and (2); and

•	the incurrence of the Pringles Debt will have been completed.

Termination of the Transaction Agreement

The Transaction Agreement may be terminated and the Transactions may be abandoned at any time prior to the closing date in the following manner:

•	by mutual written consent of P&G and Diamond;

•	by either P&G or Diamond if:

—	upon a vote at a duly held stockholders’ meeting the Diamond stockholders do not approve the issuance of shares of Diamond common stock in the Merger;

—

the closing date does not occur on or prior to June 30, 2012, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the Transaction Agreement to perform or observe in all material respects the covenants and agreements of such party under the Transaction Agreement; or

—

any law makes the completion of the Transactions illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or any governmental authority takes any action permanently restraining, enjoining or otherwise prohibiting any material component of the Transactions and such action becomes final and non-appealable;

•	by P&G if:

—

Diamond’s board of directors or any committee thereof withdraws, or modifies in a manner adverse to P&G or the Pringles Company or publicly proposes to withdraw or modify in a manner adverse to P&G or the Pringles Company, its approval or recommendation of the Transaction Agreement or any of the Transactions, fails to recommend, or continue to recommend, to Diamond’s stockholders that they approve the issuance of shares of Diamond common stock in the Merger, or approves or recommends, or proposes publicly to approve or recommend, any Diamond Takeover Proposal;

—	Diamond deliberately breaches its non-solicitation covenants;

—

Diamond or Merger Sub breaches any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to Diamond of such breach;

—	any of P&G’s conditions to its obligations to consummate the Transactions become incapable of fulfillment and are not waived by P&G; or

—

P&G has commenced an exchange offer and such exchange offer is not consummated as a result of the failure of the Minimum Condition or the Revised Minimum Condition to be satisfied on the originally scheduled expiration date of such exchange offer.

•	by Diamond if:

—

P&G or the Pringles Company breaches any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to P&G of such breach; or

—	any of Diamond’s conditions to its obligation to consummate the transactions become incapable of fulfillment and are not waived by Diamond.

Effect of Termination

In the event of termination by P&G or Diamond, written notice will be given to the other party and the Transaction Agreement and the ancillary agreements contemplated by the Transaction Agreement will be terminated. Each party will return documents, copies and other materials received from the other party.

If the Transaction Agreement is terminated, it will become void and of no effect, except that the provisions related to termination fees and expenses, the miscellaneous provisions and the termination section will survive the termination.

In addition, Diamond may be responsible to pay P&G certain fees as described under “—Fees and Expenses.”

Indemnification and Survival

Except as provided in the Tax Matters Agreement, no representations and warranties, covenants and agreements of Diamond, Merger Sub, the Pringles Company and P&G will survive the closing date, except (1) covenants that by their terms are to be performed in whole or in part after the closing date and (2) warranties and representations in the Transaction Agreement relating to inaccuracies in the information provided by the indemnifying party to the other party for inclusion in SEC filings, which survive for one year following the closing date.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this proxy statement. You are urged to read the Separation Agreement carefully and in its entirety. See also “Where You Can Find More Information; Incorporation by Reference.”

Overview

The Separation Agreement provides for the Separation of the Pringles Business from P&G. Among other things, the Separation Agreement specifies the assets of P&G and certain of its subsidiaries related to the Pringles Business to be transferred to, and liabilities of P&G and certain of its subsidiaries related to the Pringles Business to be assumed by, the Pringles Company and its subsidiaries, and sets forth when and how these transfers and assumptions will occur. The Separation Agreement also includes procedures by which P&G and the Pringles Company will become separate and independent companies. The matters addressed by the Separation Agreement include, without limitation, the matters described below.

Transfer of the Pringles Business and Assumption of Liabilities

Subject to the terms and conditions contained in the Separation Agreement:

•

P&G or a subsidiary of P&G will transfer to the Pringles Company or a subsidiary of the Pringles Company certain assets associated with the Pringles Business, and the Pringles Company or a subsidiary of the Pringles Company will assume certain liabilities related to the Pringles Business;

•

P&G will cause the Pringles Company (or any relevant subsidiaries of the Pringles Company or P&G at such time) to transfer certain assets to P&G or one of P&G’s subsidiaries (i.e., certain assets which the parties have agreed are being excluded from the transfer of the Pringles Business to the Pringles Company as part of the Separation), and P&G or one of its subsidiaries will assume certain liabilities (i.e., certain liabilities which the parties have agreed are being excluded from the transfer of the Pringles Business to the Pringles Company as part of the Separation); and

•	following the Distribution, the parties will transfer any misallocated assets or liabilities to such other party as such party would have been entitled to under the Separation Agreement.

The assets to be transferred or assigned to the Pringles Company or one of its subsidiaries include the following, to the extent that they are owned by P&G or its subsidiaries at the business transfer time:

•

all of the tangible personal property, inventory, real property, claims, governmental licenses and permits, prepaid expenses, software and contracts that are exclusively used in the Pringles Business, including items listed on specified schedules;

•	all of the equity interests of certain specified subsidiaries of P&G;

•	all of the books and records that exclusively relate to the Pringles Business;

•	all rights to causes of action, lawsuits, judgments, claims, counterclaims and demands exclusively related to the Pringles Business;

•	all assets with respect to certain Pringles Company employees under certain Pringles Business pension plans;

•	all intellectual property exclusively related to the Pringles Business (including those listed on a specified schedule) and all goodwill of the Pringles Business; and

•	subject to certain exceptions including in respect of specifically enumerated excluded assets, any other assets held by P&G or its subsidiaries that are exclusively related to the Pringles Business.

The liabilities that would be assumed by the Pringles Company or one of its subsidiaries include the following, to the extent that they are liabilities of P&G and its subsidiaries as of the business transfer time:

•

all of the liabilities that are identified on a specified balance sheet of the Pringles Business and all liabilities incurred subsequent to the date of this balance sheet that are of a nature that they would have been included on that balance sheet had they been incurred as of that date, subject to certain adjustments;

•	all liabilities of the Pringles Business related to product recalls and returns, coupon obligations and promotional activities;

•	all liabilities of the Pringles Business related to litigation and non-compliance with laws;

•	all liabilities under the Pringles Debt;

•	all liabilities for state workers’ compensation claims for Pringles Business employees who continue employment with Diamond after the Merger;

•	all liabilities arising out of environmental conditions arising out of operations or otherwise existing at any facilities or past facilities of the Pringles Business; and

•

all liabilities, whether arising before, on or after the business transfer time to the extent that they arise from the operation of the Pringles Business at any time, any of the transferred assets, or any operations of the Pringles Business entities after the date that the Pringles Business is transferred to the Pringles Company, including specified pension plan liabilities.

The Pringles Company will not, however, assume or be responsible for any liabilities under contracts not specifically allocated to the Pringles Company or any overhead costs or similar liabilities incurred in connection with the operation of P&G’s businesses other than the Pringles Business.

The assets to be transferred to the Pringles Company and its subsidiaries, and the liabilities to be assumed by the Pringles Company and its subsidiaries, will exclude certain specified assets and liabilities, such as, among other things, certain specified intellectual property, employee benefit plans and the right to certain recoveries under specified litigation matters.

Intercompany Arrangements and Guaranties

Except for certain agreements such as the Separation Agreement, the Transaction Agreement and the ancillary agreements relating to the Transactions, all contracts between the Pringles Company and its subsidiaries, on the one hand, and P&G and its subsidiaries (other than the Pringles Company and its subsidiaries), on the other hand, will be terminated. The Pringles Company and P&G also will settle all intercompany accounts (except as otherwise agreed) effective as of the Separation, such that as of the Separation, there will be no outstanding intercompany accounts between P&G and the Pringles Company. It is anticipated that at or prior to the Separation, all guaranties, securities, bonds, letters of credit or similar arrangements entered into or issued by P&G on behalf of the Pringles Business will be terminated or replaced.

Consents and Delayed Transfers

The Separation Agreement provides that P&G and the Pringles Company will use their best efforts to obtain any required third-party consents or governmental approvals required in connection with the Distribution; provided, that P&G will not be required to make any payments, incur any liability or offer or grant any accommodation (financial or otherwise) to any third party or governmental authority to obtain any such consent or governmental approval, except to the extent that Diamond agrees to reimburse P&G for any such payments or accommodations made by P&G at Diamond’s request. The transfer of any specific asset to either the Pringles Company or P&G in connection with the Separation will automatically be deferred until all legal impediments are removed and all necessary consents and governmental approvals have been obtained, subject to certain exceptions. The party retaining such asset will hold such asset for the benefit of the other (at such other party’s expense) until properly conveyed.

No Representations or Warranties

Under the Separation Agreement and the ancillary agreements relating to the Transactions, other than as expressly provided in that agreement, neither P&G nor any of its subsidiaries will make any representations or warranties, express or implied, as to the value of any asset or liability, the existence of any security interest of any asset, the absence of defenses from counterclaims, or any implied warranties of merchantability and fitness for a particular purpose. Under the Separation Agreement, the Pringles Company will take the assets and liabilities allocated to it “as is, where is,” and bear the economic risk relating to conveyance of, title to or the assumption of those assets and liabilities. None of the foregoing shall have any impact on the representations and warranties made by P&G and any of its subsidiaries in the Transaction Agreement or any ancillary agreement. See “The Transaction Agreement—Representations and Warranties” for a description of the representations and warranties related to the Pringles Business which are contained in the Transaction Agreement.

Mutual Releases and Indemnification

Without limiting the parties’ rights and obligations under the Separation Agreement and the ancillary agreements relating to the Transactions, both P&G and the Pringles Company will release each other and specified related parties from any and all liabilities existing or arising from any acts or events occurring (or failing to occur) at or before the Separation or any conditions existing or alleged to have existed on or before the Separation.

In addition, under the Separation Agreement, Diamond, the Pringles Company and its subsidiaries will, in general, be jointly and severally responsible to indemnify P&G and its subsidiaries against certain liabilities from losses relating to, arising out of or resulting from (whether prior to or following the Separation):

•	the Pringles Company’s liabilities and the liabilities of the Pringles Company’s subsidiaries, including the failure to discharge or comply with any such liabilities;

•

any breach by Diamond, the Pringles Company or any of its subsidiaries of the Separation Agreement or certain ancillary agreements (indemnification under ancillary agreements will be governed by such agreement); or

•	any breach by Diamond, the Pringles Company or any of its subsidiaries of their obligations in respect of certain ongoing agreements and representations and warranties.

Further, under the Separation Agreement, P&G will (and will cause its subsidiaries to) indemnify Diamond and the Pringles Company and its subsidiaries against certain liabilities from claims relating to, arising out of or resulting from (whether prior to or following the Separation):

•

certain specified excluded liabilities, not to be assumed by the Pringles Company or its subsidiaries, including the failure by P&G or any of its subsidiaries to discharge or comply with any of such excluded liabilities;

•	any breach by P&G or any of its subsidiaries of the Separation Agreement or certain ancillary agreements (indemnification under ancillary agreements will be governed by such agreement);

•	any breach by P&G or any of its subsidiaries of their obligations in respect of certain ongoing agreements and representations and warranties; or

•

any claim made by or in respect of any person employed or formerly employed by P&G, other than an employee continuing with the Pringles Company, that employment of such person was required to transfer to the Pringles Company by the operation of the Separation Agreement or by the operation of law.

Specifically excluded from recoverable losses pursuant to the indemnification provisions in the Separation Agreement are (1) attorney’s fees or other arbitration or litigation expenses related to a direct claim between the parties or (2) punitive, exemplary, special, consequential or similar damages or indirect damages, in each case, except to the extent awarded by a court of competent jurisdiction in relation to a third-party claim. The Separation Agreement also includes provisions relating to the defense and settlement of third-party claims.

Covenants

Subject to specified exceptions, P&G agrees not to, and not to permit its respective subsidiaries to, without obtaining the prior written consent of the Pringles Company, for a period of one year after the effective time of the Merger, directly or indirectly, solicit or employ an employee of the Pringles Company or its subsidiaries.

Subject to specified exceptions, Diamond and the Pringles Company agrees not to, and not to permit their respective subsidiaries to, without obtaining the prior written consent of P&G, for a period of one year after the effective time of the Merger, directly or indirectly, solicit or employ any employee of P&G or its subsidiaries.

Except as otherwise provided in the Transition Services Agreement, each party will provide access for a period of six years following the business transfer time to certain shared information in its possession or control. The Separation Agreement also addresses ownership of information, record retention, compensation for providing information and production of witnesses. The Separation Agreement also includes covenants relating to the Pringles Company’s discontinuation of the use of names retained by P&G and the removal of tangible assets transferred to the Pringles Company and P&G from facilities transferred to the Pringles Company or retained by P&G, as applicable.

Conditions to Separation and Distribution

The completion of the Separation and Distribution is conditional upon the fulfillment (or waiver by P&G) at or prior to the date of the Separation and Distribution the conditions that:

•

each of the conditions to P&G’s obligation to effect the closing of the transactions as described in “The Transaction Agreement—Conditions to the Merger” shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied contemporaneously with the closing); and

•

Diamond shall have irrevocably confirmed to P&G in writing that each condition to Diamond’s obligation to effect the closing of the transactions contemplated by section 5.01 and section 5.02 of the Transaction Agreement shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied contemporaneously with the closing).

P&G’s exchange offer is subject to various conditions listed in this proxy statement and will be completed on the closing date of the Transactions.

Termination

Prior to the closing of the Merger, the Separation Agreement will terminate without further action at any time before the effective time of the Merger upon the termination of the Transaction Agreement. In the event of such a termination, neither party will have any further liability to the other party except as provided in the Transaction Agreement.

Dispute Resolution

Any dispute that arises out of or relates to the Separation Agreement or the ancillary agreements (but specifically excluding the Transaction Agreement where any disputes under the Transaction Agreement will be resolved pursuant to the terms thereof) will be subject to a binding dispute resolution mechanism that involves negotiations between specified officers of the parties, followed by mediation. If the dispute is not resolved by mediation, either party may commence litigation.

DEBT FINANCING

Diamond Debt

Pursuant to a commitment letter dated as of April 5, 2011, Bank of America and BofA Merrill Lynch agreed to provide to Diamond the Diamond Senior Credit Facilities (as defined below) to finance the repayment of loans outstanding under Diamond’s existing credit facility, to pay fees and expenses incurred in connection with the Transactions and to provide ongoing working capital and for other general corporate purposes. The commitments contemplated thereby are in effect until March 1, 2012, if the Transactions have not been consummated by that date, and are subject to customary conditions, including, subject to exceptions, the absence of any material adverse effect on the Diamond Business (as defined in the commitment letter) since December 31, 2010. Diamond has agreed to pay certain fees to Bank of America and BofA Merrill Lynch in connection with the Diamond Senior Credit Facilities and has agreed to indemnify such parties against certain liabilities. The following is a summary of certain material terms and provisions of the Diamond Senior Credit Facilities.

Diamond Senior Credit Facilities

The commitment letter provides that Bank of America and BofA Merrill Lynch will provide up to $700.0 million in a senior secured credit facility (the “Diamond Senior Credit Facilities”) comprised of (a) up to $300.0 million in a five year term loan A facility (the “Term Loan Facility”) and (b) up to $400.0 million in a five-year revolving credit facility (the “Revolving Credit Facility”). In addition, on April 5, 2011, Diamond and BofA Merrill Lynch entered into an engagement letter contemplating the sale of up to $300 million in aggregate principal amount of senior unsecured notes issued in either a public offering or a Rule 144A or other private offering (the “Senior Notes”), and the commitment letter provides for a senior unsecured bridge facility of up to $300.0 million to the extent Diamond is unable to issue the full amount of the Senior Notes. The Term Loan Facility is available in a single draw at the closing date and payable at maturity, subject to scheduled amortization described below. The Revolving Credit Facility may be drawn down from time to time, of which only an agreed to amount may be drawn down on the closing date, and is payable at maturity. Starting on the closing date, a fee of 0.35% (calculated on a 360 day basis) shall be payable on the unused portions of the Revolving Credit Facility on a quarterly basis.

Incremental Facility

Diamond may, subject to certain customary conditions, on one or more occasions borrow additional term loans, and/or increase commitments under the Revolving Credit Facility, in an amount not to exceed $200 million in the aggregate (the “Incremental Facility”). Each lender will have discretion to determine whether it will participate in the Incremental Facility.

Guarantors

All existing and future direct and indirect subsidiaries of Diamond will guarantee the payment of the Diamond Senior Credit Facilities, the Incremental Facility, the Senior Notes and the Bridge Facility (collectively, the “Diamond Debt”), other than any subsidiary that is a “controlled foreign corporation” (a “CFC”) under the Internal Revenue Code. Upon consummation of the Merger, the payment of the Diamond Debt will be guaranteed by the Pringles Company and all subsidiaries of the Pringles Company that guarantee the indebtedness under the Pringles Credit Facilities (as defined below).

Security

The Diamond Debt will be secured by a first-priority security interest in, subject to certain exceptions, the following:

•	All of the assets, real and personal, of Diamond and each guarantor;

•	All present and future intercompany debt of Diamond and each guarantor;

•

All shares of capital stock of (or other ownership or profit interests in) the subsidiaries of Diamond and each guarantor (limited, in the case of each entity that is a CFC, to 65% of the voting stock of each such entity); and

•	All proceeds and products of the property and assets described above.

Interest Rates

The Term Loan Facility and Revolving Credit Facility will bear interest at rates equal to, at Diamond’s option, either:

•	the London Interbank Offered Rate (“LIBOR”) plus the Applicable Margin (as defined below); or

•	an alternate base rate equal to the highest of (1) the Bank of America prime rate, (2) the federal funds rate plus 0.50% and (3) one-month LIBOR plus 1.0%, in each case plus the Applicable Margin.

The “Applicable Margin” means (1) for the first six months after the closing date, 2.5% per annum, in the case of LIBOR advances, and 1.5% per annum, in the case of alternate base rate advances, and (2) thereafter, a percentage per annum to be determined in accordance with a leverage-based pricing grid to be agreed.

Diamond may select interest periods of one, two, three or six months for LIBOR advances. Interest will be payable at the end of the selected interest period, but no less frequently than quarterly.

Scheduled Amortization

The Term Loan Facility will be subject to quarterly amortization of principal in annual amounts as follows:

(1) 5% of the initial aggregate term loan amount to be payable in each of the first two years; and

(2) 10% of the initial aggregate term loan amount to be payable in the final three years.

Mandatory Prepayments

Each of the items set forth below shall be applied to the prepayment of the Diamond Senior Credit Facility:

(1)	all net cash proceeds (subject to exceptions) from:

–	the sale of property and assets, and

–	casualty and condemnation payments and certain insurance proceeds;

(2)	all net cash proceeds from additional debt other than debt permitted under the Diamond Senior Credit Facilities;

(3)	all net cash proceeds from any issuance of equity interests, except for issuances under employee compensation plans and incentive plans, acquisitions and other exceptions to be agreed to; and

(4)	50% of cash flow above a threshold to be agreed to.

Prior to the effectiveness of the Merger, the prepayments shall be applied, first, to the principal repayment installments of the Term Loan Facility and, second, to the Revolving Credit Facility. From the effectiveness of the Merger (a) the net cash proceeds referred to in clause (1) above shall be applied first to prepay the Term Loan Facility and the Pringles Credit Facilities on a pro rata basis, second, to prepay Revolving Credit Facility and third to prepay the Bridge Facility; (b) the net cash proceeds referred to in clauses (2) and (3) above shall be applied first to prepay the Bridge Facility, second to prepay the Revolving Credit Facility and third to prepay the Term Loan Facility and the Pringles Credit Facilities on a pro rata basis; and (c) the cash flow referred to in clause (4) above shall be applied to prepay the Diamond Senior Credit Facilities and the Pringles Credit Facilities on a pro rata basis.

Covenants

The agreements governing the Diamond Debt will contain various customary negative covenants that will restrict Diamond and its subsidiaries in their activities (subject to exceptions) including, but not limited to, limitations on liens and the incurrence of debt; limitations on mergers, consolidations and asset sales; limitations on loans, joint ventures, acquisitions and other investments; limitations on prepayment of debt; limitations on the payment of dividends and repurchases of equity securities; and limitations on transactions with affiliates. The agreements governing the Diamond Debt will also require Diamond and its subsidiaries to comply with various affirmative covenants typical for transactions of this type. In addition, Diamond and its subsidiaries will be required to comply with a maximum leverage ratio and a minimum fixed charge coverage ratio.

Events of Default

The agreements governing the Diamond Debt will contain customary events of default, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, cross-defaults to other indebtedness in amount to be agreed (including, upon consummation of the Merger, the Pringles Credit Facilities), bankruptcy events, material judgments, impairments of loan documentation or collateral, change of control and customary defaults related to the Employee Retirement Income Security Act of 1974.

Senior Notes

On April 5, 2011, Diamond and BofA Merrill Lynch entered into an engagement letter contemplating the sale of up to $300.0 million in aggregate principal amount of senior unsecured notes issued in either a public offering or a Rule 144A or other private offering, and on May 3, 2011, this engagement letter was amended to add additional managers for any offering.

Bridge Facility

The commitment letter provides that, to the extent Diamond is unable to issue the full $300.0 million of Senior Notes, the lenders will provide up to $300.0 million in a one-year unsecured senior bridge facility payable at maturity (the “Bridge Facility”). The Bridge Facility, to the extent outstanding at maturity, and subject to certain conditions, may be refinanced as a seven-year Senior Rollover Facility that, at the election of parties holding not less than $25.0 million under the Senior Rollover Facility, may be exchanged for an equal principal amount of unsecured, senior exchange notes of Diamond.

The Bridge Facility will bear interest at LIBOR plus the Applicable Margin; provided that in (1) no event will LIBOR be deemed to be less than 1.00% and (2) the interest rate shall not exceed, depending upon certain subsequent events, 9.5% to 10.75%. For this purpose, the “Applicable Margin” means 6.25% for the first three months the Bridge Facility is outstanding with the rate increasing by 0.50% for each subsequent three-month period for as long as the Bridge Facility is outstanding.

If the Bridge Facility is utilized, additional incurrence-based negative covenants customary for high yield debt securities will be imposed, and Diamond anticipates that these covenants will further restrict Diamond’s ability to incur additional indebtedness.

Pringles Debt

Pursuant to a commitment letter dated as of April 5, 2011, Bank of America and BofA Merrill Lynch agreed to provide to the Pringles Company the Pringles Credit Facilities (as defined below) as financing for the Transactions. The commitments contemplated thereby are in effect until March 1, 2012 and are subject to customary conditions, including, subject to exceptions, the absence of any material adverse effect on the Pringles Business (as set forth in the commitment letter) since December 31, 2010. The Pringles Company has agreed to pay certain fees to Bank of America and BofA Merrill Lynch in connection with the Pringles Credit Facilities and has agreed to indemnify such parties against certain liabilities. The following is a summary of certain material terms and provisions of the Pringles Credit Facilities.

Pringles Credit Facilities

The commitment letter provides that Bank of America and BofA Merrill Lynch will provide two senior secured term credit facilities in an aggregate amount of up to the lesser of (1) the Recapitalization Amount and (2) $1,050 million, which two facilities consist of a Term A facility, in an amount up to $375.0 million with a term of five years, and a Term B facility, in an amount up to $675.0 million with a term of seven years (the “Pringles Credit Facilities”). Each of the Credit Facilities is available in a single draw at the closing date and payable at its maturity, subject to the scheduled amortization as described below. Upon consummation of the Merger, Merger Sub will assume the Pringles Credit Facilities from the Pringles Company by operation of law.

Guarantors

All existing and future direct and indirect subsidiaries of the Pringles Company will guarantee the payment of the Pringles Debt, other than, so long as substantially all of the Pringles Company’s and its subsidiaries’ U.S. assets are owned by U.S. entities, any subsidiary that is a “CFC” under the Internal Revenue Code. Upon consummation of the Merger, the Pringles Debt will be assumed by Merger Sub by operation of law, and the payment of the Pringles Debt will be guaranteed by (1) all existing future direct and indirect subsidiaries of Merger Sub, other than foreign subsidiaries excluded pursuant to the immediately preceding sentence, and (2) Diamond and all subsidiaries of Diamond that guarantee the indebtedness under Diamond’s credit facilities.

Security

The Pringles Debt will be secured by a first-priority security interest in, subject to certain exceptions, the following:

•

All present and future shares of capital stock of (or other ownership or profit interests in) the present and future subsidiaries of the Pringles Company (and upon consummation of the Merger, Merger Sub) and each guarantor (limited, in the case of each entity that is a CFC, to 65% of the voting stock of each such entity);

•	All present and future intercompany debt of the Pringles Company (and upon consummation of the Merger, Merger Sub) and each guarantor;

•	All of the present and future property and assets, real and personal, of the Pringles Company (and upon consummation of the Merger, Merger Sub) and each guarantor; and

•	All proceeds and products of the property and assets described above.

Interest Rates

The Pringles Debt will bear interest at rates equal to, at the Pringles Company’s option, either:

•	LIBOR plus the Applicable Margin (as defined below); or

•	an alternate base rate equal to the highest of (1) the Bank of America prime rate, (2) the federal funds rate plus 0.50% and (3) one-month LIBOR plus 1.0%, in each case plus the Applicable Margin.

The “Applicable Margin” means (1) with respect to the Term A facility, (a) for the first six months after the closing date, 2.5% per annum, in the case of LIBOR advances, and 1.5% per annum, in the case of alternate base rate advances, and (b) thereafter, a percentage per annum to be determined in accordance with a leverage-based pricing grid to be agreed, and (2) with respect to the Term B facility, 3.25% per annum, in the case of LIBOR advances, and 2.25% per annum, in the case of alternate base rate advances, provided that with respect to the Term B facility in no event shall (a) LIBOR be deemed to be less than 1.0% per annum or (b) the alternate base rate be deemed to be less than 2.0% per annum.

The Pringles Company may select interest periods of one, two, three or six months for LIBOR advances. Interest will be payable at the end of the selected interest period, but no less frequently than quarterly.

Scheduled Amortization

The Term A facility will be subject to quarterly amortization of principal in annual amounts as follows:

(1)	5% of the initial aggregate Term A advances to be payable in each of the first two years; and

(2)	10% of the initial aggregate Term A advances to be payable in the final three years.

The Term B facility will be subject to quarterly amortization of principal (in equal installments), with 0.25% of the initial aggregate Term B advances to be payable quarterly and the remainder to be paid at maturity.

Mandatory Prepayments

Each of the items set forth below shall be applied, in the order specified, to the prepayment of the Pringles Credit Facilities and the Diamond Senior Credit Facilities:

•

All net cash proceeds (subject to exceptions) from (1) the sale of property and assets and (2) casualty and condemnation payments and certain insurance proceeds, which proceeds shall be applied first to prepay the Pringles Credit Facilities and Diamond’s Term Loan Facility on a pro rata basis and second to prepay Diamond’s Bridge Loan Facility;

•

All net cash proceeds from additional debt other than debt permitted under the Pringles Credit Facilities, which proceeds shall be applied first to prepay Diamond’s Bridge Facility and second to prepay the Pringles Credit Facilities and Diamond’s Term Loan Facility on a pro rata basis;

•

All net cash proceeds from any issuance of equity interests, except for issuances under employee compensation plans and incentive plans, acquisitions and other exceptions to be agreed, which proceeds shall be applied first to prepay Diamond’s Bridge Facility and second to prepay the Pringles Credit Facilities and Diamond’s Term Loan Facility on a pro rata basis; and

•	50% of cash flow above a threshold to be agreed, which proceeds shall be applied to prepay the Pringles Credit Facilities and the Diamond Senior Credit Facilities on a pro rata basis.

Any mandatory prepayments made prior to the effectiveness of the Merger shall be applied to prepay the Pringles Credit Facilities on a pro rata basis.

In addition, the Pringles Company will be required to prepay the full principal amount of the Pringles Credit Facilities (plus accrued interest and fees) within 30 days of the closing date if the Merger has not become effective on or prior to such date.

Covenants

The agreements governing the Pringles Debt will contain various customary negative covenants that will restrict the Pringles Company and its subsidiaries in their activities (subject to exceptions) including, but not limited to, limitations on liens and the incurrence of debt; limitations on mergers, consolidations and asset sales; limitations on loans, joint ventures, acquisitions and other investments; limitations on the payment of dividends; and limitations on transactions with affiliates. The agreements governing the Pringles Debt will also require the Pringles Company and its subsidiaries to comply with various affirmative covenants typical for transactions of this type. In addition, the Pringles Company and its subsidiaries will be required to comply with a maximum leverage ratio and a minimum fixed charge coverage ratio. Upon Merger Sub’s assumption and Diamond’s guarantee of the Pringles Debt upon consummation of the Merger, Diamond and its subsidiaries, including Merger Sub, will be required to comply with the affirmative covenants identified above and negative and financial covenants to be separately negotiated and agreed by Diamond and Bank of America and BofA Merrill Lynch.

Events of Default

The agreements governing the Pringles Debt will contain customary events of default, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, cross-defaults to other indebtedness in amounts to be agreed (including, upon consummation of the Merger, Diamond’s credit facilities), bankruptcy events, material judgments, impairments of loan documentation or collateral, change of control, customary defaults related to the Employee Retirement Income Security Act of 1974 and any default under Diamond’s guarantee.

ADDITIONAL AGREEMENTS

On April 5, 2011, P&G and Diamond entered into the Split Agreement. In connection with the Transactions, P&G, the Pringles Company and Diamond will enter into additional agreements in order to aid in the transfer and transition of the Pringles Company from P&G to Diamond. These agreements include a Transition Services Agreement, a Facilities Agreement, a Tax Matters Agreement and an Olestra Supply Agreement providing for the supply of Olestra for a limited period of time following the completion of the Transactions. The descriptions below of the Transition Services Agreement, the Facilities Agreement, the Split Agreement, the Olestra Supply Agreement and the Tax Matters Agreement are qualified in their entirety by reference to the respective agreements, which are incorporated by reference herein. See also “Where You Can Find More Information; Incorporation by Reference.”

Transition Services Agreement

In connection with the Separation Agreement, the Pringles Company and P&G will enter into a Transition Services Agreement, effective as of the closing of the Transactions. To facilitate the transition of the Pringles Business to Diamond, under this agreement P&G will provide Diamond and Merger Sub, on a fee-for-services basis, with specified services for a limited time following the completion of the Transactions.

The Transition Services Agreement will also address certain matters with respect to the provision of such services, including the management of the relationship between the parties, the use of each other’s facilities, technology, software and proprietary rights, and company data and access to P&G systems used to provide the services.

The term of the Transition Services Agreement will be for a period of 12 months after the completion of the Transactions, except in the case of certain specified services for which the term will be for a period of six months, in each case unless earlier terminated as provided in the agreement. Diamond and Merger Sub will generally be able to terminate the agreement or any services provided for a particular functional service area by giving 30 days prior notice to P&G, provided that an individual service within a functional area may only be terminated if it can be segregated from the other services within the functional area. The Pringles Company and P&G will be able to terminate the agreement for cause, including for non-payment if the breach is not cured upon 30 days’ notice.

Generally, P&G and the Pringles Company will agree to indemnify each other and each other’s related parties from third-party claims related to the provision of these services. Except for claims arising out of a party’s failure to remit or pay amounts due under the agreement, gross negligence or willful misconduct, breach of confidentiality obligations and indemnification of certain third-party claims, the parties’ aggregate liability for breach of the Transition Services Agreement will be limited to the aggregate amount paid by the Pringles Company under the agreement, and except to the extent awarded in connection with certain third-party claims, no party will be liable for punitive, exemplary, special, consequential, special or similar damages.

Facilities Agreement

The Pringles Business currently has approximately 300 employees located at 29 properties owned or leased by P&G worldwide. P&G and Diamond will enter into a Facilities Agreement pursuant to which P&G will lease space in these properties to Diamond for selected employees of the Pringles Business to continue to use certain areas within such properties during a transition period of up to six months commencing upon the completion of the Transactions, at market rates as determined by an unaffiliated third party familiar with the relevant realty market.

Split Agreement

P&G currently manufactures certain products for the Pringles Business at its facility in Mechelen, Belgium, where it also manufactures products for its fabric care business. P&G and Diamond have entered into the Split

Agreement pursuant to which the parties will agree on a final plan for splitting the Mechelen facility. P&G will execute and implement the final plan and hire or authorize the hiring of any required contractor, subcontractor or consultant acting reasonably and in good faith. All activities relating to the Separation will be carried out under the direction of P&G. As set out in the Split Agreement, P&G will bear 57% and Diamond will bear 43% of all costs and other liabilities relating to the separation of any assets or property in accordance with the final plan. The transfer of title to Diamond for the transferred portion of the Mechelen facility will occur as of the closing date of the Merger.

Olestra Supply Agreement

Pursuant to the Transaction Agreement, P&G and Diamond have agreed to enter into an agreement for the supply by P&G to Diamond of Olestra, an ingredient used in certain Pringles products, for a limited period of time following the closing of the Transactions. The agreement will provide for the supply of all of Diamond’s requirements for Olestra, exclusively for use in the Pringles Business, at a price that will reflect the fair market value of such supply.

Tax Matters Agreement

The Tax Matters Agreement among P&G, the Pringles Company, Diamond and Merger Sub addresses certain tax issues, including the allocation of tax liability (such as the circumstances under which an indemnity from one party to another may be required, as described below), tax return filing and payment obligations, certain representations and covenants related to the tax-free treatment of the Transactions (as described in further detail below), tax contests, cooperation and dispute resolution.

The Tax Matters Agreement will require that the Diamond Group, for a two-year period following the closing of the Transactions, generally avoid taking certain actions. These limitations are designed to restrict actions that might cause the Distribution to be treated under section 355(e) of the Code as part of a plan under which a 50% or greater interest (by vote or value) in Diamond is acquired or that could otherwise cause the Distribution to become taxable to P&G. Unless Diamond delivers certain unqualified opinions of tax counsel or a ruling from the IRS reasonably acceptable to P&G, in each case, confirming that a proposed action would not cause the Transactions to become taxable, Diamond and Merger Sub are each prohibited during the two-year period following the closing of the Transactions from:

•	subject to certain exceptions, issuing stock (or stock equivalents) in excess of a limited amount of Diamond shares and stock equivalents as determined under the Tax Matters Agreement;

•	subject to certain exceptions, recapitalizing, repurchasing, redeeming or otherwise participating in acquisitions of its stock;

•	amending its certificate of incorporation or other organizational documents to affect the voting rights of its stock;

•	merging or consolidating with another entity, or liquidating or partially liquidating, except as provided in the Transaction Agreement;

•	discontinuing, selling, transferring or ceasing to maintain its active business;

•	soliciting a tender offer for its stock, participating in or supporting an unsolicited tender offer, or redeeming rights under a shareholder rights plan; and

•	engaging in other actions or transactions that could jeopardize the tax-free status of the Distribution and certain related transactions.

Under the Tax Matters Agreement, the Diamond Group would be required to indemnify P&G against tax-related losses (e.g., increased taxes, penalties and interest required to be paid by P&G) if the Distribution were taxable to P&G as a result of the acquisition of a 50% or greater interest in Diamond as part of a plan or series of related transactions that included the Distribution to the extent that such tax-related losses were attributable to a breach of certain representations and warranties of Diamond described in the Tax Matters Agreement or actions or omissions of the Diamond Group, other than actions or omissions taken in reliance on a covenant, representation or warranty by P&G described in the Tax Matters Agreement that was breached or incorrect. In addition, the Diamond Group would be required to indemnify P&G for any tax liabilities resulting from the failure of the Merger to qualify as a reorganization under section 368(a) of the Code or the failure of the Distribution to qualify as a tax-free distribution under section 355 of the Code (including, in each case, failure to so qualify under a similar provision of state or local law) to the extent that such failure is attributable to a breach of certain representations and warranties of Diamond described in the Tax Matters Agreement or actions or omissions of the Diamond Group, other than actions or omissions taken in reliance on a covenant, representation or warranty by P&G described in the Tax Matters Agreement that was breached or incorrect.

If P&G recognizes gain on the Distribution attributable solely to P&G’s breach of any representation and/or covenant described in the Tax Matters Agreement, P&G would not be entitled to indemnification under such agreement. Additionally, tax-related losses attributable both to actions or omissions by the Diamond Group (other than those taken in reliance on a covenant, representation or warranty by P&G that was breached or incorrect), on the one hand, and actions or omissions by P&G or any other factor, on the other, would be shared according to the relative fault of Diamond and P&G. Except as described above, P&G would not be entitled to indemnification under the Tax Matters Agreement with respect to any gain recognized in the Distribution. To the extent that Diamond has any liability for any taxes of P&G, the Pringles Company or any of their affiliates with respect to the Transactions that do not result from actions or omissions for which the Diamond Group is liable as described above, P&G shall indemnify Diamond for such tax-related losses.

DESCRIPTION OF DIAMOND CAPITAL STOCK

The rights of Diamond stockholders are governed by Delaware law, Diamond’s amended and restated certificate of incorporation, or Diamond’s certificate of incorporation, and Diamond’s restated bylaws, or Diamond’s bylaws. For information on how to obtain a copy of Diamond’s certificate of incorporation and Diamond’s bylaws, see “Where You Can Find More Information; Incorporation by Reference.”

The following is a summary of the material terms and provisions of Diamond’s capital stock. This summary does not purport to be complete, may not contain all the information that is important to you and is qualified in its entirety by reference to the complete text of Diamond’s certificate of incorporation, Diamond’s bylaws and the constituent documents of Diamond’s subsidiaries, as well as applicable provisions of Delaware law.

Common Stock

General

Diamond’s certificate of incorporation provides that Diamond has authority to issue 100,000,000 shares of common stock, par value $0.001 per share. As of July 31, 2011, there were 22,049,636 shares of common stock outstanding.

Dividend Rights. Subject to any preferences that may apply to shares of preferred stock outstanding from time to time, the holders of outstanding shares of Diamond common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as Diamond’s board of directors may from time to time determine.

Voting Rights. Each holder of Diamond common stock is entitled to one vote for each share of Diamond common stock held on all matters submitted to a vote of Diamond’s stockholders. Cumulative voting for the election of directors is not provided for in Diamond’s certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights. Shares of Diamond common stock are not entitled to preemptive rights and are not subject to conversion or redemption.

Right to Receive Liquidation Distributions. Upon a liquidation, dissolution or winding-up of Diamond, the assets legally available for distribution to Diamond stockholders will be distributable ratably among the holders of Diamond common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

Rights Agreement

Diamond is party to a Rights Agreement, dated as of April 29, 2005 (as amended on April 5, 2011, the “Rights Agreement”), with Computershare Trust Company, N.A., a federally chartered trust company (formerly known as EquiServe Trust Company, N.A.), as rights agent. Pursuant to the Rights Agreement, on April 29, 2005, Diamond declared a dividend distribution of one preferred share purchase right for each share of Diamond common stock outstanding on July 26, 2005 and each share of Diamond common stock issued after that date until the earliest of a distribution date, redemption date or final expiration date described in the rights agreement. The rights trade automatically with shares of Diamond common stock and become exercisable only under the circumstances described below.

The rights are designed to protect Diamond against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with Diamond board of directors prior to attempting a takeover and to provide Diamond’s board of directors with leverage in negotiating, on behalf of all Diamond stockholders, the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by Diamond’s board of directors.

Until a right is exercised, the holder thereof will have no rights as a Diamond stockholder, including, without limitation, the right to vote or to receive dividends. Each right entitles the registered holder to purchase from Diamond one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, at a purchase price of $60.00 per right, subject to adjustment.

The rights are attached to all Diamond common stock certificates representing shares issued on or after July 26, 2005, and no separate rights certificates have been distributed. Subject to certain exceptions specified in the Rights Agreement, the rights will separate from the common stock and a distribution date will occur upon the earlier of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Diamond common stock (other than as a result of repurchases of stock by Diamond or actions determined to be inadvertent by Diamond’s board of directors by a person or group of affiliated or associated persons and such person or group promptly sells shares of Diamond common stock until he or she owns less than 15% of the outstanding shares of Diamond common stock) or (2) 10 business days following the announcement of an intention to make a tender offer or exchange offer that would result in a person or group becoming an acquiring person. In the discussion below, the person or group acquiring at least 15% of the outstanding shares of Diamond common stock is referred to as an “acquiring person.”

Until the distribution date, (1) the rights will be evidenced by Diamond common stock certificates and will be transferred with and only with those common stock certificates, (2) new Diamond common stock certificates issued after the record date will contain a notation incorporating the Rights Agreement by reference and (3) the surrender for transfer of any certificates for Diamond common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by that certificate.

In the event that a person becomes an acquiring person, each holder of a right, other than the acquiring person, will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash or other securities of Diamond) having a market value equal to two times the exercise price of the right. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by Diamond as set forth below. All rights that are or were beneficially owned by any acquiring person will be null and void.

In the event that any person or group becomes an acquiring person and Diamond merges into or engages in certain other business combinations with an acquiring person, or 50% or more of Diamond’s consolidated assets or earning power are sold to an acquiring person, each holder of a right (other than void rights owned by an acquiring person) will thereafter have the right to receive, upon exercise, common stock of the acquiring company that at the time of that transaction will have a market value of two times the exercise price of the right.

At any time after a person becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of Diamond common stock, Diamond’s board of directors may exchange the rights (other than void rights owned by an acquiring person), in whole or in part, at an exchange ratio of one share of Diamond common stock, or one one-hundredth of a share of preferred stock (or equivalent securities), per right.

The rights are not exercisable until the distribution date and will expire at 5:00 P.M. (California time) on March 22, 2015, unless that date is extended or Diamond redeems or exchanges them before that time.

At any time before a person or group becomes an acquiring person, Diamond’s board of directors may redeem the rights in whole, but not in part, at a price of $0.0001 per right and on such terms and conditions as Diamond’s board of directors may establish. Immediately upon the action of Diamond’s board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

The terms of the rights may be amended by a resolution of Diamond’s board of directors without the consent of the holders of the rights, except that after a person or group becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights (other than void rights of an acquiring person). After the period for redemption of the rights has expired, Diamond’s board of directors may not amend the Rights Agreement to extend the period for redemption of the rights.

Effective as of April 5, 2011, the Rights Agreement was amended to make the provisions of the Rights Agreement inapplicable to the Transaction Agreement and the Transactions contemplated thereby.

This description is not complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed as an exhibit to Diamond’s Registration Statement on Form S-1 filed with the SEC on May 3, 2005, and Amendment No. 1 to the Rights Agreement, a copy of which has been filed as an exhibit to Amendment No. 1 to Diamond’s Registration Statement on Form 8-A/A filed with the SEC on April 5, 2011.

Other Obligations to Issue Common Stock

Diamond has adopted and maintains equity incentive and stock purchase plans pursuant to which Diamond is authorized to issue stock, stock options and other types of compensation for employees, consultants and other persons who provide services to Diamond. Diamond’s employees are also given the right to purchase shares of Diamond common stock at favorable purchase prices under some of these plans. As of August 1, 2011, Diamond had outstanding options to acquire approximately 1,771,253 shares of common stock under these plans, and had reserved approximately an additional 1,126,079 shares of common stock for future issuance under these plans.

Anti-takeover Provisions

Provisions of Delaware law and Diamond’s certificate of incorporation and bylaws could make the acquisition of Diamond and the removal of incumbent directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Diamond to negotiate with Diamond first. Diamond believes that the benefits of increased protection of Diamond’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Diamond outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Law

Diamond is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination is approved by Diamond’s board of directors in a prescribed manner or the transaction in which the person became an interested stockholder is approved by Diamond’s board of directors and Diamond’s disinterested stockholders in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Diamond without further action by the stockholders.

Certificate of Incorporation and Bylaw Provisions

Diamond’s certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of Diamond’s board of directors, including the following:

•

Board of Directors Vacancies. Diamond’s certificate of incorporation and bylaws authorize only Diamond’s board of directors to fill vacant directorships. In addition, the number of directors constituting Diamond’s board of directors may be set only by resolution adopted by a majority vote of Diamond’s entire board of directors. These provisions prevent a stockholder from increasing the size of Diamond’s board of directors and gaining control of Diamond’s board of directors by filling the resulting vacancies with its own nominees.

•

Classified Board. Diamond’s certificate of incorporation provides that Diamond’s board is classified into three classes of directors. The existence of a classified board could delay a successful tender offeror from obtaining majority control of Diamond’s board, and the prospect of such delay may deter a potential offeror.

•

Stockholder Action; Special Meeting of Stockholders. Diamond’s certificate of incorporation provides that Diamond’s stockholders may not take action by written consent, but may take action only at annual or special meetings of Diamond’s stockholders. Diamond’s stockholders will not be permitted to cumulate their votes for the election of directors. Diamond’s bylaws further provide that special meetings of Diamond’s stockholders may be called only by a majority of Diamond’s board of directors, the chairman of Diamond’s board of directors, Diamond’s Chief Executive Officer or Diamond’s President. These provisions may preclude a stockholder or group of stockholders from acting by written consent or calling a special meeting to replace the members of Diamond’s board of directors, instead requiring that any such action be taken at Diamond’s annual meeting.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Diamond’s bylaws provide advance notice procedures for stockholders seeking to bring business before Diamond’s annual meeting of stockholders, or to nominate candidates for election as directors at Diamond’s annual meeting of stockholders. Diamond’s bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude Diamond’s stockholders from bringing matters before Diamond’s annual meeting of shareholders or from making nominations for directors at Diamond’s annual meeting of stockholders.

•

Issuance of Undesignated Preferred Stock. Diamond’s board of directors has the authority, without further action by the stockholders, to issue up to 4,500,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by Diamond’s board of directors. The existence of authorized but unissued shares of preferred stock enables Diamond’s board of directors to render more difficult or to discourage an attempt to obtain control of Diamond by means of a merger, tender offer, proxy contest or otherwise.

Transfer Agent

The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of Diamond’s common stock is Computershare Trust Company, N.A.

Preferred Stock

Diamond is authorized, subject to the limits imposed by Delaware law and Diamond’s stockholder rights plan described above under “—Common Stock—Anti-takeover Provisions,” to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, rights, preferences and privileges of the shares of each such series and any of the qualifications, limitations or restrictions thereof. Diamond’s board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of a given series then outstanding, plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, by the affirmative vote of the holders of a majority of the shares of Diamond stock entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates of designations establishing a series of preferred stock without any further vote or action by Diamond’s stockholders.

Diamond’s board of directors has designated 500,000 shares of preferred stock as Series A Junior Participating Preferred Stock in connection with the adoption of Diamond’s stockholder rights plan, described above. No shares of Diamond preferred stock are currently issued or outstanding.

The rights of the holders of Diamond common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Diamond preferred stock that may be issued in the future. Diamond’s board of directors may authorize the issuance of Diamond preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Diamond common stock. The issuance of Diamond preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Diamond and may adversely affect the market price of Diamond common stock and the voting and other rights of the holders of Diamond common stock. Other than as described above or under “—Common Stock—Anti-takeover Provisions,” Diamond has no current plan or arrangements to issue any shares of preferred stock.

OWNERSHIP OF DIAMOND COMMON STOCK

The following table sets forth, as of September 13, 2011 (unless otherwise noted), the beneficial ownership of shares of Diamond common stock by:

•	each person or group known to Diamond to be the beneficial owner of more than 5% of the outstanding shares of Diamond common stock;

•	each director and named executive officer of Diamond; and

•	all directors and executive officers of Diamond as a group.

To Diamond’s knowledge, except under community property laws or as otherwise noted, the stockholders listed in the table below have sole voting and investment powers with respect to the shares of Diamond common stock beneficially owned by them. The address of each director and executive officer is 600 Montgomery Street, 13th Floor, San Francisco, California 94111-2702. As of July 31, 2011, there were 22,049,636 shares of Diamond common stock outstanding.

The number of shares of Diamond common stock beneficially owned by each stockholder listed in table below is determined under the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes those shares over which the stockholder has or shares voting or investment control and includes those shares that the stockholder has the right to acquire within 60 days after September 13, 2011 through the exercise of any stock option. The “Percentage of Outstanding Shares of Common Stock” column treats as outstanding all shares underlying options held by the named stockholder, but not shares underlying options held by other stockholders.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock
Directors and Officers:
Michael J. Mendes(1)	832,259	3.7%
Steven M. Neil(2)	153,729	*
Lloyd J. Johnson(3)	91,665	*
Andrew Burke(4)	78,431	*
Linda B. Segre(5)	22,175	*
Stephen E. Kim(6)	57,244	*
John J. Gilbert(7)(8)	150,142	*
Joseph P. Silveira(8)	73,757	*
Robert M. Lea(8)	96,322	*
Laurence M. Baer(8)	68,044	*
Glen C. Warren, Jr.(8)	78,044	*
Robert J. Zollars(9)	59,394	*
Edward A. Blechschmidt(10)	35,052	*
Richard G. Wolford	1,884	*
All 14 current directors and executive officers as a group(11)	1,763,090	7.6%
Other 5% Stockholders:
FMR LLC(12)	2,700,090	12.3%
Blackrock, Inc.(13)	2,109,182	9.6%
Columbia Wanger Asset Management, LLC(14)	1,825,000	8.3%
Baron Capital Group, Inc.(15)	1,441,541	6.5%
Del Mar Master Fund Ltd.(16)	1,271,500	5.8%

*	Less than one percent.
(1)	Includes 609,698 shares that may be acquired upon exercise of stock options in the next 60 days. Also includes 29,288 shares purchased by Mr. Mendes in the open market.

(2)	Includes 75,818 shares that may be acquired upon exercise of stock options.
(3)	Includes 35,768 shares that may be acquired upon exercise of stock options.
(4)	Includes 37,346 shares that may be acquired upon exercise of stock options.
(5)	Includes 8,673 shares that may be acquired upon exercise of stock options.
(6)	Includes 23,683 shares that may be acquired upon exercise of stock options.
(7)	Includes 42,833 shares in the name of Gilbert Orchards and 20,076 shares in the name of Rio Oso Groves, Inc. Mr. Gilbert is an owner and executive officer of Rio Oso Groves, Inc. and Gilbert Orchards. Mr. Gilbert has sole voting and dispositive control over the shares owned by Rio Oso Groves, Inc. Mr. Gilbert and William H. Gilbert have shared voting and dispositive control over the shares owned by Gilbert Orchards. Also includes 19,189 shares in the name of The John and Sandra Gilbert Trust DTD 3/6/2000 purchased in the open market. Mr. Gilbert is a co-trustee of the trust.
(8)	Includes 60,000 shares that may be acquired upon exercise of stock options.
(9)	Includes 50,000 shares that may be acquired upon exercise of stock options. Shares indicated above are beneficially owned by Mr. Zollars’ family limited partnership.
(10)	Includes 30,000 shares that may be acquired upon exercise of stock options.
(11)	Includes an aggregate of 1,170,986 shares that may be acquired upon exercise of stock options by all directors and executive officers as a group.
(12)	Based on amended Schedule 13G filed by FMR LLC on February 14, 2011 with the SEC. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC has sole voting and dispositive power over 4,690 shares and sole dispositive power over 2,700,090 shares.
(13)	Based on amended Schedule 13G filed on February 4, 2011 by Blackrock, Inc. The address for Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022. Blackrock, Inc. has sole voting and dispositive power over 2,109,182 shares.
(14)	Based on Schedule 13G filed on February 10, 2011 by Columbia Wanger Asset Management, LLC. The address for Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. Columbia Wanger Asset Management, LLC has sole voting and dispositive power over 1,672,000 shares and sole dispositive power over 1,825,000 shares.
(15)	Based on Schedule 13G filed on February 14, 2011 by Baron Capital Group, Inc. The address for Baron Capital Group, Inc. is 767 Fifth Avenue, 49th Floor, New York, New York 10153. Baron Capital Group, Inc. has sole voting and dispositive power over no shares and sole dispositive power over 1,441,541 shares.
(16)	Based on Schedule 13G filed on May 9, 2011 by Del Mar Master Fund, Ltd. (“Master Fund”). The address for Del Mar Master Fund, Ltd. is 711 Fifth Avenue, New York, New York 10022. Del Mar Asset Management, LP (“DMAM”) serves as the investment manager of Master Fund. Del Mar Management, LLC (the “GP”) serves as the general partner of DMAM. Mr. David Freelove serves as the managing member of the GP. Each of Master Fund, DMAM, the GP and Mr. Freelove has shared voting and dispositive power over 1,271,500 shares.

PROPOSAL NO. 1

TO APPROVE THE ISSUANCE OF DIAMOND COMMON STOCK

IN CONNECTION WITH THE MERGER

For a summary and detailed information regarding this proposal, see the information about the proposed Merger, and the issuance of Diamond common stock in connection with the Merger contained throughout this proxy statement, including the information set forth in the sections entitled “The Transactions” beginning on page 85, “The Transaction Agreement” beginning on page 106 and the “Separation Agreement” beginning on page 123.

Copies of the Transaction Agreement and Separation Agreement, as amended, are attached to this proxy statement as Annex A and Annex B, respectively.

Approval of this proposal is a condition to the completion of the Merger.

Required Vote

The affirmative vote of the holders of a majority of the shares represented and voting at the special meeting, either in person or by proxy is required to approve the issuance of Diamond common stock in connection with the Merger.

The Diamond Board recommends a vote “FOR” approval of the issuance of Diamond common stock in connection with the Merger.

PROPOSAL NO. 2

TO ADOPT A CERTIFICATE OF AMENDMENT

TO FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Diamond is asking stockholders to approve, subject to the approval of the issuance of Diamond common stock in connection with the Merger, the certificate of amendment to Diamond’s First Amended and Restated Certificate of Incorporation (“Certificate of Amendment”) in the form attached as Annex D to this proxy statement. On                 , 2011 the Diamond Board approved the Certificate of Amendment, subject to stockholder approval at the special meeting. If the proposed amendment is approved by the stockholders at the special meeting, Diamond will cause the Certificate of Amendment to be filed with the office of the Delaware Secretary of State. It is anticipated that such filing would be made promptly following the special meeting.

Overview

Diamond’s First Amended and Restated Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. On                 , 2011, the Diamond Board approved an amendment to Article IV of the First Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to         ,000,000 shares and correspondingly to increase the total number of shares of all classes of stock which Diamond has authority to issue from 105,000,000 to         ,000,000 shares.

The text of the proposed amended Article 4 is as follows:

“The total number of shares of all classes of stock which the corporation has authority to issue is         ,000,000 shares, consisting of two classes:         ,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Of the 5,000,000 shares of Preferred Stock, par value $0.001 per share, authorized to be issued by the corporation, 500,000 shares are hereby designated as “Series A Junior Participating Preferred Stock” (“Series A Preferred Stock”). The remaining 4,500,000 shares of authorized Preferred Stock are undesignated as to series and are issuable in accordance with the provisions of Section B of this Article IV. The rights, preferences, privileges and restrictions granted to and imposed upon the Series A Preferred Stock are set forth below in Section A of this Article IV.”

As of July 31, 2011, there were:

•	22,049,636 shares of our common stock (and no shares of our preferred stock) outstanding;

As of August 1, 2011, there were:

•	1,771,253 shares our common stock subject to outstanding options under our equity incentive and stock purchase plans; and

•	1,126,079 shares reserved for future issuance under our equity incentive and employee stock purchase plans.

Diamond expects to issue 29,143,190 shares as a result of the Transactions contemplated in the proposed Merger.

As a result, of the 100,000,000 shares of common stock that Diamond is currently authorized to issue, approximately 45,909,842 shares will remain available after the consummation of the Merger.

Reasons, Purpose and Effect of the Proposed Certificate of Amendment

The Certificate of Amendment would increase the authorized number shares of Diamond common stock from 100,000,000 to         ,000,000. The additional         ,000,000 shares would be a part of the only existing class of Diamond common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. As of July 31, 2011, there were 22,049,636 shares of common stock issued and outstanding and as of August 1, 2011, a total of 2,897,332 shares of common stock reserved for issuance. Diamond expects to issue 29,143,190 shares as a result of the Transactions contemplated in the proposed Merger.

Diamond is seeking to increase the authorized number of shares of common stock to ensure that Diamond has sufficient number of shares to meet its future needs to issue shares of common stock. The Diamond Board believes that the number of shares currently authorized to be issued is not adequate for Diamond’s long-term purposes, and that increasing the authorized number of shares of common stock will provide Diamond with adequate flexibility to issue shares for a variety of corporate purposes to increase stockholder value in the future. If the proposal is approved, Diamond may use the additional shares of common stock for, among other things:

•	raising capital through sales of equity securities (issuances of shares of common stock or debt or equity securities that are convertible into common stock);

•	acquiring other businesses or assets;

•	establishing strategic relationships with other companies;

•	providing equity incentives to employees, officers or directors;

•	declaring stock dividends or effecting stock splits; and

•	achieving other corporate purposes.

The availability of additional shares of common stock will enable the Diamond Board to undertake actions of this nature on an expedited basis without the delay and expense of seeking stockholder approval of a specific issuance of common stock. Unless required by applicable law or the rules of any stock exchange on which Diamond common stock is then listed or quoted.

Diamond has no present commitment, agreement, or intention to issue additional shares of common stock, other than with respect to shares that may be issued under our equity incentive plans and stock purchase plans and shares that will be issued in the proposed Merger.

Diamond stockholders do not have preemptive rights with respect to Diamond common stock issuances. Should the the Diamond Board elect to issue additional shares of common stock, existing Diamond stockholders would not have any preferential rights to purchase such shares. Therefore, additional issuances of common stock could have a dilutive effect on the earnings per share, voting power and share holdings of current Diamond stockholders.

The information required pursuant to Item 13 of Schedule 14A is incorporated by reference to Diamond’s 2011 Annual Report on Form 10-K. Other information required under such Item 13 is included in this proxy statement.

Required Vote

The affirmative vote of the majority of the shares of common stock issued and outstanding is required to approve the Certificate of Amendment.

The Diamond Board recommends a vote “FOR” approval of the Certificate of Amendment.

PROPOSAL NO. 3

TO APPROVE ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING

If at the special meeting of stockholders, the Diamond Board determines it is necessary to adjourn or postpone the special meeting in order to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to issue Diamond common stock in connection with the Merger, Diamond intends to move to adjourn the special meeting. For example, the Diamond Board may make such a determination if the number of shares of Diamond common stock represented and voting in favor of the adoption of the issuance of Diamond common stock in connection with the Merger, in person or by proxy at the meeting, is insufficient to adopt that proposal. If the Diamond Board determines that adjournment is necessary, Diamond will ask its stockholders to vote only upon the adjournment proposal, and not the approval of the issuance of shares of Diamond common stock.

In this proposal, Diamond is asking you to vote in favor of adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the issuance of shares of Diamond common stock in connection with the Merger. If the stockholders approve the adjournment proposal, Diamond could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if Diamond had received proxies representing a sufficient number of votes against the issuance of Diamond common stock in connection with the Merger to defeat that proposal, we could adjourn the special meeting without a vote and seek to convince the holders of those shares to change their votes to votes in favor of approval of the issuance of shares of Diamond common stock.

Required Vote

The affirmative vote of the holders of a majority of the shares represented and voting at the special meeting, either in person or by proxy is required to approve the adjournments or postponements of the special meeting.

The Diamond Board recommends a vote “FOR” approval of the adjournments or postponements of the special meeting.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission and our bylaws. Under Securities and Exchange Commission rules, any stockholder who intends to present a proposal at our 2012 annual meeting of stockholders must submit the proposal, in writing, so that we receive it at our principal executive offices no later than August 1, 2011 in order for the proposal to be included in our proxy statement and proxy for the 2012 annual meeting. Stockholders wishing to present a proposal at our 2012 annual meeting of stockholders or to nominate a person to our Board at the 2012 annual meeting of stockholders (but not include such nomination in the proxy statement) must submit such proposal or nominee to us no earlier than October 5, 2011 and no later than November 4, 2011 if they wish for it to be eligible for presentation at our 2012 annual meeting. To be valid, submission of a director nominee must include the information contained in Section 1.11(a)(ii) of our bylaws. Nominations or proposals not meeting these requirements will not be entertained at the annual meeting.

If the 2012 annual meeting of stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the prior year’s annual meeting of stockholders, then nominations and stockholder proposals must be received no earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Diamond files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that Diamond has filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

100 F Street, N.E.

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

Diamond’s Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the Securities and Exchange Commission. In addition, Diamond’s Securities and Exchange Commission filings are also available to the public on our website, www.diamondfoods.com. Diamond’s website address is provided as an inactive textual reference only. Information contained on Diamond’s website is not incorporated by reference into this document, and you should not consider information contained on that website as part of this document.

Statements contained in this document, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the Securities and Exchange Commission. The Securities and Exchange Commission allows Diamond to “incorporate by reference” into this proxy statement documents Diamond files with it. This means that Diamond can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that Diamond files with the Securities and Exchange Commission will update and supersede that information. Diamond incorporates by reference into this document the documents listed below and any future filings Diamond makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this document until the date of the special meeting. The information incorporated by reference is an important part of this document. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this document.

Securities and Exchange Commission Filings

Commission file number 000-51439	Period
Annual Report on Form 10-K	Fiscal year ended July 31, 2011 (filed on September 15, 2011)
Definitive Proxy Statement for our 2010 Annual Meeting	Filed on November 26, 2010
Current Reports on Form 8-K	Filed on September 7, 2011 and September 15, 2011

Diamond has supplied all information contained or incorporated by reference into this document relating to Diamond and its respective affiliates and brands.

You can obtain a copy of any document incorporated by reference into this document except for the exhibits to those documents from Diamond. You may also obtain these documents from the Securities and Exchange Commission or through the Securities and Exchange Commission’s website described above. Documents incorporated by reference are available from Diamond without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Diamond at the following address and telephone number:

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, California 94111

Attention: Investor Relations

Telephone: (415) 445-7444

If you would like to request documents, please do so by                     , 2011 to receive them before the special meeting. If you request any of these documents from us, we will mail them to you by first-class mail, or similar means.

You should rely only on the information contained or incorporated by reference into this document in voting your shares at the special meeting. Diamond has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated                     , 2011. You should not assume that the information contained in the document is accurate as of any other date, and neither the mailing of this document to Diamond’s stockholders nor the issuance of Diamond common stock in connection with the Merger will create any implication to the contrary.

See notes to unaudited condensed combined financial statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

The Procter & Gamble Company:

We have audited the accompanying combined balance sheets of Pringles (the “Company”) (a combination of wholly owned subsidiaries and operations of the snacks business of The Procter & Gamble Company) as of June 30, 2011 and 2010, and the related statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2011. As discussed in Note 2, the combined financial statements have been “carved out” from The Procter & Gamble Company’s consolidated financial statements to present the historical financial position, results of operations, and cash flows of The Procter & Gamble Company’s snacks business. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2011 and 2010, and the combined results of its operations and its combined cash flows for each of the three years in the period ended June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the combined financial statements of the Company include allocations of certain corporate costs from The Procter & Gamble Company. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from The Procter & Gamble Company.

/s/ Deloitte & Touche LLP

September 16, 2011

Cincinnati, Ohio

Pringles

COMBINED STATEMENTS OF INCOME

Years ended June 30, 2011, 2010 and 2009

(Dollars in millions)

	Year ended June 30, 2011	Year ended June 30, 2010	Year ended June 30, 2009
Net sales	$1,455.7	$1,367.4	$1,396.4
Cost of products sold	924.0	886.9	1,049.3

Gross profit	531.7	480.5	347.1
Selling, general and administrative expense	333.5	314.1	279.8
Other operating expense (income)	0.8	(0.5)	7.4

Operating income	197.4	166.9	59.9

Income taxes	44.6	40.0	19.6

Net income	$152.8	$126.9	$40.3

See notes to combined financial statements.

Pringles

COMBINED BALANCE SHEETS

June 30, 2011 and 2010

(Dollars in millions)

	June 30, 2011	June 30, 2010
Current assets:

Accounts receivable, net	$111.9	$94.0

Inventories
Materials and supplies	28.7	18.7
Work in process	1.3	2.5
Finished goods	70.6	68.7

Total inventories	100.6	89.9
Prepaid and other current assets	13.1	11.8

Total current assets	225.6	195.7

Property, plant and equipment
Buildings	164.2	152.9
Machinery and equipment	873.7	790.0
Land	9.2	7.9

Gross property, plant and equipment	1,047.1	950.8
Accumulated depreciation	(693.6)	(615.4)

Net property, plant and equipment	353.5	335.4
Other noncurrent assets	1.6	2.2

Total assets	$580.7	$533.3

Current liabilities:
Accounts payable	$81.1	$66.4
Accrued expenses and other liabilities	96.7	87.1

Total current liabilities	177.8	153.5
Noncurrent deferred income taxes	33.4	36.5
Other noncurrent liabilities	4.2	5.3

Total liabilities	215.4	195.3

Commitments and contingencies (Note 12)

Equity:
Accumulated other comprehensive income	44.4	19.9
Divisional equity	320.9	318.1

Total equity	365.3	338.0

Total liabilities and equity	$580.7	$533.3

See notes to combined financial statements.

Pringles

COMBINED STATEMENTS OF EQUITY

Years ended June 30, 2011, 2010 and 2009

(Dollars in millions)

	Divisional equity	Accumulated other comprehensive income	Total
Balance at June 30, 2008	417.2	53.1	470.3
Net income	40.3	—	40.3

Other comprehensive income (loss):
Currency translation adjustments	—	(15.0)	(15.0)
Unrealized gain (loss) on cash flow hedging	—	(2.2)	(2.2)

Total comprehensive income			23.1
Distributions to P&G	(80.7)	—	(80.7)

Balance at June 30, 2009	376.8	35.9	412.7
Net income	126.9	—	126.9

Other comprehensive income (loss):
Currency translation adjustments	—	(16.5)	(16.5)
Unrealized gain (loss) on cash flow hedging	—	0.5	0.5

Total comprehensive income			110.9
Distributions to P&G	(185.6)	—	(185.6)

Balance at June 30, 2010	318.1	19.9	338.0
Net income	152.8		152.8

Other comprehensive income (loss):
Currency translation adjustments		24.5	24.5
Unrealized gain (loss) on cash flow hedging		—	—

Total comprehensive income			177.3
Distributions to P&G	(150.0)	—	(150.0)

Balance at June 30, 2011	$320.9	$44.4	$365.3

Note:	Comprehensive income (loss) is recorded net of tax of $0.0, $0.3 and $(1.2) for 2011, 2010 and 2009, respectively.

See notes to combined financial statements.

Pringles

COMBINED STATEMENTS OF CASH FLOWS

Years ended June 30, 2011, 2010 and 2009

(Dollars in millions)

	Year ended June 30, 2011	Year ended June 30, 2010	Year ended June 30, 2009
Cash and cash equivalents, beginning of year	$—	$—	$—

Operating activities:
Net income	152.8	126.9	40.3
Depreciation and amortization	45.9	46.5	74.2
Intangible asset impairment	—	—	5.1
Losses on sales and dispositions of assets	1.4	2.2	2.5
Deferred income taxes	(4.9)	(4.0)	(10.2)
Change in accounts receivable	(8.6)	(7.0)	15.1
Change in inventories	(3.4)	26.4	15.2
Change in prepaid and other current assets	0.3	(0.4)	7.5
Change in other noncurrent assets	0.8	(0.5)	(0.3)
Change in accounts payable	8.1	20.5	(28.3)
Change in accrued expenses and other liabilities	0.2	4.9	(22.1)
Change in other noncurrent liabilities and other	(1.5)	(2.7)	6.1

Total operating activities	191.1	212.8	105.1

Investing activities:
Capital expenditures	(41.2)	(28.1)	(24.9)
Change in restricted cash	0.1	0.9	0.5

Total investing activities	(41.1)	(27.2)	(24.4)

Financing activities:
Distributions to P&G	(150.0)	(185.6)	(80.7)

Total financing activities	(150.0)	(185.6)	(80.7)

Net change in cash & cash equivalents	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—

Supplemental disclosure:
Taxes paid (considered remitted to P&G in the period recorded)	$49.0	$46.6	$31.9

See notes to combined financial statements.

Pringles

NOTES TO COMBINED FINANCIAL STATEMENTS

Years ended June 30, 2011, 2010 and 2009

(Dollars in millions, except as otherwise specified)

Note 1. Nature of Operations

Pringles (the “Company”) is a combination of wholly owned subsidiaries and operations of the snacks business of The Procter and Gamble Company (“P&G”).

The Company engages in the manufacturing, marketing and distributing of snack foods, primarily under the Pringles brand, on a global basis and sells snacks products in over 140 countries around the world across North America, Europe, Asia and Latin America.

The Company sells its products principally to leading mass merchandisers, grocery retailers, membership club stores and convenience outlets globally, either via P&G sales force or third-party distributors.

Note 2. Basis of Presentation

The Company, which comprises all of P&G’s snacks business, signed an agreement on April 5, 2011 to merge the operations of the Company into Diamond Foods, Inc. (“Diamond”) for consideration in Diamond common stock valued at approximately $1.5 billion, plus assumption of debt valued between $700 million and $1.05 billion. The transaction is expected to close by the end of the 2011 calendar year, subject to customary closing conditions including necessary regulatory and Diamond shareholder approvals. The Company’s combined financial statements reflect the historical financial position, results of operations and cash flows as owned by P&G for all periods presented. Prior to the expected separation transaction, P&G has not accounted for the Company as, and the Company has not been operated as, a stand-alone company for the periods presented. The Company’s historical financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what the Company’s financial position, results of operations and cash flows would have been had the Company been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of what the Company’s results of operations, financial position and cash flows will be in the future.

The Company’s historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the business. The Company’s historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to its business. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G, which in the opinion of management are reasonable (see further discussion in Note 4). All such costs and expenses have been deemed to have been paid by the Company to P&G in the period in which the costs were recorded. Allocations of current income taxes are deemed to have been remitted, in cash, to P&G in the period the related income taxes were recorded. Amounts due to or from P&G, related to a variety of intercompany transactions including the collection of trade receivables, payment of accounts payable and accrued liabilities, charges of allocated corporate expenses and payments of taxes paid by P&G on behalf of the Company, have been classified within divisional equity. Intercompany transactions are eliminated.

For the year ended June 30, 2011, the Company has evaluated subsequent events for potential recognition and disclosure through September 16, 2011, the date of financial statement issuance.

Note 3. Significant Accounting Policies

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. These estimates and assumptions are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, accruals for costs associated with exit or disposal activities (restructuring reserves), useful lives for property, plant and equipment, future cash flows associated with long-lived asset impairment testing, allocated pension and other post employment benefits costs, stock compensation, deferred tax assets and liabilities, uncertain tax positions and contingencies. Actual results may differ from these estimates and assumptions.

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. The revenue recorded is presented net of sales and other taxes the Company collects on behalf of governmental authorities and includes shipping and handling costs, which generally are included in the invoice price to the customer. The Company’s policy is to recognize revenue when title to the product, ownership and risk of loss are transferred to the customer, which can either be on the date of shipment or the date of receipt by the customer. Payment discounts and product returns are recorded as a reduction of sales in the same period that the revenue is recognized. Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payments under these programs are included as accrued marketing and promotion expense in the accrued expenses and other liabilities line item in the combined balance sheets.

Cost of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the production of product, as well as production labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.

Selling, General and Administrative

Selling, general and administrative expense (“SG&A”) is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, depreciation expense on non-production assets and other miscellaneous operating items.

Research and development costs are expensed as incurred and were $22.3 in 2011, $22.7 in 2010 and $23.6 in 2009. Advertising costs, expensed as incurred, include television, print, radio, internet and in-store advertising expenses and were $105.8 in 2011, $100.5 in 2010 and $66.6 in 2009. Non-advertising related components of the Company’s total marketing spending include costs associated with consumer promotions, product sampling and sales aids, which are included in SG&A, and coupons and customer trade funds, which are recorded as reductions to net sales.

Currency Translation

Financial statements of operations outside the United States of America (“U.S.”) generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in accumulated other comprehensive income (“OCI”). Foreign currency remeasurement gains and losses are immaterial for all periods presented.

Cash Flow Presentation

The combined statements of cash flows are prepared using the indirect method, which reconciles net earnings to cash flows from operating activities. The reconciliation adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net income. The adjustments also remove cash flows from investing and financing activities, which are presented separately from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period. Cash flows from hedging activities are included in the same category as the items being hedged.

Cash, Cash Equivalents and Restricted Cash

As described in Note 4, the Company has historically participated in P&G’s cash management system and has no separate cash balances; accordingly all cash derived from or required for the Company’s operations is applied to or against divisional equity. Restricted cash in the combined balance sheet represents margin account deposits at financial institutions held as collateral for raw material futures contracts. Restricted cash was $0.0 and $0.1 as of June 30, 2011 and 2010, respectively, and is included in the prepaid and other current assets line item in the combined balance sheets.

Accounts Receivable

Receivables are recognized net of payment discounts and allowances. The allowance for doubtful accounts was $0.4 and $0.3 as of June 30, 2011 and 2010, respectively.

Inventory Valuation

Inventories are valued at the lower of cost or market value. Inventories are maintained on the first-in, first-out method. The cost of spare part inventories is maintained using the average cost method.

Property, Plant and Equipment

Property, plant and equipment is recorded at historical cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets’ estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15-year life), computer equipment and capitalized software (3- to 5-year lives) and manufacturing equipment (3- to 20-year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

Intangible Assets

The cost of intangible assets with determinable useful lives is amortized on a straight-line basis over the estimated periods benefited. Assets with contractual terms are amortized over their respective legal or contractual lives. When certain events or changes in operating conditions occur, an impairment assessment is performed, impairment losses may be recorded and lives of intangible assets with determinable lives may be adjusted prospectively. There are no indefinite-lived intangible assets as of June 30, 2011 and 2010. See Note 5.

Costs for Exit and Disposal Activities

The Company records restructuring activities, including costs for termination benefits, in accordance with guidance on accounting for costs associated with exit or disposal activities. Asset impairment costs are recorded in accordance with guidance on accounting for the impairment and disposal of long-lived assets. See Note 6.

Stock-Based Compensation

Certain employees of the Company participate in P&G’s various share based incentive plans under which stock options or stock awards may be granted to certain executives and management. See Note 9.

Fair Values of Financial Instruments

Certain financial instruments are required to be recorded at fair value. The estimated fair values of such financial instruments (derivatives) have been determined using market information. The fair values of derivative instruments are disclosed in Note 8.

Income Taxes

The Company is included in P&G’s consolidated tax returns in various jurisdictions and accounts for income taxes under the separate return method. Under this approach, the Company determines its tax liability and deferred tax assets and liabilities as if it were filing separate tax returns. See Note 11.

New Accounting Pronouncements and Policies

Other than described below, no new accounting prouncements issued or effective during the fiscal year have had or are expected to have a material impact on the combined financial statements.

On January 1, 2009, the Company adopted new accounting guidance on disclosures about derivative instruments and hedging activities. The new guidance impacts disclosures only and requires additional qualitative and quantitative information on the use of derivatives and their impact on an entity’s financial position, results of operations and cash flows. Refer to Note 8 for additional information regarding the Company’s risk management activities, including derivative instruments and hedging activities.

Note 4. Related Party Transactions

These statements reflect allocated expenses associated with centralized P&G support functions including: legal, accounting, tax, treasury, internal audit, information technology, human resources and other services. The costs associated with these functions generally include all payroll and benefit costs as well as related overhead costs. P&G also allocated costs to the Company associated with office facilities, corporate insurance coverage and medical, pension, post-retirement and other health plan costs attributed to the Company’s employees participating in P&G sponsored plans. Allocations are based on a number of utilization measures including headcount, square footage and proportionate effort. Where determinations based on utilization are impracticable, P&G uses other methods and criteria such as net sales that are believed to be reasonable estimates of costs attributable to the Company. All such amounts have been deemed to have been paid by the Company to P&G in the period in which the costs were recorded.

Central treasury activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate and foreign currency risk management. All P&G funding to the Company since inception has been accounted for as capital contributions from P&G and all cash remittances from the Company to P&G have been accounted for as distributions to P&G. Accordingly, no debt or related interest charges from P&G are reflected in these combined financial statements. For all periods presented, the Company had significant net positive cash flow, which has been accounted for as distributions to P&G.

Note 5. Intangible Assets

When certain events or changes in operating conditions occur, an impairment assessment is performed and the lives of intangible assets with determinable lives may be adjusted. At the beginning of 2009, the Company held one intangible asset, the Eagle Brand in North America, with a gross carrying value of $7.0 and accumulated amortization of $1.8. During 2009, due to a significant decline in the projected cash flows, the Company recorded a non-cash impairment charge on the Eagle Brand of $5.1. The impairment charge was recorded in other operating expense. The amortization of intangibles for the years ended June 30, 2011, 2010 and 2009 was $0.0, $0.0 and $0.1, respectively. The Company holds no other intangible assets and there is no future estimated amortization expense over the next five years.

Note 6. Exit, Disposal and Restructuring Activities

The Company established certain restructuring programs related to manufacturing and workforce rationalization efforts to maintain a competitive cost structure. Costs for such programs include employee related separation benefits, accelerated depreciation and asset write-downs and other charges. Existing restructuring activities were substantially complete in 2009.

The following table summarizes the changes in the restructuring reserve balances, which are included in accrued expenses and other liabilities:

Employee separation costs and other charges
Reserve balance June 30, 2008	$13.8
Charges	21.6
Payments	(32.3)

Reserve balance June 30, 2009	$3.1

Charges	—
Payments	(3.1)

Reserve balance June 30, 2010	$0.0

Charges	—
Payments	—

Reserve balance June 30, 2011	$0.0

Employee Related Separation Costs and Other Charges

Employee separation costs primarily relate to severance packages, outplacement, training and health benefits. The packages are predominantly voluntary and are formula-driven, based on salary levels and past service. The separations are primarily manufacturing positions. Separation charges for manufacturing employees are included in cost of products sold. Other charges primarily consist of contract terminations with third-party manufacturing facilities, storeroom inventory write-offs and site clearance costs associated with removing the manufacturing assets from production. Other charges are included in cost of products sold. All employee separation costs and other charges have been classified as part of Other for segment reporting purposes as disclosed in Note 13.

Accelerated Depreciation and Asset Write-Downs

Charges for accelerated depreciation relate to long-lived assets that will be taken out of service prior to the end of their originally established useful lives. The Company has shortened the estimated useful lives of such assets, resulting in incremental depreciation expense over the newly estimated service period. Asset write-downs relate to the establishment of new carrying values for assets held for sale or disposal. These assets are in the process of being removed from service and expected to be disposed of or sold within the next 12 months. These charges represent the write-down of assets to the amount expected to be realized upon sale or disposal. Accelerated depreciation and asset write-down charges related to restructuring activities were $0.0, $0.0 and $12.6 in 2011, 2010 and 2009, respectively. Accelerated depreciation and asset write-down charges for manufacturing assets are included in cost of products sold and for other assets are included in SG&A. All accelerated depreciation asset write-down charges have been classified as part of Other for segment reporting purposes as disclosed in Note 13.

Note 7. Supplemental Financial Information

Selected components of accrued expenses and other liabilities are set forth below:

As of June 30	2011	2010
Marketing and promotion	$64.2	$57.1
Compensation expenses	13.9	13.0
VAT taxes payable	12.7	11.6
Other	5.9	5.4

Accrued expenses and other liabilities	$96.7	$87.1

Note 8. Risk Management Activities and Fair Value Measurements

Certain raw materials used in the Company’s production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To the extent the Company chooses to manage the volatility related to anticipated purchases of certain materials, the Company may, on a limited basis, use futures and options with maturities generally less than one year and swap contracts with maturities up to two years. The utilization of these financial instruments is governed by P&G’s policies covering acceptable counterparty exposure, instrument types and other hedging practices. During fiscal year 2009, the Company discontinued the use of hedging instruments, depleting the accumulated OCI balance by the end of fiscal year 2010.

The effective portion of the Company’s qualifying commodity hedging program reflected in cost of products sold were $0.0, $(3.0) and $(6.5) for 2011, 2010, and 2009, respectively. The ineffective portion was immaterial for all years.

Certain hedges of raw material prices do not qualify for hedge accounting treatment and, as a result, the change in fair value for these instruments is immediately charged to cost of products sold. The amounts charged to costs of products sold for non-qualifying hedges were $0.0, $0.0 and $(0.6) for 2011, 2010, and 2009, respectively.

Note 9. Stock-Based Compensation

Certain of the Company’s employees have been granted P&G stock options under P&G’s primary stock-based compensation plan. Under this plan, stock options are granted annually to key managers with exercise prices equal to the market price of the underlying common stock on the date of grant. Grants issued under this plan vest after three years and have a 10-year life. Grants issued from July 1998 through August 2002 vested after three years and have a 15-year life. In addition to the grants made to key managers, a certain number of the Company’s employees have been granted an immaterial number of P&G stock options for which vesting terms and option periods are not substantially different. Additionally, there are other grants of restricted stock units that are immaterial.

Total stock-based compensation expense for stock option grants and restricted stock unit grants was $3.0, $3.8 and $4.8 for 2011, 2010 and 2009, respectively.

In calculating the compensation expense for options granted, the Company utilizes a binomial lattice-based valuation model. Assumptions utilized in the model, which are evaluated and revised, as necessary, to reflect market conditions and experience, were as follows:

Years ended June 30	2011	2010	2009
Interest rate	0.3-3.7%	0.3-4.0%	0.7-3.8%
Weighted average interest rate	3.4%	3.7%	3.6%
Dividend yield	2.4%	2.2%	2.0%
Expected volatility	14-18%	15-20%	18-34%
Weighted average volatility	16%	18%	21%

Expected life in years	8.8	8.8	8.7

Lattice-based option valuation models incorporate ranges of assumptions for inputs, and those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of P&G stock and implied volatilities of call options on P&G stock. The Company uses historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

The following table summarizes stock option activity under the P&G plans as it relates to employees of the Company:

	Options (in thousands)	Weighted avg. exercise price	Weighted avg. remaining contractual life in years	Aggregate intrinsic value (in millions)
Balance, June 30, 2010	1,795	$53.29
Granted	132	62.83
Exercised	(27)	44.93
Transfers in/(out)	(959)	53.41

Balance, June 30, 2011	941	$55.20	6.0	$8.2

Exercisable, June 30, 2011	574	$53.30	4.4	$6.1

The weighted average grant-date fair value of options granted was $11.05, $13.48 and $11.51 per share in 2011, 2010 and 2009, respectively. The total intrinsic value of options exercised was $0.5, $0.8 and $1.0 in 2011, 2010 and 2009, respectively. The total grant-date fair value of options that vested during 2011, 2010 and 2009 was $3.6, $5.4 and $6.4, respectively.

At June 30, 2011, there was $2.7 of compensation cost that has not yet been recognized related to stock option grants. That cost is expected to be recognized over a remaining weighted average period of 1.7 years under the ongoing P&G plan.

Note 10. Post-retirement Benefits

Certain employees of the Company participate in P&G’s pension and other post-retirement employee benefit plans. These plans are accounted for by the Company as multi-employer plans which require the Company to expense its annual contributions.

P&G provides defined benefit pension plans for employees who become eligible for these benefits when they meet minimum age and service requirements. Defined benefit pension plan participants are mainly non-U.S. based employees. Defined benefit pension expenses allocated to the Company were $2.7, $2.7 and $2.6 for 2011, 2010 and 2009, respectively.

P&G provides certain other retiree benefits, primarily health care and life insurance, for employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. Other post-retirement benefits expenses allocated to the Company were $3.5, $2.7 and $2.6 for 2011, 2010 and 2009, respectively.

P&G has defined contribution plans which cover the majority of its U.S. employees, including the employees of the Company. These plans are fully funded. P&G generally makes contributions to participants’ accounts based on individual base salaries and years of service. For the primary U.S. defined contribution plan, the contribution rate is set annually. Total contributions for this plan approximated 15% of total participants’ annual wages and salaries in 2011, 2010 and 2009. Defined contribution benefit expenses allocated to the Company were $7.7, $7.7 and $8.6 for 2011, 2010 and 2009, respectively.

Note 11. Income Taxes

Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

Earnings before income taxes consisted of the following:

Years ended June 30	2011	2010	2009
United States	$85.8	$78.3	$36.2
International	111.6	88.6	23.7

Total	$197.4	$166.9	$59.9

Income taxes consisted of the following:

Years ended June 30	2011	2010	2009
Current tax expense:
U.S. Federal	$32.2	$28.8	$22.2
International	16.2	17.3	9.2
U.S. State and Local	$0.6	$0.5	$0.5

	49.0	46.6	31.9

Deferred tax expense:
U.S. Federal	(4.6)	(2.7)	(10.3)
International and other	0.2	(3.9)	(2.0)

	(4.4)	(6.6)	(12.3)

Total tax expense	$44.6	$40.0	$19.6

A reconciliation of the U.S. federal statutory income tax rate to the Company’s actual income tax rate is provided below:

Years ended June 30	2011	2010	2009
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Country mix impacts of foreign operations	(10.7)%	(9.8)%	1.0%
Changes in uncertain tax positions	(0.7)%	(0.8)%	(2.8)%
State taxes	0.3%	0.2%	0.7%
Other	(1.3)%	(0.6)%	(1.2)%

Effective income tax rate	22.6%	24.0%	32.7%

Changes in uncertain tax positions represent changes in the Company’s net liability related to prior year tax positions.

The Company has undistributed earnings of foreign subsidiaries of approximately $376.6 at June 30, 2011, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

A reconciliation of the beginning and ending liability for uncertain tax positions is as follows:

	2011	2010	2009
Beginning of year	$3.9	$5.7	$6.6
Decreases in tax positions for prior years	(0.5)	(0.9)	(1.3)
Increase in tax positions for current year	0.4	0.5	0.4
Settlements with taxing authorities	(0.3)	(1.4)	—
Lapse in statute of limitation	(0.4)	—	—

End of year	$3.1	$3.9	$5.7

The Company is present in over 66 taxable jurisdictions, and at any point in time, has several audits underway at various stages of completion. The Company evaluates its tax positions and establishes liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite its belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. The Company is making a concerted effort to bring its audit inventory to a more current position. The Company has done this by working with tax authorities to conduct audits for several open years at once. The Company has tax years open ranging from 2002 and forward. The Company is generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. While the Company does not expect material changes, it is possible that the amount of unrecognized benefit with respect to the Company’s uncertain tax positions will significantly increase or decrease within the next 12 months related to the audits described above. At this time, the Company is not able to make a reasonable estimate of the range of impact on the balance of uncertain tax positions or the impact on the effective tax rate related to these items.

Included in the total liability for uncertain tax positions at June 30, 2011 is $3.1 that, depending on the ultimate resolution, could impact the effective tax rate in future periods.

The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2011, 2010 and 2009, the Company had accrued interest of $1.0, $1.0 and $2.0 and penalties of $0.1, $0.4 and $0.5, respectively that are not included in the above table. During 2011, 2010 and 2009, the Company recognized interest expense/(benefit) of $0.0, $(1.1) and $0.3 and penalty expense/(benefit) of $(0.3), $(0.1) and $(0.2), respectively.

Deferred income tax assets and liabilities were comprised of the following:

As of June 30	2011	2010
Deferred tax assets:
Loss and other carryforwards	$2.1	$2.6
Accrued marketing and promotion expense	1.4	1.4
Inventory	0.8	0.5
Other	1.4	1.7
Valuation allowances	(2.1)	(2.6)

Total	$3.6	$3.6

Deferred tax liabilities:
Property, plant and equipment	33.7	37.2

Total	$33.7	$37.2

Net operating loss carryforwards were $8.4 and $10.6 at June 30, 2011 and 2010, respectively. If unused, the net operating losses will expire between 2012 and 2016.

Note 12. Commitments and Contingencies

Purchase Commitments

The Company has purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are $40.6 for fiscal 2012 and zero for the years thereafter. Such amounts represent future purchases in line with expected usage to obtain favorable pricing. Due to the proprietary nature of many of the Company’s materials and processes, certain supply contracts contain penalty provisions for early termination. The Company does not expect to incur penalty provisions for early termination that would materially affect its financial condition, cash flows or results of operations.

Guarantees

The Company has not issued any financial guarantees on behalf of suppliers or customers.

Litigation

The Company is subject to various lawsuits and claims with respect to matters such as governmental regulations and other actions arising out of the normal course of business. While considerable uncertainty exists, in the opinion of management and its counsel, the ultimate resolution of the various lawsuits and claims will not materially affect the Company’s financial position, cash flows or results of operations.

Note 13. Segment Information

The Company has three reportable segments: North America, EMEA (Europe, Middle East and Africa) and Asia. The reportable segments are each managed separately based upon geography and each reportable segment derives its revenues from the sale of snack foods under the Pringles brand to mass merchandisers, grocery retailers, membership club stores and convenience outlets. The segment information aggregates geographical regions with similar economic characteristics. North America primarily includes the United States, Canada, Mexico and Puerto Rico. North America also includes sales of snack foods to certain non-retail customers. EMEA includes the countries of Europe (most notably the United Kingdom, Germany, Italy, France, Spain and the Netherlands), Middle Eastern countries (most notably Saudi Arabia, Israel and the United Arab Emirates) and Africa. Asia primarily includes Japan, South Korea, China, Australia, Malaysia, Thailand and Singapore. The Company’s management uses net income to evaluate segment performance and allocate resources.

Other includes the operating results of the Company’s Latin America segment which does not meet the quantitative threshold for determining reportable segments as well as certain corporate activities that are not reflected in the operating results used internally to measure and evaluate the segments. Revenue in Latin America is derived from the sale of snack foods under the Pringles brand similar to the reportable segments. Corporate operating activities primarily include restructuring-type activities and intangible asset amortization. Adjustments to arrive at the Company’s effective tax rate are also included in Other. The accounting policies of the segments are the same as those described in Note 3 to the combined financial statements.

The Company had net sales in the U.S. of $517.8, $494.7 and $541.5 in 2011, 2010 and 2009, respectively. Assets in the U.S. totaled $271.8, $290.4 and $318.5 as of June 30, 2011, 2010 and 2009, respectively. Assets in Belgium totaled $152.2, $129.7 and $159.4 as of June 30, 2011, 2010 and 2009, respectively. Assets in Switzerland totaled $100.4, $81.1 and $88.9 as of June 30, 2011, 2010 and 2009, respectively.

The Company’s largest customer, Wal-Mart Stores Inc. and its affiliates, accounted for 13%, 12% and 15% of total net sales in 2011, 2010 and 2009, respectively.

Segment Results		Net Sales	Segment Operating Income	Segment Net Income	Depreciation & Amortization	Capital Expenditures	Total Assets (as of June 30)
North America	2011	$571.3	$93.2	$55.7	$29.2	$22.9	$285.9
	2010	549.4	76.7	45.0	28.9	18.0	291.8
	2009	599.5	58.0	33.7	30.6	13.8	325.3

EMEA	2011	629.6	73.9	60.9	16.4	16.3	253.7
	2010	604.8	68.5	55.0	17.3	9.2	211.8
	2009	590.6	30.5	22.4	32.4	10.5	250.3

Asia	2011	194.1	24.2	17.4	0.3	2.0	34.4
	2010	167.6	14.8	10.5	0.3	0.9	25.2
	2009	168.4	1.9	(1.4)	0.6	0.6	27.2

Other	2011	60.7	6.1	18.8	—	—	6.7
	2010	45.6	6.9	16.4	—	—	4.5
	2009	37.9	(30.5)	(14.4)	10.6	—	5.3

Total	2011	1,455.7	197.4	152.8	45.9	41.2	580.7
	2010	1,367.4	166.9	126.9	46.5	28.1	533.3
	2009	1,396.4	59.9	40.3	74.2	24.9	608.1

Annex A

EXECUTION COPY

TRANSACTION AGREEMENT

among

THE PROCTER & GAMBLE COMPANY,

THE WIMBLE COMPANY,

DIAMOND FOODS, INC.,

and

WIMBLEDON ACQUISITION LLC

dated as of

April 5, 2011

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

EXHIBITS

Exhibit A:	Separation Agreement
Exhibit B:	Wimbledon Commitment Letter
Exhibit C:	Acquiror Commitment Letter
Exhibit D:	Transaction Announcements
Exhibit E:	Minimum Condition

PARENT DISCLOSURE LETTER

ACQUIROR DISCLOSURE LETTER

A-v

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”), dated as of April 5, 2011, is among The Procter & Gamble Company, an Ohio corporation (“Parent”), The Wimble Company, a Delaware corporation and presently a wholly owned Subsidiary of Parent (“Wimbledon”), Diamond Foods, Inc., a Delaware corporation (“Acquiror”), and Wimbledon Acquisition LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”).

RECITALS

1. Parent is engaged, directly and indirectly, in the Snacks Business;

2. Parent has determined that it would be appropriate and desirable to separate the Snacks Business from Parent and to divest the Snacks Business in the manner contemplated hereby;

3. The Parties contemplate that the Snacks Business will be transferred to Wimbledon as provided in the Separation Agreement and, in connection therewith, the Recapitalization will take place, including Wimbledon’s payment of the Recapitalization Amount;

4. The Parties contemplate that, immediately following the Wimbledon Transfer and Recapitalization, Parent will either (i) distribute all of the shares of Wimbledon Common Stock to Parent shareholders without consideration on a pro rata basis (a “One-Step Spin-Off”) or (ii) consummate an offer to exchange (an “Exchange Offer”) shares of Wimbledon Common Stock for currently outstanding shares of Parent’s common stock (“Parent Common Stock”) and, in the event that Parent’s shareholders subscribe for less than all of the Wimbledon Common Stock in the Exchange Offer, Parent will distribute, pro rata to its shareholders, any unsubscribed Wimbledon Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Parent will be treated for U.S. federal income Tax purposes as having distributed all of the Wimbledon Common Stock to its shareholders (the “Clean-Up Spin-Off”);

5. The disposition by Parent of 100% of the Wimbledon Common Stock, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off) is referred to herein as the “Distribution;”

6. The Boards of Directors of Parent, Wimbledon and Acquiror and the Board of Managers of Merger Sub have each approved and declared advisable the Merger of Wimbledon with and into Merger Sub, with Merger Sub continuing as the surviving entity in the Merger, such Merger to take place immediately following the Distribution, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA;

7. Pursuant to the plan of reorganization and as soon as practicable following the Distribution Date, Parent will effect the Parent Cash Distribution to Parent’s creditors in retirement of outstanding Parent indebtedness in the manner described in this Agreement;

8. For U.S. federal income Tax purposes, the Parties intend that (i) the Wimbledon Transfer, taken together with the Distribution, qualify as a reorganization pursuant to Section 368 of the Code, (ii) the Distribution, as such, qualify as a distribution of Wimbledon Common Stock to Wimbledon shareholders pursuant to Section 355 of the Code, (iii) the Merger qualify as a reorganization pursuant to Section 368 of the Code, (iv) the Parent Cash Distribution qualify as money distributed to creditors in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, and (v) the execution of this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code; and

9. The Parties intend in this Agreement to set forth the principal arrangements among them regarding the Recapitalization, Distribution and Merger.

Accordingly, the Parties agree as follows:

I. TRANSACTION

1.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) will take place at Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., local time on the last Business Day of the calendar month in which the satisfaction or waiver of the conditions set forth in Article V occurs (other than those conditions, including the Distribution, that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions); provided, however, that if the satisfaction or waiver of such conditions occurs (a) prior to the first day set forth in the range of 2011 Target Dates, then the Closing will be on the date Parent identifies to Acquiror in writing that it has selected within the range of 2011 Target Dates and (b) after the 2011 Target Dates, but prior to the first day set forth in the range of 2012 Target Dates, then the Closing will be on the date Parent identifies to Acquiror in writing that it has selected within the range of 2012 Target Dates; provided, further, that if the satisfaction or waiver of such conditions occurs after the 2012 Target Date but prior to the End Date, then in any event the Closing will occur on such day within the last week of the month in which satisfaction of such conditions occurs or the first week of the following month as identified in writing by Parent to Acquiror that it has selected, in each case, prior to the End Date. The date on which the Closing occurs is referred to as the “Closing Date.”

1.02 Recapitalization of Wimbledon. Parent and Wimbledon will cause the following to occur at the Business Transfer Time:

(a) General. In partial consideration for the Conveyance of Assets contemplated by Section 1.1 of the Separation Agreement, Wimbledon will:

(i) issue and deliver to Parent additional shares of Wimbledon Common Stock (the “Wimbledon Stock Issuance”);

(ii) distribute to Parent the Recapitalization Amount in cash in immediately available funds to an account specified for this purpose by Parent; and

(iii) assume the Wimbledon Liabilities in accordance with the terms of the Separation Agreement.

(b) Wimbledon Indebtedness. Wimbledon, together with the other members of the Wimbledon Group, will enter into the definitive Wimbledon Credit Documents contemplated by the Wimbledon Commitment Letter attached hereto as Exhibit B (such credit facility, the “Wimbledon Credit Facility”) (the Wimbledon Credit Facility, the Wimbledon Stock Issuance and the Recapitalization Amount, together the “Recapitalization”), and will borrow sufficient funds under the Wimbledon Credit Facility to allow Wimbledon to promptly distribute the Recapitalization Amount to Parent less any amount borrowed pursuant to the proviso in the first sentence of Section 1.7(a) of the Separation Agreement.

(c) Cash Distribution. Parent will maintain a portion of the Recapitalization Amount approximately equal to Parent’s estimated adjusted Tax basis in Wimbledon Common Stock as of the Distribution Date in a segregated account (the “Segregated Cash Amount”) and will take into account for Tax purposes all items of income, gain, deduction or loss associated with the funds while maintained in this segregated account. Pursuant to the plan of reorganization and as soon as practicable following the Distribution Date, Parent will distribute the Segregated Cash Amount, and all remaining amounts in the above-described segregated account, to Parent’s creditors in retirement of outstanding Parent indebtedness (the “Parent Cash Distribution”). Prior to effecting the Parent Cash Distribution, Parent will adopt a corporate resolution specifying that such distribution will be made from the funds maintained in the segregated account referenced in this Section 1.02(c).

1.03 Form and Manner of Distribution. (a) Parent may elect, in its sole discretion, to effect the Distribution in the form of either (i) a One-Step Spin-Off or (ii) an Exchange Offer (including any Clean-Up Spin-Off, as set forth below).

(b) If Parent elects to effect the Distribution in the form of a One-Step Spin-Off, the Board of Directors of Parent, in accordance with applicable Law, will establish (or designate Persons to establish) a Record Date and the Distribution Date and Parent will establish appropriate procedures in connection with the Distribution. All shares of Wimbledon Common Stock held by Parent on the Distribution Date will be distributed to the Record Holders in the manner determined by Parent and in accordance with Section 1.04(f).

(c) If Parent elects to effect the Distribution as an Exchange Offer, Parent will determine in its sole discretion the terms and conditions of such Exchange Offer, including the number of shares of Wimbledon Common Stock that will be offered for each validly tendered share of Parent Common Stock, the period during which such Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which will comply with securities Law requirements applicable to such Exchange Offer. In the event that

Parent’s shareholders subscribe for less than all of the Wimbledon Common Stock in the Exchange Offer, Parent will consummate the Clean-Up Spin-Off on the Distribution Date immediately following the consummation of the Exchange Offer.

1.04 The Distribution. (a) To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 1.04(f), each Record Holder will be entitled to receive for each share of Parent Common Stock held by such Record Holder a number of shares of Wimbledon Common Stock equal to the total number of shares of Wimbledon Common Stock held by Parent on the Distribution Date, multiplied by a fraction, the numerator of which is number of Parent Common Stock held by such Record Holder and the denominator of which is the total amount of Parent Common Stock outstanding on the Distribution Date. Without limiting the generality or effect of any other provision hereof, it is a condition to the completion of the Distribution as a One-Step Spin-Off that Parent shall have given Acquiror at least two Business Days’ notice of such election prior to or during the applicable range of Target Dates or, if the Closing occurs after the last day in the range of 2012 Target Dates, the Closing Date.

(b) Subject to the terms thereof, to the extent the Distribution is effected as an Exchange Offer, each Parent shareholder may elect in the Exchange Offer to exchange a number of Parent Common Stock held by such Parent shareholder for shares of Wimbledon Common Stock subject to the terms and conditions set forth in the Wimbledon Form S-1/S-4.

(c) None of the Parties will be liable to any Person in respect of any shares of Wimbledon Common Stock (or dividends or distributions with respect thereto) that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) Parent and Wimbledon, as the case may be, will be entitled, and may instruct the transfer agent or the exchange agent in the Distribution, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(e) The terms and conditions of any Clean-Up Spin-Off will be as determined by Parent in its sole discretion; provided, however, that (i) any Wimbledon Common Stock that is not subscribed for in the Exchange Offer must be distributed to the Parent’s shareholders in the Clean-Up Spin-Off and (ii) such distribution must take place on the Distribution Date immediately following the consummation of the Exchange Offer so that Parent will be treated for U.S. federal income Tax purposes as having distributed all of the Wimbledon Common Stock to its shareholders.

(f) Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Parent will deliver to the Exchange Agent a global certificate representing the Wimbledon Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Parent shareholders that are entitled thereto. Upon a Clean-Up Spin-Off, if any, Parent will deliver to the Exchange Agent an additional global certificate representing the Wimbledon Common Stock being distributed in the Clean-Up Spin-Off for the account of the Parent shareholders that are entitled thereto. The Exchange Agent will hold such certificate or certificates, as the case may be, for the account of the Parent shareholders pending the Merger.

1.05 Plan of Reorganization. This Agreement will constitute a “plan of reorganization” for the Transactions under Treasury Regulation Section 1.368-2(g). Pursuant to the plan of reorganization, (a) Parent will complete the Distribution through either (i) a One-Step Spin-Off or (ii) the Exchange Offer and any Clean-Up Spin-Off (which Clean-Up Spin-Off will be completed on the Distribution Date immediately following the consummation of the Exchange Offer) and (b) Wimbledon will merge with and into Merger Sub immediately following the Distribution, with Merger Sub continuing as the surviving entity.

1.06 The Merger. (a) On the terms and subject to the conditions of this Agreement, Wimbledon will be merged (the “Merger”) with and into Merger Sub in accordance with the provisions of the DGCL and the DLLCA. Immediately following the Merger, Merger Sub will continue as the surviving entity (the “Surviving Company”) and will be a wholly owned Subsidiary of Acquiror, and the separate corporate existence of Wimbledon will cease; provided, however, that nothing in this Agreement or any Other Transaction Agreement will preclude Acquiror from liquidating or merging Merger Sub with and into Acquiror following the completion of the One-Year Period.

(b) The Merger will be consummated by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and Acquiror, the “Effective Time”).

(c) The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of Wimbledon and Merger Sub will vest in Merger Sub as the Surviving Company and all debts, liabilities and duties of Wimbledon (including all of the obligations under the Wimbledon Credit Facility) and Merger Sub will become the debts, liabilities and duties of Merger Sub as the Surviving Company.

(d) The text of the certificate of formation of the Surviving Company in effect at the Effective Time will, by virtue of the Merger, be amended and restated so as to be identical to the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the entity set forth in the certificate of formation of the Surviving Company will continue to be “The Wimble Company”), until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(e) The initial managers of the Surviving Company at the Effective Time will be the managers of Merger Sub. The initial officers of the Surviving Company at the Effective Time will be the officers of Wimbledon at the Effective Time (after taking into account the resignations contemplated by Section 2.2(a)(iv) of the Separation Agreement). Each of such initial officers and managers of the Surviving Company will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the certificate of formation and bylaws of the Surviving Company or as otherwise provided by Law.

1.07 Conversion Of Capital Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Wimbledon, Acquiror or the holders of the following securities, subject to Section 1.11, each share of Wimbledon Common Stock will be converted into the right to receive one fully paid and nonassessable share of Acquiror Common Stock (together with the associated Acquiror Right (as defined in Section 3.05(a)) under the Acquiror Rights Agreement (as defined in Section 3.05(a)) (such ratio, the “Exchange Ratio”), in an aggregate amount equal to the Wimbledon Stock Amount. The shares of Acquiror Common Stock (including associated Acquiror Rights) to be issued upon the conversion of shares of Wimbledon Common Stock pursuant to this Section 1.07 and cash in lieu of fractional shares of as contemplated by Section 1.11 are referred to collectively as “Merger Consideration.” As of the Effective Time, all such shares of Wimbledon Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and any holder of a certificate representing any such shares of Wimbledon Common Stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate, without interest. The issuance of Acquiror Common Stock (including associated Acquiror Rights) in connection with the Merger is referred to as the “Acquiror Stock Issuance.”

1.08 Exchange Of Certificates. (a) Pursuant to Section 1.04(f), the Exchange Agent will hold, for the account of the relevant Parent shareholders, the global certificate(s) representing all of the outstanding shares of Wimbledon Common Stock distributed in the Distribution. Such shares of Wimbledon Common Stock will be converted into shares of Acquiror Common Stock in accordance with the terms of this Article I.

(b) Prior to the Closing, Parent will appoint a bank or trust company reasonably acceptable to Acquiror as exchange agent (the “Exchange Agent”). Prior to or at the Effective Time, or as reasonably requested by Parent, Acquiror will deposit with the Exchange Agent, for the benefit of the holders of shares of Wimbledon Common Stock, for exchange in accordance with this Article I through the Exchange Agent, evidence in book entry form representing the shares of Acquiror Common Stock issuable pursuant to this Article I in exchange for outstanding shares of Wimbledon

Common Stock (such shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Acquiror will assume that there will not be any fractional shares of Acquiror Common Stock. Acquiror will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Parent, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.11. The Exchange Agent will, pursuant to irrevocable instructions, deliver the Acquiror Common Stock to be issued pursuant to this Article I out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

1.09 Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, and to the extent not previously distributed in connection with the Distribution, the Exchange Agent will mail to any holder of record of outstanding shares of Wimbledon Common Stock whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.07, (a) a letter of transmittal and (b) instructions for use in effecting the exchange of any shares of Wimbledon Common Stock for Merger Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Wimbledon Common Stock will be entitled to receive in exchange therefor a portion of the Merger Consideration (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article I, and the respective Wimbledon Common Stock will forthwith be canceled. Until exchanged as contemplated by this Section 1.09, any Wimbledon Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange Merger Consideration as contemplated by this Section 1.09. No interest will be paid or accrue on any cash payable upon exchange of any Wimbledon Common Stock.

1.10 No Further Ownership Rights in Wimbledon Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article I upon conversion of any shares of Wimbledon Common Stock will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Wimbledon Common Stock, and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Wimbledon Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Wimbledon Common Stock are presented to the Surviving Company or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article I.

1.11 No Fractional Shares. (a) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued upon the conversion of Wimbledon Common Stock pursuant to Section 1.07, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of Acquiror Common Stock. For purposes of this Section 1.11, all fractional shares to which a single record holder would be entitled will be aggregated, and calculations will be rounded to three decimal places.

(b) Fractional shares of Acquiror Common Stock that would otherwise be allocable to any former holders of Wimbledon Common Stock in the Merger will be aggregated, and no holder of Wimbledon Common Stock will receive cash equal to or greater than the value of one full share of Acquiror Common Stock. The Exchange Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by Parent, and in no case later than 30 Business Days after the Effective Time. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Wimbledon Common Stock entitled to receive such cash. Payment of cash in lieu of fractional shares of Acquiror Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares of Acquiror Common Stock and will not represent separately bargained-for consideration.

1.12 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any Wimbledon Common Stock with respect to the shares of Acquiror Common Stock issuable upon exchange thereof, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 1.11, until, in each case, the exchange of such Wimbledon Common Stock in accordance with this Article I. Subject to applicable Law, following the exchange of any such Wimbledon Common Stock, there will be paid to the holder of the certificate representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.11 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of Acquiror Common Stock.

1.13 Withholding Rights. Acquiror, the Surviving Company or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

1.14 No Liability. None of the Parties or the Exchange Agent will be liable to any Person in respect of any shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

II. REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Acquiror that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 7.13) of the Parent Disclosure Letter or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by Parent or Wimbledon and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

2.01 Due Organization, Good Standing And Corporate Power. Each of Parent, Wimbledon and the Wimbledon Entities is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties that will be contributed to Wimbledon or the Wimbledon Entities pursuant to the Separation Agreement and to carry on the Snacks Business as now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Snacks Business that will be contributed to Wimbledon or the Wimbledon Entities pursuant to the Separation Agreement or the nature of the Snacks Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.

2.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and the Other Transaction Agreements by each of Parent and Wimbledon, as applicable, and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective boards of directors (and this Agreement has been adopted by Parent as the sole stockholder of Wimbledon) and no other corporate or shareholder action on the part of Parent or Wimbledon is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions. This Agreement and the Separation Agreement have been, and the Other Transaction Agreements, when executed, will be, duly executed and delivered by each of Parent and Wimbledon, as applicable, and, to the extent it is a party thereto, each is (or when executed will be) a valid and binding obligation of each of Parent and Wimbledon enforceable against each of Parent and Wimbledon, as applicable, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

2.03 Consents And Approvals; No Violations. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the Consents from Governmental Authorities set forth on Section 2.03(b) of the Parent Disclosure Letter have been obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met, (d) the requirements under any applicable state securities or blue sky Laws are met, (e) the requirements of the NASDAQ in respect of the listing of the shares of Acquiror Common Stock to be issued hereunder are met, (f) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL and the DLLCA, are made, and (g) filings with and consents from Governmental Authorities required to convey Real Property and other Assets pursuant to Separation Agreement, the execution and delivery of this Agreement and the Other Transaction Agreements by Parent and Wimbledon, as applicable, and the consummation by Parent and Wimbledon of the Transactions do not and will not (i) violate or conflict with any provision of their respective articles of incorporation, bylaws or code of regulations (or the comparable governing documents), (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets that will be contributed to Wimbledon pursuant to the Separation Agreement may be bound, (iii) require any Governmental Approval (other than in connection with the Conveyance of Permits utilized in connection with the operation of the Snacks Business that are unrelated to the manufacturing of the types of products of the Snacks Business as such products are currently being manufactured, or consents or approvals not required for the operation of the Snacks Business as currently conducted) or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of Parent or its Subsidiaries that will be contributed to Wimbledon pursuant to the Separation Agreement or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Wimbledon Material Contract, excluding in the case of clauses (ii) through (iv) above, (x) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests which would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE and (y) any Security Interests created in connection with the Wimbledon Credit Facility.

2.04 Capital Structure. On the date of this Agreement, the authorized capital stock of Wimbledon consisted solely of 1,000 shares of Wimbledon Common Stock, of which 100 shares of Wimbledon Common Stock were outstanding. On the date of this Agreement and immediately prior to the Distribution, all the outstanding shares of Wimbledon Common Stock are and will be owned directly by Parent free and clear of any Security Interest other than Permitted Encumbrances. Immediately following the Distribution, (i) there will be outstanding a number of shares of Wimbledon Common Stock determined in accordance with this Agreement, (ii) no shares of Wimbledon Common Stock will be held in Wimbledon’s treasury, and (iii) no bonds, debentures, notes or other indebtedness of Wimbledon or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Wimbledon Common Stock or the holders of capital stock of any of Wimbledon’s Subsidiaries may vote will be outstanding. All outstanding shares of Wimbledon Common Stock are, and all such shares that may be issued prior to the Effective Time as contemplated by this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Wimbledon Common Stock or any capital stock equivalent or other nominal interest in Wimbledon or any of its Subsidiaries which relate to Wimbledon (collectively, “Wimbledon Equity Interests”) pursuant to which Wimbledon or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Wimbledon Equity Interests. There are no outstanding obligations of Wimbledon to repurchase, redeem or otherwise acquire any outstanding securities of Wimbledon Equity Interests.

2.05 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, (a) to Parent’s Knowledge, the Snacks Business as currently conducted by Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property right of any third party, (b) during the past two years no third party has made any written claim or demand or instituted any Action against Parent or any of its Subsidiaries, or to the Knowledge of Parent threatened the same, and neither Parent nor any of its Subsidiaries has received any written notice, that (i) challenges the rights of Parent and its Subsidiaries in respect of any of the Intellectual Property utilized in the Snacks Business or (ii) asserts that the operation of the Snacks Business is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party, and (c) none of the Intellectual Property utilized in the Snacks Business is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority. For the avoidance of doubt, the representations and warranties set forth in this Section 2.05 constitute the sole and exclusive representations and warranties with respect to the Snacks Business’ infringement, misappropriation or other violation of Intellectual Property rights of third parties.

2.06 Litigation. There are no Actions pending against Parent or any of its Subsidiaries or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that have had or would reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE. Neither Parent nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.

2.07 Compliance With Laws. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, the Snacks Business is being conducted in compliance with applicable Laws. None of the Permits required for the conduct of the Snacks Business as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, neither Parent nor any Subsidiary of Parent has received any written notice from any Person since July 1, 2009 alleging non-compliance with any such Permit.

(b) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Snacks Business MAE, since July 1, 2009, there has been no recall or withdrawal by Parent or any of its Subsidiaries of any product of the Snacks Business.

2.08 Contracts. (a) Section 2.08 of the Parent Disclosure Letter lists each Wimbledon Contract (other than Contracts entered into after the date of this Agreement in accordance with Section 4.01), in each case that is (collectively, the “Wimbledon Material Contracts”):

(i) a Contract containing covenants binding upon Parent or its Subsidiaries that restrict the ability of Parent or any of its Subsidiaries to compete or engage in any business or geographic area;

(ii) a Contract containing any “most favored nations”, exclusivity or similar right in favor of any party other than Parent and its Subsidiaries with respect to any material goods or services sold or provided by Parent or its Subsidiaries;

(iii) a lease, sublease or similar Contract with any Person under which Parent or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any Wimbledon Facilities;

(iv) a lease, sublease or similar Contract with any Person under which (A) Parent or any of its Subsidiaries is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Parent or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Parent or its Subsidiaries, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $3,000,000 in any calendar year and is not terminable by Parent or such Subsidiary by notice of not more than 60 days for a cost, individually or together with any similar Contract, of less than $3,000,000;

(v) a license agreement under which Parent or any of its Subsidiaries is licensee or licensor of any material Intellectual Property used in the Snacks Business (other than the Wimbledon Software);

(vi) a Contract, other than between or among members of the Parent Group, for the sale of (A) any Wimbledon Entity or (B) any Wimbledon Asset or collection of Wimbledon Assets, other than (1) Contracts for the sale of inventory (including any finished goods or work-in-process) and (2) other Contracts for sale of obsolete or unused equipment, in each case entered into in the ordinary course of business;

(vii) a Contract for the purchase of materials, supplies, goods, services, equipment or other assets involving the payment of more than $3,000,000 and that are exclusively used in the Wimbledon Business that (A) is with any vendor from whom the Parent or any of its Subsidiaries purchased more than $3,000,000, in the aggregate, in the fiscal year ended June 30, 2010, or would reasonably be expected to provide for the purchase of more than $3,000,000 in the aggregate, in the fiscal year ended June 30, 2011 or any future 12-month period ended June 30, and (B) is not terminable at will by Parent or any of its Subsidiaries on less than 60 days notice without penalty; or a Contract with a customer involving the payment of more than $3,000,000 to such customer; or

(viii) a Contract establishing or providing for any partnership, joint venture or material collaboration.

(b) To the Knowledge of Parent, each Wimbledon Material Contract is in full force and effect and is enforceable by the Parent or one of its Subsidiaries in accordance with its terms, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under the Wimbledon Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Parent has made available to Acquiror a true and correct copy of each Wimbledon Material Contract not otherwise filed with the Commission and publicly available.

2.09 Employees and Employee Benefits. (a) Parent has provided or made available to Acquiror copies or summaries of certain material Compensation And Benefit Plans. Parent will provide or make available to Acquiror copies of all material Compensation And Benefit Plans within 30 calendar days following the date of this Agreement. For purposes of this Agreement, “Compensation And Benefit Plans” means (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (ii) all employment agreements, (iii) all medical, dental, disability, health and life insurance plans, sickness benefit plans, and (iv) all other employee benefit and fringe benefit plans, policies, arrangements or agreements, in the case of each of (i) through (iv), either (1) maintained or contributed to by Parent or any of its Subsidiaries for the benefit of any of the employees or consultants of the Snacks Business or any of their beneficiaries as of the date of this Agreement or (2) pursuant to which Acquiror or any of its Subsidiaries may have any Liability for any Continuing Employees subsequent to the Closing in respect of periods prior to the Closing (which clause (2) is limited solely to Snacks Business Pension Plans with respect to Continuing Employees).

(b) Since June 30, 2008 through the date of this Agreement, (i) there has not been any labor strike, work stoppage or lockout with respect to the Snacks Business, (ii) neither Parent nor Wimbledon has received written notice of any unfair labor practice charges against the Snacks Business that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority, and (iii) neither Parent nor Wimbledon has received written notice of any suits, actions or other proceedings in connection with the Snacks Business that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights Laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.

(c) Neither Parent nor any of its ERISA Affiliates, or any of their respective predecessors, contributes to, has ever contributed to, has ever been required to contribute to, or otherwise participates in or participated in, or in any way, directly or indirectly, has any material Liability with respect to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, (ii) any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, or (iii) any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, in each case that could result in any material Liability to Acquiror.

(d) No US Continuing Employee is covered by a collective bargaining agreement. Within 30 calendar days following the date of this Agreement, Parent will (i) provide Acquiror with Section 2.09(d) of the Parent Disclosure Letter (which Section 2.09(d) will identify each collective bargaining agreement or other material Contract with any labor organization, union or works council that applies, in any case, to any In-Scope Employees, New Hire Employees or Double-Choice Employees) and (ii) provide or make available to Acquiror a copy of each item set forth in Section 2.09(d) of the Parent Disclosure Letter.

2.10 Financial Statements; Absence of Changes. (a) Attached as Section 2.10(a) of the Parent Disclosure Letter are copies of the unaudited combined financial statements of the Snacks Business, including the combined balance sheets of the Snacks Business as of June 30, 2009 and June 30, 2010, and the combined statements of income, equity and cash flows of the Snacks Business for the fiscal years ended June 30, 2008, June 30, 2009 and June 30, 2010 (collectively, the “Historical Financial Statements”).

(b) The Historical Financial Statements were derived from the books and records of the Parent and its Subsidiaries and were prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented, and present fairly in all material respects the financial position and results of operations of the Snacks Business as at the dates and for the periods presented on the basis by which the Historical Financial Statements were prepared. The Historical Financial Statements were prepared using the last-in-first-out inventory method, the Audited Financial Statements will be prepared using the first-in-first-out inventory method and the after-tax effect of this change on the combined net income of the Snacks Business for the year ended June 30, 2010 will not exceed $2.0 million.

(c) Attached as Section 2.10(c) of the Parent Disclosure Letter are unaudited internal reports relating to the Snacks Business prepared pursuant to Parent’s internal management reporting procedures for the six-month period ending December 31, 2010 (the “Unaudited Financial Information”). To the Knowledge of Parent, the Unaudited Financial Information was prepared in the ordinary course of Parent’s business and presents fairly in all material respects the net outside sales, gross profit and pre-tax and after-tax operating profit of the Snacks Business for the period ending December 31, 2010.

(d) Except as and to the extent set forth on the Historical Financial Statements or the Unaudited Financial Information, neither Parent nor any of its Subsidiaries have any Liabilities that would be required to be reflected on a consolidated combined balance sheet of the Snacks Business or in the notes thereto prepared in accordance with GAAP, except for Liabilities incurred since December 31, 2010 in the ordinary course of business or that have not caused, individually or in the aggregate, a Snacks Business MAE.

(e) As of the Closing, Wimbledon will not have any indebtedness for borrowed money owing to a third party other than pursuant to the Wimbledon Credit Documents and no intercompany indebtedness of Wimbledon will be assumed by the Acquiror.

(f) Since December 31, 2010, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.

(g) The Audited Financial Statements, when delivered, will not differ in any material respect from the Historical Financial Statements, other than with respect to the change in inventory method and consequences thereof identified in the last sentence of Section 2.10(b).

2.11 Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, (a) no Security Interests for Taxes exist and no outstanding material claims for Taxes have been asserted in writing with respect to the Snacks Business, the Wimbledon Assets or the Wimbledon Liabilities, (b) Parent and its Subsidiaries have paid or withheld all Taxes, including withholding Taxes, required to be paid or withheld by them with respect to the Snacks Business, the Wimbledon Assets and the Wimbledon Liabilities, (c) neither Wimbledon nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Distribution or a transaction effected in connection therewith) that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement, and (d) neither Parent nor Wimbledon has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented, or would reasonably be expected to prevent, the Intended Tax-Free Treatment.

2.12 Broker’s or Finder’s Fee. Except as provided in Section 7.02, neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Wimbledon or Acquiror could become liable or obligated.

2.13 Title to Properties; Security Interests. Except as has not had, and would not reasonably likely to have, individually or in the aggregate, a Snacks Business MAE, Parent and its Subsidiaries have good and valid title to, or valid leasehold interests in or valid right to use, all Wimbledon Assets, in each case as such property is currently being used, subject to no Security Interests, except for Permitted Encumbrances.

2.14 The Wimbledon Assets. The Wimbledon Assets include:

(a) the fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tangible tools, prototypes and models, other tangible personal property and other Assets (other than Assets for which provision for access thereto is made in the TSA) that, in the aggregate, are sufficient for the Wimbledon Group to continue after the Business Transfer Time to manufacture and package the products of the Snacks Business in all material respects as such products are currently being manufactured and packaged (excluding the ability to manufacture the packaging materials themselves) by the Snacks Business in substantially the same quantities and to such specifications as currently manufactured by the Snacks Business in all material respects;

(b) assuming that any required Consents have been obtained, the Wimbledon Assets will include Permits that, in the aggregate, are sufficient to manufacture the types of products of the Snacks Business in all material respects as such products are currently being manufactured by the Snacks Business; and

(c) the Wimbledon Assets and any items made available to the Wimbledon Business through the TSA, include Intellectual Property sufficient to manufacture and sell the types of products of the Snacks Business in all material respects as such products are currently being manufactured and sold. For purposes of this Section 2.14, “sell” or “sold” will have the meanings given to such terms under applicable Law related to Intellectual Property.

2.15 Information To Be Supplied. The information supplied or to be supplied by Parent for inclusion in the Acquiror Filings to be filed with the Commission will not, on the date of its filing or, in the case of the Acquiror Form S-4 or the Wimbledon Form S-1/S-4, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.16 Real Property. (a) Section 2.16 of the Parent Disclosure Letter sets forth a true and complete list of (i) all real property and interests in real property owned in fee by Parent or any of its Subsidiaries that is exclusively used in connection with the Snacks Business (together with the Mechelen Facility, the “Owned Real Property”), (ii) any real property leases or subleases to which the Parent or any of its Subsidiaries is a lessee and with respect to which all of the real property leased or subleased thereunder is exclusively used in connection with the Snacks Business and is material to the Snacks Business (the “Real Property Leases,” and such real property, the “Leased Real Property”), and (iii) any other real property that is owned in fee or leased by Parent or any of its Affiliates and that is utilized by Parent or any of its Affiliates to manufacture, distribute or sell the products of the Snacks Business and that is material to the Snacks Business (“Shared Operational Real Property”). For the avoidance of doubt, “Shared Operational Real Property” will not be deemed to include any real properties utilized by Parent’s “Global Business Services” unit to provide support to the Snacks Business.

(b) True and complete copies of all Real Property Leases have been made available to Acquiror. Each Real Property Lease is a valid and binding agreement of Parent or its Subsidiary that is a party thereto and, to the Knowledge of Parent, is in full force and effect and enforceable by Parent or such Subsidiary in accordance with its terms, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under the Real Property Leases to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

(c) Parent or a Subsidiary of Parent has on the date hereof, and Wimbledon or a Subsidiary of Wimbledon will have at the Closing Date, fee title to all Owned Real Property, subject to no Security Interests except for Permitted Encumbrances.

2.17 Environmental Matters. Notwithstanding any other representation or warranty contained in this Article II, the representations and warranties contained in this Section 2.17 constitute the sole and exclusive representations and warranties of Parent relating to compliance with or Liability under any Environmental Law, Releases of Hazardous Materials and any other environmental matters. Except as disclosed in any environmental reports and documents made available to Purchaser prior to the date of this Agreement or as would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, to Parent’s Knowledge:

(a) as it relates to the Snacks Business (including the Owned Real Property, Leased Real Property and Shared Operational Property (collectively, the

“Real Property”)), Parent and its Subsidiaries are in compliance with all Environmental Laws and any Permits required pursuant to Environmental Law;

(b) neither Parent nor any of its Subsidiaries has received any pending Environmental Claim or written notice of any threatened Environmental Claim regarding either the Snacks Business or any Real Property;

(c) neither Parent nor any of its Subsidiaries has entered into or is subject to any outstanding Order under any Environmental Law regarding either the Snacks Business or any Real Property; and

(d) neither Parent nor any of its Subsidiaries has Released any Hazardous Materials at any Real Property in a manner that requires remediation under any Environmental Laws.

2.18 No Other Representations or Warranties. Except for the representations and warranties of Parent expressly set forth in this Agreement and the Other Transaction Agreements, neither the Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries (including Wimbledon) with respect to Wimbledon, its Subsidiaries, the Snacks Business or the transactions contemplated by this Agreement and the Other Transaction Agreements. The representations and warranties made in this Agreement and the Other Transaction Agreements with respect to Wimbledon, its Subsidiaries, the Snacks Business and the transactions contemplated by this Agreement and the Other Transaction Agreements are in lieu of all other representations and warranties Parent and its Subsidiaries might have given Acquiror, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Acquiror acknowledges that all other warranties that Parent and its Subsidiaries or anyone purporting to represent Parent and its Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Wimbledon, its Subsidiaries, the Snacks Business, are hereby expressly excluded. Acquiror acknowledges that, except as provided herein or the Other Transaction Agreements, neither Parent nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Acquiror or any other Person acting on its behalf resulting from the distribution in written or oral communication to Acquiror, or use by Acquiror of, any information, documents, projections, forecasts or other material made available to Acquiror, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Other Transaction Agreements.

III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Parent that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 7.13) of the Acquiror Disclosure Letter or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by Acquiror and publicly available (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

3.01 Due Organization, Good Standing And Corporate Power. (a) Acquiror and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation (except as would not have an Acquiror MAE), and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Acquiror and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and the Other Transaction Agreements by Acquiror and Merger Sub, and the consummation by Acquiror and Merger Sub of the Transactions, have been duly authorized and approved by their respective board of directors or board of managers (and this Agreement has been adopted by Acquiror as the sole member of Merger Sub), and, except for the Acquiror Stockholder Approval, no other corporate, limited liability company or stockholder action on the part of Acquiror or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions. This Agreement and the Separation Agreement have been, and the Other Transaction Agreements, when executed, will be, duly executed and delivered by Acquiror and Merger Sub and to the extent that it is a party thereto each is (or when executed will be) a valid and binding obligation of Acquiror and Merger Sub, as applicable, enforceable against Acquiror and Merger Sub, as applicable, in accordance with their terms, subject to the Enforceability Exception.

3.03 Consents And Approvals; No Violations. Assuming (a) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the consents from Governmental Authorities set forth on Section 2.03(b) of the Parent Disclosure Letter have been obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met, (d) the requirements under any applicable state securities or blue sky Laws are met, (e) the requirements of the NASDAQ in respect of the listing of the shares of Acquiror Common Stock to be issued hereunder are met, (f) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, and (g) the Acquiror Stockholder Approval is obtained, the execution and delivery of this Agreement and the Other Transaction Agreements by Acquiror and Merger Sub, as applicable, and the consummation by Acquiror and Merger Sub of the Transactions do not and will not: (i) violate or conflict with any provision of their respective certificates of incorporation or bylaws (or the comparable governing documents); (ii) violate or conflict with any Law or

Order of any Governmental Authority applicable to Acquiror or Merger Sub or by which any of their respective properties or assets may be bound; (iii) require any Governmental Approval; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of Acquiror or its Subsidiaries or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Acquiror Material Contract, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests that would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.04 Broker’s Or Finder’s Fee. Neither Acquiror nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Parent or any of its Subsidiaries could become liable or obligated.

3.05 Capitalization. (a) The authorized capital stock of Acquiror consists of 100,000,000 shares of common stock, par value $0.001 per share (the “Acquiror Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 500,000 shares have been designated as “Series A Junior Participating Preferred Stock” (hereinafter referred to as “Acquiror Series A Preferred Stock”). As of the close of business on the last full Business Day that precedes the date of this Agreement (the “Measurement Date”), there were 22,016,945 shares of Acquiror Common Stock issued and outstanding (including shares of restricted Acquiror Common Stock), and 1,693,829 shares were reserved for issuance upon the exercise of outstanding options (the “Acquiror Options”) for Acquiror Common Stock and, between such date and the date hereof, Acquiror has not issued shares of Acquiror Common Stock other than pursuant to the exercise of such options to purchase shares of Acquiror Common Stock. All issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. One right to purchase one-hundredth of a share of Acquiror Series A Preferred Stock (each, an “Acquiror Right”), issued pursuant to the Rights Agreement dated as of April 29, 2005, between Acquiror and Equiserve Trust Company, N.A., a New York company (the “Acquiror Rights Agreement”), is associated with and will be attached to each share of Acquiror Common Stock issued as Merger Consideration. As of the date of this Agreement, and except for shares of Acquiror Common Stock issuable as of the Measurement Date pursuant to the Acquiror Rights Agreement and the Acquiror Options, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Acquiror Common Stock or any capital stock equivalent (including shares of restricted Acquiror Common Stock ) or other nominal interest in Acquiror or any of its Subsidiaries which relate to Acquiror (collectively, “Acquiror Equity Interests”) pursuant to which Acquiror or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Acquiror Equity Interests. There are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any outstanding securities of Acquiror Equity Interests.

(b) The authorized capital stock of Merger Sub consists of one unit (“Merger Sub Unit”). As of the date hereof, there was one unit of Merger Sub Units issued and outstanding, which is owned by Acquiror.

(c) As of the Closing Date, the total number of shares of Acquiror Common Stock on a Fully Diluted Basis will be no greater than 24,710,774.

3.06 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, (a) to Acquiror’s Knowledge, the business of Acquiror and its Subsidiaries as currently conducted by Acquiror and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property right of any third party, (b) during the past two years no third party has made any written claim or demand or instituted any Action against Acquiror or any of its Subsidiaries, or to the Knowledge of Acquiror threatened the same, and neither Acquiror nor any of its Subsidiaries has received any written notice, that (i) challenges the rights of Acquiror or its Subsidiaries in respect of any of the Intellectual Property utilized by them or (ii) asserts that Acquiror or any of its Subsidiaries is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party, and (c) none of the Intellectual Property utilized by Acquiror is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority.

3.07 Litigation. There are no Actions pending against Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that have had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Neither Acquiror nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.08 Compliance With Laws. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, (i) Acquiror and its Subsidiaries are conducting their business in compliance with applicable Laws and (ii) at the Closing, Acquiror and its Subsidiaries will collectively hold, to the extent legally required, all Permits that are required for the operation of their business, and there will not have occurred any default under any such Permit. None of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror

MAE, Acquiror has not received any written notice from any Person since July 1, 2009 alleging non-compliance with any such Permit.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, since July 1, 2009, there has been no recall or withdrawal by Acquiror of any of its products.

3.09 Contracts. (a) Section 3.09 of the Acquiror Disclosure Letter lists each Contract to which Acquiror or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (other than Contracts entered into after the date of this Agreement in accordance with Section 4.06), in each case that is (collectively, the “Acquiror Material Contracts”):

(i) a Contract containing covenants binding upon Acquiror or its Subsidiaries that restrict the ability of Acquiror or any of its Subsidiaries to compete or engage in any business or geographic area;

(ii) a Contract containing any “most favored nations”, exclusivity or similar right in favor of any party other than Acquiror and its Subsidiaries with respect to any material goods or services sold or provided by Acquiror or its Subsidiaries;

(iii) a lease, sublease or similar Contract with any Person under which Acquiror or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any real property;

(iv) a lease, sublease or similar Contract with any Person under which (A) Acquiror or any of its Subsidiaries is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Acquiror or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Acquiror or its Subsidiaries, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $2,000,000 in any calendar year and is not terminable by Acquiror or such Subsidiary by notice of not more than 60 days for a cost, individually or together with any similar Contract, of less than $2,000,000;

(v) a license agreement under which Acquiror or any of its Subsidiaries is licensee or licensor of any material Intellectual Property used in Acquiror’s business;

(vi) a Contract (A) for the sale of any Subsidiary, (B) any asset or collection of assets for a consideration in excess of $2,000,000 or that has a fair market value in excess of $2,000,000, other than (1) Contracts for the sale of inventories (including any finished goods or work-in-process) and (2) Contracts for the sale of obsolete or unused equipment, in each case entered into in the ordinary course of business, or (C) with a customer involving the payment of more than $2,000,000 to such customer;

(vii) a Contract for the purchase of materials, supplies, goods, services, equipment or other assets that (A) is with any vendor from whom the Acquiror or its Subsidiaries purchased more than $2,000,000, in the aggregate, in the Acquiror’s current fiscal year, or would reasonably be expect to provide for the purchase of more than $2,000,000 in the aggregate in any other fiscal year, and (B) is not terminable at will by Acquiror or any of its Subsidiaries on less than 60 days notice without penalty;

(viii) a Contract establishing or providing for any partnership, joint venture or material collaboration; or

(ix) a Contract that constitutes a “Material Contract” of Acquiror as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the Commission.

(b) To the Knowledge of Acquiror, each Acquiror Material Contract is in full force and effect and is enforceable by the Acquiror or one of its Subsidiaries in accordance with its terms, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, each of Acquiror and its Subsidiaries has performed all obligations required to be performed by it to date under the Acquiror Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Acquiror has made available to Parent a true and correct copy of each Acquiror Material Contract not otherwise filed with the Commission and publicly available.

3.10 Employees And Employee Benefits. (a) Acquiror will provide or make available to Parent copies of all material Acquiror Compensation And Benefit Plans within 30 calendar days following the date of this Agreement. For purposes of this Agreement, “Acquiror Compensation And Benefit Plans” means (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (ii) all employment agreements, (iii) all medical, dental, disability, health and life insurance plans, sickness benefit plans, and (iv) all other employee benefit and fringe benefit plans, policies, arrangements or agreements, in the case of each of (i) through (iv), either (1) maintained or contributed to by Acquiror or any of its Subsidiaries for the benefit of any of their employees or consultants or any of their beneficiaries as of the date of this Agreement or (2) pursuant to which Acquiror or any of its Subsidiaries may have any Liability.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, each Acquiror Compensation And Benefit Plan has been and is being administered in accordance with the terms thereof and all applicable Law. Each Acquiror Compensation And Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Acquiror, there are no circumstances which are reasonably likely to result in the revocation or denial of any such favorable determination letter.

(c) Neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any current or former director, executive officer or group of employees of Acquiror or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former director, executive officer or group of employees, or result in the acceleration or the time of payment, vesting or funding of any such benefit or compensation, or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code. No Acquiror Compensation And Benefit Plan provides for a “gross up” or similar payments in respect of any taxes that may become payable under Section 4999 or Section 409A of the Code.

(d) No Acquiror Compensation And Benefit Plan provides for life, medical or dental benefits to retired employees, other than as required under Section 4980B of the Code or other applicable Law.

(e) Since June 30, 2008 through the date of this Agreement, (i) there has not been any labor strike, work stoppage or lockout with respect to the business of Acquiror and its Subsidiaries, (ii) neither Acquiror nor Merger Sub has received written notice of any unfair labor practice charges against Acquiror or any of its Subsidiaries that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority, and (iii) neither Acquiror nor Merger Sub has received written notice of any suits, actions or other proceedings in connection with the business of Acquiror or any of its Subsidiaries that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights Laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

(f) Neither Acquiror nor any of its ERISA Affiliates, or any of their respective predecessors, contributes to, has ever contributed to, has ever been required to contribute to, or otherwise participates in or participated in, or in any way, directly or indirectly, has any Liability with respect to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, (ii) any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, or (iii) any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither Acquiror nor any of its ERISA Affiliates have incurred any Liability under Title IV of ERISA that has not been satisfied in full, and there is no risk that Acquiror or any of its ERISA Affiliates will incur any Liability under Title IV of ERISA.

3.11 Acquiror SEC Filings; Financial Statements; Absence of Changes. (a) Acquiror has timely filed, and will after the date of this Agreement timely file, all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since July 31, 2010 (collectively, including all Commission filings filed after the date of this Agreement and prior to the Closing, the “Acquiror SEC Filings”). The Acquiror SEC Filings (i) were prepared or will after the date of this Agreement be prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not when filed after the date of this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Acquiror is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements of Acquiror (including, in each case, any notes thereto) contained in the Acquiror SEC Filings was prepared in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and the absence of footnote disclosures and normal and recurring adjustments, which are not material, individually or in the aggregate), and each presented fairly in all material respects the consolidated financial position and results of operations of Acquiror and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments, which are not material, individually or in the aggregate).

(c) Except as and to the extent set forth on the consolidated balance sheet of Acquiror as of the end of the fiscal quarter ended on January 31, 2011, including the notes thereto, neither Acquiror nor any of its Subsidiaries have any Liabilities that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for Liabilities incurred since January 31, 2011, in the ordinary course of business or that have not caused, individually or in the aggregate, an Acquiror MAE.

(d) Since January 31, 2011, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.12 Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, (a) none of the assets of Acquiror or any of its Subsidiaries is subject to any Security Interest for Taxes and no outstanding claims for Taxes have been asserted in writing with respect to Acquiror or any of its Subsidiaries, (b) Acquiror and its Subsidiaries have paid or withheld all Taxes, including withholding Taxes, required to be paid or withheld by them, (c) neither Acquiror nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement, and (d) neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented, or would reasonably be expected to prevent, the Intended Tax-Free Treatment.

3.13 Title to Properties; Security Interests. Except as has not had, and would not reasonably likely to have, individually or in the aggregate, an Acquiror MAE, Acquiror and its Subsidiaries have good and valid title to, or valid leasehold interests in or valid right to use, all of their assets, in each case as such property is currently being used, subject to no Security Interests, except for Permitted Encumbrances.

3.14 Information To Be Supplied. The information supplied or to be supplied by Acquiror for inclusion in the Acquiror Filings to be filed with the Commission will not, on the date of its filing or, in the case of the Acquiror Form S-4 or the Wimbledon Form S-1/S-4, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.15 Voting Requirements; Approval; Board Approval. (a) The only votes of any class or series of Acquiror’s capital stock necessary to approve this Agreement, the Other Transaction Agreements and the Transactions are the affirmative vote by the holders of a majority of the shares present or represented by proxy at a meeting of Acquiror’s stockholders at which a quorum is present (the “Acquiror Stockholder Approval”).

(b) The board of directors of Acquiror has, at a meeting duly called and held, by unanimous vote, (i) approved this Agreement, the Other Transaction Agreements, and the Transactions and (ii) resolved to recommend that the Acquiror Stockholders approve the Acquiror Stock Issuance.

3.16 Acquiror Rights Agreement. None of the execution and delivery of this Agreement, the Other Transaction Agreements and the consummation of the Transactions, will cause (i) the Acquiror Rights to become exercisable under the Acquiror Rights Agreement, (ii) Parent or any of its Subsidiaries or, based on publicly available information, shareholders to be deemed an “Acquiring Person” (as defined in the Acquiror Rights Agreement), (iii) any triggering event as set forth in the Acquiror Rights Agreement, or (iv) the “Shares Acquisition Date” or the “Distribution Date” (each as defined in the Acquiror Rights Agreement) to occur upon any such event. A true and complete copy of the Acquiror Rights Agreement, as amended to date, is filed with the

Commission as an exhibit to Acquiror’s most-recently filed Form 10-K available on the Commission’s website.

3.17 Fairness Opinion. Acquiror has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of April 4, 2011, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Acquiror.

3.18 Contemplated Acquiror Financing. Attached hereto as Exhibit C is a true and complete fully executed copy of the Acquiror Commitment Letter relating to the credit facility that Acquiror contemplates entering into in connection with the Transactions. As of the date of this Agreement, Acquiror does not have any reason to believe that any of the conditions to the refinancing of Acquiror’s existing bank facility therein contemplated (the “Acquiror Financing”) will not be satisfied or that (provided conditions therein are satisfied) any financing to be provided in connection therewith will not be made available to Acquiror at the Closing.

3.19 Real Property. (a) Section 3.19 of the Acquiror Disclosure Letter sets forth a true and complete list of (i) all material real property and interests in real property owned in fee by Acquiror or any of its Subsidiaries (the “Acquiror Owned Real Property”) and (ii) any material real property leases or subleases to which the Acquiror or any of its Subsidiaries is a lessee (the “Acquiror Real Property Leases”).

(b) Each Acquiror Real Property Lease is a valid and binding agreement of Acquiror or its Subsidiary that is a party thereto and, to the Knowledge of Acquiror, is in full force and effect and enforceable by Parent or such Subsidiary in accordance with its terms, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, each of Acquiror and its Subsidiaries has performed all obligations required to be performed by it to date under the Real Property Leases to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

(c) Acquiror or a Subsidiary of Acquiror has fee title to all Acquiror Owned Real Property, subject to no Security Interests except for Permitted Encumbrances.

3.20 Environmental Matters. Notwithstanding any other representation or warranty contained in this Article III, the representations and warranties contained in this Section 3.20 constitute the sole and exclusive representations and warranties of Acquiror relating to compliance with or Liability under any Environmental Law, Releases of Hazardous Materials and any other environmental matters. Except as disclosed in any environmental reports and documents made available to Parent prior to the date of this Agreement or as would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE, to Acquiror’s Knowledge:

(a) Acquiror and its Subsidiaries are in compliance with all Environmental Laws and any Permits required pursuant to Environmental Law;

(b) neither Acquiror nor any of its Subsidiaries has received any pending Environmental Claim or written notice of any threatened Environmental Claim;

(c) neither Acquiror nor any of its Subsidiaries has entered into or is subject to any outstanding Order under any Environmental Law; and

(d) neither Acquiror nor any of its Subsidiaries has Released any Hazardous Materials at any Owned Real Property or Leased Real Property in a manner that requires remediation under any Environmental Laws.

3.21 No Other Representations or Warranties. Except for the representations and warranties of Acquiror expressly set forth in this Agreement and the Other Transaction Agreements, neither the Acquiror nor any other Person makes any other express or implied representation or warranty on behalf of Acquiror or any of its Subsidiaries with respect to the Acquiror or the transactions contemplated by this Agreement and the Other Transaction Agreements. The representations and warranties made in this Agreement and the Other Transaction Agreements with respect to the Acquiror and the transactions contemplated by this Agreement and the Other Transaction Agreements are in lieu of all other representations and warranties Acquiror and its Subsidiaries might have given Parent, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Parent acknowledges that all other warranties that Acquiror and its Subsidiaries or anyone purporting to represent Acquiror and its Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Acquiror, are hereby expressly excluded. Parent acknowledges that, except as provided herein or in the Other Transaction Agreements, neither Acquiror nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Parent or any other Person acting on its behalf resulting from the distribution in written or oral communication to Parent, or use by Parent of, any information, documents, projections, forecasts or other material made available to Parent, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Other Transaction Agreements.

IV. COVENANTS

4.01 Conduct Of Snacks Business Pending The Closing. (a) Except as contemplated by this Agreement or any Other Transaction Agreement and except as set forth in Section 4.01 of the Parent Disclosure Letter, between the date of this Agreement and the Closing, Parent and each of its Subsidiaries will conduct the Snacks Business in all material respects only according to the ordinary and usual course of business consistent in all material respects with past practice (except to the extent expressly provided otherwise in this Agreement or any Other Transaction Agreement or as consented to in writing by Acquiror). Notwithstanding the preceding sentence, between the date of this Agreement and the Closing, Parent may take such actions as it determines in good faith are commercially reasonable to respond to events resulting, in whole or in part, from the announcement of this Agreement and to preserve the Snacks

Business and existing employee, customer and supplier relationships (including replacing any key employees of the Snacks Business who cease to be employed by Parent and its Subsidiaries). For purposes of the foregoing sentence, a determination as to whether a particular employee is a “key” employee will be made by Parent in good faith and Parent will be permitted to use a non-Wimbledon Employee (a “Temporary Employee”) to replace such identified key employee for purposes of satisfying its obligations under this Section 4.01. For the avoidance of doubt, a Temporary Employee will not be deemed to be a Wimbledon Employee unless mutually agreed to by Parent and Acquiror.

(b) Between the date of this Agreement and the Effective Time, neither Parent nor any of its Subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or (ii) cause (x) gain or loss to be recognized by the Parent shareholders in connection with the Distribution or (y) gain or loss to be recognized by Parent in connection with the Distribution (other than with respect to a portion of the Recapitalization Amount). For the avoidance of doubt, this Section 4.01(b) will not be deemed to require Parent to obtain a private letter ruling from the Internal Revenue Service in respect of the Tax treatment to be accorded to the Transactions, and the parties acknowledge that no such private letter ruling is contemplated to be obtained in connection herewith.

(c) Without limiting the generality of Section 4.01(a) or Section 4.01(b) and except as otherwise provided in this Agreement, required by Law or set forth on Section 4.01 of the Parent Disclosure Letter, Parent will not, without the prior written consent of Acquiror (which consent in the case of clauses (iv), (v) or (vi) below and in the case of clause (vii) insofar as it relates to clauses (iv), (v) or (vi) will not be unreasonably withheld, conditioned or delayed), nor will it permit any of its Subsidiaries to:

(i) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any Assets that are (or would otherwise be) Wimbledon Assets (other than inventory) pursuant to the Separation Agreement other than in the ordinary course of business and consistent in all material respects with past practice, including any Contract for the sale of obsolete or unused equipment.

(ii) (A) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets that would be Wimbledon Assets, other than in the ordinary course of business in a manner consistent in all material respects with past practice or (B) other than Liabilities that would not be included in the Wimbledon Liabilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money;

(iii) issue or authorize the issuance of any shares of Wimbledon Common Stock or any Wimbledon Equity Interests, except as expressly provided in this Agreement and the Other Transaction Agreements;

(iv) in the case of each of the following to the extent it relates solely to the Snacks Business, (A) make a material change in its accounting or Tax reporting or accounting principles, methods or policies, except as required by a change in GAAP, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, (C) settle or compromise any material Tax claim or Liability, or enter into any material Tax closing agreements, or (D) amend any Tax Return if, with respect to (B), (C) and (D), any such action would increase the Wimbledon Entities’ Tax obligations following the Closing;

(v) adopt or amend any Compensation And Benefit Plans or increase the salaries, wage rates, target bonus opportunities or equity based compensation of Wimbledon Employees, in each case except (A) in the ordinary course of business consistent with past practice as applicable generally to Parent Group employees in the relevant jurisdictions, (B) in connection with the adoption or amendment of Compensation And Benefit Plans (or other practices) that are applicable generally to Parent Group employees in the relevant jurisdictions, or (C) as required (1) to comply with applicable Law, (2) by the terms of any Compensation And Benefit Plan in effect on the date hereof or (3) by the terms of any agreement of Parent or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement;

(vi) amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Wimbledon Material Contracts (excluding for this purpose Other Wimbledon Material Contracts) or enter into any Contract that if in effect on the date hereof would be a Wimbledon Material Contract (excluding for this purpose Other Wimbledon Material Contracts); or

(vii) agree, in writing or otherwise, to take any of the foregoing actions.

4.02 Efforts To Close; Antitrust Clearance. (a) In addition to the actions specifically provided for elsewhere in this Agreement or in any Other Transaction Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their reasonable best efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Other Transaction Agreements as promptly as practicable; provided, however, that (i) the level of efforts required to be utilized in connection with the Wimbledon Transfer will be as set forth in the Separation Agreement, (ii) Parent will not be required to make any payments, incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent, (iii) Parent will not be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing any Assets, licenses, operations, rights, products lines, business or interests therein of Parent or any of its Affiliates or agree to make any material changes or restriction on, or other impairment of Parent’s or Affiliates’ ability to own, operate or exercise rights in respect of, such sets, licenses, operations, rights, products lines, business or interests therein, (iv) Acquiror will not be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing any Assets, licenses, operations, rights, products lines, business or interests therein of Parent or any of its Affiliates or Acquiror or any of its Affiliates or agree to make any material changes or restriction on, or other impairment of Acquiror’s or its Affiliates’ (including after the Closing, any member of the Wimbledon Group) ability to own, operate or exercise rights in respect of, such sets, licenses, operations, rights, products lines, business or interests therein where the effect of such sale, divestiture, license, transfer, disposition, encumbrance, hold separate arrangement or other restriction would be materially adverse to the business, financial condition or results of operations of Acquiror and its Affiliates (including after the Closing, the Wimbledon Group), taken as a whole, and (v) for the avoidance of doubt, this Section 4.02 will not be deemed to limit in any respect Parent’s exercise of discretion under Section 1.03 or Section 1.04.

(b) Parent and Acquiror will comply fully with all applicable notification, reporting and other requirements. Parent and Acquiror, within 30 Business Days after the date of this Agreement, will file the required notifications with the appropriate Governmental Authorities pursuant to and in compliance with the HSR Act and make other filings under Antitrust Laws in accordance with Schedule 4.02(b). Parent and Acquiror will as soon as practicable file any additional information reasonably requested by any Governmental Authority.

(c) Subject to the limitations set forth in Section 4.02(a) and 4.02(d), Parent and Acquiror will each use its reasonable best efforts to obtain, as soon as practicable, the Governmental Approvals that may be or become necessary for the performance of its obligations under this Agreement, the Other Transaction Agreements and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such Governmental Approvals.

(d) In furtherance and not in limitation of the covenants contained in Section 4.02(c), Acquiror will offer to take (and if such offer is accepted, commit to take) all necessary steps to eliminate impediments under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby and to prevent the entry of any Order sought by any Governmental Authority or private Person under any Antitrust Law that would result in the failure of any condition to the obligations of the Parties to consummate the Transactions to be satisfied; provided, however, that Acquiror will be permitted to take such actions as it may deem desirable to avoid the entry of, or to have vacated or terminated, any order under any Antitrust Law that would restrain or prevent the Closing, including defending through litigation any claim asserted in any court or proceeding by any Person. If Acquiror is not able to avoid the entry of any order under any Antitrust Law that would restrain or prevent the Closing from occurring prior to the End Date, then Acquiror will propose, negotiate, cooperate with Parent, and effect (or permit Parent to effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Snacks Business (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of the Snacks Business) as may be required in order to avoid the entry of, or to effect the dissolution of, any Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby prior to the End Date; provided, however, that Acquiror will not be required to offer or agree to sell, divest, dispose of or take such other action where the effect of such sale, divestiture, disposition or other action would be materially adverse to the business, financial condition or results of operations of Acquiror and its Affiliates (including after the Closing, the Wimbledon Group), taken as a whole.

4.03 Public Announcements. Parent and Acquiror agree that the press release announcing the execution and delivery of this Agreement and the Transactions will be in the form attached as Exhibit D and the investor presentation to be utilized by Acquiror with respect to the Transactions (together with such press release, the “Transaction Announcements”) will be in the form attached as Exhibit D. The Parties further agree that the Acquiror investor presentation to be made in connection with the announcement of the Transactions will be in substantially the form included in Exhibit D and that both the initial press release and the investor presentation concerning the Transactions will be filed by Acquiror as exhibits to a Form 8-K filing promptly after the execution of this Agreement. From the date hereof through the Closing, and without limiting the effect of Section 4.13, neither Parent nor Acquiror will publish any press releases, or publish any other public statements (including to securities analysts) that contradicts any Transaction Announcement with respect to this Agreement, the Other Transaction Agreements and the Transactions (or the portion thereof relating to this Agreement, the Other Transaction Agreements and the Transactions) without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed, except as such Party determines in good faith may be required by Law in connection with actions taken pursuant to Section 4.10 hereof or by obligations pursuant to any listing agreement with any national securities exchange. Except as Parent determines in good faith to be required by Law, in the event Parent elects to pursue the Exchange Offer, Parent will not publish any press release or publish any other public statement announcing the terms of the Exchange Offer prior to the commencement of the Exchange Offer.

4.04 Notification of Certain Matters. (a) Each of Parent and Acquiror will give prompt written notice to the other of (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions, (ii) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the Transactions, and (iii) any change that is reasonably expected to have, individually or in the aggregate, a Snacks Business MAE or reasonably expected to have, individually or in the aggregate, an Acquiror MAE, as the case may be.

(b) Prior to the Closing, Parent may deliver to Acquiror supplements or updates to the sections of the Parent Disclosure Letter and the Schedules attached to the forms of TSA and Facilities Agreement which this Agreement, the Separation Agreement or the Parent Disclosure Letter, as applicable, explicitly provides may be supplemented or updated; provided, however, that no such supplement or update will be considered for purposes of determining whether the condition set forth in Section 5.02(c) has been satisfied.

4.05 Financial Statements. (a) As soon as reasonably practicable after the date of this Agreement, and using reasonable best efforts to do so, Parent will provide Acquiror with (i) the audited combined financial statements of the Snacks Business, including the combined balance sheets of the Snacks Business as of June 30, 2009 and June 30, 2010, and the combined statements of income, equity and cash flows of the Snacks Business for the fiscal years ended June 30, 2008, June 30, 2009 and June 30, 2010 (collectively, the “Audited Financial Statements”), (ii) the unaudited combined statements of income, equity and cash flows of the Snacks Business for the six-month periods ended December 31, 2010 and December 31, 2009, and (iii) the unaudited combined balance sheet of the Snacks Business as of December 31, 2010, in each case together with the notes thereto, prepared in all material respects in accordance with GAAP and the rules and regulations of the Commission and which present fairly in all material respects the combined financial position and combined results of operations of the Snacks Business as of and for the periods shown therein.

(b) Parent will prepare and furnish to Acquiror copies of combined financial statements of the Snacks Business as of and for the periods ending March 31, 2011, June 30, 2011 and any subsequent fiscal periods for which financial statements are required to be included in the documents referred to in Section 4.08 prepared in accordance with GAAP and the rules and regulations of the Commission and, in the case of the combined financial statements of the Snacks Business as of and for the year ending June 30, 2011, will be accompanied by a report of the independent accountants for the Snacks Business. Parent acknowledges that Acquiror’s ability to comply with its obligations under Section 4.08 depend, in part, on Parent’s timely compliance with this Section 4.05, and therefore Acquiror will be afforded a reasonable period to comply with such obligations based upon the timing of Parent providing the financial statements herein contemplated.

4.06 Conduct of Acquiror Pending The Closing. (a) Except as contemplated by this Agreement or any Other Transaction Agreement and except as set forth in Section 4.06 of the Acquiror Disclosure Letter, between the date of this Agreement and the Closing, Acquiror and each of its Subsidiaries will conduct their respective operations in all material respects only according to the ordinary and usual course of business consistent in all material respects with past practice (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror).

(b) Between the date of this Agreement and the Effective Time, neither Acquiror nor any of its Subsidiaries will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or (ii) cause (x) gain or loss to be recognized by the Parent shareholders in connection with the Distribution or (y) gain or loss to be recognized by Parent in connection with the Distribution. For the avoidance of doubt, this Section 4.06(b) will not be deemed to require Acquiror to obtain a private letter ruling from the Internal Revenue Service in respect of the Tax treatment to be accorded to the Transactions, and the Parties acknowledge that no such private letter ruling is contemplated to be obtained in connection herewith.

(c) Without limiting the generality of Sections 4.06(a) and 4.06(b), and except as otherwise provided in this Agreement, required by Law or set forth on Section 4.06 of the Acquiror Disclosure Letter, before the Closing, Acquiror will not, without the prior written consent of Parent (which consent will, in the case of clauses (iv) and (v) below and in the case of clause (vi) insofar as it relates to clauses (iv) and (v), not be unreasonably withheld, conditioned or delayed), nor will it permit any of its Subsidiaries to:

(i) amend or otherwise change its articles of incorporation or bylaws, except as expressly contemplated by this Agreement;

(ii) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (x) regular quarterly cash dividends not in excess of $0.05 per share of Acquiror Common Stock declared and paid in the ordinary course and consistent with past practice, (y) dividends payable by a wholly owned Subsidiary of Acquiror to Acquiror or another wholly owned Subsidiary), enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any Acquiror Equity Interests and (z) repurchases of shares of Acquiror Common Stock pursuant to restricted stock purchase agreements or stock option exercise agreements under which Acquiror has the right to repurchase such shares;

(iii) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock, or issue or authorize the issuance of any shares of Acquiror Common Stock or any other Acquiror Equity Interests, other than in connection with the exercise of currently outstanding stock options and equity awards under existing Acquiror Compensation And Benefit Plans or the grant of new equity awards to service providers of Acquiror in an amount not to exceed 1,000,000 shares of Acquiror Common Stock in the aggregate;

(iv) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of any assets, other than (x) in the ordinary course of business and consistent in all material respects with past practice or (y) not in the ordinary course of business consistent with past practice but not in excess of

$1,000,000 individually or in the aggregate other than the grant of any Security Interests securing obligations pursuant to the Credit Agreement or any refinancing thereof;

(v) (A) other than (x) in the ordinary course of business in a manner consistent in all material respects with past practice, or (y) not in the ordinary course of business consistent with past practice but not in excess of $1,000,000 in the aggregate after the date of this Agreement, acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by this Agreement or any Other Transaction Agreement, (2) indebtedness incurred to refinance any existing indebtedness, or (3) other indebtedness for borrowed money under existing credit facilities;

(vi) (A) make a material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, (C) settle or compromise any material Tax claim or Liability, or enter into any material Tax closing agreements, or (D) amend any Tax Return if, with respect to (B), (C) and (D), any such action would increase the Tax obligations of Acquiror or any of its Subsidiaries following the Closing; or

(vii) agree, in writing or otherwise, to take any of the foregoing actions.

4.07 Access; Permits. (a) From the date hereof to the Effective Time, to the extent permitted by Law, each of Parent and Acquiror will allow all designated officers, attorneys, accountants and other representatives of Parent or Acquiror, as the case may be, access at reasonable times upon reasonable notice and in a manner as will not adversely impact the conduct of the business of either Party or the Snacks Business to the personnel, records files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, coupon activities, promotional programs, titles and financial position, or otherwise pertaining to the business and affairs of the Snacks Business and Acquiror and its Subsidiaries, as the case may be, including as to matters that might arise outside the ordinary course of business; provided, however, that (i) no investigation pursuant to this Section 4.07 will affect any representation or warranty given by any Party hereunder and (ii) that notwithstanding the provision of information or investigation by any Party, no Party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) no Party will be required to provide any information which it determines in good faith it may not provide to the other Party by reason of applicable Law (including any information in confidential personnel files), which such Party determines in good faith constitutes information protected by attorney/client privilege or which it is required to keep confidential by reason of Contracts with third parties, (B) Parent will not be required to provide access to any performance review materials or any information from personnel files that relates to an employee’s participation in bonus plans and similar incentive compensation arrangements (other than individual bonus opportunities based on target bonus as a percentage of base salary), and (C) no Party will be required to provide access to any of its properties if such access results in damage to such property or if such access is for the purpose of performing any onsite procedure or investigation (including any Phase II or other onsite environmental investigation or study), without that Party’s written consent, which the Party may grant or deny in its sole discretion; provided, however, that the Parties will reasonably cooperate to permit Acquiror to conduct a Phase I environmental review of the Owned Real Property. The Parties will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions in clauses (A) through (C) of the preceding sentence apply. Each of Parent and Acquiror agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 4.07 for any purpose unrelated to the consummation of the Transactions. All information provided by a Party to the other Party hereunder will be kept confidential to the same extent as would be applicable if the Confidentiality Agreements were in effect.

(b) Prior to the Closing, Parent and Acquiror will cooperate in good faith to identify all material Permits required to operate the Snacks Business as currently conducted. To the extent any Permit so identified is not exclusive to the Snacks Business, and solely to the extent permitted by applicable Law, Parent will provide Acquiror with reasonable cooperation and assistance in Acquiror’s efforts to obtain replacement Permits.

4.08 Preparation of SEC Filings. As soon as practicable following the date of this Agreement, to the extent such filings are required by applicable Law, Parent and Acquiror will jointly prepare, and (i) Acquiror will file with the Commission a registration statement on Form S-4 (the “Acquiror Form S-4”) to register the shares of Acquiror Common Stock to be issued in the Merger, and a proxy statement (the “Proxy Statement”) relating to the Acquiror Stockholder Approval (which Proxy Statement will be included in the Acquiror Form S-4), (ii) Wimbledon will file with the Commission a registration statement on Form 10 or Form S-1, as applicable, and/or a registration statement on Form S-4 (the “Wimbledon Form S-1/S-4”) to register the shares of Wimbledon Common Stock to be distributed in the Distribution, (iii) after the Acquiror Form S-4 and the Wimbledon Form S-1/S-4 have been declared effective, Parent will file with the Commission a Schedule TO (the “Schedule TO”) if Parent elects to effect the Distribution in whole or in part by means of an Exchange Offer, and (iv) the Parties will file such other appropriate documents as may be applicable. Each of Parent and Acquiror will use their best efforts to have the Wimbledon Form S-1/S-4, the Acquiror Form S-4 and other registration statements as may be required declared effective under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing. Acquiror will use its best efforts to cause the Proxy Statement to be mailed to Acquiror’s stockholders as promptly as practicable after the Wimbledon Form S-1/S-4 and the Acquiror Form S-4 are declared effective under the Securities Act. Each of Acquiror and Parent will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities Laws in connection with, in the case of Acquiror, the issuance of Acquiror Common Stock in the Wimbledon Merger and, in the case of Parent, the issuance of Wimbledon Common Stock in the Distribution. Parent will furnish all information concerning Parent and Wimbledon, and Acquiror will furnish all information concerning Acquiror and Merger Sub, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement, the Acquiror Form S-4, the Wimbledon Form S-1/S-4 and the Schedule TO. No filing of, or amendment or supplement to the Proxy Statement or the Acquiror Form S-4 will be made by Acquiror, no filing of, or amendment or supplement to, the Wimbledon Form S-1/S-4 will be made by Wimbledon and no filing of, or amendment or supplement to, the Schedule TO will be made by Parent, in each case without providing the other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Parent or Acquiror or any of their respective Affiliates, officers or directors should be discovered by Parent or Acquiror which should be set forth in an amendment or supplement to any of the Proxy Statement, the Acquiror Form S-4, the Wimbledon Form S-1/S-4 or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the Commission and, to the extent required by Law, disseminated to the applicable stockholders. The Parties will notify each other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement, the Acquiror Form S-4, the Wimbledon Form S-1/S-4 or the Schedule TO or for additional information and will supply each other with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect thereto and will respond as promptly as practicable to any such comments or requests.

4.09 Acquiror Stockholder Meeting. Following the date of this Agreement, in compliance with applicable Law, Acquiror and Parent will, acting in good faith, mutually agree upon a meeting date and record date for a meeting of the Acquiror Stockholders, and Acquiror will establish such record date for, duly call, give notice of, convene and hold such meeting of the Acquiror Stockholders (the “Acquiror Stockholder Meeting”) for the purpose of obtaining the Acquiror Stockholder Approval. For the avoidance of doubt, the Parties acknowledge that Acquiror may also propose for consideration at the Acquiror Stockholder Meeting the election of directors, an increase in the authorized number of shares reserved under Acquiror’s 2005 Equity Incentive Plan or an increase in authorized common stock; provided, however, that (a) Acquiror’s obligations under this Agreement or any Other Transaction Agreement will not be subject to stockholder approval of any such other matter and (b) Acquiror will not postpone the Acquiror Stockholder Meeting to solicit proxies for any matter other than obtaining the Acquiror Stockholder Approval. Acquiror may adjourn or postpone the Acquiror Stockholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that it determines in good faith is required by Law (which determination will not be made until after consultation with Parent, except with respect to any Acquisition Takeover Proposal or as otherwise provided in Section 4.10) to be provided to the Acquiror Stockholders in advance of the Acquiror Stockholder Meeting, (ii) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, there are insufficient shares of Acquiror Common Stock represented (either in person or proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, or (iii) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, adjournment of the Acquiror Stockholder Meeting is necessary to enable Acquiror to solicit additional proxies if there are not sufficient votes in favor of the Acquiror Stockholder Approval. Subject to Section 4.10, Acquiror will, through its Board of Directors, recommend to its stockholders that they give Acquiror Stockholder Approval and will include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, Acquiror agrees that its obligations pursuant to the first sentence of this Section 4.09 will not be affected by (A) the commencement, public proposal, public disclosure or communication to Acquiror of any Acquiror Takeover Proposal or (B) the withdrawal or modification by the Board of Directors of Acquiror of its approval or recommendation of the Acquiror Stockholder Approval.

4.10 No Solicitation. (a) Acquiror will, and will cause its Representatives to, cease immediately any discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquiror Takeover Proposal. Except as provided in Section 4.10(b), Acquiror will not, nor will it authorize or permit any of its Subsidiaries to, and it will cause its or its Subsidiaries’ officers, directors, employees and other representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquiror Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquiror Takeover Proposal. For purposes of determining whether Acquiror has violated the foregoing restrictions through the actions of any of its employees, only actions by any director or officer of Acquiror or a Person acting at the direction or with the knowledge of such director or officer will be deemed to be a breach of this Section 4.10 by Acquiror.

(b) Notwithstanding the provisions of Section 4.10(a), prior to receipt of the Acquiror Stockholder Approval, Acquiror may, if the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Acquiror to the stockholders of Acquiror under applicable Law, as determined in good faith after consulting with outside legal counsel, in response to a Qualifying Acquiror Takeover Proposal (and subject to compliance with the provisions of this Section 4.10):

(i) furnish information with respect to Acquiror to the Person making such Acquiror Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other Party than the Confidentiality Agreements (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person); and

(ii) participate in discussions and negotiations with such Person and its Representatives regarding such Qualifying Acquiror Takeover Proposal.

(c) Neither the Board of Directors of Acquiror nor any committee thereof may (i) withdraw or modify in a manner adverse to Parent or Wimbledon, or publicly propose to withdraw or modify in a manner adverse to Parent or Wimbledon, the approval, recommendation or declaration of advisability by the Board of Directors of Acquiror of this Agreement, the Other Transaction Agreements or any of the transactions contemplated hereby or thereby, including the Acquiror Stockholder Approval, (ii) approve, adopt or recommend, or permit Acquiror or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, acquisition agreement, option agreement, joint venture agreement, merger agreement or similar agreement relating to any Acquiror Takeover Proposal, or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquiror Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Acquiror Stockholder Approval, the Board of Directors of Acquiror receives an Acquiror Superior Proposal and as a result thereof the Board of Directors of Acquiror determines in good faith, after consulting with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Acquiror under applicable Law, then, on the fifth Business Day following Parent’s receipt of written notice from Acquiror, the Board of Directors of Acquiror may withdraw or modify its recommendation of the Acquiror Stockholder Approval and, in connection therewith, recommend such Acquiror Superior Proposal; provided that (A) during such five-Business Day period, Acquiror will be obligated to negotiate in good faith with Parent and Wimbledon regarding any modification to this Agreement proposed by Parent or Wimbledon and (B) in the event of any material change to the material terms of such Acquiror Superior Proposal, Acquiror shall have delivered to Parent an additional notice and the notice period shall have recommenced, unless the event requiring notice pursuant to this Section 4.10 occurred less than five Business Days prior to the Acquiror Stockholder Meeting, in which case Acquiror will deliver notice to Parent of such event as promptly as practicable.

(d) Acquiror will, as promptly as reasonably practicable (and in any case within one Business Day following receipt by Acquiror), advise Parent orally and in writing of any Acquiror Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Acquiror Takeover Proposal, and the identity of the Person making any such Acquiror Takeover Proposal or inquiry and the material terms of any such Acquiror Takeover Proposal or inquiry. Acquiror will (i) keep Parent reasonably informed of the status including any change to the material terms of any such Acquiror Takeover Proposal or inquiry and (ii) provide to Parent as promptly as reasonably practicable (and in any case within one Business Day after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Acquiror from any third party in connection with any Acquiror Takeover Proposal or sent or provided by Acquiror to any third party in connection with any Acquiror Takeover Proposal.

(e) Nothing contained in this Section 4.10 will prohibit Acquiror from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Acquiror’s stockholders if, in the good faith judgment of the Board of Directors of Acquiror after consulting with outside legal counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that this Section 4.10(e) will not eliminate or modify (x) Acquiror’s obligations under the proviso in Section 4.10(c) or (y) the effect that taking and disclosing any such position would otherwise have under this Agreement (including under Section 6.01(d)(i)).

(f) For purposes of this Agreement:

(i) “Qualifying Acquiror Takeover Proposal” mean a bona fide, written Acquiror Takeover Proposal that (A) is made by a Person the Board of Directors of Acquiror determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making an Acquiror Superior Proposal, (B) the Board of Directors of Acquiror determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to an Acquiror Superior Proposal, and (C) that was not solicited by Acquiror and did not otherwise result from a breach of this Section 4.10.

(ii) “Acquiror Takeover Proposal” means (A) any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving Acquiror pursuant to which the stockholders of Acquiror immediately preceding such transaction hold securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (B) any proposal or offer for the issuance by Acquiror of over 15% of its equity securities as consideration for the assets or securities of another Person, or (C) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of Acquiror, or assets or business that constitute over 15% of the consolidated revenues or net income of Acquiror, in each case other than the transactions contemplated hereby.

(iii) “Acquiror Superior Proposal” means any bona fide proposal made by a third party to acquire more than 50% of the equity securities or all or substantially all the assets of Acquiror, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of Acquiror determines in its good-faith judgment after consulting with its independent financial advisor (A) to be superior from a financial point of view to the holders of Acquiror Common Stock than the transactions contemplated hereby, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the transactions contemplated hereby) and (B) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

4.11 NASDAQ Listing. Acquiror will use its best efforts to cause the shares of Acquiror Common Stock to be issued in connection with the Merger to be listed on the NASDAQ as of the Effective Time, subject to official notice of issuance.

4.12 Required Amendments. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document (as defined in the Tax Matters Agreement), the Parties will cooperate and negotiate in good faith with respect to any amendment to the Transaction Documents reasonably requested by a Party in order to enable its counsel to deliver the written opinion(s) contemplated by Sections 5.02 or 5.03 of this Agreement, as the case may be (any such amendment, a “Proposed Amendment”). Neither Party will withhold its consent to a Proposed Amendment that (i) does not result in any change in the Merger Consideration, (ii) is not adverse to the interests of any Party, and (iii) does not unreasonably impede or delay consummation of the Merger. Any Proposed Amendment that the Parties consent to will be reflected through the execution of appropriate written amendments to the applicable Transaction Documents.

4.13 Wimbledon Financing. (a) [Intentionally Omitted.]

(b) The Wimbledon Credit Facility will remain outstanding for at least one year plus one day following the Closing Date (such term, the “One-Year Period”), Wimbledon will remain the primary obligor on the facility at all times during such period, and none of Acquiror, Wimbledon, Merger Sub or any of their Affiliates will take any action that might reasonably be expected to result in a “significant modification” of the Wimbledon Credit Facility within the meaning of Treasury Regulation Section 1.1001-3(e) (except as permitted under this Agreement, the Tax Matters Agreement and the Wimbledon Credit Documents); provided, however, that (i) upon consummation of the Merger, Merger Sub will assume the obligations under the Wimbledon Credit Facility by operation of Law, and Acquiror will be permitted to guarantee Merger Sub’s obligations under the facility, provided that Merger Sub will remain the primary obligor on the facility at all times during the One-Year Period, and (ii) after the Merger, upon receipt of a Bank Letter, Merger Sub will be permitted to refinance the Wimbledon Credit Facility with new debt that is issued by Merger Sub as the primary obligor and that has a maturity date that does not occur before the end of the One-Year Period (any such refinancing, a “Refinancing”), and Acquiror will be permitted to guarantee Merger Sub’s obligations under any Refinancing, provided that Merger Sub will remain the primary obligor under any Refinancing at all times during the One-Year Period; provided, further, however, that Merger Sub may prepay, in whole or in part, the Wimbledon Credit Facility or the Refinancing, in each case, solely (A) out of Merger Sub’s and its Subsidiaries’ operating cash flows generated on or after the Closing Date or (B) as otherwise required by the terms of the Wimbledon Credit Facility or the Refinancing which, in the latter case, must have the same mandatory prepayment terms as the Wimbledon Credit Facility.

(c) Each of Parent and Acquiror will cooperate in a commercially reasonable manner with Wimbledon in connection with completing the Wimbledon Financing, including (i) using (and causing their respective Subsidiaries to use) commercially reasonable efforts to assist Wimbledon in satisfying all conditions precedent to be satisfied by Wimbledon or any Wimbledon Entity in the documentation relating to the Wimbledon Credit Facility, (ii) providing information regarding the Snacks Business that is reasonably requested by the financing sources and their representatives, (iii) permitting the financing sources and their representatives access to the Snacks Business and the Acquiror’s business, respectively, (iv) participating in meetings with prospective lenders, (v) participating in bank meetings in connection with the financing, (vi) participating in meetings with other parties deemed appropriate, (vii) participating in drafting sessions relating to the offering materials for the financing contemplated by the Wimbledon Commitment Letter, (viii) requesting members of Parent’s and Acquiror’s respective accounting firms to respond to reasonable inquiries relating to the offering materials for the financing contemplated by the Wimbledon Commitment Letter, (ix) using commercially reasonable efforts to ensure that syndication efforts benefit materially from existing lending relationships, and (x) using commercially reasonable efforts to assist with obtaining public ratings for the Wimbledon Credit Facility. Wimbledon will reasonably consult with Acquiror with respect to its efforts to complete the documentation relating to the Wimbledon Credit Facility and to consummate the Wimbledon Financing.

4.14 Cooperation Regarding Distribution. Acquiror will cooperate with Parent in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Parent will be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution, and Acquiror will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Parent. Without limiting the generality of the foregoing, Acquiror will and will cause its employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Parent, cooperate in and take the following actions: (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Distribution (including any marketing efforts), which participation shall be subject to, and may be concurrent with, any such activities required with respect to the Exchange Offer, (ii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from Acquiror’s independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of Acquiror’s counsel in customary form and covering such customary matters as may be reasonably requested, and (iii) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Acquiror and is reasonably required in connection with the Distribution and permitting the prospective underwriters and other parties involved in the Distribution to evaluate Acquiror’s current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purpose of establishing necessary arrangements with respect to the Distribution. Without limiting the foregoing, (x) Acquiror will participate, as reasonably requested by Parent, in a two-week equity “road show” to take place prior to the consummation of the Distribution (which may be for a shorter period, at Parent’s option), and will make available individual members of its senior personnel (including its CEO and CFO) for participation in this road show as reasonably requested and specified by Parent, (y) Acquiror will make available individual members of its senior personnel for participation as reasonably requested and specified by Parent for participation in meeting with analysts (both “sell-side” and otherwise) and will reasonably coordinate and cooperate with Parent in connection with such meetings, and (z) the Parties will perform the marketing activities set forth in Section 4.14 of the Parent Disclosure Letter as provided therein, which participation shall be subject to, and may be concurrent with, any such activities required with respect to the Exchange Offer.

4.15 Acquiror Financing. (a) Acquiror acknowledges and agrees that Parent and its Affiliates have no responsibility in connection with the Acquiror Financing that Acquiror may pursue in connection with the Transactions contemplated hereby. Any document prepared or utilized in connection with such financing activities that includes any information provided by Parent or any of its Affiliates, including any offering memorandum, banker’s book or similar document, any slide presentations or any other offering materials will (i) state that neither Parent nor any of its Affiliates have any responsibility for the content of such document and (ii) disclaim all responsibility therefor on the part of Parent or its Affiliates and their respective agents, in each case other than with respect to information regarding the Snacks Business provided by Parent and its Affiliates for inclusion therein.

(b) Acquiror will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or appropriate to (i) on or prior to the Closing Date, enter into definitive financing agreements with respect to the Acquiror Financing, (ii) consummate the Acquiror Financing at or prior to Closing, and (iii) enforce its rights under all credit documents relating thereto. Acquiror will provide to Parent copies of all documents relating to the Acquiror Financing and keep Parent reasonably informed of material developments in respect of the financing process relating thereto. In addition, Acquiror will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or appropriate to obtain the Acquiror Financing, including using reasonable best efforts to (A) satisfy on a timely basis all conditions applicable to Acquiror that are within its control, if any, (B) consummate the Acquiror Financing at or prior to Closing, and (C) enforce its rights thereunder. For the avoidance of doubt, if the Acquiror Financing (or any alternative financing) has not been obtained, Acquiror will continue to be obligated to consummate the Transactions contemplated by this Agreement and effect the Closing on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in herein and to Acquiror’s termination rights hereunder, if applicable. Parent and Wimbledon will reasonably cooperate with Acquiror in connection with the preparation of all documents required in connection with the Acquiror Financing, and will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary or appropriate to facilitate the Acquiror Financing as reasonably directed by Acquiror (including, if requested by Acquiror, to request that Wimbledon’s accounting firm respond to reasonable inquiries relating to financial information regarding Wimbledon that is included in the offering materials for any public or Rule 144A financing that may be part of the Acquiror Financing and, if requested, provide customary “comfort letters” with respect thereto); provided, however, that no amendment of the documentation relating to the Acquiror Financing will obligate the Wimbledon Group (or any member or assets thereof) to grant a security interest in connection with such Acquiror Financing prior to the Closing Date.

(c) If, notwithstanding the use of reasonable best efforts by Acquiror to satisfy its obligations under Section 4.15(b), any of the Acquiror Financing (or any definitive financing agreement relating thereto) expires or is terminated prior to the Closing, in whole or in part, for any reason, Acquiror will (i) promptly notify Parent of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative financing to replace the financing contemplated by such expired or terminated commitments or agreements.

(d) Parent will not be required to pay any commitment fee or similar fee or incur any liability with respect to the Acquiror Commitment Letter or Acquiror Credit Facility. Acquiror will, promptly upon request by Parent, reimburse Parent for all reasonable out-of-pocket costs and expenses incurred by Parent or any of its Representatives in connection with the performance of their respective obligations pursuant to this Section 4.15(d). Acquiror will indemnify and hold harmless Parent and its Representatives from and against any and all Liabilities suffered or incurred by any of them in connection with the Acquiror Financing and any information utilized in connection therewith, other than Liabilities arising as a result of gross negligence or willful misconduct by Parent or any of its Representatives, or breach by Parent of any of its obligations hereunder.

4.16 Olestra Supply. The Parties will negotiate in good faith an agreement for the supply of Olestra by the Parent Group to Wimbledon (the “Olestra Supply Agreement”) as promptly as practicable following the date hereof, but in any event within 120 calendar days following the date hereof. Pursuant to the Olestra Supply Agreement, Parent will supply Olestra to Wimbledon exclusively for use in the Snacks Business (a) in an amount equal to the requirements of the Snacks Business, (b) at a price that would reflect the fair market value of such supply and (c) in the form supplied to the Snacks Business by any member of the Parent Group as of the date hereof. On the Business Transfer Date, Parent and Wimbledon will deliver, or cause their respective Subsidiaries to deliver, to the other Party a copy of the Olestra Supply Agreement, duly executed by the members of the Parent Group or the Wimbledon Group party thereto.

4.17 Merger Sub Termination. Except as permitted by the Tax Matters Agreement. Merger Sub will remain in existence, and Acquiror will cause Merger Sub to remain in existence, as a wholly owned limited liability company of Acquiror at all times during the One-Year Period.

4.18 Wimbledon Share Issuance. Prior to the Closing, Wimbledon will authorize and issue a number of shares of Wimbledon Common Stock such that the total number of shares of Wimbledon Common Stock outstanding immediately prior to the Effective Time will equal the Wimbledon Stock Amount.

V. CONDITIONS

5.01 Joint Conditions. The respective obligation of Parent and Acquiror to effect the Merger is subject to the satisfaction or waiver of the following conditions:

(a) no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the Transactions;

(b) all applicable waiting periods shall have terminated or expired and all applicable required Governmental Approvals shall have been obtained or deemed to have been obtained, in each case, under the HSR Act and the other Antitrust Laws set forth in Section 5.01(b) of the Parent Disclosure Letter;

(c) the notifications to the works councils, economic committees, unions and any other representative bodies identified on Section 5.01(c) of the Parent Disclosure Letter shall have been made, all required consultations shall have been conducted and with respect to each identified jurisdiction, either (i) a motivated opinion shall have been obtained from each applicable works council, economic committee, union and other representative body or (ii) the Closing shall be permitted under local Law without such motivated opinion;

(d) the Wimbledon Transfer, the Recapitalization and the Distribution shall have occurred;

(e) the Acquiror Stockholder Approval shall have been obtained at the Acquiror Stockholder Meeting;

(f) the Acquiror Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ, subject to notice of official issuance; and

(g) each of the Acquiror Form S-4 and the Wimbledon Form S-1/S-4 (or the Wimbledon Form S-1, if Parent elects to effect the Distribution solely as a One-Step Spin-Off) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and (i) if the Distribution is effected in whole or in part as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities Law shall have expired or (ii) if the Distribution is effected in whole or in part as a One-Step Spin-Off, the applicable notice periods required by applicable stock exchange rules or securities Laws shall have expired.

5.02 Conditions To The Obligation Of Acquiror. The obligation of Acquiror to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Acquiror and may be waived by Acquiror):

(a) all covenants of Parent under this Agreement and the Other Transaction Agreements to be performed on or before the Closing shall have been duly performed by Parent in all material respects;

(b) the representations and warranties of Parent in Section 2.04 of this Agreement shall be true and correct in all but de minimis respects as of the Closing Date with the same effect as though made on the Closing Date;

(c) the representations and warranties of Parent in Section 2.10(f) of this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made on the Closing Date;

(d) the representations and warranties of Parent in this Agreement other than Section 2.04 and Section 2.10(f) (which for purposes of this paragraph will be read as though none of them contained any materiality or “Snacks Business MAE” qualifications, but not disregarding limitations of representations to Wimbledon Material Contracts) shall be true and correct in all respects as of the Closing with the same effect as though made as of the Closing (except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Snacks Business MAE, and Acquiror shall have received a certificate of Parent addressed to Acquiror and dated the Closing Date, signed on behalf of Parent by an officer of Parent (on Parent’s behalf and without personal liability), confirming the matters set forth in Section 5.02(a), Section 5.02(b), Section 5.02(c) and this Section 5.02(d); and

(e) Acquiror shall have received a written opinion, dated as of the Closing Date, from Fenwick & West LLP, counsel to Acquiror, to the effect that the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) Acquiror and Merger Sub and (ii) Parent.

5.03 Conditions To The Obligation Of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Parent and may be waived by Parent unless otherwise provided in this Agreement):

(a) all covenants of Acquiror under this Agreement and the Other Transaction Agreements to be performed on or before the Closing Date shall have been duly performed by Acquiror in all material respects;

(b) the representations and warranties of Acquiror in Section 3.05 of this Agreement shall be true and correct in all but de minimis respects as of the Closing Date with the same effect as though made on the Closing Date;

(c) the representations and warranties of Acquiror in Section 3.11(d) of this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made on the Closing Date;

(d) the representations and warranties of Acquiror in this Agreement other than Section 3.05 and Section 3.11(d) (which for purposes of this paragraph will be read as though none of them contained any materiality or Acquiror MAE qualifications, but not disregarding limitations of representations to Acquiror Material Contracts) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have an Acquiror MAE, and Parent shall have received a certificate of Acquiror addressed to Parent and dated the Closing Date, signed on behalf of Acquiror by an officer of Acquiror (on Acquiror’s behalf and without personal liability), confirming the matters set forth in Section 5.03(a), Section 5.03(b), Section 5.03(c) and this Section 5.03(d);

(e) Parent shall have received a written opinion, dated as of the Closing Date, from Cadwalader, Wickersham & Taft LLP, counsel to Parent, to the effect that the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) Acquiror and Merger Sub and (ii) Parent;

(f) Parent shall have received a written opinion, dated as of the Closing Date, from Cadwalader, Wickersham & Taft LLP, counsel to Parent, to the effect that (i) the Wimbledon Transfer, taken together with the Distribution, should qualify as a Tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, should qualify as a distribution of Wimbledon Common Stock to Parent stockholders pursuant to Section 355 of the Code, and (iii) the Merger should not cause Section 355(e) of the Code to apply to the Distribution. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (A) Acquiror and Merger Sub, and (B) Parent;

(g) the Wimbledon Financing shall have been completed;

(h) if Parent elects to effect the Distribution by way of an Exchange Offer, shareholders of Parent shall have validly tendered and not properly withdrawn before the expiration of the Exchange Offer enough shares of Parent Common Stock such that Parent will distribute to its shareholders in the Exchange Offer a percentage of the shares of Wimbledon Common Stock issued to Parent in the Wimbledon Stock Issuance that exceeds the percentage derived from the formula set forth on Exhibit E (the “Minimum Condition”); provided, however, that (i) at any time prior to the Closing Date, Parent, in its reasonable judgment and after consultation with Acquiror, may reapply the formula set forth on Exhibit E using updated information reflecting the then-current data and/or otherwise increase the Minimum Condition by the minimum amount necessary, in each case, to ensure that shareholders of Parent will be treated for purposes of Section 355(e) of the Code as acquiring at least 52.50% of Acquiror’s outstanding stock pursuant to the Merger (the “Revised Minimum Condition”), (ii) if

applicable, Parent, in its reasonable judgment and after consultation with Acquiror, will modify the terms of the Exchange Offer to the extent necessary to permit Parent to attempt to satisfy the Revised Minimum Condition, and (iii) the Parties will reasonably cooperate in connection with the foregoing clauses (i) and (ii); and

(i) Wimbledon shall have received a Bank Letter, in a form substantially identical to the form of Bank Letter contained in the Wimbledon Commitment Letter.

VI. TERMINATION AND ABANDONMENT

6.01 Basis For Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Parent and Acquiror;

(b) by either Parent or Acquiror:

(i) if, upon a vote at a duly held meeting of Acquiror’s stockholders to obtain the Acquiror Stockholder Approval or at any adjournment thereof, the Acquiror Stockholder Approval is not obtained;

(ii) if the Closing does not occur on or prior to June 30, 2012 (the “End Date”), unless the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such Party set forth herein; or

(iii) if (A) there is any Law that makes consummation of the transactions hereunder illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (B) any Governmental Authority having competent jurisdiction has issued an order, decree or ruling or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, and such order, decree, ruling or other action becomes final and non-appealable;

(c) by Parent:

(i) if Acquiror or Merger Sub breaches any of its representations and warranties or covenants and agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Article V and (B) cannot be or has not been cured within 60 days after the giving of written notice to Acquiror of such breach;

(ii) if any of the conditions set forth in Section 5.01 or Section 5.03 becomes incapable of fulfillment, and have not been waived by Parent to the extent waivable;

(iii) if Acquiror Board or any committee thereof withdraws, or modifies in a manner adverse to Parent or Wimbledon or publicly proposes to withdraw or modify in a manner adverse to Parent or Wimbledon, its approval or recommendation of this Agreement or any of the transactions contemplated hereby, fails to recommend, or continue to recommend, that Acquiror’s stockholders give the Acquiror Stockholder Approval, or approves or recommends, or proposes publicly to approve or recommend, any Acquiror Takeover Proposal;

(iv) if Acquiror deliberately breaches its obligations under Sections 4.10(a), 4.10(b) or 4.10(c), or deliberately and materially breaches its obligations under Section 4.10(d); or

(v) if Parent has commenced an Exchange Offer in accordance with Section 1.03(c) and such Exchange Offer is not consummated as a result of the failure of the Minimum Condition or the Revised Minimum Condition, as applicable, to be satisfied on the originally scheduled expiration date of such Exchange Offer;

(d) by Acquiror:

(i) if Parent or Wimbledon breaches any of its representations and warranties or covenants and agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Article V and (B) cannot be or has not been cured within 60 days after the giving of written notice to Parent of such breach; or

(ii) if any of the conditions set forth in Section 5.01 or Section 5.02 become incapable of fulfillment, and have not been waived by Acquiror;

provided, however, that the Party seeking termination pursuant to clauses (c)(i), (c)(ii), (d)(i), or (d)(ii) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

6.02 Notice of Termination, Return of Documents, Continuing Confidentiality Obligation. In the event of termination by Parent or Acquiror pursuant to this Article VI, written notice thereof will forthwith be given to the other Parties and the transactions contemplated by this Agreement and the Other Transaction Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Other Transaction Agreements are terminated as provided herein, (a) Acquiror and Merger Sub will return to Parent all documents and copies and other material received from Parent and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Other Transaction Agreements, whether so obtained before or after the execution hereof, (b) Parent and Wimbledon will return to Acquiror all documents and copies and other material received from Acquiror and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Other Transaction Agreements, whether so obtained before or after the execution hereof, and (c) notwithstanding anything herein to the contrary, the Confidentiality Agreements will be deemed to be reinstated and will be deemed to apply as if they had not originally been terminated pursuant to Section 7.03.

6.03 Effect of Termination. (a) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VI, this Agreement will become void and of no further force and effect, except for the provisions of this Section 6.03 and Article VII (other than Section 7.12 which will terminate with the other provisions of this Agreement except as specifically provided herein) containing general provisions. Nothing in this Article VI will be deemed to release any Party from any Liability for any knowing breach by such Party of any representation or warranty in this Agreement or the Separation Agreement, or any deliberate breach of any covenant herein or therein, or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement or the Separation Agreement (whether or not the breach was willful or deliberate) that specifically survive such termination as set forth in the immediately preceding sentence. For the avoidance of doubt, receipt by Parent of a payment in accordance with the terms of Section 6.03(b) in circumstances in which Parent terminates this Agreement will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or any other Person in connection the matters forming the basis for such termination, and Parent will not be entitled to bring or maintain further claim, action or proceeding against Acquiror or any of its Affiliates arising out of such matters; provided, however, that (i) if Parent terminates this Agreement pursuant to Section 6.01(c)(iv), Parent will have the right to sue for damages arising out of Acquiror’s deliberate breach of Section 4.10 in lieu of payment of the Break-Up Fee and reimbursement of the Certified Parent Expenses pursuant to Section 6.03(b) and (ii) nothing herein or in any Other Transaction Agreement will limit a Party’s rights under Section 7.12. For purposes of Sections 6.01(c)(iv) and 6.03(a), (A) a “knowing” breach of a representation and warranty will be deemed to have occurred only if an executive officer of the Party alleged to have breached the representation or warranty had actual knowledge of such breach as of the date hereof (without any independent duty of investigation or verification other than that such executive officer has made inquiry that such representations and warranties were made in good faith), (B) a “deliberate” breach of any covenant will be deemed to have occurred only if the Party allegedly breaching the covenant took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach of such covenant, and (C) the term “executive officer” will have the meaning given to the term “officer” in Rule 16a-1(f) under the Exchange Act.

(b) Acquiror will pay to Parent:

(i) if (A) either Party terminates this Agreement pursuant to Section 6.01(b)(i), (B) at any time after the date of this Agreement and prior to any such termination, an Acquiror Takeover Proposal with respect to Acquiror shall have been publicly announced, publicly proposed or commenced (provided that for purposes of determining whether an Acquiror Takeover Proposal exists under this clause (i), the references in the definition of such term to “15%” and “85%” will be deemed to be “50%”), and (C) within 12 months after the date of such termination, (1) an Acquiror

Acquisition shall been consummated or (2) Acquiror shall have entered into a definitive agreement providing for the consummation of an Acquiror Acquisition, and such Acquiror Acquisition shall subsequently have been consummated, the Break-up Fee plus the Certified Parent Expenses, which amounts Acquiror must pay to Parent before the execution of such agreement.

(ii) if (A) either Party terminates this Agreement pursuant to Section 6.01(b)(ii), (B) at any time after the date of this Agreement and prior to any such termination, an Acquiror Takeover Proposal with respect to Acquiror shall have been communicated to the Board of Directors of Acquiror and not withdrawn (provided that for purposes of determining whether an Acquiror Takeover Proposal exists under this clause (ii), the references in the definition of such term to “15%” and “85%” will be deemed to be “50%”), (C) either (x) in the event that the condition set forth in Section 5.01(e) has not been satisfied at the time of such termination, Acquiror breached its obligations under Section 4.09 or the Acquiror Stockholder Meeting had not been held by one Business Day prior to the End Date, or (y) in the event that the conditions set forth in Sections 5.01(a) or 5.01(b) are not satisfied at the time of such termination, Acquiror breached its obligations under Sections 4.02(b), 4.02(c) or 4.02(d), and (D) within 12 months after the date of such termination, (1) an Acquiror Acquisition shall been consummated or (2) Acquiror shall have entered into a definitive agreement providing for the consummation of an Acquiror Acquisition, and such Acquiror Acquisition shall subsequently have been consummated, a Break-up Fee plus the Certified Parent Expenses, which amounts Acquiror must pay to Parent at or before the consummation of such Acquiror Acquisition; or

(iii) the Break-up Fee plus the Certified Parent Expenses, which amounts Acquiror must pay to Parent if Parent terminates this Agreement pursuant to Sections 6.01(c)(iii) or 6.01(c)(iv), promptly following such termination.

Any fee due under this Section 6.03(b) will be paid by wire transfer of immediately available funds (to an account specified by Parent). The fee described in clause (iii) will be paid by Acquiror promptly following termination of this Agreement. The fees described in clauses (i) and (ii) will be paid by Acquiror at or before entering into the agreement relating to an Acquiror Acquisition described therein. If Acquiror makes a payment to Parent pursuant to Sections 6.03(b)(i), 6.03(b)(ii) or 6.03(b)(iii), it will not be obligated to make any subsequent payment under the other subsections of Section 6.03(b) as applicable. Upon payment of the termination fees in accordance with this Section 6.03(b), Acquiror will have no further Liability to Parent at Law or in equity under this Agreement except as set forth in Section 6.03(a).

VII. MISCELLANEOUS

7.01 Nonsurvival Of Representations, Warranties And Agreements. Except as provided in the next sentence, none of the representations, warranties and agreements in this Agreement will survive the Closing. Notwithstanding the preceding sentence, for purposes of the indemnification obligations set forth in Section 3.2 and Section 3.3 of the Separation Agreement, (1) the covenants contained in this

Agreement that by their terms are to be performed in whole or part after the Closing will survive the Closing until they have been performed in accordance with their terms, and (2) the representations and warranties set forth in Section 2.15 and Section 3.14 will survive until the one year anniversary of the Closing (the items in clauses (1) and (2), collectively, the “Surviving Transaction Agreement Items”).

7.02 Expenses. (a) General Rule. Except as otherwise provided in this Agreement or any of the Other Transaction Agreements, all fees and expenses incurred in connection with the Transactions will be paid by the Party incurring such fees or expenses.

(b) Antitrust Fees. Acquiror and Parent will share equally any requisite filing fee in respect of any notice submitted pursuant to the Antitrust Laws, including HSR Act.

(c) Printing Expenses. Acquiror and Parent will share equally the fees and expenses of printers utilized by the Parties in connection with the preparation of the filings with the Commission contemplated by Section 4.08.

(d) Wimbledon Credit Facility Expenses. Promptly following the earlier of (i) the Closing Date and (ii) the termination of this Agreement, Acquiror will reimburse Parent for any third-party out-of-pocket costs and expenses incurred by Wimbledon or by Parent or any of its Subsidiaries on behalf of Wimbledon in connection with the Wimbledon Credit Facility or the financing contemplated by the Acquiror Commitment Letter or any costs and expenses incurred by Parent or any of its Subsidiaries at Acquiror’s request in connection with the funding contemplated thereby; provided, however, that Acquiror will not be obligated to reimburse such costs and expenses if this Agreement is properly terminated by Acquiror pursuant to Section 6.01(d)(i)) provided, further, that if the Closing occurs, the reimbursement in connection with the Wimbledon Credit Facility will be reduced by all cash interest accrued under the Wimbledon Credit Facility from the date of funding thereunder to but excluding the Closing Date.

7.03 Entire Agreement. This Agreement and the Other Transaction Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreements, which is hereby terminated and of no further force or effect, subject to the provisions of Section 6.03. If there is a conflict between any provision of this Agreement and a provision of the Other Transaction Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

7.04 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the

State of Delaware, other than any choice of Law provisions thereof that would cause the Laws of another state to apply.

(b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Acquiror Financing, the Wimbledon Financing or the performance of services thereunder will be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 7.05 will be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Action, (vi) that a final judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (vii) that any such claim, controversy or dispute arising in connection with the Acquiror Financing, the Wimbledon Financing or the performance of services thereunder or related thereto will be governed by, and construed in accordance with, the laws of the State of New York.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.04(d).

7.05 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a) If to Parent:

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, OH 45202

Attn: Joseph Stegbauer,

Associate General Counsel — Global Transactions

Facsimile: (513) 983-7635

Email: stegbauer.ja@pg.com

with a copy to (which will not constitute notice):

Jones Day

222 East 41st Street

New York, NY 10017

Attention: Robert A. Profusek

Randi C. Lesnick

Facsimile: (212) 755-7306

(b) If to Acquiror:

Diamond Foods, Inc.

600 Montgomery Street, 17th Floor

San Francisco, CA 94111

Attn: Chief Financial Officer

Facsimile: (209) 933-6861

with a copy to (which will not constitute notice):

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, CA 94104

Attention: Douglas N. Cogen

David K. Michaels

Facsimile: (415) 281-1350

or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 7.05. Any notice to Parent will be deemed notice to all members of the Parent Group, and any notice to Wimbledon will be deemed notice to all members of the Wimbledon Group.

7.06 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. Notwithstanding the anything in this Agreement, Parent will have no right to waive the condition set forth in Section 5.03(i).

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 7.06(a) and will be effective only to the extent in such writing specifically set forth.

7.07 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Parent Group or the Wimbledon Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement, provided that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement with respect to Section 7.04(c). Notwithstanding the foregoing, this Section 7.07 will not limit (a) the right of Parent, on behalf of its shareholders, to pursue damages and other relief, including equitable relief, in the event of Acquiror’s breach of any provisions of this Agreement, which right is hereby acknowledged and agreed by Acquiror, and (b) the right of Acquiror, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of Parent’s breach of this Agreement, which right is hereby acknowledged and agreed by Parent; provided, however, that the rights granted pursuant to clauses (a) and (b) of this sentence will be enforceable on behalf of Parent shareholders only by Parent in its sole and absolute discretion and enforceable on behalf of Acquiror’s stockholders only by Acquiror in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims will attach to such shares of Parent’s or Acquiror’s common stock, as applicable, and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by Parent or Acquiror, as applicable, with respect to such claims (net of expenses incurred by Parent or Acquiror, as applicable, in connection therewith) may, in Parent’s or Acquiror’s, as applicable, sole and absolute discretion, be (i) as applicable, distributed, in whole or in part, by Parent to its shareholders as of any date determined by Parent or by Acquiror to its stockholders as of any date determined by Acquiror or (ii) as applicable, retained by Parent for the use and benefit of Parent on behalf of its shareholders in any manner Parent deems fit or retained by Acquiror for the use and benefit of Acquiror on behalf of its stockholders in any manner Acquiror deems fit.

7.08 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that such member agrees in writing to be bound by the terms and conditions contained in this Agreement, and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or other obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

7.09 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Parent Disclosure Letter or Acquiror Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or the Parent Disclosure Letter or Acquiror Disclosure Letter will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The use of the words “deliver,” “furnish,” “made available” or “provide” will mean that with respect to Parent or its Representatives that such documents or information referenced shall have been delivered to Parent or its Representatives or contained in the electronic data room maintained by Fenwick & West LLP and with respect to Acquiror or its Representatives that such documents or information referenced shall have been delivered to Acquiror or its Representatives or contained in the electronic data room maintained by Intralinks, Inc. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Other Transaction Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

7.10 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

7.11 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

7.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

7.13 Disclosure Letters. There may be included in the Parent Disclosure Letter and/or the Acquiror Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Parent Disclosure Letter and Acquiror Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Parent Disclosure Letter and Acquiror

Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Letter and Acquiror Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

7.14 Waiver. Acquiror acknowledges, on behalf of itself and its Affiliates, that Jones Day has represented, is representing and will continue to represent Parent in connection with the transactions contemplated by this Agreement and the Other Transaction Agreements, and that Jones Day will only represent the interests of Parent in connection with such transactions. Acquiror waives, on behalf of itself and its Affiliates, any conflict of interest that it or they may assert against Jones Day in connection with such representation and agrees not to challenge Jones Day’s representation of Parent with respect to such transactions or to assert that a conflict of interest exists with respect to such representation. Without limiting the generality of the foregoing, Acquiror agrees, on behalf of itself and its Affiliates, that Jones Day may represent Parent in any litigation, arbitration, mediation or other Action against or involving Acquiror and/or any of its Affiliates, arising out of or in connection with such transactions.

VIII. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation or business combination involving Acquiror pursuant to which the stockholders of Acquiror immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereto or (ii) the acquisition by any Person, directly or indirectly, of over 50% of the equity securities or consolidated assets of Acquiror or assets or business that constitute over 50% of the consolidated revenues or net income of Acquiror.

“Acquiror Average Price” means, as of any date of determination, the average (measured as a simple arithmetic mean) of the daily volume weighted averages of the trading prices of the Acquiror Common Stock on the NASDAQ Global Select Market, as reported as “DMND.Q <Equity> AQR” by Bloomberg L.P. (or any such equivalent calculation to which the Parties may agree in writing), for the relevant period of consecutive Trading Days ending on such date of determination; provided, however, that if an ex-dividend date is set for the Acquiror Common Stock during such period, then the trading price for a share of Acquiror Common Stock for each day during the portion of such period that precedes such ex-dividend date will be reduced by the amount of the dividend payable on a share of Acquiror Common Stock.

“Acquiror Base Stock Price” means $51.47 per share.

“Acquiror Commitment Letter” means the commitment letter from Bank of America, N.A. providing for the refinancing of Acquiror’s existing bank debt facility, attached as Exhibit C.

“Acquiror Common Stock” has the meaning set forth in Section 3.05(a).

“Acquiror Compensation And Benefit Plans” has the meaning set forth in Section 3.10(a).

“Acquiror Credit Facility” means the credit facilities contemplated by the Acquiror Commitment Letter.

“Acquiror Disclosure Letter” means the disclosure letter delivered by Acquiror to Parent immediately prior to the execution of this Agreement.

“Acquiror Equity Interests” has the meaning set forth in Section 3.05(a).

“Acquiror Filings” means, collectively, the Wimbledon Form S-1/S-4, the Schedule TO, the Proxy Statement and the Acquiror Form S-4.

“Acquiror Financing” has the meaning set forth in Section 3.18.

“Acquiror Form S-4” has the meaning set forth in Section 4.08.

“Acquiror MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of Acquiror and its Subsidiaries taken as a whole over a period of more than two full fiscal years beginning with the current fiscal year of the Acquiror, or a change in employment status of Acquiror’s senior management as of the date of this Agreement that is reasonably likely to have a material adverse effect on Acquiror’s future prospects; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether an Acquiror MAE has occurred or would reasonably be expected to occur: (i) any conditions in the industry in which the Acquiror competes in general; (ii) any conditions in the United States general economy or the general economy in other geographic areas in which the Acquiror operates; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by Acquiror and Merger Sub with its covenants in this Agreement; (vi) the failure of the financial or operating performance of the Acquiror to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (vii) any action taken or omitted to be taken by or at the request or with the consent of Parent; (viii) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated thereby (including any employee departures); (ix) changes in Laws or accounting principles; or (x) changes in the trading price or trading volume of Acquiror Common Stock (but the underlying reason for such changes may be considered); provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (ix), such matter will be considered to the extent that it disproportionately affects the Acquiror as compared to similarly situated businesses operating in the same industry and geographic areas as the Acquiror operates.

“Acquiror Material Contract” has the meaning set forth in Section 3.09(a).

“Acquiror Options” has the meaning set forth in Section 3.05(a).

“Acquiror Owned Real Property” has the meaning set forth in Section 3.19(a).

“Acquiror Real Property Leases” has the meaning set forth in Section 3.19(a).

“Acquiror Right” has the meaning set forth in Section 3.05(a).

“Acquiror Rights Agreement” has the meaning set forth in Section 3.05(a).

“Acquiror SEC Filings” has the meaning set forth in Section 3.11(a).

“Acquiror Series A Preferred Stock” has the meaning set forth in Section 3.05(a).

“Acquiror Stockholder Approval” has the meaning set forth in Section 3.15(a).

“Acquiror Stockholder Meeting” has the meaning set forth in Section 4.09.

“Acquiror Stockholders” means the holders of Acquiror Common Stock.

“Acquiror Stock Issuance” has the meaning set forth in Section 1.07.

“Acquiror Superior Proposal” has the meaning set forth in Section 4.10(f)(iii).

“Acquiror Takeover Proposal” has the meaning set forth in Section 4.10(f)(ii).

“Action” has the meaning given to such term in the Separation Agreement.

“Affiliate” has the meaning given to such term in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” has the meaning given to such term in the Separation Agreement.

“Audited Financial Statements” has the meaning given to such term in Section 4.05(a).

“Bank Letter” means a letter, in form and substance acceptable to Parent, from a financial institution stating its view, subject to reasonable and customary assumptions, that Wimbledon (or Merger Sub after the consummation of the Merger) could be expected to borrow the principal amount of the Wimbledon Credit Facility or the Refinancing, as the case may be, without a guarantee or other form of credit support from Acquiror; provided, however, that such financing may be on terms less favorable than those contained in the Wimbledon Credit Facility or the Refinancing, as the case may be.

“Break-Up Fee” means $60.0 million, in immediately available funds.

“Business Day” has the meaning given to such term in the Separation Agreement.

“Business Transfer Time” has the meaning given to such term in the Separation Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.06(b).

“Certified Parent Expenses” means Parent’s third party out-of-pocket costs and expenses relating to this Agreement, the Other Transaction Agreements and the Transactions as certified to Acquiror by an executive officer of Parent; provided, however, that the amount thereof may not exceed $6.0 million.

“Clean-Up Spin-Off” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 1.01.

“Closing Date” has the meaning set forth in Section 1.01.

“Code” has the meaning given to such term in the Separation Agreement.

“Commission” means the Securities and Exchange Commission.

“Compensation And Benefit Plans” has the meaning set forth in Section 2.09(a).

“Confidentiality Agreements” means those written confidentiality agreements previously entered into by Parent and Acquiror relating to the Transactions.

“Consents” has the meaning given to such term in the Separation Agreement.

“Continuing Employee” has the meaning given to such term in the Separation Agreement.

“Contracts” has the meaning given to such term in the Separation Agreement.

“Convey” (and variants of this term such as “Conveyance”) has the meaning given to such term in the Separation Agreement.

“Credit Agreement” means that certain Credit Agreement, dated as of February 25, 2010, by and among Acquiror, the Lenders (as defined therein) and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (each as defined therein), as amended from time to time.

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Acquiror Financing or Wimbledon Financing in connection with the Transactions, including any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in any such financing and their successors and assigns.

“DGCL” means the General Corporation Law of the State of Delaware.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means, as applicable (i) in the event that Parent elects to effect the Distribution in the form of a One-Step Spin-Off, the date selected by the Board of Directors of Parent or its designee for the distribution of Wimbledon Common Stock to Parent shareholders in connection with the One-Step Spin-Off and (ii) in the event that Parent elects to effect the Distribution in the form of an Exchange Offer, the date of the initial transfer of Wimbledon Common Stock to Parent shareholders in connection with the Exchange Offer, in accordance with the terms and conditions of the Exchange Offer as determined by Parent in its sole discretion and disclosed in the Wimbledon Form S-1/S-4.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Double-Choice Employees” has the meaning given to such term in the Separation Agreement.

“Effective Time” has the meaning set forth in Section 1.06(b).

“End Date” has the meaning set forth in Section 6.01(b)(ii).

“Environmental Claim” means any Action by any Person alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) for any Environmental Conditions.

“Environmental Conditions” has the meaning given to such term in the Separation Agreement.

“Environmental Law” has the meaning given to such term in the Separation Agreement.

“Enforceability Exception” has the meaning set forth in Section 2.02.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity, any trade or business (whether or not incorporated) (i) under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity, or (ii) which, together with such entity, is treated as a single employer under Section 414(t) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.08(b).

“Exchange Fund” has the meaning set forth in Section 1.08(b).

“Exchange Offer” has the meaning set forth in the recitals.

“Exchange Ratio” has the meaning set forth in Section 1.07.

“Fully Diluted Basis” means the number of shares of Acquiror Common Stock that are outstanding as of the specified date, plus the number of shares of Acquiror Common Stock issuable upon exercise of any outstanding Acquiror Equity Interests of any nature whatsoever, whether contingent, vested or unvested, or otherwise, in each case other than (i) the shares of the Acquiror Common Stock issued or to be issued in the Merger and (ii) the shares of Acquiror Common Stock issuable upon the exercise of Acquiror Rights pursuant to the Acquiror Rights Agreement.

“GAAP” means United States generally accepted accounting principles, as consistently applied by Parent in the preparation of its consolidated financial statements.

“Governmental Approval” has the meaning given to such term in the Separation Agreement.

“Governmental Authority” has the meaning given to such term in the Separation Agreement.

“Group” has the meaning given to such term in the Separation Agreement.

“Hazardous Materials” has the meaning given to such term in the Separation Agreement.

“Historical Financial Statements” has the meaning given to such term in Section 2.10(a).

“HSR Act” has the meaning set forth in Section 2.03(a).

“In-Scope Employees” has the meaning given to such term in the Separation Agreement.

“Intellectual Property” has the meaning given to such term in the Separation Agreement.

“Intended Tax-Free Treatment” means that (i) the Wimbledon Transfer, taken together with the Distribution, qualifies as a reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, qualifies as a distribution of Wimbledon Common Stock to Parent shareholders pursuant to Section 355 of the Code, pursuant to which no gain or loss should be recognized for U.S. federal income Tax purposes, except to the extent of cash received in lieu of fractional shares, and (iii) the Merger qualifies as a reorganization pursuant to Section 368(a) of the Code.

“Knowledge” means, in the case of Acquiror, the actual knowledge without inquiry of the persons listed in Section 8.01 of the Acquiror Disclosure Letter as of the date of the representation, and, in the case of Parent, the actual knowledge without inquiry of the persons listed in Section 8.01 of the Parent Disclosure Letter as of the date of the representation.

“Law” has the meaning given to such term in the Separation Agreement.

“Leased Real Property” has the meaning set forth in Section 2.16(a).

“Liabilities” has the meaning given to such term in the Separation Agreement.

“Measurement Date” has the meaning set forth in Section 3.05(a).

“Mechelen Facility” has the meaning given to such term in the Separation Agreement.

“Merger” has the meaning set forth in Section 1.06(a).

“Merger Consideration” has the meaning set forth in Section 1.07.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Unit “ has the meaning set forth in Section 3.05(b).

“Minimum Condition” has the meaning set forth in Section 5.03(h).

“NASDAQ” means The NASDAQ Stock Market.

“New Hire Employees” has the meaning given to such term in the Separation Agreement.

“Olestra Supply Agreement” has the meaning set forth in Section 4.16.

“One-Step Spin-Off” has the meaning set forth in the recitals.

“One-Year Period” has the meaning set forth in Section 4.13(b).

“Order” has the meaning given to such term in the Separation Agreement.

“Other Transaction Agreements” means the Separation Agreement and the other agreements and documents defined as “Ancillary Agreements” in the Separation Agreement.

“Other Wimbledon Material Contracts” means Wimbledon Material Contracts of a type described in Sections 2.08(a)(iv), 2.08(a)(vi)(B) (solely in the case of 2.08(a)(vi)(B) to the extent it is also reflected on 2.08(a)(iv)) or 2.08(a)(vii).

“Owned Real Property” has the meaning set forth in Section 2.16(a).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Cash Distribution” has the meaning set forth in Section 1.02(c).

“Parent Common Stock” has the meaning set forth in the recitals.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to Acquiror immediately prior to the execution of this Agreement.

“Parent Group” has the meaning given to such term in the Separation Agreement.

“Parties” means Parent, Wimbledon, Acquiror and Merger Sub.

“Permits” means all permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Authorities.

“Permitted Encumbrances” means (a) with respect to Parent, Security Interests reflected in the Wimbledon balance sheets delivered as part of the Audited Financial Statements pursuant to Section 2.10 and with respect to Acquiror, Security Interests reflected in the Acquiror Financial Statements, (b) Security Interests consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially interfere with the use of the property in the Snacks Business with respect to Parent and Acquiror’s property with respect to Acquiror, (c) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith, (d) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the ordinary course of business, (e) any Security Interests created in connection with the Wimbledon Credit Facility or any arrangements ancillary thereto, and (f) with respect to Acquiror, Security Interests securing obligations pursuant to the Credit Agreement or any refinancing thereof.

“Person” has the meaning given to such term in the Separation Agreement.

“Proposed Amendment” has the meaning set forth in Section 4.12.

“Proxy Statement” has the meaning set forth in Section 4.08.

“Qualifying Acquiror Takeover Proposal” has the meaning set forth in Section 4.10(f)(i).

“Real Property” has the meaning set forth in Section 2.17(a).

“Real Property Leases” has the meaning set forth in Section 2.16(a).

“Recapitalization” has the meaning set forth in Section 1.02(b).

“Recapitalization Amount” means $850.0 million; provided, however, that (a) if the Acquiror Average Price for the five Trading Days ending the Trading Day which is two clear Trading Days prior to either the date of the commencement of the Exchange Offer or the date of the distribution of the Wimbledon Common Stock pursuant to a One-Step Spin-Off, as applicable (such price, the “Acquiror Collar Stock Price”) is greater than the Acquiror Base Stock Price, then the Recapitalization Amount will be reduced by an amount equal to the lesser of (i) $150.0 million and (ii) (A) (1) the Acquiror Collar Stock Price minus (2) the Acquiror Base Stock Price, times (B) the Wimbledon Stock Amount, and (b) if the Acquiror Collar Stock Price is less than the Acquiror Base Stock Price, then the Recapitalization Amount will be increased by an amount equal to the lesser of (i) $200.0 million and (ii) (A) (1) the Acquiror Base Stock Price minus (2) the Acquiror Collar Stock Price, times (B) the Wimbledon Stock Amount.

“Record Date” means, with respect to a One-Step Spin-Off or a Clean-Up Spin-Off, the close of business on the date to be determined by Parent’s Board of Directors as the record date for determining shareholders of Parent entitled to receive shares of Wimbledon Common Stock in such spin-off.

“Record Holders” mean the holders of record of Parent Common Stock as of the close of business on the Record Date.

“Refinancing” has the meaning set forth in Section 4.13(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, agents, advisors, directors and other representatives.

“Revised Minimum Condition” has the meaning set forth in Section 5.03(h).

“Schedule TO” has the meaning set forth in Section 4.08.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” has the meaning given to such term in the Separation Agreement.

“Segregated Cash Amount” has the meaning given to such term in Section 1.02(c).

“Separation Agreement” means the Separation Agreement in the form of Exhibit A attached to this Agreement among Wimbledon, Parent and Acquiror.

“Shared Operational Real Property” has the meaning set forth in Section 2.16(a).

“Snacks Business” has the meaning given to such term in the Separation Agreement.

“Snacks Business MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Snacks Business taken as a whole over a period of more than two full fiscal years beginning with the fiscal year commencing July 1, 2010; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether a Snacks Business MAE has occurred or would reasonably be expected to occur: (i) any conditions in the industry in which the Snacks Business competes in general; (ii) any conditions in the United States general economy or the general economy in other geographic areas in which the Snacks Business operates; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by Parent and Wimbledon with their covenants in this Agreement; (vi) the failure of the financial or operating performance of the Snacks Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (vii) any action taken or omitted to be taken by or at the request or with the consent of Acquiror; (viii) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated thereby, including any employee departures; (ix) any deterioration in the business, financial condition or results of operations of the Snacks Business that occurs subsequent to the date of this Agreement and prior to the Closing Date and does not (A) arise out of any breach of this Agreement or the Separation Agreement by Parent or Wimbledon, or (B) arise out of any extraordinary event of a nature described in clauses (iii) or (iv) (and in which case, such extraordinary event will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates), or (C) arise out of a product recall required under applicable Law relating to human health and food safety of the products manufactured and/or distributed by, or on behalf of, the Snacks Business or out of a product tampering event that involves tampering with the products manufactured and/or distributed by, or on behalf of, the Snacks Business (and in which case, such recall or product tampering event will be considered to the extent that it disproportionately affects the Snacks

Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates); or (x) changes in Laws or accounting principles; provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (x), such matter will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates.

“Snacks Business Pension Plans” has the meaning given to such term in the Separation Agreement.

“Subsidiary” has the meaning given to such term in the Separation Agreement.

“Surviving Company” has the meaning set forth in Section 1.06(a).

“Surviving Transaction Agreement Items” has the meaning set forth in Section 7.01.

“Target Dates” means, at the election of Parent, any day in the last week of November 2011 or first week in December 2011 (the “2011 Target Dates”) or, at the election of, Parent any day in the last week of February 2012 or first week of March 2012 (the “2012 Target Dates”).

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in the Separation Agreement.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Temporary Employee” has the meaning set forth in Section 4.01(a).

“Trading Day” means any day on which there are sales of Acquiror Common Stock on the NASDAQ composite tape.

“Transaction Announcements” has the meaning set forth in Section 4.03.

“Transactions” means the Wimbledon Transfer, the Recapitalization, the Distribution, the Merger and the other transactions contemplated by this Agreement and the Other Transaction Agreements.

“TSA” has the meaning set forth in the Separation Agreement.

“Unaudited Financial Information” has the meaning set forth in Section 2.10(c).

“US Continuing Employee” has the meaning given to such term in the Separation Agreement.

“Wimbledon” has the meaning set forth in the preamble.

“Wimbledon Assets” has the meaning given to such term in the Separation Agreement.

“Wimbledon Business” has the meaning given to such term in the Separation Agreement.

“Wimbledon Commitment Letter” means the commitment letter from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated providing for the Wimbledon Credit Facility, attached as Exhibit B.

“Wimbledon Credit Documents” means a fully committed credit agreement with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or the Wimbledon Commitment Letter from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated providing for the Wimbledon Credit Facility.

“Wimbledon Common Stock” has the meaning given to such term in the Separation Agreement.

“Wimbledon Contract” has the meaning given to such term in the Separation Agreement.

“Wimbledon Credit Facility” has the meaning set forth in Section 1.02(b).

“Wimbledon Entities” has the meaning given to such term in the Separation Agreement.

“Wimbledon Equity Interests” has the meaning set forth in Section 2.04.

“Wimbledon Facilities” has the meaning given to such term in the Separation Agreement.

“Wimbledon Financing” means the receipt of funds pursuant to the Wimbledon Credit Facility.

“Wimbledon Form S-1/S-4” has the meaning set forth in Section 4.08.

“Wimbledon Group” has the meaning given to such term in the Separation Agreement.

“Wimbledon Liabilities” has the meaning given to such term in the Separation Agreement.

“Wimbledon Material Contract” has the meaning set forth in Section 2.08(a).

“Wimbledon Software” has the meaning given to such term in the Separation Agreement.

“Wimbledon Stock Amount” means 29,143,190 shares of Acquiror Common Stock.

“Wimbledon Stock Issuance” has the meaning set forth in Section 1.02(a)(i).

“Wimbledon Transfer” has the meaning given to such term in the Separation Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

THE PROCTER & GAMBLE COMPANY

By:	/s/ Teri L. List
Name:	Teri L. List
Title:	Senior Vice President and Treasurer

THE WIMBLE COMPANY

By:	/s/ Joseph A. Stegbauer
Name:	Joseph A. Stegbauer
Title:	President

DIAMOND FOODS, INC.

By:	/s/ Michael J. Mendes
Name:	Michael J. Mendes
Title:	Chairman, President and Chief Executive Officer

WIMBLEDON ACQUISITION LLC

By:	/s/ Steven M. Neil
Name:	Steven M. Neil
Title:	Manager

[Signature Page to the Transaction Agreement]

Annex B

EXECUTION COPY

SEPARATION AGREEMENT

among

THE PROCTER & GAMBLE COMPANY,

THE WIMBLE COMPANY

and

DIAMOND FOODS, INC.

dated as of

April 5, 2011

B-i

(continued)

B-ii

(continued)

B-iii

SCHEDULES

Schedule 1.5(a)(i)	Wimbledon Personal Property
Schedule 1.5(a)(iii)	Wimbledon Facilities
Schedule 1.5(a)(iv)	Wimbledon Entity Interests
Schedule 1.5(a)(v)	Wimbledon Contracts
Schedule 1.5(a)(vi)	Wimbledon Governmental Approvals
Schedule 1.5(a)(vii)	Wimbledon Intellectual Property
Schedule 1.5(a)(x)	Wimbledon Software
Schedule 1.5(a)(xii)	Wimbledon Litigation
Schedule 1.5(a)(xiii)	Parent Assets
Schedule 1.5(a)(xiv)	Snacks Business Pension Plans
Schedule 1.5(b)(i)	Excluded Assets
Schedule 1.5(b)(ii)	Excluded IP Assets
Schedule 1.6(a)(v)	Wimbledon Liabilities
Schedule 2.2(a)(iv)	Resignations of Parent Designees
Schedule 2.2(b)(ii)	Resignations of Wimbledon Designees
Schedule 3.2(b)	Ancillary Agreements
Schedule 4.11(b)	Certain Non-U.S. Employee Vehicles
Schedule 5.1	Identification of Employees
Schedule 5.3(a)	Employment Matters, plus Annex A (Severance Terms)
Schedule 5.3(e)	Expatriate and Localized Employees, plus Annex A
Schedule 5.3(f)	International Retirement Arrangement Exceptions
Schedule 8.1	Outsourcing Agreements

EXHIBITS

Exhibit A	Tax Matters Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Facilities Agreement
Exhibit D	Split Agreement

B-iv

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of April 5, 2011 among The Procter & Gamble Company, an Ohio corporation (“Parent”), The Wimble Company, a Delaware corporation and presently a wholly owned Subsidiary of Parent (“Wimbledon”), and Diamond Foods, Inc., a Delaware corporation (“Acquiror”).

RECITALS

1. Parent is engaged, directly and indirectly, in the Snacks Business;

2. Parent has determined that it would be appropriate and desirable to separate the Snacks Business from Parent and to divest the Snacks Business in the manner contemplated by the Transaction Agreement, dated the date hereof (the “Transaction Agreement”), among Parent, Acquiror and the other parties thereto;

3. Parent has caused Wimbledon to be formed in order to facilitate such separation and divestiture;

4. Parent currently owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Wimbledon (the “Wimbledon Common Stock”);

5. Parent and Wimbledon have each determined that, subject to the terms and conditions herein, it would be appropriate and desirable for Parent and certain of its Subsidiaries to, directly or indirectly, Convey to Wimbledon and/or the Wimbledon Entities, as applicable, certain Assets of the Snacks Business in exchange for (i) the assumption by Wimbledon and/or the Wimbledon Entities, as applicable, of certain Liabilities of the Snacks Business, (ii) Parent’s receipt of shares of Wimbledon Common Stock, and (iii) Parent Group’s receipt of the Recapitalization Amount as specifically described in the Transaction Agreement;

6. Parent and Wimbledon intend that the Wimbledon Transfer and Distribution should qualify as a “reorganization” under Section 368(a) of the Code;

7. Pursuant to the Transaction Agreement, immediately after the Distribution, Wimbledon will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity, and Wimbledon Common Stock will be converted into the right to receive shares of common stock of Acquiror on the terms and subject to the conditions of the Transaction Agreement;

8. The Parties intend that the execution of this Agreement and the Transaction Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code;

9. Pursuant to the plan of reorganization and as soon as practicable following the Distribution Date, Parent will effect the Parent Cash Distribution to Parent’s creditors in retirement of outstanding Parent indebtedness in the manner described in the Transaction Agreement;

10. Parent and Acquiror are simultaneously entering into the Split Agreement to effect the physical and legal separation of the Mechelen Site in connection with the transactions contemplated by this Agreement and the Transaction Agreement; and

11. The Parties intend in this Agreement to set forth the principal arrangements among them regarding the Wimbledon Transfer.

Accordingly, the Parties agree as follows:

I. TRANSFER OF THE SNACKS BUSINESS

1.1 Transfer of Assets. Except as provided in Section 1.8(b), effective as of the Business Transfer Time, Parent will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Wimbledon, or a Wimbledon Entity, and Wimbledon will accept from Parent, or the applicable Subsidiary of Parent, and will cause the applicable Wimbledon Entity to accept, all of Parent’s and its applicable Subsidiaries’ respective right, title and interest in and to all Wimbledon Assets (other than any Wimbledon Assets that are already held as of the Business Transfer Time by Wimbledon or a Wimbledon Entity, which Wimbledon Asset will continue to be held by Wimbledon or such Wimbledon Entity).

1.2 Assumption of Liabilities. Effective as of the Business Transfer Time, Parent will Convey (or will cause any applicable Subsidiary to Convey) to Wimbledon or a Wimbledon Entity, and Wimbledon will assume, perform and fulfill when due and, to the extent applicable, comply with, or will cause any applicable Wimbledon Entity to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the Wimbledon Liabilities, in accordance with their respective terms (other than any Wimbledon Liability that as of the Business Transfer Time is already a Liability of Wimbledon or a Wimbledon Entity, which Wimbledon Liability will continue to be a Liability of Wimbledon or such Wimbledon Entity). As between members of the Parent Group, on the one hand, and members of the Wimbledon Group, on the other hand, the members of the Wimbledon Group will be solely responsible for all Wimbledon Liabilities, on a joint and several basis.

1.3 Transfer of Excluded Assets; Excluded Liabilities. Subject to Section 1.8(b), prior to the Business Transfer Time, (a) Parent will cause any applicable Wimbledon Entity to Convey to Parent or a Subsidiary of Parent any Excluded Assets that it owns, leases or has any right to use, and Parent will accept from such member of the Wimbledon Group, and will cause an applicable Subsidiary of Parent to accept, all such respective right, title and interest in and to any and all of such Excluded Assets and (b) Parent will cause any applicable Wimbledon Entity to Convey any Excluded Liability for which it is otherwise responsible to Parent or a Subsidiary of Parent, and Parent will assume, perform and fulfill when due, and to the extent applicable, comply with, or will cause the applicable Subsidiary of Parent to assume, perform and fulfill when due, and to the extent applicable, comply with, any and all of such Excluded Liabilities.

1.4 Misallocated Transfers. In the event that, at any time from and after the Business Transfer Time, either Party (or any member of the Parent Group or the Wimbledon Group, as applicable) discovers that it or its Affiliates is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or is liable for any Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Business Transfer Time), such Party will promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party will cause such entitled Person to accept such Asset or assume such Liability). Prior to any such transfer, such Asset will be held in accordance with Section 1.8.

1.5 Wimbledon Assets. (a) For purposes of this Agreement, “Wimbledon Assets” will mean, in each case to the extent existing and owned or held immediately prior to the Business Transfer Time by Parent or any of its Subsidiaries, the following Assets:

(i) (A) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture and office equipment located at the Wimbledon Facilities and the equipment exclusively used in the Snacks Business located at the pilot plant at the Winton Hill Business Center; (B) computers, PDAs and similar equipment provided by the Parent Group in connection with a Continuing Employee’s performance of services; (C) motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property exclusively used or held for exclusive use in the Snacks Business, which includes the items listed in Schedule 1.5(a)(i) that Parent will provide to Acquiror within 90 days prior to the first day of the range of 2011 Target Dates;

(ii) all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products exclusively used or held for exclusive use in the Snacks Business (the “Wimbledon Inventory”);

(iii) all Real Property Interests in the facilities listed in Schedule 1.5(a)(iii) (the “Wimbledon Facilities”);

(iv) all issued and outstanding capital stock or other equity interests of the Subsidiaries of Parent listed in Schedule 1.5(a)(iv), including any entities that may be designated as Wimbledon Entities pursuant to Section 4.13 (such capital stock or other equity interests, the

“Wimbledon Entity Interests”, and such Subsidiaries, the “Wimbledon Entities”);

(v) all interests, rights, claims and benefits of Parent and any of its Subsidiaries pursuant to and associated with all Wimbledon Contracts;

(vi) all of the Governmental Approvals issued or granted to Parent or any of its Subsidiaries and exclusively used or held for exclusive use in the Snacks Business, which Governmental Approvals will be listed in Schedule 1.5(a)(vi) that Parent will provide to Acquiror within 60 days following the date of this Agreement (the “Wimbledon Governmental Approvals”);

(vii) all Intellectual Property and all UPC, EAN and similar codes exclusively used or held for exclusive use in the Snacks Business, including the Intellectual Property listed in Schedule 1.5(a)(vii) and goodwill related thereto and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing (the “Included IP Assets);

(viii) (A) all business and employment records exclusively related to the Snacks Business, including the corporate minute books and related stock records of the members of the Wimbledon Group, (B) all of the separate financial and Tax records of the members of the Wimbledon Group that do not form part of the general ledger of Parent or any of its Affiliate (other than the members of the Wimbledon Group), and (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, market and market share data owned by Parent, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, that are exclusively related to the Snacks Business (collectively, the “Wimbledon Books and Records”); provided, however, that (x) none of clauses (A), (B) or (C) will include Intellectual Property in any such records, writings or other materials (which is the subject of clause (vii), above), (y) Parent will be entitled to retain a copy of the Wimbledon Books and Records, which will be subject to the provisions of Section 4.3(a), and (z) neither clause (A) nor (C) will be deemed to include any books, records or other items or portions thereof (1) with respect to which it is not reasonably practicable to identify and extract the portion thereof exclusively related to the Snacks Business from the portions thereof that relate to businesses of Parent other than the Snacks Business, (2) that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Parent’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law, (3) that relate to performance ratings or assessments of employees of Parent and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data (other than individual bonus opportunities based on target bonus as a percentage of base salary)), unless such records are required to be transferred to Wimbledon under applicable Law, or (4) that relate to any employees that are not Continuing Employees;

(ix) the benefits of all prepaid expenses (other than allocated expenses), including prepaid leases and prepaid rentals, in each case arising exclusively out of the operation or conduct of the Snacks Business;

(x) all software owned, licensed or held by Parent or its Subsidiaries for exclusive use in the Snacks Business, which software will be listed in Schedule 1.5(a)(x) that Parent will provide to Acquiror within 90 days following the date of this Agreement (the “Wimbledon Software”);

(xi) all goodwill of the Snacks Business;

(xii) all rights to causes of action, lawsuits, judgments, claims, counterclaims and demands exclusively related to the Snacks Business, which rights will be listed in Schedule 1.5(a)(xii) that Parent will provide to Acquiror within 60 days following the date of this Agreement;

(xiii) the Assets of Parent and its Affiliates identified on Schedule 1.5(a)(xiii);

(xiv) all Assets in respect of Continuing Employees under the Snacks Business Pension Plans (as defined in Schedule 1.5(a)(xiv)), determined in accordance with Schedule 1.5(a)(xiv) (the “Snacks Business Pension Plan Assets”);

(xv) the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of the Snacks Business and rights to enforce the Intellectual Property assignment provisions of any invention assignment Contract to the extent related to the development of Intellectual Property of the Snacks Business;

(xvi) all rights of the Wimbledon Group under this Agreement and the Transaction Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith; and

(xvii) any and all other Assets owned or held immediately prior to the Business Transfer Time by Parent or any of its Subsidiaries that are exclusively used in or related to, the Snacks Business.

A single Asset may fall within more than one of clauses (i)-(xv) in this Section 1.5(a); such fact does not imply that (x) such Asset must be Conveyed more than once or (y) that any duplication of such Asset is required. The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another.

(b) Notwithstanding Section 1.6(a), the Wimbledon Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i) the Assets listed or described on Schedule 1.5(b)(i);

(ii) the Excluded IP Assets;

(iii) Assets in respect of any and all Compensation And Benefit Plans and all other compensation and benefit plans sponsored by the Parent Group, other than the Snacks Business Pension Plan Assets;

(iv) all third-party accounts receivable of Parent and its Affiliates;

(v) all cash and cash equivalents (including investments and securities but excluding any capital stock or other equity interest in any member of the Wimbledon Group) and all bank or other deposit accounts of Parent and its Affiliates;

(vi) other than any Asset specifically listed or described in Section 1.5(a) or the Schedules thereto, any and all Assets of Parent or its Affiliates that are not exclusively used, held for exclusive use in, or exclusively related to, the Snacks Business;

(vii) any tangible property located at any owned or leased property of Parent and its Affiliates that is not a Wimbledon Facility, unless such Asset is exclusively used, held for exclusive use in, or exclusively related to, the Snacks Business;

(viii) any furniture or office equipment other than (A) computers, PDAs and similar equipment provided by the Parent Group in connection with a Continuing Employee’s performance of services or (B) furniture and office equipment at the Wimbledon Facilities;

(ix) all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Parent, its Affiliates or any member of the Wimbledon Group against a party other than Acquiror or its Affiliates that do not exclusively relate to the Snacks Business;

(x) all financial and Tax records relating to the Snacks Business that form part of the general ledger of Parent or any of its Affiliates (other than the members of the Wimbledon Group), any working papers of Parent’s auditors, and any other Tax records (including accounting records) of Parent or any of its Affiliates (other than the members of the Wimbledon Group);

(xi) all rights to insurance policies or practices of Parent and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies;

(xii) other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of the Snacks Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of the Snacks Business, including (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Parent or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(xiii) all rights of Parent or its Affiliates (other than members of the Wimbledon Group) under this Agreement, the Transaction Agreement or any Ancillary Agreement;

(xiv) all software owned or used by Parent and its Affiliates (other than the Wimbledon Software and any software licensed under the Wimbledon Contracts); and

(xv) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Parent or any other member of the Parent Group.

The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in the Agreement or any Ancillary Agreements, neither Wimbledon nor any of its Subsidiaries will acquire or be permitted to retain any right, title or interest in any Excluded Assets through the Conveyance of the Wimbledon Entity Interests, and that if any of the Wimbledon Entities owns, leases or has the right to use any such Excluded Assets, such Excluded Assets will be Conveyed to Parent as contemplated by Section 1.3.

(c) Any Assets of any member of the Parent Group not included in any of the clauses in Section 1.5(a) above are Excluded Assets and no Excluded Assets will be Wimbledon Assets. For the avoidance of doubt, all right, title and interest in and to the Excluded IP Assets are expressly retained by the Parent Group in all respects.

1.6 Wimbledon Liabilities. (a) For the purposes of this Agreement, “Wimbledon Liabilities” will mean each of the following, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by Parent, Wimbledon, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates:

(i) all Liabilities of Parent and its Affiliates (including the members of the Wimbledon Group) to the extent arising exclusively out of, exclusively relating to or otherwise exclusively in respect of, the ownership or use of the Wimbledon Assets or the operation or the conduct of the Wimbledon Business, whether before, at or after the Business Transfer Time;

(ii) all Liabilities relating to or arising out of any Environmental Conditions arising out of operations at any of the Wimbledon Facilities (which, for purposes of this Section 1.6(a)(ii), will be deemed to include the Mechelen Facility), or otherwise existing on, under, about or in the vicinity of any of the Wimbledon Facilities (including any release of Hazardous Materials occurring before, at or after the Business Transfer Time that has migrated, is migrating or in the future migrates to any of the Wimbledon Facilities and Environmental Conditions at any third-party site to the extent Liability arises from Hazardous Materials generated at any Wimbledon Facility) or any violation of, or remediation or other requirements under, any Environmental Law as a result of the operation of any of the Wimbledon Facilities, except, in the case of the Mechelen Facility, any such Liabilities: (a) that arise exclusively from the operation of Parent’s fabric care business will be an Excluded Liability; (b) that arise exclusively from the operation of the Snacks Business will be a Wimbledon Liability; and (c) that are determined to arise from both the operation of Parent’s fabric care business and the Snacks Business will be allocated proportionately between Parent and Wimbledon;

(iii) all Liabilities reflected as Liabilities of the Snacks Business on the Wimbledon Balance Sheet, except to the extent that such Liabilities were discharged subsequent to the date of the Wimbledon Balance Sheet and prior to the Business Transfer Time, and all Liabilities of Parent or its Subsidiaries that arise after the date of the Wimbledon Balance Sheet that would be reflected in the combined balance sheet of the Snacks Business as of the Business Transfer Time if such balance sheet was prepared using the same accounting principles and policies under which the Wimbledon Balance Sheet was prepared;

(iv) all Liabilities under the Wimbledon Credit Facility; and

(v) the Liabilities listed or described on Schedule 1.6(a)(v) and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Wimbledon or any other member of the Wimbledon Group, and, except for Excluded Liabilities, all Liabilities of Wimbledon or any other member of the Wimbledon Group under this Agreement or any of the Ancillary Agreements, including Liabilities in respect of Continuing Employees under the Snacks Business Pension Plans as contemplated by Schedule 1.5(a)(xiv), but excluding all other Liabilities under the Snacks Business Pension Plans (including Liabilities in respect of persons other than Continuing Employees).

A single Liability may fall within more than one of clauses (i)-(v) in this Section 1.6(a); such fact does not imply that (x) such Liability must be Conveyed more than once or (y) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.

(b) Notwithstanding the foregoing, the Wimbledon Liabilities will not in any event include any of the following Liabilities (the “Excluded Liabilities”):

(i) all Liabilities of a member of the Parent Group to the extent relating to, arising out of, resulting from or otherwise in respect of, the ownership or use of the Excluded Assets other than in the operation or conduct of the Wimbledon Business, whether before, at or after the Business Transfer Time;

(ii) all Liabilities (including reporting and withholding and other related Taxes) under Compensation And Benefit Plans other than Liabilities in respect of Continuing Employees under the Snacks Business Pension Plans as contemplated by Schedule 1.5(a)(xiv);

(iii) all Liabilities under Intercompany Accounts; and

(iv) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, and all Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements.

The Parties acknowledge and agree that neither Wimbledon nor any other member of the Wimbledon Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the Wimbledon Entity Interests, and that if any of the Wimbledon Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Parent as contemplated by Section 1.3; provided, however, that, for the avoidance of doubt, nothing herein will be construed as eliminating, reducing or otherwise altering any of Acquiror’s or its Affiliates’ respective obligations with respect to the Continuing Employees under Article V.

(c) Any Liabilities of any member of the Parent Group not included in any of the clauses in Section 1.6(a) above are Excluded Liabilities and no Excluded Liabilities will be Wimbledon Liabilities.

1.7 Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) Except as set forth in Section 1.7(b), Wimbledon, on behalf of itself and each other member of the Wimbledon Group, on the one hand, and Parent, on behalf of itself and each other member of the Parent Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing, between or among Wimbledon or any member of the Wimbledon Group, on the one hand, and Parent or any member of the Parent Group, on the other hand, effective as of the Business Transfer Time; provided, however, that the Wimbledon Group may borrow money under the Wimbledon Credit Documents up to the amount of the Recapitalization Amount if necessary or desirable to (i) terminate any such Contracts as contemplated by this Section 1.7(a) or (ii) net or settle Intercompany Accounts as contemplated by Section 1.7(c). No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.7(a) will not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement, the Transaction Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) any Contracts to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Wimbledon Assets or Wimbledon Liabilities, they will be Conveyed pursuant to Sections 1.1 or 1.2 or allocated pursuant to Section 1.7(c)); and

(iii) any other Contracts that this Agreement, the Transaction Agreement or any Ancillary Agreement expressly contemplates will survive the Business Transfer Time.

(c) All of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between Wimbledon or any Wimbledon Entity, on the one hand, and Parent or any of its Subsidiaries (other than Wimbledon and the

Wimbledon Entities), on the other hand, in existence as of immediately prior to the Business Transfer Time (collectively, the “Intercompany Accounts”) will be netted against each other, and the balance will be, without further action, contributed to the equity of Wimbledon or distributed to Parent, as the case may be, such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.

1.8 Governmental Approvals and Third-Party Consents. (a) Obtaining Consents. To the extent that the consummation of the Wimbledon Transfer requires any third-party Governmental Approvals or Consents, the Parties will, prior to the Closing and for a reasonable period not to exceed one year thereafter, use their respective best efforts to obtain such Consents or Governmental Approvals, subject to the limitations set forth in this Section 1.8; provided, however, that Parent will not be required to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Consent, except and only to the extent that Acquiror agrees to reimburse and make whole Parent to Parent’s reasonable satisfaction for any payment or other accommodation made by Parent at Acquiror’s request. For the avoidance of doubt, the required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide the Services (as defined in the TSA) will be governed by Section 7.4 of the TSA and (ii) to seek Governmental Approvals pursuant to the HSR Act and any other antitrust Laws and the Acquiror Stockholder Approval will be governed by the Transaction Agreement.

(b) Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the valid, complete and perfected Conveyance to the Wimbledon Group of any Wimbledon Assets or to the Parent Group of any Excluded Asset would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Wimbledon Transfer that has not been obtained at the Business Transfer Time, then, notwithstanding any other provision hereof, the Conveyance to the Wimbledon Group of such Wimbledon Assets or to the Parent Group of such Excluded Asset will automatically be deferred and no Conveyance will occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained (except that Parent or Acquiror may elect to require the immediate Conveyance of any Wimbledon Asset or Excluded Asset notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained; provided, however, that (x) if Acquiror so elects to require the immediate Conveyance of any such Wimbledon Asset or Excluded Asset, any Liabilities arising from such Conveyance will be deemed to be Wimbledon Liabilities, (y) if Parent so elects to require the immediate Conveyance of any such Wimbledon Asset or Excluded Asset, any Liabilities arising from such Conveyance will be deemed to be Excluded Liabilities, and (z) if Acquiror and Parent jointly agree to immediately Convey such Wimbledon Asset or Excluded Asset, any Liabilities arising from such Conveyance will be shared evenly between Wimbledon and Parent and, notwithstanding any provision in Section 3.5 to the contrary, the defense of any Third-Party Claim relating thereto will be jointly managed by Wimbledon and Parent). Notwithstanding the foregoing, any such Asset will still be considered a Wimbledon Asset or Excluded Asset, as applicable, and the Person retaining such Asset will thereafter hold such Asset in trust for the benefit, insofar as reasonably possible (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions), of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. The Parties will use their commercially reasonable efforts to develop and implement arrangements to place the Person entitled to receive such Asset, insofar as reasonably possible, in the same position as if such Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such Asset, are to inure from and after the Business Transfer Time. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Asset pursuant to this Section 1.8(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Asset pursuant to this Section 1.8(b) are obtained, the transfer of the applicable Asset will be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 1.8(b) will terminate on the two-year anniversary of the Business Transfer Time.

1.9 No Representation Or Warranty. Each of Acquiror and Wimbledon acknowledges that neither Parent nor any member of the Parent Group makes any express or implied representation or warranty herein as to any matter whatsoever, including any representation or warranty with respect to: (a) the value of any Wimbledon Asset or the amount of any Wimbledon Liability, (b) the freedom from any Security Interest of any Wimbledon Asset, (c) the absence of defenses or freedom from counterclaims with respect to any claim to be Conveyed to Wimbledon or held by a member of the Wimbledon Group, or (d) any implied warranties of merchantability and fitness for a particular purpose. Acquiror, on its own behalf and on behalf of its respective Subsidiaries and Affiliates (including after the Closing, Wimbledon), further acknowledges that all other warranties that Parent or any member of the Parent Group gave or might have given, or which might be provided or implied by applicable Law or commercial practice, are hereby expressly excluded. All Assets to be transferred to Wimbledon (and all of the Wimbledon Assets held by the Wimbledon Entities) will be transferred and are held “AS IS, WHERE IS” and from and after the Closing Wimbledon will bear the economic and legal risk that any Conveyance will prove to be insufficient to vest in Wimbledon good and marketable title, free and clear of any Security Interest or any necessary Consents or Governmental Approvals that are not obtained or that any requirements of Laws are not complied with. For the avoidance of doubt, this Section 1.9 will not have any effect on any representation or warranty made by Parent or any member of the Parent Group in the Transaction Agreement or any Ancillary Agreement.

1.10 Waiver of Bulk-Sales Laws. Each of Parent and Wimbledon hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Parent Group or Wimbledon Group, as applicable.

II. COMPLETION OF THE WIMBLEDON TRANSFER

2.1 Business Transfer Time. Subject to the satisfaction and waiver of the conditions set forth in Article VI, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the Wimbledon Transfer will be 12:01 a.m., Eastern Time, on the anticipated Closing Date (such time, the “Business Transfer Time,” and such date the “Business Transfer Date”).

2.2 Transfer of the Snacks Business. (a) Agreements to be Delivered by Parent. On the Business Transfer Date, Parent will deliver, or will cause its appropriate Subsidiaries to deliver, to Wimbledon all of the following instruments:

(i) A Tax Matters Agreement in the form attached hereto as Exhibit A (the “Tax Matters Agreement”), duly executed by the members of the Parent Group party thereto;

(ii) A Transition Services Agreement in the form attached hereto as Exhibit B (the “TSA”), duly executed by the members of the Parent Group party thereto;

(iii) All necessary Transfer Documents as described in Sections 2.3 and 2.4;

(iv) Resignations of each of the individuals who serve as an officer or director of members of the Wimbledon Group in their capacity as such and the resignations of any other Persons that will be employees of any member of the Parent Group after the Business Transfer Time and that are directors or officers of any member of the Wimbledon Group, to the extent requested by Wimbledon; and

(v) A Facilities Agreement, in the form attached hereto as Exhibit C (the “Facilities Agreement”), duly executed by the members of Parent Group party thereto.

(b) Agreements to be Delivered by Wimbledon and Acquiror. On the Business Transfer Date, Wimbledon will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Parent all of the following instruments:

(i) In each case where any member of the Wimbledon Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the Wimbledon Group party thereto; and

(ii) Resignations of each of the individuals who serve as an officer or director of members of the Parent Group in their capacity as such and the resignations of any other Persons that will be employees of any member of the Wimbledon Group after the Business Transfer Time and that are directors or officers of any member of the Parent Group, to the extent requested by Parent.

2.3 Transfer of Wimbledon Assets and Assumption of Wimbledon Liabilities. In furtherance of the Conveyance of Wimbledon Assets and Wimbledon Liabilities provided in Section 1.1 and Section 1.2, on the Business Transfer Date (a) Parent will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located), as and to the extent reasonably necessary to evidence the Wimbledon Transfer of all of Parent’s and its Subsidiaries’ (other than Wimbledon and its Subsidiaries) right, title and interest in and to the Wimbledon Assets to Wimbledon and its Subsidiaries (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Parent or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Wimbledon will execute and deliver such assumptions of Contracts and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Wimbledon Liabilities by Wimbledon. All of the foregoing documents contemplated by this Section 2.3 will be referred to collectively herein as the “Parent Transfer Documents.”

2.4 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.3: (a) Wimbledon will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located) as and to the extent reasonably necessary to evidence the Conveyance of all of Wimbledon’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Parent and its Subsidiaries (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Wimbledon or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Parent will execute and deliver such assumptions of Contracts (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Parent. All of the foregoing documents contemplated by this Section 2.4 will be referred to collectively herein as the “Wimbledon Transfer Documents” and, together with the Parent Transfer Documents, the “Transfer Documents.”

III. MUTUAL RELEASES; INDEMNIFICATION

3.1 Release Of Pre-Business Transfer Time Claims. (a) Wimbledon Release. Except as provided in Section 3.1(c), effective as of the Business Transfer Time, Wimbledon does hereby, for itself and each other member of the Wimbledon Group, and their respective successors and assigns, remise, release and forever discharge the Parent Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement the Wimbledon Transfer.

(b) Parent Release. Except as provided in Section 3.1(c), effective as of the Business Transfer Time, Parent does hereby, for itself and each other member of the Parent Group, and their respective successors and assigns, remise, release and forever discharge the Wimbledon Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement any of the Wimbledon Transfer.

(c) No Impairment. Nothing contained in Section 3.1(a) or Section 3.1(b) will limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement, in each case in accordance with its terms, including (i) the obligation of Wimbledon to assume and satisfy the Wimbledon Liabilities, (ii) the obligation of Parent to retain, assume and satisfy the Excluded Liabilities, and (iii) the obligations of Parent and Wimbledon to perform their obligations and indemnify each other under this Agreement and the Ancillary Agreements.

(d) No Actions as to Released Claims. Neither Wimbledon nor Acquiror will, and each will cause each of their respective Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any member of the Parent Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). Parent will not, and will cause each other member of the Parent Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Wimbledon, Acquiror or any of their respective Affiliates, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

3.2 Indemnification By Acquiror and the Wimbledon Group. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, from and after the Closing Date, Acquiror, Wimbledon, and each of the Wimbledon Entities will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Parent Indemnitees from and against, and will reimburse such Parent Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):

(a) the Wimbledon Liabilities and the Liabilities of the Wimbledon Entities, including the failure of Wimbledon or any other member of the Wimbledon Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b) any breach by Acquiror, Wimbledon or any other member of the Wimbledon Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements identified on Schedule 3.2(b) subsequent to the Business Transfer Time; and

(c) any breach by Acquiror or any of its Affiliates of their obligations in respect of the Surviving Transaction Agreement Items.

3.3 Indemnification By Parent. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, from and after the Closing Date, Parent will, and will cause each other member of the Parent Group to, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Wimbledon Indemnitees from and against, and will reimburse such Wimbledon Indemnitee with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):

(a) the Excluded Liabilities, including the failure of Parent or any other member of the Parent Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full such Liabilities;

(b) any breach by Parent or any other member of the Parent Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements identified on Schedule 3.2(b) subsequent to the Business Transfer Time;

(c) any breach by Parent or any of its Affiliates of their obligations in respect of the Surviving Transaction Agreement Items; and

(d) any claim made by or in respect of any person employed or formerly employed by Parent or any member of the Parent Group, other than a Continuing Employee, that the employment of such person was required to transfer to the Wimbledon Group by the operation of this Agreement or by operation of Law; provided, however, that nothing herein will be deemed to require Parent to indemnify any Wimbledon Indemnitee for any claims made by or in respect of such person, relating to his or her continued employment with the Wimbledon Group after the Closing Date.

3.4 Calculation of Indemnity Payments. (a) Insurance. The amount of any Loss for which indemnification is provided under this Article III will be net of any amounts actually recovered by the Indemnitee or its Affiliates under third-party, non-captive insurance policies with respect to such Loss (less the cost to collect the proceeds of such insurance and that amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto). If any Loss related to a claim by an Indemnitee or its Affiliates is covered by one or more third-party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use commercially reasonable efforts to pursue claims against the applicable insurers for coverage of such Loss under such policies. If the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Loss, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss.

(b) Taxes. In the absence of a Final Determination to the contrary and except for any post-Distribution interest, any amount payable by Wimbledon to Parent under this Agreement will be treated as occurring immediately prior to the Transactions, as an inter-company distribution, and any amount payable by Parent to Wimbledon under this Agreement will be treated as occurring immediately prior to the Transactions, as a contribution to capital. Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Sections 3.2 or 3.3, as applicable, will be (i) decreased to take into account any Tax benefit actually realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee (or an Affiliate thereof) arising from the receipt of the relevant indemnity payment. Any indemnity payment hereunder will initially be made without regard to this Section 3.4(b) and will be reduced or increased to reflect any applicable Tax benefit or Tax cost, as the case may be, within 30 days after the Indemnitee (or an Affiliate thereof) realizes such Tax benefit or incurs such Tax cost by way of a refund, an increase in Taxes or otherwise. In the event of a Final Determination relating to the Indemnitee’s (or an Affiliate’s) incurrence or payment of an indemnified item and/or receipt of an indemnity payment pursuant to this Section 3.4(b), the Indemnitee will, within 30 days of such Final Determination, provide the other party with notice thereof and supporting documentation addressing, in reasonable detail, the amount of any reduction or increase in Taxes of the Indemnitee (or its Affiliate) resulting from such Final

Determination, and the Parties will promptly make any payments necessary to reflect the relevant reduction or increase in Tax liability.

3.5 Procedures For Defense, Settlement And Indemnification Of Third-Party Claims. (a) Direct Claims. All claims made hereunder by (i) any member of the Parent Group, on the one hand, against Acquiror or any member of the Wimbledon Group, on the other hand, or (ii) by Acquiror or any member of the Wimbledon Group, on the one hand, against any member of the Parent Group, on the other hand (collectively, “Direct Claims”), will be subject to the dispute resolution procedures set forth in Article VII.

(b) Third-Party Claims. (i) Notice Of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or Acquiror or any of its Affiliates (including after the Closing, the Wimbledon Group) of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 3.5(b)(i) will not relieve the related Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

(ii) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 45 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article III, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (A) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages and/or equitable relief (with or without monetary damages) which equitable relief would not reasonably be expected to adversely affect the operations of (x) Parent or its Affiliates, if Acquiror or Wimbledon is the Indemnifying Party, or (y) Acquiror or its Affiliates (including after the Closing, any member of the Wimbledon Group), if Parent is the Indemnifying Party; and (C) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim (the conditions set forth in clauses (A) through (C) are, collectively, the

“Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of such claims, the Indemnifying Party may elect to agree to be fully responsible for only the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims, provided that the other Litigation Conditions set forth in clauses (A) and (B) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 3.5(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 3.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses thereafter incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(c) Without limiting any provision of this Section 3.5, each of the Parties will reasonably cooperate, and will cause each of its respective Affiliates to reasonably cooperate, with each other in the defense of any claim that the Snacks Business infringes Intellectual Property of any third Person, and no Party will knowingly acknowledge, or permit any member of its respective Group to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner as to which such Party has actual knowledge that so doing will be materially inconsistent with the defense of such infringement, validity or similar claim or challenge except as required by Law. For the avoidance of doubt, nothing herein will preclude truthful testimony by Parent or any of its representatives or employees, and such truthful testimony will not be deemed a breach hereof.

(d) In the event Acquiror promptly notifies Parent in writing that Parent or one of its Affiliates has challenged the validity of any Intellectual Property of the Snacks Business, Parent will withdraw or cause such challenge to be withdrawn within five Business Days following receipt of such written notice from Acquiror.

3.6 Additional Matters. (a) Cooperation In Defense And Settlement. With respect to any Third-Party Claim for which Acquiror or Wimbledon, on the one hand, and Parent, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) Certain Actions. Notwithstanding anything to the contrary set forth in Section 3.5, Parent may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Business Transfer Time which relate to or arise out of the Snacks Business, the Wimbledon Assets or the Wimbledon Liabilities and as to which a member of the Parent Group is also named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Snacks Business, the Wimbledon Assets or the Wimbledon Liabilities); provided, however, that, (i) Parent will defend such Actions in good faith, (ii) Parent will reasonably consult with Wimbledon on a regular basis with respect to strategy and developments with respect to any such Action, (iii) Wimbledon will have the right to participate in (but not control) the defense of such Action, and (iv) Parent must obtain the written consent of Wimbledon, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require any member of the Wimbledon Group to abandon its rights, business practices or incur any Liabilities with respect thereto. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Parent and Wimbledon will agree upon a reasonable allocation to Wimbledon and Wimbledon will be responsible for or receive, as the case may be, Wimbledon’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Wimbledon Business, the Wimbledon Assets or the Wimbledon Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same; provided, however, if the Parties are unable to agree, such allocation will be determined by Parent acting reasonably.

(c) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article III will not be affected.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Not Applicable to Taxes. Except for Section 3.4(b) and as otherwise specifically provided herein, this Agreement, including Section 1.6(a), will not apply to Taxes (which are covered by the Tax Matters Agreement).

3.7 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of a Party with respect to any and all claims relating to this Agreement, the Wimbledon Business, the Wimbledon Assets, the Wimbledon Liabilities, the Wimbledon Entities or the transactions contemplated by this Agreement or the Transaction Agreement (other than claims of, or causes of action arising from, actual fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement and the Transaction Agreement to the extent permitted hereunder and thereunder) will be pursuant to the indemnification provisions set forth in this Article III. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article III and other than claims of, or causes of action arising from, actual fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement and the Transaction Agreement to the extent permitted hereunder and thereunder) that such Party or its Affiliates may have against the other Party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws (including with respect to environmental matters generally, or any matters under CERCLA specifically) and arising out of the transactions contemplated by this Agreement and the Transaction Agreement.

IV. ADDITIONAL AGREEMENTS

4.1 Further Assurances. Subject to the limitations of Section 1.9 and, for the avoidance of doubt, subject to the limitations set forth in Section 4.03 of the Transaction Agreement:

(a) In addition to the actions specifically provided for elsewhere in this Agreement, the Transaction Agreement or in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and will cause their respective

Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, at and after the Business Transfer Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

(b) Without limiting the generality of Section 4.1(a), where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party will use commercially reasonable efforts to cause such third Parties to provide such cooperation. If any Affiliate of Parent or Wimbledon is not a party to this Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Affiliate to be a party hereto or thereto to carry out the purpose hereof or thereof, then Parent or Wimbledon, as applicable, will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party.

4.2 Agreement For Exchange of Information. (a) (i) Generally. Except as otherwise provided in the TSA, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Business Transfer Time and until the sixth anniversary of the Business Transfer Time, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Parent and Wimbledon agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 4.2.

(ii) Acquiror will provide to Parent such Information as Parent may from time to time reasonably request in order to prepare Parent’s financial statements and satisfy its public reporting obligations, including such information as Parent may reasonably request and is known or reasonably available upon due inquiry to Acquiror with respect to Wimbledon Liabilities for which Parent is directly or contingently liable. For the avoidance of doubt, Information with respect to the category of such Liabilities and the annual future payments over the minimum contract term and any renewal terms will be deemed reasonable requests by Parent.

(b) Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 4.2 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 4.2 and that is transferred or sold to a third party or otherwise disposed of in accordance with Section 4.2(c), unless required by Law to retain such materials.

(c) Record Retention. Each Party agrees to use its commercially reasonable efforts to retain all Information that relates to the operations of the Snacks Business in its respective possession or control at the Business Transfer Time in accordance with their respective then existing document retention policies, as such policies may be amended from time to time.

(d) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 4.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

(e) Compensation for Providing Information. The Party requesting Information will reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

(f) Production of Witnesses; Records; Cooperation. (i) After the Business Transfer Time, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.

(ii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and will otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(iii) Without limiting the foregoing, the Parties will cooperate and consult to the extent reasonably necessary with respect to Third-Party Claims.

(iv) The obligation of the Parties to provide witnesses pursuant to this Section 4.2 is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

(g) Restrictions. Except as expressly provided in this Agreement or the Ancillary Agreements, no Party or member of such Party’s Group hereunder grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.

4.3 Privileged Matters. (a) The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Snacks Business or the Non-Wimbledon Business, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 4.3. With respect to Privileged Information of Parent, Parent will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and neither Acquiror nor Wimbledon will take any action (or permit any member of its Group to take action) without the prior written consent of Parent that could result in any waiver of any Privilege that could be asserted by Parent or any member of its Group under applicable Law and this Agreement. With respect to Privileged Information of Wimbledon arising after the Business Transfer Time, Wimbledon will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Parent will take no action (nor permit any member of its Group to take action) without the prior written consent of Wimbledon that could result in any waiver of any Privilege that could be asserted by Wimbledon or any member of its Group under applicable Law and this Agreement. The rights and obligations created by this Section 4.3 will apply to all Information as to which a Party or its respective Groups would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the Wimbledon Transfer (“Privileged Information”).

(b) Privileged Information of Parent and its Group includes (i) any and all Information regarding the Non-Wimbledon Business and the Parent Group (other than Information exclusively relating to the Snacks Business ), whether or not such Information (other than Wimbledon Information) is in the possession of Acquiror, Wimbledon or any Affiliate thereof, (ii) all communications subject to a Privilege between counsel for Parent (including any person who, at the time of the communication, was an employee of Parent or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of Acquiror, Wimbledon or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Parent, regardless of whether such employee is or becomes an employee of Acquiror, Wimbledon or any Affiliate thereof, and (iii) all

Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Parent or its Group generated, received or arising prior to the Business Transfer Time.

(c) Privileged Information of Wimbledon and its Group includes (i) any and all Information exclusively relating to the Wimbledon Business, Wimbledon and the Wimbledon Group (including Acquiror and its Affiliates (“Wimbledon Information”)), whether or not it is in the possession of Parent or any member of its Group, (ii) all communications subject to a Privilege occurring after the Wimbledon Transfer between counsel for the Wimbledon Business (including in-house counsel and former in-house counsel who are employees of Parent) and any person who, at the time of the communication, was an employee of Wimbledon, any member of its Group or the Wimbledon Business regardless of whether such employee was, is or becomes an employee of Parent or any of its Subsidiaries, and (iii) all Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Wimbledon or its Group generated, received or arising after the Business Transfer Time.

(d) Upon receipt by Parent, Acquiror or Wimbledon, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Parent, Acquiror or Wimbledon, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Parent, Acquiror or Wimbledon, as the case may be, receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Parent, Acquiror or Wimbledon, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 4.3 or otherwise to prevent the production or disclosure of Privileged Information. Parent, Acquiror or Wimbledon, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third party any of the other Party’s Privileged Information under this Section 4.3 unless (i) the other has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e) Parent’s transfer of books and records pertaining to the Wimbledon Business and other Information to Wimbledon, Parent’s agreement to permit Acquiror or Wimbledon to obtain Information existing prior to the Wimbledon Transfer, Wimbledon’s transfer of books and records pertaining to Parent, if any, and other Information and Wimbledon’s agreement to permit Parent to obtain Information existing prior to the Wimbledon Transfer are made in reliance on Parent’s, Acquiror’s and Wimbledon’s respective agreements, as set forth in Section 4.2 and this Section 4.3, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Parent, Acquiror or Wimbledon, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Sections 4.2 and the disclosure to Acquiror, Wimbledon and Parent of Privileged Information relating to the Wimbledon Business or the Non-Wimbledon Business pursuant to this Agreement in connection with the Wimbledon Transfer will not be asserted by Parent, Acquiror or Wimbledon to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 4.3 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Parent, Acquiror and Wimbledon in, or the obligations imposed upon Parent, Acquiror and Wimbledon by, this Section 4.3.

4.4 Non-Solicitation; No Hiring. (a) Each of Acquiror and Wimbledon agrees that for a period of 12 months from the Business Transfer Date, it will not, and will cause each of its Affiliates not to, without obtaining the prior written consent of Parent, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any employees of any member of the Parent Group as of the Business Transfer Date; provided, however, that (i) neither Acquiror nor any member of the Wimbledon Group will be deemed to have solicited any such person who is an employee of the Parent Group and responds to any general media advertisement or job posting placed by or on behalf of Acquiror, Wimbledon or any of their Affiliates or such person is contacted by an employment search firm engaged by Acquiror or a member of the Wimbledon Group that is not specifically directed to solicit persons employed by the Parent Group and such contact is initiated without the involvement or knowledge of a Senior Executive of Acquiror, Wimbledon or any of their respective Subsidiaries, and (ii) Acquiror and any member of the Wimbledon Group may solicit and hire any such person who has been terminated by the relevant member of the Parent Group or has been given notice of such termination, in either case, prior to any direct or indirect solicitation by or on behalf of Acquiror, Wimbledon or any of their Affiliates.

(b) Parent agrees that for a period of 12 months from the Business Transfer Date, Parent will not, and will cause each other member of the Parent Group not to, without obtaining the prior written consent of Wimbledon, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any Continuing Employee (after giving effect to any employee transfers contemplated in this Agreement); provided, however, that (i) no member of the Parent Group will be deemed to have solicited any such person who is an employee of the Wimbledon Group and responds to any general media advertisement or job posting placed by on behalf of Parent or any member of the Parent Group or such person is contacted by an employment search firm engaged by Parent or a member of the Parent Group that is not specifically directed to solicit persons employed by Acquiror or the Wimbledon Group and such contact is initiated without the involvement or knowledge of a Senior Executive of Parent, Parent Group or any of their respective Subsidiaries, and (ii) any member of the Parent Group may solicit and hire any such person who has been terminated by the relevant member of the Wimbledon Group or has been given notice of such termination, in either case, prior to any direct or indirect solicitation by any member of the Parent Group.

4.5 Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) involved in notarization, authentication, legalization and/or consularization of the signatures of any of the representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property. Wimbledon will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property to any member of the Wimbledon Group with any Governmental Authorities as may be necessary or appropriate.

4.6 Use of Parent Names and Marks. (a) “Parent Names and Marks” means all Trademarks that were used in the Snacks Business but are not Wimbledon Assets, including the names and marks “Procter & Gamble” and “P & G” (in any style or design), and any Trademark derived from, confusingly similar to or including any of the foregoing. Subject to the terms and conditions of this Section 4.6, Parent, on behalf of itself and its Affiliates as necessary, grants to the Wimbledon Entities a limited, non-transferable, non-exclusive royalty-free license to use the Parent Names and Marks solely in the manner and for the duration specified in this Section 4.6. Except as expressly provided in this Section 4.6, Parent reserves for itself and its Affiliates all rights in the Parent Names and Marks, and no other rights therein are granted to any Wimbledon Entity, member of the Acquiror Group, or any of their respective Affiliates, whether by implication, estoppel or otherwise. All use of the Parent Names and Marks by the Wimbledon Entities shall inure to the benefit of Parent and its Affiliates.

(b) As soon as practicable following the Closing Date, and in any event within six months of the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, (i) change the name of any Wimbledon Entity whose name includes any Parent Names and Marks to a name that does not include any of the Parent Names and Marks and (ii) remove all Parent Names and Marks from any internet or other electronic communications vehicles, including internet domain names and from the content of any internet websites within the Wimbledon Assets, and remove all links to any internet domains of Parent or any of its Affiliates from any of the foregoing.

(c) In each applicable jurisdiction, as soon as practicable following the Closing Date, and in any event within nine months of the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify all Parent Names and Marks from or destroy any packaging bearing any of the Parent Names and Marks. Notwithstanding the foregoing, in each jurisdiction, Wimbledon Entities may continue to sell existing inventories of finished goods included in the Wimbledon Assets packaged in packaging bearing the Parent Names and Marks until the expiration of the applicable shelf lives of such products; provided, however, that Acquiror and its Affiliates use their commercially reasonable efforts to sell such existing inventories prior to the sale of subsequently manufactured or packaged products.

(d) In each applicable jurisdiction, as soon as practicable following the Closing Date, and in any event within nine months of the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, (i) remove or irreversibly cover or modify all Parent Names and Marks from or destroy any product literature, store displays and similar materials bearing any of the Parent Names and Marks.

(e) For all other uses of the Parent Names and Marks not specifically identified in Sections 4.6(b) — (d) (e.g., signage, business cards and stationary), for up to 90 days after the Closing Date, in each applicable jurisdiction the Wimbledon Entities may continue to use the Parent Names and Trademarks on the same materials and in substantially the same manner as used by the Snacks Business during the 90-day period preceding the Closing. In each applicable jurisdiction, as soon as practicable following the Closing Date, and in any event within 90 days after the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify all Parent Names and Marks from or destroy any such other materials bearing any of the Parent Names and Marks.

(f) In no event will any of the Wimbledon Entities use, and the Acquiror will, and will cause the other members of the Acquiror Group to not use, any of the Parent Names and Marks after the Closing in any manner or for any purpose different from the use of such Parent Names and Marks by the Snacks Business during the 90-day period preceding the Closing. Without limiting the foregoing, all products sold using any Parent Name or Mark will be of high quality, consistent in nature and quality with such products as sold by the Snacks Business in the 90-day period preceding Closing. Parent reserves the right to reasonably inspect and audit the Wimbledon Entities’ quality control of the products sold bearing and uses of a Parent Name or Mark and other compliance with the terms of the license granted under this Section 4.6.

(g) The license granted under this Section 4.6 may be terminated by written notice if the Acquiror or any Wimbledon Entity is in material breach of any provision hereof that remains uncured for more than 10 days after written notice thereof from Parent. Upon such termination of the license granted hereunder for any reason, the Acquiror will not use, and will cause the other members of the Acquiror Group to not use, any of the Parent Names and Marks.

4.7 Removal of Tangible Assets. (a) Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible Wimbledon Assets that are located at any facilities of any member of the Parent Group that are not Wimbledon Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Wimbledon’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Parent Group and to not cause damage to such facility, and such member of the Parent Group will provide reasonable access to such facility to effectuate same. Wimbledon will remove any Wimbledon Assets that remain at any such facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

(b) Except as may be otherwise provided in the TSA or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the

Wimbledon Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Parent’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Wimbledon Group and to not cause damage to such Wimbledon Facility, and such member of the Wimbledon Group will provide reasonable access to such Wimbledon Facility to effectuate such movement. Parent will remove any Excluded Assets that remain at any such Wimbledon Facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

4.8 Works Council Cooperation. (a) Parent and Acquiror will each provide, and will cause each of their Affiliates to provide, and will use their reasonable best efforts to cause each of their respective representatives, including legal, human resources and regulatory, to provide, all cooperation reasonably requested by the other Party in connection with satisfying its own legal obligations, including all notifications and consultation and other processes necessary to effectuate the Transactions (including in connection with the Restructuring Plan), which will include any required notifications and consultation and other processes with respect to any works council, economic committee, union or similar body as required to either (i) obtain an opinion or acknowledgment from any works council, economic committee, union or similar body or (ii) establish that the Parties are permitted to effect the Transactions without such opinion or acknowledgment. Such cooperation will include the provision of any information and consultation required by applicable Law, the terms of any Contract, or as reasonably requested by the other Party. Each of Acquiror and Parent will make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.

(b) Between signing of this Agreement and the Closing, neither Parent nor any member of the Parent Group (including Wimbledon and its Subsidiaries) will, without the prior written consent of the Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), enter or offer to enter into any agreement with any works council, economic committee, union or similar body which would have the effect of making any changes in the terms and conditions of employment or pension benefits of any of the Continuing Employees.

4.9 Parent Guarantees. Acquiror acknowledges that in the course of conduct of the Snacks Business, Parent and its Affiliates may have entered into various arrangements in which guarantees, bonds or similar arrangements were issued by Parent or its Affiliates to support or facilitate the Snacks Business. Any such arrangements entered into by Parent and its Affiliates (other than the Wimbledon Entities) are, to the extent related to the Snacks Business, hereinafter referred to as the “Parent Guarantees”. Within 45 calendar days following the date of this Agreement, Parent will deliver a schedule of all such Parent Guarantees to Acquiror. Acquiror acknowledges and agrees that the Parent Guarantees will not continue after the Closing. Acquiror agrees that it will use its reasonable best efforts to obtain or provide replacement guarantees which will be in effect at the Closing and obtain the release of Parent and its Affiliates from any Parent Guarantees.

4.10 Insurance Matters. From and after the Closing, Acquiror will not, and will cause its Affiliates not to, assert any claim against any insurance policies or practices of Parent and its Affiliates under any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever. Parent will cause each of the Wimbledon Entities, as applicable, to assign to Parent, effective upon Closing, all claims and/or rights to coverage and/or proceeds under insurance policies as described in Section 1.5(b)(xi).

4.11 Outsourced Items. (a) Outsourced Equipment. Acquiror acknowledges that the Outsourced Equipment is currently leased from the Outsourcing Companies and is not included in the Wimbledon Assets. Prior to the Closing, Acquiror may enter into an agreement with the Outsourcing Companies to purchase the Outsourced Equipment effective as of the Closing (or, as of the expiration of the relevant service under the TSA, in the case of any Outsourced Equipment used to provide such services). As soon as practicable following the Closing (or, following the expiration of the relevant service under the TSA, in the case of any Outsourced Equipment used to provide such services) on the terms and subject to the conditions contemplated by the Outsourcing Agreements (or such other terms and conditions that Acquiror is able to negotiate with Outsourcing Companies), subject to receipt of confirmation from the Outsourcing Companies that Acquiror has purchased the Outsourced Equipment, Parent will make the Outsourced Equipment available to Acquiror. Promptly upon taking possession of any Outsourced Equipment, Acquiror will remove all software from the Outsourced Equipment except for any Intellectual Property to which Acquiror acquires rights pursuant to this Section 4.11(a) and, to the extent of any remaining term for the applicable services, any software the Acquiror is expressly permitted to use pursuant to the TSA.

(b) Certain Non-U.S. Employee Vehicles. Parent will use its reasonable best efforts to provide Acquiror with Schedule 4.11(b), no later than 30 days prior to the first day of the range of 2011 Target Dates, which will identify any leased motor vehicles then used or held for use by a Continuing Employee where such Continuing Employee is a lessee but lease payments are made (or reimbursed) by Parent or its Affiliates (the “Reimbursed Auto Lease”). Prior to the Closing, Parent and Acquiror will cooperate in good faith with respect to the transfer to Acquiror and its Affiliates of all post-Closing obligations of Parent and its Affiliates under any Reimbursed Auto Lease so that from and after the Closing all Continuing Employees may continue to use any motor vehicles subject to a Reimbursed Auto Lease. Any Parent Guarantees that were issued in connection with any Reimbursed Auto Leases will be subject to the provisions of Section 4.9.

4.12 Confidentiality. (a) The Parties acknowledge that in connection with the Transactions, the Parties have disclosed to each other Information which the Parties consider proprietary and confidential. The Parties agree that, after the Closing, Information that constitutes a Wimbledon Asset will be Information of Wimbledon not subject to this Section 4.12 and Parent will be deemed to be the Receiving Party of such Information for purposes of Section 4.12(b).

(b) Each Party receiving Information (the “Receiving Party”) recognizes and acknowledges (1) that Information of the other Party may be commercially valuable proprietary products of such Party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such Party a commercial advantage over its competitors; (2) that the loss of this competitive advantage due to unauthorized disclosure or use of Information of such Party may cause great injury and harm to such Party; and (3) that the restrictions imposed upon the Parties under this Section 4.12 are necessary to protect the secrecy of Information and to prevent the occurrence of such injury and harm. The Parties agree that:

(i) disclosure of Information will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the Party from whom such Information was obtained (the “Disclosing Party”), disclose, divulge or permit any unauthorized Person to obtain any Information disclosed by the Disclosing Party (whether or not such Information is in written or tangible form);

(ii) the Receiving Party will take such steps as may be reasonably necessary to prevent the disclosure of Information to others; and

(iii) the Receiving Party will use the Information only in connection with the Transactions unless otherwise authorized in writing by the Disclosing Party.

(c) The commitments set forth above will not extend to any portion of Information:

(i) which is already known to the Receiving Party other than any member of Parent Group with respect to Information related to the Snacks Business or any member of the Wimbledon Group, or is information generally available to the public;

(ii) which, hereafter, through no act on the part of the Receiving Party becomes generally available to the public;

(iii) which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same, excluding Information provided to Acquiror by Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which was provided to Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated by any member of the Parent Group or any member of the Wimbledon Group or the Parent

Group and excluding Information provided to Wimbledon by Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which was provided to Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated by any member of the Acquiror Group; or

(iv) which is required to be disclosed by Law, provided that the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party following the Receiving Party’s knowledge of such requirement in order to provide the Disclosing Party with an opportunity to prevent or limit such disclosure by seeking a protective order or other appropriate remedy at the sole expense of the Disclosing Party. The commitments set forth in this Section 4.12 will promptly and automatically terminate in their entirety upon the lapse of a period of three years from the Closing Date, except for Know How, which will lapse upon the later of (A) three years from the date of disclosure and (B) when such Information ceases to be Know How.

4.13 Wimbledon Entities; Wimbledon Assets; Excluded Assets; Transition Period Assets. (a) Prior to the Closing, Parent will use its reasonable best efforts to identify all Wimbledon Assets held by Parent or any of its Affiliates. Parent will use its reasonable best efforts to provide Acquiror, as promptly as practicable after the date hereof, and in any event not more than 90 days after the date hereof, with (i) a final version of Schedule 1.5(a)(iv) to reflect the addition of any new entity formed in connection with, and in contemplation of, the Wimbledon Transfer, or the removal of any entity from the list of Wimbledon Entities as a result of such identification, which final Schedule will be deemed to be the definitive Schedule 1.5(a)(iv) for all purposes of this Agreement, (ii) schedules identifying or describing any Wimbledon Assets that are held as of such date by Parent or any of its Affiliates (other than the Wimbledon Entities) and that will be transferred to a Wimbledon Entity prior to the Closing (the “Pre-Closing Transferred Assets”), (iii) schedules identifying or describing any Direct Assignment Assets, and (iv) schedules identifying or setting forth any Excluded Assets that are held as of such date by the Wimbledon Entities and that will be transferred to Parent or its Affiliates (other than a Wimbledon Entity) prior to the Closing. The determination of the composition of Schedule 1.5(a)(iv), and the designation of any Wimbledon Asset as a Pre-Closing Transferred Asset or a Direct Assignment Asset will be made by Parent in good faith. In connection with the foregoing, Acquiror may notify Parent in writing within 60 days after the date hereof of any Tax or other objectives that Acquiror desires that Parent take into account in effecting the Wimbledon Transfer, and Parent will consider any such objectives in good faith and notify Acquiror as to whether Parent intends to implement the Wimbledon Transfer in a manner that is consistent with Acquiror’s objectives. Following receipt of such notification from Parent, Acquiror will have 15 days to notify Parent in writing of any additional Tax or other objectives that Acquiror desires that Parent take into account in effecting the Wimbledon Transfer, and Parent will consider such additional objectives in good faith and notify Acquiror as to whether Parent intends to implement the Wimbledon Transfer in a manner that is consistent with Acquiror’s additional objectives; provided, however, that nothing set forth herein, in the Transaction Agreement or in any Ancillary Agreement will be construed as obligating

Parent to implement any structuring proposals, objectives or other considerations proffered by Acquiror. Parent will pay all costs and expenses associated with the Asset and Liability transfers for the internal reorganization contemplated by this Agreement, including this Section 4.13(a); provided, however, for the avoidance of doubt and notwithstanding the foregoing, (A) the costs and expenses of splitting the Mechelen Site will be allocated as set forth in the Split Agreement, (B) Taxes will be allocated as set forth in the Tax Matters Agreement, (C) the TSA start-up fee will be determined as set forth in the TSA, and (D) any other express allocation reflected herein, in the Transaction Agreement or in any Ancillary Agreement will be allocated as set forth herein, in the Transaction Agreement or in such Ancillary Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Transaction Agreement, any of the Ancillary Agreements or any of the Wimbledon Credit Documents, Parent, in its sole discretion, will determine (i) the manner in which the Wimbledon Transfer is consummated, including whether a particular Wimbledon Asset is contributed directly to Wimbledon or another Wimbledon Group member or is included as an asset of an entity whose equity interests are contributed to Wimbledon, (ii) the Wimbledon Group member(s) that will be obligors under the Wimbledon Credit Facility, (iii) the use(s) of the Recapitalization Amount, including, whether the Recapitalization Amount, or any portion thereof, is distributed to Parent or is transferred to one or more Affiliates of Parent, and (iv) the reasonable allocation of the Wimbledon Group’s aggregate fair market value among particular Wimbledon Assets or Wimbledon Entities, as the case may be (clauses (i)-(iv), collectively, the “Restructuring Plan”). Acquiror agrees to cause this Agreement, the Transaction Agreement and any of the Ancillary Agreements to be amended to the minimum extent necessary, as reasonably determined by the Chief Financial Officer of Parent, only to accurately reflect the specific elements of the Restructuring Plan as permitted by items (i) through (iv) in the immediately preceding sentence, provided, however, that (1) Parent will notify Acquiror, at reasonable intervals, regarding Parent’s development of the Restructuring Plan, and (2) Acquiror is not required to agree to any amendments pursuant to the Restructuring Plan that would (x) alter any of the Wimbledon Assets or Wimbledon Liabilities comprising the Snacks Business, each of which will be owned, directly or indirectly, by Wimbledon at the time of the Distribution, (y) affect the ability of Parent to obtain the opinions contemplated by Section 5.03(e) and (f) of the Transaction Agreement or the ability of Acquiror to obtain the opinion contemplated by Section 5.02(e) of the Transaction Agreement, or (z) materially alter any terms of the Wimbledon Credit Documents. Acquiror also agrees that Parent may amend the Wimbledon Credit Documents to the minimum extent necessary only to accurately reflect the specific elements permitted by items (i) through (iv) of the Restructuring Plan. Acquiror will consider in good faith any other amendments to this Agreement, the Transaction Agreement or any of the Ancillary Agreements, as reasonably determined by the Chief Financial Officer of Parent, to the minimum extent necessary only to effect the restructuring of the Wimbledon Group and the Wimbledon Transfer, which, except as specified in the preceding sentences of this Section 4.13(b), will require the prior consent of each of Acquiror and Parent. For the avoidance of doubt, Acquiror acknowledges that changes to the Tax basis of any assets held by the Wimbledon Group as a result of the Restructuring Plan or other proposed amendments, other than such changes that, individually or in the aggregate, would result in the aggregate Tax basis of all such directly and indirectly held assets (exclusive of stock basis in entities held directly or indirectly by Wimbledon) to be less than $300 million as determined for U.S. federal income Tax purposes, do not constitute a basis to withhold consent for purposes of this Section 4.13(b).

(c) Acquiror acknowledges and agrees that in the course of preparing for the implementation of the services contemplated by the TSA Parent may identify certain Assets included within the Wimbledon Assets (the “Transition Period Assets”), that are necessary or desirable for Parent to retain in order to provide the services contemplated by the TSA. At Parent’s request, Acquiror may elect to (i) allow Parent to retain possession of such Transition Period Asset during the term of the TSA solely for purposes of enabling Parent to satisfy its obligations under the TSA, in which case as soon as practicable following the expiration of the applicable services contemplated by the TSA, Parent will Convey such Transition Period Asset to Acquiror for no additional consideration or (ii) include any Transition Period Asset in the Wimbledon Assets at Closing (in which case Parent will not be required to provide any service under the TSA where it is not reasonably practicable to provide such service without such Transition Period Asset).

4.14 Shared Contracts. (a) No later than 60 days following the date hereof, Parent will provide Acquiror with a list of third party providers to Parent of goods and services related to the manufacturing of the products of the Snacks Business that are not exclusive to the Snacks Business as well as distributors of both Snacks Business products and other Parent products. Parent will provide Acquiror with contact information for such third parties and use commercially reasonable efforts to introduce representatives of Acquiror to the Parent contacts at such third parties.

(b) Prior to the Closing, Parent will use reasonable best efforts to obtain the consent (without charge to Acquiror) of any advertising agency or similar party to the assignment to Acquiror, as of the Effective Time, of the right to use previously created Snack Business advertising and promotional content.

4.15 Covenant Not to Sue. From and after the Closing Date, Parent covenants that it will not sue, and it will ensure that none of its Affiliates will sue Acquiror or any of Acquiror’s Affiliates or direct or indirect customers, suppliers or distributors for Patent or Copyright infringement, or trade secret misappropriation based upon the manufacture, use, sale, offer for sale, research, development, marketing, importation or exportation of products related to the Snacks Business as it is conducted immediately prior to the Effective Time.

4.16 Notification of Certain Matters; Schedule Updates. Prior to the Closing, Parent may deliver to Acquiror supplements or updates to the following schedules: Schedules 1.5(a)(i), 1.5(a)(iv), 1.5(a)(v), 1.5(a)(vi), 1.5(a)(vii), 1.5(a)(x), 1.5(a)(xii), 5.1, the attachment to Annex A to 5.3(a) (solely to reflect any jurisdictions to the extent that Schedule 5.1 is supplemented or updated) and Annex A to 5.3(e); provided, however, that no such supplement or update will be considered for purposes of determining whether the condition set forth in Section 5.02(c) of the Transaction Agreement has been satisfied. The Parties will cooperate to mutually agree on the final schedules attached to the forms of the TSA and the Facilities Agreement.

V. EMPLOYEE MATTERS

5.1 Identification of Employees. Schedule 5.1 identifies each In-Scope Employee, Excluded In-Scope Employee, Double-Choice Employee, New Hire Employee and Retained Employee, as well as each such employee’s jurisdiction of employment, in all cases as determined by Parent in good faith based upon the information available to Parent as of the date of this Agreement; provided, however, that Parent may update Schedule 5.1 from time to time in order to maintain the accuracy of Schedule 5.1, including as a result of terminations, transfers, new hires and accidental or inadvertent errors or omissions. Notwithstanding anything to the contrary in this Agreement, the Transaction Agreement or any Ancillary Agreement, Parent may, in its sole discretion, cause the employment of any In-Scope Employee, Double-Choice Employee or New Hire Employee to be transferred to any entity within the Wimbledon Group at any time prior to the Closing in connection with the Restructuring Plan.

5.2 Continuity of Employment. (a) Parent and Acquiror hereby acknowledge that it is in their mutual best interest for there to be continuity of employment by Wimbledon or its Subsidiaries (or Acquiror or its Affiliates) following the Closing Date with respect to (i) each In-Scope Employee, (ii) each New Hire Employee who accepts an offer of employment from the Wimbledon Group or the Acquiror Group as of the Closing, and (iii) each Double-Choice Employee who accepts an offer of employment from the Wimbledon Group or the Acquiror Group as of the Closing (in each case, other than any employee whose employment with Parent or its Affiliates terminated prior to the Closing) (collectively, “Wimbledon Employees”). At or prior to the Closing, Parent will transfer the employment of each In-Scope Employee to a member of the Wimbledon Group. Not less than 60 calendar days prior to the first day of the range of 2011 Target Dates, Acquiror will, or will cause one of its Affiliates to, make an offer of employment to each Double-Choice Employee and New Hire Employee; provided, however, that the Parties acknowledge that any Double-Choice Employee or New Hire Employee may elect not to accept any offer of employment from the Acquiror or its Affiliates (including the Wimbledon Group). To the extent permitted by applicable Law, any Double-Choice Employee or New Hire Employee who fails to accept an offer of employment from Acquiror or one of its Affiliates within 30 calendar days after the receipt of such offer from Acquiror will remain an employee of Parent or one of its Affiliates. Each Wimbledon Employee who continues employment or accepts employment with Acquiror or its Affiliates (including the Wimbledon Group) (the applicable entity, the “Employing Entity”) immediately following the Closing is referred to herein as a “Continuing Employee.” Each Continuing Employee who is based in the United States is referred to as a “US Continuing Employee,” and each Continuing Employee who is based outside of the United States is referred to as a “Non-US Continuing Employee.” Nothing herein will be construed as a representation or guarantee by Parent or any of its Affiliates that (A) some or all of the New Hire Employees and/or Double-Choice Employees will accept an offer of employment with

Acquiror or one of Acquiror’s Affiliates (including the Wimbledon Group) or (B) some or all of the Wimbledon Employees will become employed by or continue in employment with Acquiror or one of Acquiror’s Affiliates (including the Wimbledon Group) for any period of time; provided, however that, unless prohibited by applicable Law, in the event that an In-Scope Employee refuses employment with Acquiror (the terms and conditions of which employment are consistent with the provisions of Section 5.3), Parent will or will cause its Affiliates to terminate the employment of such employee with Parent and its Affiliates and; provided, further, however, that, notwithstanding Section 4.4, Parent will not hire any such employee for 12 months following such termination. Not less than 60 calendar days prior to the first day of the range of 2011 Target Dates, Acquiror will, or will cause one of its Affiliates to, present its terms and conditions of employment (including terms and conditions in respect of post-Closing compensation and benefits) to the Wimbledon Employees, which terms and conditions will be consistent with the provisions of Section 5.3. Acquiror will provide Parent with a reasonable opportunity to review its proposed terms and conditions and will not present any particular set of terms and conditions to any Wimbledon Employees without Parent’s written consent, which consent will not be unreasonably withheld, conditioned or delayed. Subject to applicable Law, Parent and Acquiror will reasonably cooperate in connection with the presentation of such terms and conditions of employment to the Wimbledon Employees, including with respect to the timing thereof.

(b) Acquiror acknowledges and agrees that (i) certain of the Wimbledon Employees may be eligible for retirement or “special separation” benefits from Parent or its Affiliates as of the Closing under the terms and conditions of Parent’s general employment policies (the “Special Separation Benefits”), (ii) in connection with the Transactions, such Wimbledon Employees may retire from Parent or receive Special Separation Benefits (or both), (iii) Acquiror’s obligations set forth in this Section 5.2 with respect to the employment of the Wimbledon Employees from and after the Closing will not be affected by any Special Separation Benefits, (iv) any such Wimbledon Employee who accepts and continues employment with Acquiror or its Affiliates as of the Closing will be deemed to be a Continuing Employee, (v) any Special Separation Benefits will not be taken into consideration for purposes of determining comparability under Section 5.3 and (vi) Parent will retain all Liabilities (including employer Tax Liabilities, but Parent will not be liable for any Tax withholding except to the extent it is required to remit any such Tax withheld from any such Special Separation Benefits to the appropriate Governmental Authority associated with the Special Separation Benefits; provided, however, that nothing herein will be deemed to require Acquiror to assume any Tax Liabilities that are the sole responsibility of any Wimbledon Employee.

(c) With respect to any Wimbledon Employee who is working in any country pursuant to a local visa or similar authorization as of the Closing, Acquiror and Parent will use their commercially reasonable efforts to allow such Wimbledon Employee to transfer to an Affiliate of Acquiror in such country as of the Closing. Notwithstanding anything to the contrary, to the extent that it can be accommodated in accordance with applicable Law, if such transfer measures are not completed as of the Closing, such Wimbledon Employee will remain an employee of Parent and its Affiliates and will not transfer employment to Acquiror or any of its Affiliates (including for these purposes any Wimbledon Group entity) until such transfer measures are completed (each, a “Delayed Transfer Employee”). Each such Delayed Transfer Employee will not be considered a Continuing Employee unless and until such transfer measures are completed prior to the second anniversary of the Closing. With respect to each such Delayed Transfer Employee, any references to the termination of any employment-related obligations of Parent or any of its Affiliates and the assumption or commencement of employment-related obligations by Acquiror and its Affiliates as of the Closing Date will be deemed to apply instead as of the date such transfer measures are completed.

(d) Parent and Acquiror will, and will cause their respective Affiliates to, cooperate to identify and effect the transfer to Acquiror of any individuals retained as independent contractors whose employment is required to transfer to Acquiror or a Wimbledon Group entity as of the Closing pursuant to applicable Law.

5.3 Terms of Employment. (a) As of the Closing, Acquiror will, or will cause one of Acquiror’s Affiliates to, provide to each Continuing Employee employment in a position at least comparable to that held by such Continuing Employee immediately before the Closing. Acquiror will, or will cause one of its Affiliates to, maintain such comparable employment with respect to each Continuing Employee during the two-year period that begins as of the Closing or such shorter period as such Continuing Employee remains an employee of an Employing Entity following the Closing (the “Continuation Period”). The Parties will take all actions necessary to effectuate the provisions of Schedule 5.3(a).

(b) Welfare Plans. To the extent permitted by applicable Law, Acquiror will cause each benefit plan of Acquiror and its Affiliates in which any Continuing Employee participates that is a health or welfare benefit plan (collectively, “Acquiror Welfare Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations that were in effect with respect to such Continuing Employees as of the Closing Date under the corresponding Compensation And Benefit Plan, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Compensation And Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Acquiror Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date to the extent such employee had satisfied any similar limitation under the corresponding Compensation And Benefit Plan. In addition, to the extent that any Continuing Employee has begun a course of treatment with a physician or other service provider who is considered “in network” under a Compensation And Benefit Plan and such course of treatment is not completed prior to the Closing, Acquiror will use commercially reasonable efforts to arrange for transition care, whereby such Continuing Employee may complete the applicable course of treatment with the pre-Closing physician or other service provider at “in network” rates.

(c) Flexible Spending Accounts. During the Continuation Period, Acquiror or one of Acquiror’s Affiliates will cover each US Continuing Employee who has elected to participate in a flexible spending account plan maintained by Parent or any of its Affiliates (“Parent’s FSA”) under a flexible spending account plan maintained by Acquiror or one of Acquiror’s Affiliates (“Acquiror’s FSA”) at the same level of coverage elected under Parent’s FSA. Each US Continuing Employee will be treated as if his participation in Acquiror’s FSA had been continuous from the beginning of the plan year under Parent’s FSA in which the Closing occurs and each existing salary reduction election will be taken into account for the remainder of the plan year under Acquiror’s FSA in which the Closing occurs, as if made under Acquiror’s FSA. Acquiror’s FSA will provide reimbursement for medical care expenses and dependent care expenses incurred by US Continuing Employees at any time during the plan year under Parent’s FSA in which the Closing occurs (including claims incurred before the Closing), up to the amount of such US Continuing Employees’ elections and reduced by amounts previously reimbursed by Parent’s FSA. Within 30 calendar days following the Closing Date, Parent will (i) provide to Acquiror an accounting of the amounts elected, deducted and paid in respect of claims under Parent’s FSA in respect of the US Continuing Employees during the plan year in which the Closing occurs and before the Closing and (ii) pay to Acquiror the net amount, if any, of the excess of the aggregate amount deducted over the aggregate amount paid in respect of claims under Parent’s FSA in respect of each US Continuing Employee during the plan year in which the Closing occurs.

(d) Earned Vacation. Acquiror and Acquiror’s Affiliates will credit each Continuing Employee the amount of accrued and unpaid hours of vacation, personal hours or days earned and sick leave (together, the “Transferred Leave”) applicable to such Continuing Employee as of the Closing and Parent will provide to Acquiror as of the Closing Date a schedule indicating for each Continuing Employee the type and number of days of Transferred Leave. Acquiror and Acquiror’s Affiliates will ensure that such Transferred Leave is not subject to forfeiture to the same extent not subject to forfeiture under the policies of Parent and its Affiliates governing such Transferred Leave prior to the Closing and that such Transferred Leave does not count toward any maximum accrual amount under any plan, program or policy maintained by Acquiror or one of Acquiror’s Affiliates for the purpose of providing vacation, personal days or hours or sick leave.

(e) Expatriate and Localized Employees. The Parties will take all actions necessary to effectuate the provisions of Schedule 5.3(e).

(f) International Retirement Arrangements. Except as set forth on Schedule 5.3(f), effective as of the Closing Date each international retirement arrangement (a “Global IRA”) for any Continuing Employee will be terminated and Parent will be obligated to make a cash payment to each such Continuing Employee in an amount determined in accordance with the terms of the applicable Global IRA and will take all other actions that may be necessary in connection with such termination and Acquiror will not assume any Liabilities in respect of such Global IRAs.

(g) Post-Continuation Period Benefits. Following the Continuation Period, Acquiror will, or will cause one of Acquiror’s Affiliates to, provide to each Continuing Employee then continuing in employment with Acquiror or its Affiliates employment on terms no less favorable in the aggregate than the terms of employment of similarly situated employees of Acquiror and its Affiliates.

(h) Special Rules for Non-US Employees. Notwithstanding anything to the contrary herein, any Wimbledon Employee who is employed by a member of the Parent Group in a non-US jurisdiction immediately prior to the Closing, and who is required by applicable Law to transfer to a member of the Wimbledon Group in connection with the Transactions, will transfer automatically on the Closing Date to a member of the Wimbledon Group in accordance with such applicable Law. Notwithstanding anything to the contrary herein, the following terms will apply to all Non-US Continuing Employees:

(i) To the extent that (A) the applicable Law of any jurisdiction, (B) any collective bargaining agreement or other agreement with a works council or economic committee, or (C) any employment agreement, would require Acquiror or its Affiliates (including the Wimbledon Entities) to provide any more favorable terms of employment to any Non-US Continuing Employee than those otherwise provided for by this Section 5.3 (or modify the period of time for which such standards are met), in connection with the sale of the Snacks Business to Acquiror, then Acquiror will, or will cause one of Acquiror’s Affiliates to provide such Non-US Continuing Employee with such more favorable term, and otherwise provide terms of employment in accordance with this Section 5.3.

(ii) Acquiror and Parent agree that to the extent provided under the applicable Laws of certain foreign jurisdictions, (x) any employment agreements between Parent and its Affiliates, on the one hand, and any Non-US Continuing Employee, on the other hand, and (y) any collective bargaining agreements applicable to the Non-US Continuing Employees in such jurisdictions, will in each case have effect after the Closing as if originally made between Acquiror and the other parties to such employment agreement or collective bargaining agreement.

5.4 Bonuses and Incentives. Parent will retain all obligations to the Wimbledon Employees, including Continuing Employees, with respect to the bonuses and incentives under Parent’s Short Term Achievement Reward (STAR) bonus program, Long-Term Incentive (LTI) program, Key Manager Stock Option Program and any other cash, annual, long-term, equity or similar incentive program in which the Continuing Employees participate for the plan year in which the Closing Date occurs that are attributable to the period prior to the Closing; provided, however, that, if requested by Parent, Acquiror will make all cash payments in respect of any such program so long as Parent transfers to Acquiror, as of the Closing, all amounts payable in respect of such cash obligations that are attributable to the period prior to the Closing and any associated Taxes payable by Acquiror in connection with such cash payments (but Parent will not be liable for any Tax withholding except to the extent it is required to remit any such Tax withheld from any such bonuses and incentives to the appropriate Governmental Authority); provided further, however, that nothing herein will be deemed to require Acquiror to assume any Tax Liabilities that are the sole responsibility of any Wimbledon Employee. Notwithstanding anything herein to the contrary, Acquiror is responsible for all Continuing Employee compensation (including the forms of compensation described in this Section 5.4) attributable to periods following the Closing.

5.5 Credit for Service with Parent. Where applicable, Acquiror and Acquiror’s Affiliates will provide credit for each Continuing Employee’s length of service with Parent and its Affiliates for all purposes (including eligibility, vesting and benefit accrual) under each plan, program, policy or arrangement of Acquiror and Acquiror’s Affiliates to the same extent such service was recognized under a similar plan, program, policy or arrangement of Parent or any of its Affiliates, except that such prior service credit will not be required to the extent that it results in a duplication of benefits.

5.6 COBRA and HIPAA; Workers’ Compensation. Effective as of the Closing, Acquiror and Acquiror’s Affiliates will assume and be responsible for (i) all Liabilities with respect to US Continuing Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws (other than with respect to an eligible Continuing Employee who elects coverage under a retiree medical plan of Parent or its Affiliates) and (ii) to the extent applicable, all workers’ compensation benefits payable to or on behalf of the US Continuing Employees.

5.7 WARN Act. Acquiror will, and will cause Acquiror’s Affiliates to, provide any required notice under the Worker Adjustment and Retraining Notification Act or any other similar Law (the “WARN Act”) and to otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Continuing Employees (including as a result of the consummation of the Transactions) and occurring from and after the Closing. Acquiror will not, and will not permit any of Acquiror’s Affiliates to, take any action on or after the Closing Date that would cause any termination of employment by Parent or Parent’s Affiliates of any employees of the Snacks Business or the Wimbledon Group occurring prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act, or to create any Liability or penalty to Parent or any of its Affiliates for any employment terminations under applicable Law. Parent will notify Acquiror of any layoffs of any employees of the Snacks Business or the Wimbledon Group that occur during the 90-day period prior to the Closing.

5.8 Administration, Employee Communications, Cooperation. (a) Following the date of this Agreement, Parent and Acquiror (and their Affiliates) will reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Article V, including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Non-US Continuing Employees are provided with the information required in order for proper consultation to take place and (ii) exchanging information and data, including reports prepared in connection with bonus plan participation and related data of Continuing Employees (other than individual bonus opportunities based on target bonus as a percentage of base salary), relating to workers’ compensation, employee benefits and employee benefit plan coverages, including information and data that is necessary to support or perform the compensation consultant process or that is otherwise reasonably requested in connection with the compensation consultant process (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments or employees of Parent and its Affiliates), making any and all required filings and notices, making any and all required communications with Wimbledon Employees and obtaining any Governmental Approvals required hereunder.

(b) Between the date hereof and the Closing Date, any communications between Acquiror and any employees of Parent and its Affiliates regarding terms of employment, employee benefits or otherwise regarding employment with Acquiror will be conducted at the times and through processes approved by Parent, such approval not to be unreasonably withheld. Such processes will provide adequate access to the Wimbledon Employees and allow all reasonable means of communication with such employees by Acquiror and its Affiliates; provided, however, that any communications with Wimbledon Employees or any other employees of Parent or its Affiliates will be limited to (i) business operations and employee benefit matters relating to Wimbledon Employees, future organization design and staffing and (ii) the list (by name and/or title) of the Wimbledon Group management team previously provided by Parent to Acquiror; provided, however, that Parent may update such list from time to time in order to maintain the accuracy of such list, including as a result of terminations, transfers, new hires and accidental or inadvertent errors or omissions.

(c) Without limiting Acquiror’s obligations under this Article V with respect to the Continuing Employees, this Article V will not (i) be treated as an amendment of, or undertaking to amend any employee benefit plan in which Acquiror’s employees participate, or (ii) prohibit Acquiror or any of its Affiliates (including the Wimbledon Group) from amending any employee benefit plan in which Acquiror’s employees participate.

VI. CONDITIONS TO THE WIMBLEDON TRANSFER

The obligations of Parent to effect the Wimbledon Transfer pursuant to this Agreement will be subject to fulfillment (or waiver by Parent) at or prior to the Business Transfer Date of the following conditions: (a) each of the conditions to Parent’s obligation to effect the Closing of the transactions contemplated by the Transaction Agreement, as provided in Section 5.01 and Section 5.03 of the Transaction Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Closing) and (b) Acquiror shall have irrevocably confirmed to Parent in writing that each condition to Acquiror’s obligation to effect the Closing of the transactions contemplated by the Transaction Agreement, as provided in Section 5.01 and Section 5.02 of the Transaction Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Closing).

VII. MISCELLANEOUS

7.1 Expenses. Except as otherwise provided in this Agreement, including Section 1.8(b), Section 3.2, Section 3.3, Section 4.3(e) and Section 4.5, the Transaction Agreement or any Ancillary Agreement, each Party will be responsible for the fees and expenses of the Parties as provided in Section 7.02 of the Transaction Agreement.

7.2 Entire Agreement. This Agreement, the Transaction Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and no further force or effect, subject to the provisions of Section 6.03 of the Transaction Agreement.

7.3 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, other than any choice of Law provisions thereof that would cause the Laws of another state to apply.

(b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.3(c).

7.4 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(i) If to Parent:

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, OH 45202

Attn:  Joseph Stegbauer,

           Associate General Counsel — Global Transactions

Facsimile: (513) 983-7635

Email: stegbauer.ja@pg.com

with a copy to (which will not constitute notice):

Jones Day

222 East 41st Street

New York, NY 10017

Attention: Robert A. Profusek

      Randi C. Lesnick

Facsimile: (212) 755-7306

(ii) If to Acquiror:

Diamond Foods, Inc.

600 Montgomery Street, 17th Floor

San Francisco, CA 94111

Attn: Chief Financial Officer

Facsimile: (209) 933-6861

with a copy to (which will not constitute notice):

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, CA 94104

Attention: Douglas N. Cogen

      David K. Michaels

Facsimile: (415) 281-1350

or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 7.4. Any notice to Parent will be deemed notice to all members of the Parent Group, and any notice to Wimbledon will be deemed notice to all members of the Wimbledon Group.

7.5 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

7.6 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 7.6(a) and will be effective only to the extent in such writing specifically set forth.

7.7 Termination. This Agreement will terminate without further action at any time before the Closing upon termination of the Transaction Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Transaction Agreement.

7.8 No Third-Party Beneficiaries. Except for the provisions of Article III with respect to indemnification of Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Parent Group or the Wimbledon Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement; provided, however, that this Section 7.8 does not limit any rights of Parent pursuant to Section 5.3.

7.9 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

7.10 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or Schedules hereto will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or Schedules hereto will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Agreement and the Ancillary Agreements, and in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Transaction Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

7.11 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

7.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

7.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

7.14 Dispute Resolution. (a) Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, the procedures set forth in this Section 7.14 will apply to any dispute, controversy or claim (a “Dispute”) (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (but specifically excluding the Transaction Agreement where any Disputes under the Transaction Agreement will be resolved pursuant to the terms thereof), between or among any member of the Party’s respective Group. Each of Acquiror and Wimbledon, on the one hand, and Parent, on the other hand, will have the right to refer any such Dispute for resolution to either the Chief Executive Officer or Chief Financial Officer of Acquiror or the Chief Financial Officer of Parent (or their designees) by delivering to the other Party a written notice of the referral (a “Dispute

Escalation Notice”). Following receipt of a Dispute Escalation Notice, each of the Parties will cause their respective officer or designee to negotiate in good faith to resolve the Dispute. If such officers or designees are unable to resolve the Dispute within 40 Business Days after the date of the Dispute Escalation Notice, either Party will have the right to begin mediation in accordance with Section 7.14(b) of this Agreement. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings or those in Section 7.14(b) below will be without prejudice to the legal position of a Party in any subsequent Action.

(b) If the Dispute has not been resolved by the negotiation procedures as provided in Section 7.14(a) within 40 Business Days after delivery of the Dispute Escalation Notice, or if the Parties failed to meet within 40 Business Days after delivery, the Parties will endeavor to settle the Dispute by mediation administered by the Delaware Court of Chancery under 10 Del. C. Sec. 347 (commonly referred to as the “Mediation Only Program”); provided, however, that if the Dispute does not qualify for, or the Parties are not eligible to participate in, the Mediation Only Program, the Parties will endeavor to agree on an alternative mediating body to administer mediation of the Dispute under its Commercial Mediation Procedures, in which case the Parties will not be restricted in the identities of mediators that they may propose to utilize in the mediation. If the Dispute is not resolved in mediation (or if the Parties are unable to agree on a mediator pursuant to the proviso in the immediately preceding sentence), either Party will have the right to commence litigation in accordance with Section 7.3.

7.15 Plan of Reorganization. This Agreement and the Transaction Agreement will constitute a “plan of reorganization” for the Transactions under Treasury Regulation Section 1.368-2(g). Pursuant to the plan of reorganization, (i) Parent will complete the Distribution and (ii) immediately following the Distribution, Wimbledon will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity, in each case, as described in, and subject to the conditions set forth in, the Transaction Agreement.

VIII. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“2011 Target Dates” has the meaning given to such term in the Transaction Agreement.

“Acquiror” has the meaning set forth in the preamble.

“Acquiror Group” means Acquiror and each of its Affiliates, including after the Closing, the Wimbledon Group.

“Acquiror Stockholder Approval” has the meaning given to such term in the Transaction Agreement.

“Acquiror Welfare Plans” has the meaning set forth in Section 5.3(b).

“Acquiror’s FSA” has the meaning set forth in Section 5.3(c).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Tax Matters Agreement, the TSA, the Facilities Agreement, the Split Agreement and the Olestra Supply Agreement.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property; (iii) all inventories of materials, parts, raw materials, packing materials, supplies, work-in-process, goods in transit and finished goods and products; (iv) all Real Property Interests; (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person; (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts; (vii) all deposits, letters of credit and performance and surety bonds; (viii) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property; (ix) all software owned, licensed or used; (x) all employment records (except for any information relating to performance ratings or assessments of employees of Parent and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)); cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (xi) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables; (xii) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, demands and benefits of Parent, its Affiliates or any member of the Wimbledon Group under Contracts, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (xiii) all Governmental Approvals.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Business Transfer Date” has the meaning set forth in Section 2.1.

“Business Transfer Time” has the meaning set forth in Section 2.1.

“Claims Notice” has the meaning set forth in Section 3.5(b)(i).

“Closing” has the meaning given to such term in the Transaction Agreement.

“Closing Date” has the meaning given to such term in the Transaction Agreement.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Compensation And Benefit Plans” has the meaning given to such term in the Transaction Agreement.

“Confidentiality Agreement” has the meaning given to such term in the Transaction Agreement.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third-parties.

“Continuation Period” has the meaning set forth in Section 5.3(a).

“Continuing Employee” has the meaning set forth in Section 5.2(a).

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Convey” has the meaning set forth in Section 1.1. Variants of this term such as “Conveyance” will have correlative meanings.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Delayed Transfer Employee” has the meaning set forth in Section 5.2(c).

“Direct Assignment Asset” means any Wimbledon Asset not owned as of the Closing Date by a Wimbledon Entity.

“Direct Claims” has the meaning set forth in Section 3.5(a).

“Disclosing Party” has the meaning set forth in Section 4.12(b)(i).

“Dispute” has the meaning set forth in Section 7.14(a).

“Dispute Escalation Notice” has the meaning set forth in Section 7.14(a).

“Distribution” has the meaning given to such term in the Transaction Agreement.

“Distribution Date” has the meaning given to such term in the Transaction Agreement.

“Double-Choice Employees” means the employees of Parent or its Affiliates who transferred into (but were not hired into) the Snacks Business after September 28, 2010 but excluding any (a) plant technicians, (b) non-plant technician employees whose services are determined by Parent in good faith to be “essential” to the continuation of the operation of the Snacks Business (other than those employees whose services are covered by an Ancillary Agreement) and (c) New Hire Employees.

“Effective Time” has the meaning given to such term in the Transaction Agreement.

“Employing Entity” has the meaning set forth in Section 5.2(a).

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

“Environmental Laws” means all Laws of any Governmental Authority that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including Laws or any other binding legal obligation in effect now or in the future relating to the release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.

“Excluded Assets” has the meaning set forth in Section 1.5(b).

“Excluded In-Scope Employees” means the employees of Parent and its Affiliates identified as Excluded In-Scope Employees on Schedule 5.1.

“Excluded IP Assets” means the Intellectual Property listed on Schedule 1.5(b)(ii), and any other Intellectual Property in or to which the Parent Group has any right, title or interest that is not an Included IP Asset.

“Excluded Liabilities” has the meaning set forth in Section 1.6(b).

“Facilities Agreement” has the meaning set forth in Section 2.2(a)(v).

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“Global IRA” has the meaning set forth in Section 5.3(f).

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Parent Group, the Acquiror Group or the Wimbledon Group, as the context requires.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws.

“HSR Act” has the meaning given to such term in the Transaction Agreement.

“In-Scope Employees” means those corporate, research and development, global business services, manufacturing, procurement, marketing, sales and other employees of Parent or its Affiliates who, as determined by Parent in good faith:

(a) (i) (A) are working in a Parent’s Snacks Business cost center consistent with Parent’s past practices of assigning employees to cost center codes applied in the ordinary course, and (B) have devoted more than 50% of their working hours to the Snacks Business during the 12 months (or, if less than 12 months, the period of employment with Parent or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status);

(ii) have devoted more than 50% of their working hours to the Snacks Business when they were providing core business capabilities during the 12 months (or, if less than 12 months, the period of employment with Parent or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status); or

(iii) are required pursuant to applicable Law to transfer to Acquiror or its Affiliates (including the Wimbledon Group) in connection with the sale of the Snacks Business, in the case of clauses (i) and (ii), other than any Double-Choice Employee, any New Hire Employee or any Retained Employee (and, for the avoidance of doubt, other than any Excluded In-Scope Employee); or

(b) notwithstanding anything to the contrary herein (including any other employee classifications), have devoted no more than 50% of their working hours to the Snacks Business during the 12 months (or, if less than 12 months, the period of employment with Parent or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status), but whose services are determined by Parent in good faith to be “essential” to the continuation of the operation of the Snacks Business (except those employees whose services are covered by an Ancillary Agreement).

“Included IP Assets” has the meaning set forth in Section 1.5(a)(vii).

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article III or any other section of this Agreement or any Transaction Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article III or any other section of this Agreement or any Transaction Agreement.

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof (collectively, “Patents”), (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (iii) published and unpublished works of authorship, whether copyrightable or not (including computer software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith (collectively, “Copyrights”), (iv) trade secrets and all other proprietary Information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof (collectively, “Know How”), (v) rights of privacy and publicity, and (vi) any and all other proprietary rights, and (vii) any and all other intellectual property under the Laws of any country throughout the world.

“Intercompany Accounts” has the meaning set forth in Section 1.7(c).

“Know How” has the meaning set forth in the definition of “Intellectual Property.”

“Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Litigation Conditions” has the meaning set forth in Section 3.5(b)(ii).

“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees and expenses); provided, however, that (i) with respect to Direct Claims, “Losses” will not include attorneys’ fees or other arbitration or litigation expenses (including experts’ fees and administrative costs) incurred in connection with the prosecution of such Direct Claim under the provisions set forth in Article III or Article V and (ii) “Losses” will not include any punitive, exemplary, special similar damages, indirect damages or consequential damages that are not reasonably foreseeable, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Mechelen Facility” means the portion of the Mechelen Site used by the Snacks Business.

“Mechelen Site” means the Parent’s facility located in Mechelen, Belgium and utilized in connection with Parent’s fabric care business and Snacks Business.

“Mediation Only Program” has the meaning set forth in Section 7.14(b).

“Merger Sub” has the meaning given to such term in the Transaction Agreement.

“New Hire Employees” means the employees of Parent or its Affiliates who (a) were hired during the 12 months immediately preceding the date of this Agreement but excluding any (i) plant technicians or (ii) non-plant technician employees whose services are determined by Parent in good faith to be “essential” to the continuation of the operation of the Snacks Business (other than those employees whose services are covered by an Ancillary Agreement) and (b) requested an offer of employment from Acquiror or its Affiliates not later than 90 calendar days prior to the first day of the range of 2011 Target Dates.

“Non-US Continuing Employee” has the meaning set forth in Section 5.2(a).

“Non-Wimbledon Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Business Transfer Time by Parent, the Parent Subsidiaries, Wimbledon and the Wimbledon Subsidiaries, in each case that are not included in the Snacks Business.

“Outsourced Equipment” means the copiers, application servers, network infrastructure, including the switches, routers, wireless access, racks, voice network infrastructure equipment, including PBX, handsets, telephones, voice mail system, voice over IP, volume and multifunction printers and other information technology equipment that is leased by Parent or one of its Affiliates from the Outsourcing Companies and exclusively used or held for exclusive use by the Wimbledon Business pursuant to the Outsourcing Agreements.

“Outsourcing Agreements” means the Contracts with respect to the Outsourced Equipment, including those set forth on Schedule 8.1.

“Outsourcing Companies” means the Hewlett-Packard Company, Xerox Corporation and British Telecommunications plc, and their respective Affiliates.

“Parent” has the meaning set forth in the preamble.

“Parent Cash Distribution” has the meaning given to such term in the Transaction Agreement.

“Parent Guarantees” has the meaning set forth in Section 4.9.

“Parent Group” means Parent and each of its Subsidiaries, but excluding any member of the Wimbledon Group.

“Parent Indemnitees” means Parent, each member of the Parent Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such).

“Parent Names and Marks” has the meaning set forth in Section 4.6(a).

“Parent Transfer Documents” has the meaning set forth in Section 2.3

“Parent’s FSA” has the meaning set forth in Section 5.3(c).

“Parties” means Parent, Acquiror, Wimbledon and, for purposes of the obligations in Section 3.2, the Wimbledon Entities.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Closing Transferred Assets” has the meaning set forth in Section 4.13(a).

“Privileged Information” has the meaning set forth in Section 4.3(a).

“Privileges” has the meaning set forth in Section 4.3(a).

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Recapitalization Amount” has the meaning given to such term in the Transaction Agreement.

“Receiving Party” has the meaning set forth in Section 4.12(b).

“Reimbursed Auto Lease” has the meaning set forth in Section 4.11(b).

“Restructuring Plan” has the meaning set forth in Section 4.13(b).

“Retained Employees” means all employees of Parent or its Affiliates other than the Continuing Employees. For the avoidance of doubt, Retained Employees will include (i) the employees identified as Retained Employees on Schedule 5.1, (ii) the Excluded In-Scope Employees and (iii) any employee who would have been a New Hire Employee but for the fact that such employee did not request an offer of employment from Acquiror or its Affiliates.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

“Senior Executive” means an employee of Acquiror, Wimbledon or any of their respective Subsidiaries, or as applicable, Parent or any of its Subsidiaries, whose annual base salary at the relevant time is $200,000 or more.

“Shared Information” means (i) all Information provided by any member of the Wimbledon Group to a member of the Parent Group prior to the Business Transfer Time, (ii) any Information in the possession or under the control of such respective Group that relates to the operation of the Snacks Business prior to the Business Transfer Time and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement, the Transaction Agreement or any Ancillary Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Parent or Wimbledon, as the case may be, and (iii) any Information, that in the good faith judgment of Parent, is reasonably necessary for the conduct of the Snacks Business (except for any information relating to performance ratings or assessments of employees of Parent and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).

“Snacks Business” means the sourcing, producing, marketing, selling, distributing and development of (i) potato snack-related products and services, including potato crisps of various flavors and product line extensions that feature different compositions and flavors, and (ii) cracker stick-related products and services. In construing the scope of the term “Snacks Business,” the “Snacks Business” will be deemed to encompass only the types and scope of activities conducted at the Business

Transfer Time in (A) the Snacks Division of the “Snacks and Pet Care” segment of Parent’s “Household Care” Global Business Unit or successor business division and/or unit, or (B) the Parent enterprises that are exclusively related to the sourcing, producing, marketing, selling, distributing and development of potato snack- and cracker stick-related products and services.

“Snacks Business Pension Plan Assets” has the meaning set forth in Section 1.5(a)(xiv).

“Snacks Business Pension Plans” means the pension plans contemplated by Schedule 1.5(a)(xiv).

“Special Separation Benefits” has the meaning set forth in Section 5.2(b).

“Split Agreement” means the agreement attached hereto as Exhibit D, duly executed by the members of the Parent Group and the Acquiror Group party thereto.

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect at least a majority of the Board of Directors or other governing body or, (b) if there are no such voting interests, 50% or more of the equity interests therein.

“Surviving Transaction Agreement Items” has the meaning set forth in the Transaction Agreement.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in Section 2.2(a)(i). From and after the Business Transfer Time, the Tax Matters Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” has the meaning set forth in Section 3.5(b)(i).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Agreement” has the meaning set forth in the recitals of the Agreement.

“Transactions” has the meaning given to such term in the Transaction Agreement.

“Transfer Documents” has the meaning set forth in Section 2.4.

“Transferred Leave” has the meaning set forth in Section 5.3(d).

“Transition Period Assets” has the meaning set forth in Section 4.13(c).

“TSA” has the meaning set forth in Section 2.2(a)(ii). From and after the Business Transfer Time, the TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“US Continuing Employee” has the meaning set forth in Section 5.2(a).

“WARN Act” has the meaning set forth in Section 5.7.

“Wimbledon” has the meaning set forth in the preamble.

“Wimbledon Assets” has the meaning set forth in Section 1.5(a).

“Wimbledon Balance Sheet” means the Wimbledon balance sheet delivered as part of the Audited Financial Statements pursuant to Section 4.05 of the Transaction Agreement.

“Wimbledon Books and Records” has the meaning set forth in Section 1.5(a)(viii).

“Wimbledon Business” means the Snacks Business and also, with respect to events that take place after the Business Transfer Time, the Snacks Business as it is operated by the Acquiror Group after the Business Transfer Time, including any new activities, expansions, or other modifications made by the Acquiror Group in the types and scope of activities conducted at (i) the Business Transfer Time in the Snacks Division of the “Snacks, Beverages and Pet Care” segment of Parent’s “Household Care” Global Business Unit and (ii) the Parent enterprises that are exclusively related to the sourcing, producing, marketing, selling, distributing and development of potato snack- and cracker stick-related products and services.

“Wimbledon Common Stock” has the meaning set forth in the recitals.

“Wimbledon Contracts” means the following Contracts to which Parent, Wimbledon or any member of their respective Groups is a Party or by which it or any of its Assets is bound, except for any such Contract that is explicitly retained by Parent or any member of the Parent Group pursuant to any provision of this Agreement or any Ancillary Agreement: (i) any Contract identified on Schedule 1.5(a)(v), and (ii) any other Contract that is exclusively related to the Snacks Business.

“Wimbledon Credit Documents” has the meaning given to such term in the Transaction Agreement.

“Wimbledon Credit Facility” has the meaning given to such term in the Transaction Agreement.

“Wimbledon Employees” has the meaning set forth in Section 5.2(a).

“Wimbledon Entities” has the meaning set forth in Section 1.5(a)(iv).

“Wimbledon Entity Interests” has the meaning set forth in Section 1.5(a)(iv).

“Wimbledon Facilities” has the meaning set forth in Section 1.5(a)(iii).

“Wimbledon Governmental Approvals” has the meaning set forth in Section 1.5(a)(vi).

“Wimbledon Group” means Wimbledon and each of its Subsidiaries. Each of the Wimbledon Entities will be deemed to be members of the Wimbledon Group as of the Business Transfer Time.

“Wimbledon Indemnitees” means Wimbledon, each member of the Wimbledon Group, Acquiror (from and after the Business Transfer Time), and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Wimbledon Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Wimbledon Information” has the meaning set forth in Section 4.3(c).

“Wimbledon Inventory” has the meaning set forth in Section 1.5(a)(ii).

“Wimbledon Liabilities” has the meaning set forth in Section 1.6(a).

“Wimbledon Software” has the meaning set forth in Section 1.5(a)(x).

“Wimbledon Transfer” means the transfer of the Wimbledon Assets and Wimbledon Liabilities as provided in Section 1.1 and Section 1.2.

“Wimbledon Transfer Documents” has the meaning set forth in Section 2.4.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

THE PROCTER & GAMBLE COMPANY

By:	/s/ Teri L. List
Name:	Teri L. List
Title:	Senior Vice President and Treasurer

THE WIMBLE COMPANY

By:	/s/ Joseph A. Stegbauer
Name:	Joseph A. Stegbauer
Title:	President

DIAMOND FOODS, INC.

By:	/s/ Steven M. Neil
Name:	Steven M. Neil
Title:	Executive Vice President and Chief
Financial and Administrative Officer

[Signature Page to the Separation Agreement]

Annex C

Merrill Lynch, Pierce, Fenner & Smith Incorporated

April 4, 2011

The Board of Directors

Diamond Foods, Inc.

600 Montgomery Street, 17th Floor

San Francisco, CA 94111

Members of the Board of Directors:

We understand that Diamond Foods, Inc. (“Diamond Foods”) proposes to enter into a Transaction Agreement (the “Transaction Agreement”), among Diamond Foods, The Procter & Gamble Company (“Procter & Gamble”), The Wimble Company, a wholly owned subsidiary of Procter & Gamble (“Wimbledon”), and Wimbledon Acquisition LLC, a wholly owned subsidiary of Diamond Foods (“Merger Sub”), pursuant to which, among other things, Wimbledon will merge with and into Merger Sub (the “Merger”), and each outstanding share of common stock, par value $0.01 per share, of Wimbledon (“Wimbledon Common Stock”) will be converted into the right to receive one (the “Exchange Ratio”) share of common stock, par value $0.001 per share, of Diamond Foods (“Diamond Foods Common Stock”).

Prior to the effective time of the Merger, pursuant to a Separation Agreement to be entered into among Diamond Foods, Procter & Gamble and Wimbledon (the “Separation Agreement”, and together with the Transaction Agreement, the “Agreements”) and the Transaction Agreement, as the case may be, (i) Procter & Gamble will transfer to Wimbledon certain assets and liabilities of Procter & Gamble that relate to the Snacks Business (as defined in the Separation Agreement) (the “Wimbledon Transfer”), (ii) Wimbledon will issue to Procter & Gamble 29,143,190 shares of Wimbledon Common Stock, (iii) Wimbledon will incur aggregate indebtedness in an amount equal to $850 million, which amount is subject to adjustment, not to fall below aggregate indebtedness of $700 million or exceed aggregate indebtedness of $1.05 billion, based, as more fully described in the Transaction Agreement, on the amount by which the price per share of Diamond Foods Common Stock as calculated during the measurement period set forth in the Transaction Agreement is less than or exceeds $51.47, (iv) Procter & Gamble will retain an amount of cash equal to the amount of such indebtedness incurred (such amount of cash, the “Cash Payment”), and (v) Procter & Gamble will distribute to its shareholders, through an exchange offer or a spin-off, all of the outstanding shares of Wimbledon Common Stock owned by it (the “Distribution”).

The Wimbledon Transfer, the Cash Payment, the Distribution, the related debt incurrences and other transactions contemplated by the Transaction Agreement, other than the Merger, and the Separation Agreement are collectively referred to herein as the “Related Transactions,” and the Merger and Related Transactions are collectively referred to herein as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Agreements.

You have requested our opinion as to the fairness, from a financial point of view, to Diamond Foods of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Snacks Business and Diamond Foods;

The Board of Directors

Diamond Foods, Inc.

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Snacks Business furnished to or discussed with us by the management of Procter & Gamble, including certain financial forecasts relating to the Snacks Business through fiscal year 2012 only prepared by the management of Procter & Gamble (such forecasts, the “Wimbledon Forecasts”);

(iii)	reviewed certain financial forecasts relating to the Snacks Business prepared by the management of Diamond Foods (the “Diamond Foods-Wimbledon Forecasts”) and discussed with the management of Diamond Foods its assessments as to the relative likelihood of achieving the future financial results reflected in the Wimbledon Forecasts and the Diamond Foods-Wimbledon Forecasts;

(iv)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Diamond Foods furnished to or discussed with us by the management of Diamond Foods, including certain financial forecasts relating to Diamond Foods prepared by the management of Diamond Foods (such forecasts, the “Diamond Foods Forecasts”);

(v)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Synergies”) anticipated by the management of Diamond Foods to result from the Merger;

(vi)	discussed the past and current business, operations, financial condition and prospects of the Snacks Business with members of senior managements of Procter & Gamble and Diamond Foods, and discussed the past and current business, operations, financial condition and prospects of Diamond Foods with members of senior management of Diamond Foods;

(vii)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Diamond Foods, including the potential effect on Diamond Foods’ estimated earnings per share;

(viii)	reviewed the trading history for Diamond Foods Common Stock and a comparian of that trading history with the trading histories of other companies we deemed relevant;

(ix)	compared certain financial information of the Snacks Business and Diamond Foods with similar information of other companies we deemed relevant;

(x)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(xi)	reviewed the relative financial contributions of Wimbledon and Diamond Foods to the future financial performance of the combined company on a pro forma basis;

(xii)	reviewed drafts dated April 4, 2011 of the Agreements (the “Draft Agreements”); and

(xiii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Diamond Foods and Procter & Gamble that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. As you are aware, in accordance with the requirements of Procter & Gamble, we did not have access to, and did not meet with, the management of the Snacks Business other than the Chief Financial Officer of the Snacks Business. Accordingly, at Diamond Foods’ direction, we have relied upon the accuracy and completeness of financial and other information regarding the Snacks Business provided to or discussed with us by the Chief Financial Officer of the Snacks Business and the management of Procter & Gamble. With respect to the Wimbledon Forecasts, we have been advised by Procter & Gamble, and

The Board of Directors

Diamond Foods, Inc.

have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Procter & Gamble as to the future financial performance of the Snacks Business. With respect to the Diamond Foods-Wimbledon Forecasts, the Diamond Foods Forecasts and the Synergies, we have assumed, at the direction of Diamond Foods, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Diamond Foods as to the future financial performance of the Snacks Business and Diamond Foods and the other matters covered thereby and, based on the assessments of the management of Diamond Foods as to the relative likelihood of achieving the future financial results reflected in the Wimbledon Forecasts and the Diamond Foods-Wimbledon Forecasts, we have relied, at the direction of Diamond Foods, on the Diamond Foods-Wimbledon Forecasts for purposes of our opinion. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Wimbledon, the Snacks Business or Diamond Foods, nor have we made any physical inspection of the properties or assets of Wimbledon, the Snacks Business or Diamond Foods. We have not evaluated the solvency or fair value of Procter & Gamble, Wimbledon or Diamond Foods under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Diamond Foods, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Wimbledon, the Snacks Business, Diamond Foods or the contemplated benefits of the Transaction. We also have assumed, at the direction of Diamond Foods, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Distribution will be tax-free to Procter & Gamble’s shareholders pursuant to Section 355 of the Code. We have further assumed, at the direction of Diamond Foods, that that the final executed Agreements will not differ in any material respect from the Draft Agreements reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein) or the Related Transactions, including, without limitation, the form or structure of the Transaction, As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Diamond Foods. Our opinion is limited to the fairness, from a financial point of view, to Diamond Foods of the Exchange Ratio provided for in the Merger and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party, In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Diamond Foods or in which Diamond Foods might engage or asto the underlying business decision of Diamond Foods to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Diamond Foods Common Stock actually will be when issued or the prices at which Diamond Foods Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to Diamond Foods in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the announcement of the Transaction and a significant portion of which is contingent upon consummation of the Transaction. We and certain of our affiliates also are participating in the financing for the Transaction, for which services we and our affiliates will receive significant compensation, including acting as Joint Lead Arranger and Joint Bookrunner in connection with (i) Wimbledon’s $1.05 billion senior secured credit facility and (ii) Diamond Foods’ $700 million senior secured credit facility

The Board of Directors

Diamond Foods, Inc.

and $300 million senior notes offering, respectively. In addition, Diamond Foods has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Diamond Foods, Procter & Gamble and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Diamond Foods and its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) book-running manager or arranger for various debt and equity offerings, (ii) book-running manager, lead arranger and/or agent bank for certain credit facilities and (iii) lender under certain letters of credit and credit facilities.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Procter & Gamble and its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) financial advisor in connection with certain mergers and acquisitions transactions, (ii) book-running manager or arranger for various debt offerings, (iii) lender under various credit and leasing facilities and (iv) provider of certain treasury management services.

It is understood that this letter is for the benefit and use of the Board of Directors of Diamond Foods in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Diamond Foods.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH

                                    INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex D

CERTIFICATE OF AMENDMENT

TO

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DIAMOND FOODS, INC.

Diamond Foods, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation’s First Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by the corporation’s stockholders at the corporation’s special meeting of stockholders in accordance with Sections 211 and 242 of the Delaware General Corporation Law:

The first paragraph of Article IV of the First Amended and Restated Certificate of Incorporation of the corporation is amended in its entirety to read as follows:

“The total number of shares of all classes of stock which the corporation has authority to issue is             ,000,000 shares, consisting of two classes:             ,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Of the 5,000,000 shares of Preferred Stock, par value $0.001 per share, authorized to be issued by the corporation, 500,000 shares are hereby designated as “Series A Junior Participating Preferred Stock” (“Series A Preferred Stock”). The remaining 4,500,000 shares of authorized Preferred Stock are undesignated as to series and are issuable in accordance with the provisions of Section B of this Article IV. The rights, preferences, privileges and restrictions granted to and imposed upon the Series A Preferred Stock are set forth below in Section A of this Article IV.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this      day of             , 2011 and the foregoing facts stated herein are true and correct.

DIAMOND FOODS, INC.

By:
Michael J. Mendes,
President and Chief Executive Officer

Diamond C123456789 000000000.000000 ext IMPORTANT SPECIAL MEETING INFORMATION ENDORSEMENT_LINE SACKPACE 000004 MR A SAMPLE DESIGNATION ( IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Special Meeting Proxy Card 1234 5678 9012 345 Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by a.m., Central Time, on , 2011. Vote by Internet Log on to the Internet and go to www.investorvote.com/DMND Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Follow the instructions provided by the recorded message. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR each of the Proposals. For Against Abstain 1. Approval of the issuance of Diamond common stock in connection with a merger of the Pringles business of P&G with a wholly-owned subsidiary of Diamond. For Against Abstain 2. Subject to the approval of the first proposal, a proposal to approve the adoption of the certificate of amendment to Diamond’s certificate of incorporation to increase the authorized number of shares of Diamond common stock. For Against Abstain 3. Approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of Diamond common stock in connection with the merger. B Non-Voting Items Change of Address – Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. / / 01928B C 1234567890 4 1 A V J N T 1 0 4 0 2 8 1 MR A SAMPLE AND 140 CHARACTERS (THIS AREA IS SET UP TO ACCOMMODATE TO

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. DIAMOND Proxy — DIAMOND FOODS, INC. Special Meeting of Stockholders to be held on , 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Steven M. Neil and Stephen E. Kim, and each of them, as the Proxyholders, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Diamond Foods, Inc. (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on , 2011 at a.m., at and any adjournment or postponement thereof. This Proxy, when properly executed and returned in a timely manner, will be voted at the Special Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the Proxy will be voted FOR the Proposals, to the extent authorized by Rule ) promulgated under the Securities Exchange Act of 1934, as amended. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE SPECIAL MEETING IN THE ENCLOSED ENVELOPE. SEE REVERSE SIDE CONTINUED AND TO BE VOTED ON REVERSE SIDE. SEE REVERSE SIDE